Exhibit 10.1

MASTER TRANSACTION AGREEMENT

by and between

VICI PROPERTIES L.P.,
a Delaware limited partnership,

and

ELDORADO RESORTS, INC.,
a Nevada corporation

June 24, 2019

Exhibit 10.1

TABLE OF CONTENTS
ARTICLE 1 CERTAIN DEFINITIONS

SECTION 1.1.	Definitions 1

SECTION 1.2.	Terms Generally 15
ARTICLE 2 CLOSING

SECTION 2.1.	Closing Mechanics. 16

SECTION 2.2.	ERI’s Closing Deliveries 18

SECTION 2.3.	VICI’s Closing Deliveries 19

SECTION 2.4.	Subject Property PSA Termination 21
ARTICLE 3 REPRESENTATIONS AND WARRANTIES

SECTION 3.1.	VICI’s Representations 23

SECTION 3.2.	ERI’s Representations 27
ARTICLE 4 COVENANTS

SECTION 4.1.	Merger Agreement 30

SECTION 4.2.	Transaction Documentation 30

SECTION 4.3.	Public Announcements 31

SECTION 4.4.	Governmental Approvals. 31

SECTION 4.5.	Financing Cooperation; Financing. 33

SECTION 4.6.	Financial Statements. 38

SECTION 4.7.	Call Right Agreements 39

SECTION 4.8.	VICI/CEC ROFR Agreement 39

SECTION 4.9.	HLV CC Put-Call Right Agreement 40

SECTION 4.10.	Consent 40

SECTION 4.11.	ERI and VICI Efforts 40

SECTION 4.12.	Ancillary Agreements and Replacement Properties 40
ARTICLE 5 CONDITIONS TO CLOSING

SECTION 5.1.	Conditions to Closing of ERI and VICI 41

SECTION 5.2.	Additional Conditions to Closing of VICI 42

SECTION 5.3.	Additional Conditions to Closing of ERI 43
ARTICLE 6 TERMINATION

SECTION 6.1.	Termination 43

SECTION 6.2.	Effect of Termination 45

SECTION 6.3.	Fees and Expenses 45
ARTICLE 7 MISCELLANEOUS

SECTION 7.1.	Assignment 48

SECTION 7.2.	Integration; Waiver 48

SECTION 7.3.	Governing Law 48

SECTION 7.4.	Captions Not Binding; Exhibits 49

SECTION 7.5.	Binding Effect 49

SECTION 7.6.	Severability 49

US-DOCS\109089009.19

SECTION 7.7.	Notices 49

SECTION 7.8.	Counterparts; Electronic Signatures 50

SECTION 7.9.	No Recordation 50

SECTION 7.10.	Additional Agreements; Further Assurances 50

SECTION 7.11.	Construction 50

SECTION 7.12.	REIT Protection 50

SECTION 7.13.	JURISDICTION 51

SECTION 7.14.	Exclusive Venue 51

SECTION 7.15.	WAIVER OF JURY TRIAL 51

SECTION 7.16.	Existing Lease Documents 52

SECTION 7.17.	Limitation of Liability 52

SECTION 7.18.	Arbitration. 52

SECTION 7.19.	No Recourse to Financing Sources 53

SECTION 7.20.	Specific Performance 54

SECTION 7.21.	No Third Party Beneficiaries 55

SECTION 7.22.	No Recourse 55

SECTION 7.23.	Mutual Drafting 55

SECTION 7.24.	Extension; Waiver 55

Exhibit A        Lease Amendment Terms
Exhibit B        Form of Solvency Certificate
Exhibit C        Form of Lease Guaranty
Exhibit D        Form of Baltimore ROFR Agreement
Exhibit E        Form of Las Vegas Strip ROFR Agreement
Exhibit F        Form of Put-Call Right Agreement
Exhibit G-1        Form of Subject Property PSA
Exhibit G-2        Specified Subject Property PSA Terms (Atlantic City)
Exhibit G-3        Specified Subject Property PSA Terms (New Orleans)

Schedule 4.5(a)    ERI Individuals to be Available

2

MASTER TRANSACTION AGREEMENT

THIS MASTER TRANSACTION AGREEMENT (this “Agreement”), is dated as of June 24, 2019 (the “Effective Date”), by and between VICI PROPERTIES L.P., a Delaware limited partnership (“VICI”), and ELDORADO RESORTS, INC., a Nevada corporation (“ERI”; VICI and ERI, the “Parties” and each a “Party”).

W I T N E S S E T H:
WHEREAS, concurrently with the execution and delivery of this Agreement, CEC, ERI, and Colt Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of ERI (“Merger Sub”), are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or modified from time to time in accordance with its terms and the terms hereof, the “Merger Agreement”), pursuant to which, among other things, Merger Sub shall be merged with and into CEC (the “Merger”); and
WHEREAS, in connection with the Merger, ERI and VICI have agreed to enter into certain transactions as more fully described in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, intending to be legally bound, the parties hereto do hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
SECTION 1.1.    Definitions. In addition to terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:
“2.1(c) Documents” shall have the meaning given in Section 2.1(c).
“2.1(d) Documents” shall have the meaning given in Section 2.1(d).
“2.1(b) Transactions” shall mean the transactions contemplated by Section 2.1(b).
“2.1(c) Transactions” shall mean the transactions contemplated by Section 2.1(c).
“2.1(d) Transactions” shall mean the transactions contemplated by Section 2.1(d).
“Action” shall mean any appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing or legal action, or an inquiry, proceeding or investigation by a Governmental Authority.
“Affiliate” shall mean with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

US-DOCS\109089009.19

“Allocated Rent” shall mean, as applicable, (i) the HAC Allocated Rent, (ii) the HL Allocated Rent or (iii) the HNO Allocated Rent.
“Alternate Financing” shall have the meaning given in Section 4.5(e).
“Ancillary Agreements” shall mean (i) the CPLV Lease Amendment, (ii) the Non-CPLV Lease Amendment, (iii) the Joliet Lease Amendment, (iv) the CPLV Memorandum of Lease, (v) the Non-CPLV Memorandum of Lease, (vi) the Joliet Memorandum of Lease, (vii) the CPLV MLSA Termination, (viii) the Non-CPLV MLSA Termination, (ix) the Joliet MLSA Termination, (x) the CPLV Lease Guaranty, (xi) the Non-CPLV Lease Guaranty, (xii) the Joliet Lease Guaranty, (x) the Put-Call Right Agreement, (xiii) the Las Vegas Strip ROFR Agreement, (xiv) the Baltimore ROFR Agreement, (xv) each Subject Property PSA, (xvi) the HLV Termination Agreement, (xvii) the CPLV Indemnity Agreement Termination, (xviii) the Joliet Indemnity Agreement Termination, (xix) the Non-CPLV Indemnity Agreement Termination, (xx) the Transition Services Agreement Termination, (xxi) the Board Observer Agreement Termination, (xxii) the MLSA SNDA Termination, and (xxiii) each other certificate, agreement, document or other instrument which is or is to be entered into pursuant to or in connection with the Transactions.
“Arbitration Panel” shall have the meaning given in Section 7.18(a).
“Baltimore ROFR Agreement” shall mean a right of first refusal agreement with respect to the Gaming Facility known as “Horseshoe Baltimore” in substantially the form of Exhibit D attached hereto.
“Board Observer Agreement” shall mean that certain Board Observer Agreement, dated as of October 6, 2017, by and between VICI and CEOC, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Board Observer Agreement Termination” shall mean an agreement in a form reasonably acceptable to VICI and ERI, terminating the Board Observer Agreement.
“Business Day” shall mean any day other than Saturday, Sunday, any Federal holiday, or any holiday in the States of New York or Nevada. If any period expires or action is to be taken on a day which is not a Business Day, the time frame for the same shall be extended until the next Business Day.
“Caesars Enterprise” shall have the meaning given in the definition of “CPLV MLSA”.
“Caesars License Company” shall have the meaning given in the definition of “CPLV MLSA”.
“Caesars Palace” shall mean Caesars Palace LLC, a Delaware limited liability company.
“Call Right Agreement” shall mean, as the context may require, (i) that certain Call Right Agreement (Harrah’s New Orleans), dated October 6, 2017, between VICI and CEC, (ii) that certain Call Right Agreement (Harrah’s Laughlin), dated October 6, 2017, between VICI and CEC or (iii) that certain Call Right Agreement (Harrah’s Atlantic City), dated October 6, 2017, between VICI and CEC, each as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“CEC” shall mean Caesars Entertainment Corporation, a Delaware corporation.
“CEOC” shall have the meaning given in the definition of “Non-CPLV Lease”.
“Closing” shall mean the closing of the Transactions.
“Closing Date” shall have the meaning given in Section 2.1(a).
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Colorado Assets” shall mean ERI’s Gaming Facilities in Black Hawk, Colorado, referred to as (i) “Isle Casino Hotel - Black Hawk” and (ii) “Lady Luck Casino - Black Hawk”.
“Compliant” shall have the meaning set forth in the Merger Agreement as in effect on the date hereof.
“Contract” shall have the meaning set forth in the Merger Agreement.
“Control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership interests or any other equity interests or by Contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“CPLV” shall mean the Gaming Facility known as “Caesars Palace Las Vegas” (including the Octavius Tower), Las Vegas, Nevada.
“CPLV Indemnity Agreement” shall mean that certain Indemnity Agreement, Power of Attorney and Related Covenants (CPLV), dated as of October 6, 2017, by CEC on in favor of Wilmington Trust, National Association, as Trustee for the benefit of holders of Caesars Palace Las Vegas Trust 2017-VICI, Commercial Mortgage Pass-Through Certificates, Series 2017-VICI and CPLV Lease Landlord, as amended by that certain First Amendment to Indemnity Agreement, Power of Attorney and Related Covenants (CPLV), dated as of December 26, 2018, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.
“CPLV Indemnity Agreement Termination” shall mean an agreement in a form reasonably acceptable to VICI and ERI, terminating the CPLV Indemnity Agreement.
“CPLV Lease” shall mean that certain Lease (CPLV), dated as of October 6, 2017, among CPLV Lease Landlord, as landlord and an Affiliate of VICI, and CPLV Lease Tenant, as tenant and an Affiliate of CEC, as amended by that certain First Amendment to Lease (CPLV) dated as of December 26, 2018 and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“CPLV Lease Amendment” shall mean an amendment and restatement of the CPLV Lease dated as of the Closing Date, by and between CPLV Lease Landlord and HLV Landlord, collectively as landlord, and CPLV Lease Tenant and HLV Tenant, collectively as tenants, by which the CPLV Lease shall (i) be amended and restated so as to be a multi-property master lease for CPLV and HLV structured similar to the structure of the Non-CPLV Lease ,(ii) otherwise incorporate the terms set forth on Exhibit A attached hereto and (iii) negotiated and finalized in accordance with the provisions of Section 4.2 hereof.
“CPLV Lease Guaranty” shall mean a guaranty by ERI of the CPLV Lease Tenant (and, after entry into the CPLV Lease Amendment, HLV Tenant) obligations under the CPLV Lease in substantially the form of Exhibit C attached hereto and which shall be negotiated and finalized in accordance with the provisions of Section 4.2 hereof.
“CPLV Lease Landlord” shall mean CPLV Property Owner LLC, a Delaware limited liability company.
“CPLV Lease Tenant” shall mean, collectively, Desert Palace and CEOC (as successor by merger to Caesars Entertainment Operating Company, Inc.), each of which is a Subsidiary of CEC.
“CPLV Lender” shall mean, collectively, the lender(s) under the CPLV Loan.
“CPLV Loan” shall mean that certain Loan Agreement, dated as of October 6, 2017, by and among CPLV Lease Landlord, as borrower, and JPMorgan Chase Bank, National Association, Barclays Bank PLC, Goldman Sachs Mortgage Company and Morgan Stanley Bank, N.A., as amended by that certain Omnibus Amendment to Loan Documents, dated as of December 26, 2018, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.
“CPLV Loan Payoff” shall mean the refinancing or pay off in full of the CPLV Loan; provided, that any refinancing or replacement thereof shall not include any restriction on, or impediment to, the Permitted Transactions, the other transactions contemplated hereby, the Merger as contemplated by Section 2.1 of the Merger Agreement as in effect on the date hereof or the execution and performance of the Ancillary Agreements.
“CPLV Material Adverse Effect” shall mean a material adverse effect on (i) the value of CPLV or (ii) the use or operation of CPLV as compared to the use or operation of CPLV existing on the Effective Date. When the term “CPLV Material Adverse Effect” is used herein, in order to determine whether matter(s) or issue(s), individually or in the aggregate, have had or are reasonably likely to have a CPLV Material Adverse Effect, CPLV as it then exists will be compared to CPLV as it would exist if not for the existence of such matter(s) and issue(s).
“CPLV/HLV Condition” shall mean the condition precedent to VICI’s obligations set forth in Section 5.2(d).
“CPLV/HLV Closing” shall have the meaning given in Section 2.1(d).
“CPLV Memorandum of Lease” shall mean a memorandum of lease for the CPLV Lease as amended by the CPLV Lease Amendment.

“CPLV MLSA” shall mean that certain Management and Lease Support Agreement (CPLV) dated as of October 6, 2017 by and among CPLV Lease Landlord, CPLV Lease Tenant, CPLV MLSA Manager (as defined below), CEC, Caesars License Company, LLC, a Nevada limited liability company and an Affiliate of CEC (“Caesars License Company”) (solely for purposes of Article VII and Sections 2.4, 16.2, 16.3.4, 18.5.5, 18.7.3, 18.7.4, 18.7.5, 19.3, 20.2 and 20.16 of the CPLV MLSA), and Caesars Enterprise Services, LLC, a Delaware limited liability company and an Affiliate of CEC (“Caesars Enterprise”) (solely for purposes of Section 20.16 and Article XXI of the CPLV MLSA), as amended by that certain First Amendment to Management and Lease Support Agreement (CPLV) dated as of December 26, 2018 and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.
“CPLV MLSA Manager” shall mean CPLV Manager, LLC, a Delaware limited liability company.
“CPLV MLSA Termination” shall mean an agreement in a form reasonably acceptable to VICI and ERI, terminating the CPLV MLSA.
“CRC” shall mean Caesars Resort Collection, LLC, a Delaware limited liability company.
“Debt Financing” shall have the meaning given in Section 3.1(d)(i).
“Debt Financing Commitment” shall have the meaning given in Section 3.1(d)(i).
“Desert Palace” shall mean Desert Palace LLC, a Nevada limited liability company.
“Discussion Period” shall have the meaning given in Section 4.2.
“EBITDAR” shall mean the EBITDAR (as defined in the Non-CPLV Lease) of the owner of the applicable Subject Property allocable to such Subject Property for the immediately preceding twelve (12) full month period.
“Effect” shall mean any effect, change, event, circumstance, or development.
“Effective Time” shall mean the effective time of the Merger.
“End Date” shall mean the “End Date” (as may be extended) as set forth in the Merger Agreement as in effect on the date hereof and without giving effect to any mutually agreed extensions that extend the End Date beyond 18 months after the date of the Merger Agreement, but in no event shall the End Date be later than December 24, 2020 without the mutual written consent of the Parties.
“ERI” shall have the meaning given in the Preamble.
“ERI Expense Reimbursement” shall have the meaning given in Section 6.3(a).
“ERI Licensed Parties” shall have the meaning given in Section 3.2(e)(i).
“ERI Licensing Affiliates” shall have the meaning given in Section 3.2(e)(i).
“ERI Panel Member” shall have the meaning given in Section 7.18(b).

“ERI Parties” shall mean ERI and any Affiliate of ERI that is or is designated to be a party to an Ancillary Agreement pursuant to Section 7.1.
“ERI Permits” shall have the meaning given in Section 3.2(e)(ii).
“ERI Termination Fee” shall have the meaning given in Section 6.3(e).
“Excluded Information” shall have the meaning set forth in the Merger Agreement as in effect on the date hereof (but applied to ERI).
“Existing CPLV Guaranty Termination” shall mean the elimination of Article XVII of the CPLV MLSA and the termination of the guaranty provided by CEC thereunder and all covenants of CEC thereunder.
“Existing Lease Documents” shall mean (i) the CPLV Lease, (ii) the CPLV MLSA, (iii) the Non-CPLV Lease, (iv) the Non-CPLV MLSA, (v) the Joliet Lease and (vi) the Joliet MLSA.
“Financing” shall have the meaning given in Section 4.5(a).
“Financing Agreement” shall mean any credit agreement, indenture, purchase agreement, note or similar agreement, in each case, evidencing or relating to indebtedness to be incurred in connection with any Debt Financing.
“Financing Information” shall mean (a)(i) audited consolidated balance sheets of ERI and its consolidated Subsidiaries as of, and related audited consolidated statements of operations, comprehensive income/(loss), stockholders’ equity/(deficit) and cash flows of ERI and its consolidated Subsidiaries for the fiscal years ended, December 31, 2016, December 31, 2017 and December 31, 2018, and (ii) if the end of the Marketing Period is to occur more than ninety (90) days after December 31, 2019 (or such longer period after December 31, 2019 as ERI is permitted to file such financial statements with the SEC under the Exchange Act), an audited consolidated balance sheet of ERI and its consolidated Subsidiaries as of, and related audited consolidated statements of operations, comprehensive income/(loss), stockholders’ equity/(deficit) and cash flows of ERI and its consolidated Subsidiaries for the fiscal year ended, December 31, 2019, and (b) an unaudited consolidated balance sheet of ERI and its consolidated Subsidiaries as at the end of the most recent fiscal quarter (other than the fourth fiscal quarter of any fiscal year), and the related unaudited consolidated statements of operations and comprehensive income/(loss), stockholders’ equity/(deficit) and cash flows of ERI and its consolidated Subsidiaries for the most recent three-, six- or nine-month, as applicable, interim fiscal period, if any, in each case, that has been completed after the most recent fiscal year for which an audited balance sheet has been provided pursuant to clause (a) above and at least forty-five (45) days prior to the end of the Marketing Period (or such longer period after the end of the applicable fiscal quarter as ERI is permitted to file such financial statements with the SEC under the Exchange Act), and including, in the case of the statements of operations and comprehensive income/(loss) and cash flows, comparative information for the same period in the prior fiscal year; provided, that nothing in clauses (a) and (b) shall include or require any Excluded Information.  VICI hereby acknowledges receipt of (x) the financial statements referred to in clause (a)(i) above and (y) the financial statements referred to in clause (b) above as of, and for the fiscal quarter ended, March 31, 2019.

“Financing Sources” shall mean the Lenders and any other financial institutions that have committed to provide or have otherwise entered into agreements in connection with any part of the Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto), Financing Agreements or other Contracts entered into pursuant thereto or relating thereto, and, to the extent Alternate Financing from alternative Persons is obtained in accordance with this Agreement, such other Persons, and, in each case, their respective former, current and future direct or indirect Affiliates and each of their and their Affiliates’ representatives, shareholders, members, managers, controlling persons, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives and each of their respective successors and assigns; provided, however, in no event shall VICI or any of its Affiliates be a “Financing Source.”
“Form 8-K Financial Statements” shall have the meaning given in Section 4.6(a).
“Gaming” shall mean casino, racetrack, racino, video lottery terminal or other gaming activities, including, but not limited to, the operation of slot machines, video lottery terminals, table games, pari-mutuel wagering, sports wagering or other applicable types of interactive, online, mobile, or land-based wagering.
“Gaming Authorities” shall mean any domestic, federal, territorial, state or local government, governmental authority or any entity that holds regulatory, licensing or permit authority, control or jurisdiction over the conduct of Gaming at or associated with any Gaming Facility, including any agency, department, board, branch, commission or instrumentality of any of the foregoing.
“Gaming Facility” shall mean any facility at which there are operations of slot machines, video lottery terminals, blackjack, baccarat, keno operation, table games, any other mechanical or computerized gaming devices, pari-mutuel wagering, sports wagering or other applicable types of wagering, or which is otherwise operated for purposes of Gaming, and all related or ancillary real property.
“Gaming Law” shall mean any and all laws, statutes, ordinances, rules, regulations, policies, orders, codes, decrees or judgments, and Gaming License conditions or restrictions, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, ownership, maintenance, alteration, modification or capital improvement of a Gaming Facility or the conduct of a person or entity holding a Gaming License, including any requirements imposed by a regulatory agency, commission, board or other governmental body pursuant to the jurisdiction and authority granted to it under applicable law, and all other rules, regulations, orders, ordinances and legal requirements of any Gaming Authority.
“Gaming License(s)” shall mean all licenses, qualifications, registrations, accreditations, permits, approvals, findings of suitability, certifications, qualifications, franchises, waivers, exemptions or other authorizations that are issued or awarded by any Gaming Authority or under Gaming Laws necessary for or relating to the conduct of Gaming at any Gaming Facility.
“Governmental Approvals” shall have the meaning given in Section 4.4(a).

“Governmental Authority” shall mean any domestic, federal, territorial, state or local government, governmental authority, agency or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any Gaming Authority, any agency, department, board, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum, having jurisdiction over ERI or VICI, as applicable.
“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“HAC Allocated Rent” shall mean $51,000,000.
“HAC Property” shall have the meaning given in the definition of “Subject Properties”.
“HL Allocated Rent” shall mean $37,000,000.
“HL Property” shall have the meaning given in the definition of “Subject Properties”.
“HLV Termination Agreement” shall mean an agreement in a form reasonably acceptable to VICI and ERI, terminating the HLV Lease and HLV Lease Guaranty.
“HLV” shall mean the Gaming Facility known as “Harrah’s Las Vegas Hotel & Casino”.
“HLV CC Put-Call Right Agreement” shall mean that certain Put-Call Right Agreement, dated as of December 22, 2017, among Claudine Propco LLC, Vegas Development Land Owner LLC and 3535 LV NewCo, LLC, as the same may have been amended, modified or otherwise supplemented.
“HLV Landlord” shall have the meaning given in the definition of “HLV Lease”.
“HLV Lease” shall mean that certain Amended and Restated Lease, dated as of December 22, 2017, by and between Claudine Propco LLC, a Delaware limited liability company and an Affiliate of VICI, as landlord (“HLV Landlord”), and Harrah’s Las Vegas, LLC, a Nevada limited liability company and an Affiliate of CEC, as tenant (“HLV Tenant”), as amended by that certain First Amendment to Amended and Restated Lease, dated as of December 26, 2018, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.
“HLV Lease Guaranty” shall mean Guaranty of Lease entered into as of December 22, 2017 by and between CRC, and Claudine Propco LLC, a Delaware limited liability company.
“HLV Tenant” shall have the meaning given in the definition of “HLV Lease”.
“HNO Allocated Rent” shall mean $66,000,000.
“HNO Property” shall have the meaning given in the definition of “Subject Properties”.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inside Date” shall mean November 10, 2019.
“Internal Restructuring” shall mean CEC rescinds the election previously made to treat Caesars Palace as a corporation for U.S. federal income tax purposes (“Alternative 1”); or CEC causes CRC to, directly or indirectly, transfer (including via merger) the equity interests of the following entities to Caesars Palace: (a) Flamingo Las Vegas Operating Company LLC, (b) Rio Properties LLC, (c) Paris Las Vegas Operating Company LLC, (d) Harrah’s Las Vegas LLC, (e) Caesars Growth PH Fee LLC, (f) Eastside Convention Center LLC, (g) Laundry Newco LLC, (h) Caesars Growth PH LLC, (i) Caesars Growth Cromwell LLC, (j) Caesars Growth Quad LLC, (k) Caesars Growth Bally’s LV LLC and (l) Harrah’s Laughlin LLC (“Alternative 2”).
“Joliet Indemnity Agreement” shall mean that certain Indemnity Agreement, Power of Attorney and Related Covenants (Joliet), dated as of October 6, 2017, by CEC in favor of Harrah’s Joliet LandCo LLC, as amended by that certain First Amendment to Indemnity Agreement, Power of Attorney and Related Covenants (Joliet), dated as of December 26, 2018, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.
“Joliet Indemnity Agreement Termination” shall mean an agreement in a form reasonably acceptable to VICI and ERI, terminating the Joliet Indemnity Agreement.
“Joliet Lease” shall mean that certain Lease (Joliet), dated as of October 6, 2017, among Harrah’s Joliet LandCo LLC (an Affiliate of VICI) (“Joliet Lease Landlord”), as landlord, and Des Plaines Development Limited Partnership (a Subsidiary of CEC), as tenant (“Joliet Lease Tenant”), as amended by that certain First Amendment to Lease (Joliet) dated December 26, 2018 and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.
“Joliet Lease Amendment” shall mean an amendment to the Joliet Lease dated as of the Closing Date, by and between the Joliet Lease Landlord, as landlord, and Joliet Lease Tenant, as tenant, which (i) incorporates the terms set forth on Exhibit A attached hereto and (ii) is negotiated and finalized in accordance with the provisions of Section 4.2 hereof.
“Joliet Lease Guaranty” shall mean a guaranty by ERI of the Joliet Lease Tenant obligations under the Joliet Lease in substantially the form of Exhibit C attached hereto, and which shall be negotiated and finalized in accordance with the provisions of Section 4.2 hereof.
“Joliet Lease Landlord” shall have the meaning given in the definition of “Joliet Lease”.
“Joliet Lease Tenant” shall have the meaning given in the definition of “Joliet Lease”.
“Joliet Memorandum of Lease” shall mean a memorandum of lease for the Joliet Lease as amended by the Joliet Lease Amendment.
“Joliet MLSA” shall mean that certain Management and Lease Support Agreement (Joliet), dated as of October 6, 2017, by and among Joliet Lease Landlord, Joliet Lease Tenant, Joliet Manager, LLC, a Delaware limited liability company and an Affiliate of CEC (“Joliet MLSA Manager”), CEC, Caesars License Company (solely for purposes of Article VII and Sections 2.4, 16.2, 16.3.4, 18.5.5, 18.7.3, 18.7.4, 18.7.5, 19.3, 20.2 and 20.16 of the Joliet MLSA), and Caesars

Enterprise (solely for purposes of Section 20.16 and Article XXI of the Joliet MLSA), as amended by that certain First Amendment to Management and Lease Support Agreement (Joliet) dated as of December 26, 2018 and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Joliet MLSA Manager” shall have the meaning given in the definition of “Joliet MLSA.”
“Joliet MLSA Termination” shall mean an agreement in a form reasonably acceptable to VICI and ERI, terminating the Joliet MLSA.
“Knowledge of ERI” or “ERI’s Knowledge” or any other similar knowledge qualification, shall mean the actual knowledge of Tom Reeg, Anthony Carano, Bret Yunker, Stephanie Lepori or Ed Quatmann.
“Knowledge of VICI” or “VICI’s Knowledge” or any other similar knowledge qualification, shall mean the actual knowledge of Edward B. Pitoniak or John Payne.
“Las Vegas Strip ROFR Agreement” shall mean a right of first refusal agreement with respect to the Gaming Facilities known as “Flamingo Las Vegas”, “Paris Las Vegas”, “Planet Hollywood,” “Bally’s Las Vegas” and “The Linq” in substantially the form of Exhibit E attached hereto.
“Laws” shall mean any statute, law, ordinance, regulation, rule, code, order, injunction, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, including all Gaming Laws.
“Lease Amendment Payment” shall mean (i) with respect to the CPLV Lease Tenant, an amount equal to $1,189,875,000 and (ii) with respect to the HLV Tenant, an amount equal to $213,750,000.
“Lender Consent” the written consent under the CPLV Loan from the requisite lender(s), comprising CPLV Lender, to the Permitted Transactions and the execution and performance of the Ancillary Agreements and the Merger as contemplated by Section 2.1 of the Merger Agreement as in effect on the date hereof.
“Lenders” shall have the meaning given in Section 3.1(d)(i).
“Liabilities” shall mean any liability, debt (including guarantees of debt), adverse claim, fine, penalty or obligation whether fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, joint or several, absolute or contingent, accrued or unaccrued, due or to become due and whether in Contract, tort, strict liability or otherwise, and including all costs and expenses relating thereto, whether called a liability, obligation, indebtedness, guaranty, endorsement, claim or responsibility or otherwise.
“Marketing Period” shall have the meaning set forth in the Merger Agreement as in effect on the date hereof.
“Material Adverse Effect” shall have the meaning set forth in the Merger Agreement as in effect on the date hereof.

“Merger” shall have the meaning given in the Recitals.
“Merger Agreement” shall have the meaning given in the Recitals.
“Merger Sub” shall have the meaning given in the Recitals.
“MLSA SNDA” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement (MLSA), dated as of October 6, 2017, by and among Wilmington Trust, National Association, as Trustee for the benefit of holders of Caesars Palace Las Vegas Trust 2017-VICI, Commercial Mortgage Pass-Through Certificates, Series 2017-VICI, CPLV Lease Landlord, Desert Palace, CEOC, CEC, and CPLV MLSA Manager, as amended by that certain First Amendment to Subordination, Non-Disturbance and Attornment Agreement (MLSA), dated as of December 26, 2018, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.
“MLSA SNDA Termination” shall mean an agreement in a form reasonably acceptable to VICI and ERI, terminating the MLSA SNDA.
“Net Financing Proceeds” shall have the meaning given in Section 3.1(d)(ii).
“Non-CPLV Indemnity Agreement” shall mean that certain Indemnity Agreement, Power of Attorney and Related Covenants (Non-CPLV), dated as of October 6, 2017, by CEC in favor of the entities listed on Schedule A attached thereto, as amended by that certain First Amendment to Indemnity Agreement, Power of Attorney and Related Covenants (Non-CPLV), dated as of December 26, 2018, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.
“Non-CPLV Indemnity Agreement Termination” shall mean an agreement in a form reasonably acceptable to VICI and ERI, terminating the Non-CPLV Indemnity Agreement.
“Non-CPLV Lease” shall mean that certain Lease (Non-CPLV), dated as of October 6, 2017, among certain Affiliates of VICI listed on Schedule A attached to the Non-CPLV Lease, collectively as landlord (collectively, “Non-CPLV Lease Landlord”), CEOC, LLC, a Delaware limited liability company and an Affiliate of CEC (“CEOC”), and certain other Affiliates of CEC listed on Schedule B attached to the Non-CPLV Lease, collectively as tenant (CEOC and such entities listed on Schedule B, collectively “Non-CPLV Lease Tenant”), as amended by (i) that certain First Amendment to Lease (Non-CPLV), dated December 22, 2017, (ii) that certain Second Amendment to Lease (Non-CPLV), dated February 16, 2018, (iii) that certain Third Amendment to Lease (Non-CPLV), dated April 2, 2018, (iv) that certain Fourth Amendment to Lease (Non-CPLV), dated December 26, 2018, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.
“Non-CPLV Lease Amendment” shall mean an amendment to the Non-CPLV Lease dated as of the Closing Date, by and between the Non-CPLV Lease Landlord, as landlord, and Non-CPLV Lease Tenant, as tenant, which (i) incorporates the terms set forth on Exhibit A attached hereto and (ii) is negotiated and finalized in accordance with the provisions of Section 4.2 hereof.

“Non-CPLV Lease Guaranty” shall mean a guaranty by ERI of the Non-CPLV Lease Tenant obligations under the Non-CPLV Lease in substantially the form of Exhibit C attached hereto, and which shall be negotiated and finalized in accordance with the provisions of Section 4.2 hereof.
“Non-CPLV Lease Landlord” shall have the meaning given in the definition of “Non-CPLV Lease”.
“Non-CPLV Lease Tenant” shall have the meaning given in the definition of “Non-CPLV Lease”.
“Non-CPLV Memorandum of Lease” shall mean a memorandum of lease for the Non-CPLV Lease as amended by the Non-CPLV Lease Amendment.
“Non-CPLV MLSA” shall mean that certain Management and Lease Support Agreement (Non-CPLV) dated as of October 6, 2017 by and among Non-CPLV Lease Landlord, Non-CPLV Lease Tenant, Non-CPLV Manager, LLC, a Delaware limited liability company and an Affiliate of CEC (“Non-CPLV MLSA Manager”), CEC, Caesars License Company (solely for purposes of Article VII and Sections 2.4, 16.2, 16.3.4, 18.5.5, 18.7.3, 18.7.4, 18.7.5, 19.3, 20.2 and 20.16 of the Non-CPLV MLSA) and Caesars Enterprise (solely for purposes of Section 20.16 and Article XXI of the Non-CPLV MLSA), as amended by that certain First Amendment to Management and Lease Support Agreement (Non-CPLV) dated as of December 26, 2018, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.
“Non-CPLV MLSA Manager” shall have the meaning given in the definition of “Non-CPLV MLSA”.
“Non-CPLV MLSA Termination” shall mean an agreement in a form reasonably acceptable to VICI and ERI, terminating the Non-CPLV MLSA.
“Non-Party” shall have the meaning given in Section 7.19.
“Omnibus License Amendment” shall mean an amendment to the Third Amended and Restated Omnibus License and Enterprise Services Agreement dated as of December 26, 2018 by and among Caesars Enterprise Services, LLC, CEOC and certain Affiliates of CEC party thereto, as amended, which amendment shall permit the integration of ERI into the Total Rewards Program and the use (and applicable licensing) of intellectual property for “Total Rewards” and System-wide IP, all owned by CEC or its Affiliates, at Gaming Facilities owned by ERI or its Affiliates that are not owned by CEC or its Subsidiaries, subject, however to any terms, restrictions or requirements applicable to the use or licensing of any such intellectual property under any agreements to which VICI is a party or a beneficiary.
“Other Party” shall mean, (i) with respect to ERI, VICI and (ii) with respect to VICI, ERI.
“Permits” shall mean all permits, licenses, registrations, findings of suitability, licenses, variances, certificates of occupancy, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities (including all Gaming Licenses under Gaming Laws).

“Permitted Transactions” shall mean (a) the contribution of CEOC to CRC or to a direct or indirect wholly-owned Subsidiary of CRC, (b) the distribution or dividend in cash by CEC to ERI or CEC’s direct or indirect shareholders in order to pay the “Merger Consideration” (as defined in the Merger Agreement) of (i) any amounts paid by VICI or its Affiliates to CEC or its Affiliates in connection with the Transactions plus (ii) an additional amount, which, when combined with (b)(i) above shall, in the aggregate, not exceed the amount of the cash Merger Consideration, and (c) after the closing of the 2.1(b) Transactions, the distribution or dividend in cash by CEC to ERI, from time to time, of cash amounts necessary to pay interest and principal on debt incurred by ERI, whether or not guaranteed by CEC.
“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.
“Proceedings” shall have the meaning given in Section 7.13.
“Put-Call Right Agreement” shall mean a put-call right agreement with respect to the Gaming Facilities known as “Hoosier Park” and “Indiana Grand” in substantially the form of Exhibit F attached hereto.
“Qualifying Income” has the meaning set forth in Section 6.3(f).
“Regulation S-X” shall have the meaning given in Section 4.6(a).
“REIT” shall have the meaning given in Section 7.12.
“REIT Requirements” has the meaning set forth in Section 6.3(f).
“Reno Assets” shall mean, collectively, ERI’s Gaming Facilities in Reno, Nevada, referred to as (i) “Eldorado Resort Casino Reno”, (ii) “Circus Circus Reno” and (iii) “Silver Legacy Resort Casino”.
“Replacement Property” shall have the meaning given in Section 2.4.
“Replacement Subject Property PSA” shall have the meaning given in Section 2.4.
“Representatives” shall have the meaning given in Section 4.4(a).
“Required Amount” shall mean an amount sufficient for VICI to (i) consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement, including the payment of the Lease Amendment Payment and the Subject Property Purchase Price for each of the Subject Properties, (ii) repay the CPLV Loan and (iii) pay all fees, costs and expenses (including any premiums or penalties) in connection therewith.
“Scioto Downs” shall mean ERI’s Gaming Facility in Columbus, Ohio, referred to as “Eldorado Gaming Scioto Downs”.
“SEC” shall have the meaning given in Section 4.6(c).

“Subject Properties” shall mean the Gaming Facilities known as “Harrah’s New Orleans” (the “HNO Property”), “Harrah’s Laughlin” (the “HL Property”) and “Harrah’s Atlantic City” (the “HAC Property”); each of the Subject Properties, a “Subject Property”.
“Subject Property PSA (Atlantic City)” shall mean a purchase and sale agreement for the HAC Property in substantially the form of Exhibit G-1 attached hereto and with the changes as are set forth on Exhibit G-2 attached hereto and such other changes as are reasonably necessary to reflect the fact that such agreement relates to the HAC Property in lieu of the HL Property, which changes shall be negotiated and finalized in accordance with the provisions of Section 4.2 hereof.
“Subject Property PSA Discussion Period” shall have the meaning given in Section 4.2.
“Subject Property PSA (Laughlin)” shall mean a purchase and sale agreement for the HL Property in substantially the form of Exhibit G-1 attached hereto with all missing schedules thereto and any other portions of the agreement which contemplate finalization thereof pursuant to Section 4.2 hereof (as addressed in a footnote to the form of agreement set forth on Exhibit G-1) negotiated and finalized and attached in accordance with the provisions of Section 4.2 hereof.
“Subject Property PSA (New Orleans)” shall mean a purchase and sale agreement for the HNO Property in substantially the form of Exhibit G-1 attached hereto and with the changes as are set forth on Exhibit G-3 attached hereto and such other changes as are reasonably necessary to reflect the fact that such agreement relates to the HNO Property in lieu of the HL Property, which changes shall be negotiated and finalized in accordance with the provisions of Section 4.2 hereof.
“Subject Property PSAs” shall mean (i) the Subject Property PSA (New Orleans), (ii) the Subject Property PSA (Laughlin) and (iii) the Subject Property PSA (Atlantic City), or upon the termination of any of the foregoing in accordance with Section 2.4, the applicable Replacement Subject Property PSA.
“Subject Property Purchase Price” shall mean, with respect to any Subject Property, the purchase price set forth in the applicable Subject Property PSA.
“Subsidiary” shall have the meaning set forth in the Merger Agreement as in effect on the date hereof.
“S-X Financial Statements” shall have the meaning given in Section 4.6(a).
“Third Panel Member” shall have the meaning given in Section 7.18(b).
“Transaction Expenses” shall have the meaning given in Section 6.3(a).
“Transactions” shall mean (i) the transactions contemplated by this Agreement, (ii) the transactions contemplated by the Subject Property PSAs and (iii) the entry into the Ancillary Agreements.
“Transition Services Agreement” shall mean that certain Transition of Management Services Agreement (CPLV), dated as of October 6, 2017, by and among Desert Palace, CEOC, CPLV Lease Landlord, Caesars Enterprise, Caesars License Company and CPLV MLSA Manager, as amended by that certain First Amendment to Transition of Management Services Agreement (CPLV), dated as of December 26, 2018, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.
“Transition Services Agreement Termination” shall mean an agreement in a form reasonably acceptable to VICI and ERI, terminating the Transition Services Agreement.
“VICI” shall have the meaning given in the Preamble.
“VICI/CEC ROFR Agreement” shall mean that certain Second Amended and Restated Right of First Refusal Agreement, dated as of December 26, 2018, between CEC and VICI.
“VICI Consent” shall have the meaning given in Section 4.10.
“VICI Licensed Parties” shall have the meaning given in Section 3.1(e)(i).
“VICI Licensing Affiliates” shall have the meaning given in Section 3.1(e)(i).
“VICI Panel Member” shall have the meaning given in Section 7.18(b).
“VICI Parties” shall mean VICI, CPLV Lease Landlord, Non-CPLV Lease Landlord, Joliet Lease Landlord, HLV Landlord, and any other Affiliate of VICI that is a party to an Ancillary Agreement.
“VICI Permits” shall have the meaning given in Section 3.1(e)(ii).
“VICI REIT” shall mean VICI Properties Inc., a Maryland corporation.
“VICI Termination Fee” shall have the meaning given in Section 6.3(b).
SECTION 1.2.    Terms Generally. Definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to be references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. All references in this Agreement to “not to be unreasonably withheld” or correlative usage, mean “not to be unreasonably withheld, delayed or conditioned”. Any accounting term used but not defined herein shall have the meaning assigned to it in accordance with GAAP. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” unless such phrase already appears. The word “or” is not exclusive and is synonymous with “and/or” unless it is preceded by the word “either”. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.
ARTICLE 2
CLOSING

SECTION 2.1.    Closing Mechanics.
(a)    Subject to the terms and conditions of this Agreement, the Closing shall take place at the same date, time and location as the closing under the Merger Agreement (the day on which the Closing takes place being the “Closing Date”); provided, that ERI shall provide VICI with not less than fifteen (15) Business Days’ prior written notice of the Closing Date; and, provided, further, that in no event shall the Closing Date occur prior to the Inside Date.
(b)    At or prior to the closing under the Merger Agreement (regardless of the satisfaction of any conditions or the occurrence of the Closing hereunder), but subject to the satisfaction of the conditions set forth in Section 2.1(b)(i):
(i)    Provided that (1) ERI has made all payments to VICI (or at VICI’s direction, to a Subsidiary of VICI) under this Agreement that are required to have been made by ERI to VICI at or prior to such time, (2) the applicable ERI Parties have executed and delivered to VICI: (A) the CPLV Lease Guaranty, Non-CPLV Lease Guaranty and the Joliet Lease Guaranty; (B) the Put-Call Right Agreement; (C) the Las Vegas Strip ROFR Agreement; (D) the Baltimore ROFR Agreement; and (E) the CPLV Lease Amendment, the Non-CPLV Lease Amendment and the Joliet Lease Amendment, (3) the Internal Restructuring has been consummated in accordance with Section 5.1(d) and (4) the applicable ERI Parties have executed and delivered the Subject Property PSAs and no ERI Party shall have willfully and materially breached any Subject Property PSA:
(A)    The VICI Consent shall become effective as of immediately prior to the closing under the Merger Agreement; and
(B)    VICI shall obtain and consummate either (i) the Lender Consent or (ii) the CPLV Loan Payoff, to be effective as of immediately prior to the closing under the Merger Agreement; and
(ii)    the applicable ERI Parties shall execute and deliver: (A) the CPLV Lease Guaranty, Non-CPLV Lease Guaranty and the Joliet Lease Guaranty; (B) the Put-Call Right Agreement; (C) the Las Vegas Strip ROFR Agreement; (D) the Baltimore ROFR Agreement; (E) the CPLV Lease Amendment, the Non-CPLV Lease Amendment and the Joliet Lease Amendment and (F) to the extent one or more Subject Property PSAs are not effective as of immediately prior to the closing under the Merger Agreement, the applicable ERI Parties shall execute and deliver such Subject Property PSAs, to the extent required under this Agreement.
(c)    On the Closing Date, provided (1) all conditions precedent to the ERI Parties’ obligations hereunder have been satisfied (or waived) in accordance with Section 5.1 and Section 5.3, and (2) all conditions precedent to VICI’s obligations hereunder (other than the CPLV/HLV Condition) have been satisfied (or waived) in accordance with Section 5.1 and Section 5.2 (the conditions described in clauses (1) and (2), the “General Transaction Conditions”):
(i)    The applicable ERI Parties and the applicable VICI Parties shall execute and deliver (to the extent not previously executed and delivered by ERI pursuant to Section

2.1(b)(i)): (A) the Non-CPLV Lease Amendment, (B) the Joliet Lease Amendment, (C) the Non-CPLV Memorandum of Lease, (D) the Joliet Memorandum of Lease, (E) the Existing CPLV Guaranty Termination, (F) the Non-CPLV MLSA Termination, (G) the Joliet MLSA Termination, (H) the Non-CPLV Indemnity Agreement Termination, (I) the Joliet Indemnity Agreement Termination, (J) the Put-Call Right Agreement, (K) the Las Vegas Strip ROFR Agreement, (L) the Baltimore ROFR Agreement, (M) the Board Observer Agreement Termination and (N) the Omnibus License Amendment (collectively, the “2.1(c) Documents”);
(ii)    Provided, that the Subject Property PSA (Atlantic City) has not been terminated in accordance with its terms, the applicable VICI Party shall acquire and the applicable ERI Party shall sell (a) the HAC Property, pursuant to the terms of the Subject Property PSA (Atlantic City), subject to satisfaction (or waiver) of the conditions set forth therein for a purchase price of $599,250,000, or (b) the applicable Replacement Property pursuant to Section 2.4 (subject to satisfaction (or waiver) of the conditions set forth in the applicable Replacement Subject Property PSA);
(iii)    Provided, that the Subject Property PSA (Laughlin) has not been terminated in accordance with its terms, the applicable VICI Party shall acquire and the applicable ERI Party shall sell (a) the membership interests in the “New Property Owner” (as defined in the Subject Property PSA (Laughlin), the fee owner of the HL Property, pursuant to the terms of the Subject Property PSA (Laughlin), subject to satisfaction (or waiver) of the conditions set forth therein for a purchase price of $434,750,000, or (b) the applicable Replacement Property pursuant to Section 2.4 (subject to satisfaction (or waiver) of the conditions set forth in the applicable Replacement Subject Property PSA);
(iv)    Provided, that the Subject Property PSA (New Orleans) has not been terminated in accordance with its terms, the applicable VICI Party shall acquire and the applicable ERI Party shall sell the HNO Property, pursuant to the terms of the Subject Property PSA (New Orleans), subject to satisfaction (or waiver) of the conditions set forth therein for a purchase price of $775,500,000, or (b) the applicable Replacement Property pursuant to Section 2.4 (subject to satisfaction (or waiver) of the conditions set forth in the applicable Replacement Subject Property PSA); and
(d)    On the Closing Date, provided (1) the General Transaction Conditions have been satisfied (or waived) in accordance with Section 5.1, Section 5.2 and Section 5.3, as applicable, and (2) the CPLV/HLV Condition has been satisfied (or waived) in accordance with Section 5.2:
(i)    The applicable ERI Parties and the applicable VICI Parties shall execute and deliver (to the extent not previously executed and delivered by ERI pursuant to Section 2.1(b)(i)): (A) the CPLV Lease Amendment, (B) the CPLV Memorandum of Lease, (C) the CPLV MLSA Termination, (D) the CPLV Indemnity Agreement Termination, (E) the MLSA SNDA Termination, (F) the Transition Services Agreement Termination and (G) the HLV Termination Agreement (collectively, the “2.1(d) Documents”), and, in connection therewith, the applicable VICI Parties shall pay, and the CPLV Lease Tenant and HLV Tenant shall each receive, the applicable Lease Amendment Payment (collectively, the “CPLV/HLV Closing”).

(e)    The applicable ERI Parties and the applicable VICI Parties shall execute and deliver the other documents and materials as required under this Agreement, including Sections 2.2 and 2.3, and such other amendments and modifications to existing agreements between such parties as are mutually agreed by the parties as necessary to consummate the Transactions.
SECTION 2.2.    ERI’s Closing Deliveries.
(a)    At the closing of the 2.1(b) Transactions, each ERI Party shall:
(i)    Evidence of Authority. Deliver documentation to establish to VICI’s reasonable satisfaction the due authorization of ERI’s and each of the other ERI Parties’ consummation of the 2.1(b) Transactions, including ERI’s execution and delivery of this Agreement and ERI’s and each of the other ERI Parties’ execution and delivery of the Ancillary Agreements required to be delivered by each such party pursuant to Section 2.1(b);
(ii)    2.1(b) Documents. To the extent not previously delivered pursuant to Section 2.1(b)(i), deliver or cause to be delivered (A) the CPLV Lease Guaranty, (B) the Non-CPLV Lease Guaranty and (C) the Joliet Lease Guaranty, each duly executed by the applicable ERI Party (it being acknowledged and agreed that all agreements executed and delivered pursuant to Section 2.1(b)(i) shall be automatically effective on the Closing Date upon execution and delivery by the other parties thereto without any further action on the part of any ERI Party);
(i)    Solvency Certificate. Deliver or cause to be delivered a certificate, dated as of the Closing Date, and after giving effect to the Merger and the Transactions occurring on the Closing Date, in substantially the form of Exhibit B attached hereto, executed and delivered by the chief financial officer (or other executive officer vested with similar duties) of ERI; and
(ii)    Officer’s Certificate. Deliver a certificate, dated as of the Closing Date and signed by the chief executive officer or chief financial officer of ERI, confirming that each of the conditions set forth in Section 5.2(b) have been satisfied.
(iii)    Internal Restructuring. Deliver evidence that the Internal Restructuring has been completed in accordance with Section 5.1(d).
(b)    At the closing of the 2.1(c) Transactions, each ERI Party shall:
(i)    Evidence of Authority. Deliver documentation to establish to VICI’s reasonable satisfaction the due authorization of ERI’s and each of the other ERI Parties’ consummation of the 2.1(c) Transactions, including ERI’s execution and delivery of this Agreement and ERI’s and each of the other ERI Parties’ execution and delivery of the Ancillary Agreements required to be delivered by each such party pursuant to Section 2.1(c).
(ii)    2.1(c) Documents. To the extent not previously delivered pursuant to Section 2.1(b)(i), deliver or cause to be delivered the 2.1(c) Documents, each duly executed by the applicable ERI Party (it being acknowledged and agreed that all agreements executed and delivered pursuant to Section 2.1(b)(i) shall be automatically effective on the Closing Date upon execution and delivery by the other parties thereto without any further action on the part of any ERI Party).
(iii)    Subject Property PSA Deliverables. Deliver or cause to be delivered each of the deliverables required to be delivered by the seller under each Subject Property PSA (including any amounts payable by the seller under the applicable Subject Property PSA), to the extent the conditions to such seller’s obligation thereunder to consummate the closing thereunder are satisfied or waived by such seller and the applicable VICI Affiliate has not terminated same pursuant thereto.
(c)    At the closing of the 2.1(d) Transactions, each ERI Party shall:
(i)    Evidence of Authority. Deliver documentation to establish to VICI’s reasonable satisfaction the due authorization of ERI’s and each of the other ERI Parties’ consummation of the 2.1(d) Transactions, including ERI’s execution and delivery of this Agreement and ERI’s and each of the other ERI Parties’ execution and delivery of the Ancillary Agreements required to be delivered by each such party pursuant to Section 2.1(d).
(ii)    2.1(d) Documents. To the extent not previously delivered pursuant to Section 2.1(b)(i), deliver or cause to be delivered the 2.1(d) Documents, each duly executed by the applicable ERI Party (it being acknowledged and agreed that all agreements executed and delivered pursuant to Section 2.1(b)(i) shall be automatically effective on the Closing Date upon execution and delivery by the other parties thereto without any further action on the part of any ERI Party).
(d)    At the Closing, each ERI Party (i) shall deliver or cause to be delivered such other documents as may be mutually agreed upon by ERI and VICI to consummate the Transactions and (ii) without duplication, shall pay or cause to be paid any amounts required to be paid by such ERI Party at Closing hereunder (other than any amounts payable under the Subject Property PSAs).
(e)    At the Closing, ERI shall, or shall cause each of (i) CRC, (ii) Desert Palace, (iii) CEOC (iv) HLV Tenant, and (v) ERI, to deliver a certificate to VICI, dated as of the Closing Date, certifying to the effect that such entity (or the sole beneficial owner of such entity, if such entity is a disregarded entity for U.S. federal income tax purposes) is not a foreign person (such certificate in the form required by Treasury Regulation Section 1.1445-2(b)(2)(iv)).
SECTION 2.3.     VICI’s Closing Deliveries.
(a)    At the closing of the 2.1(b) Transactions, each VICI Party shall:
(i)    Evidence of Authority. Deliver documentation to establish to ERI’s reasonable satisfaction the due authorization of VICI’s and each of the other VICI Parties’ consummation of the 2.1(b) Transactions, including VICI’s execution and delivery of this Agreement and VICI’s and each of the other VICI Parties’ execution and delivery of the Ancillary Agreements required to be delivered by each such party pursuant to Section 2.1(b).
(ii)    Lender Consent; CPLV Loan Payoff. Deliver (i) the Lender Consent or (ii) evidence of the consummation of the CPLV Loan Payoff.

(iii)    Officer’s Certificate. Deliver a certificate, dated as of the Closing Date and signed by the chief executive officer or chief financial officer of VICI, confirming that each of the conditions set forth in Section 5.3(b) have been satisfied.
(b)    At the closing of the 2.1(c) Transactions, each VICI Party shall:
(i)    Evidence of Authority. Deliver documentation to establish to ERI’s reasonable satisfaction the due authorization of VICI’s and each of the other VICI Parties’ consummation of the 2.1(c) Transactions, including VICI’s execution and delivery of this Agreement and VICI’s and each of the other VICI Parties’ execution and delivery of the Ancillary Agreements required to be delivered by each such party pursuant to Section 2.1(c).
(ii)    2.1(c) Documents. Deliver or cause to be delivered the 2.1(c) Documents, each duly executed by the applicable VICI Party.
(iii)    Subject Property PSA Deliverables. Deliver or cause to be delivered each of the deliverables required to be delivered by the purchaser under each Subject Property PSA (including the applicable Subject Property Purchase Price (and any other amounts payable by the purchaser under the applicable Subject Property PSA)), to the extent the conditions to the purchaser’s obligations thereunder to consummate the closing thereunder are satisfied or waived by such purchaser and the applicable VICI Affiliate has not terminated same pursuant thereto.
(c)    At the closing of the 2.1(d) Transactions, each VICI Party shall:
(i)    Evidence of Authority. Deliver documentation to establish to ERI’s reasonable satisfaction the due authorization of VICI’s and each of the other VICI Parties’ consummation of the 2.1(d) Transactions, including VICI’s execution and delivery of this Agreement and VICI’s and each of the other VICI Parties’ execution and delivery of the Ancillary Agreements required to be delivered by each such party pursuant to Section 2.1(d).
(ii)    2.1(d) Documents. Deliver or cause to be delivered the 2.1(d) Documents, each duly executed by the applicable VICI Party.
(iii)    Lease Amendment Payment. Pay or cause to be paid the Lease Amendment Payment.
(d)    At the Closing, each VICI Party (i) shall deliver or cause to be delivered such other documents as may be mutually agreed upon by ERI and VICI to consummate the Transactions and (ii) without duplication, shall pay or cause to be paid any amounts required to be paid by such VICI Party at Closing hereunder (other than the Subject Property Purchase Prices and any other amounts payable under the Subject Property PSAs).
SECTION 2.4.    Subject Property PSA Termination. If a Subject Property PSA is terminated by the purchaser thereunder without the consummation of closing thereunder prior to the date that is 18 months (in the case of the HAC Property or the HL Property) or 30 months (in the case of the HNO Property) after the Effective Date, and no VICI Party has obtained liquidated damages (unless specific performance was not available as a remedy to the purchaser thereunder because ERI willfully caused the seller thereunder to convey such Subject Property to a non-Affiliate third party (other than New Property Owner (in the case of the HL Property)) in breach of ERI’s obligations under this Agreement) or specific performance in respect of such Subject Property PSA, then, within ten (10) days of such termination, one or more other Gaming Facilities (each, a “Replacement Property”) will be selected (via notice from ERI to VICI in the case of (a)(i) or (a)(ii) given within such ten (10)-day period) to replace the applicable Subject Property as follows: (a) (i) in the case of the HAC Property, ERI shall select the Replacement Property from one of the following two (2) options: (A) the Reno Assets (which shall be considered one Replacement Property for the purposes hereof) or (B) Scioto Downs, (ii) in the case of the HL Property, the Replacement Property shall be the Colorado Assets (which shall be considered one Replacement Property for purposes hereof), (iii) in the case of the HNO Property, the applicable Replacement Property shall be mutually agreed by ERI and VICI (each Party acting reasonably) and (iv) in the case that a Replacement Subject Property PSA for a particular Replacement Property is terminated without consummation of a closing thereunder and VICI is entitled to another Replacement Property as provided in the last sentence of this paragraph, then such other Replacement Property shall be mutually agreed by ERI and VICI (each Party acting reasonably); provided, that in no event shall any Replacement Property be located on the “Las Vegas Strip” or within 5 miles of the “Las Vegas Strip”; provided, further, that, in order to qualify as a Replacement Property, the aggregate property level EBITDAR of such Replacement Property together with the property level EBITDAR of the Subject Properties as to which the Subject Property PSAs has not been terminated (whether or not at such time they have been acquired by VICI and are being leased under the Non-CPLV Lease) shall be at least $195,000,000. Upon determining a Replacement Property, within fifteen (15) days (and in the case of the title report, thirty (30) days) thereafter, ERI shall deliver to VICI a written notice containing a reasonable description of the proposed Replacement Property transaction, the sales price of 11.75 times the applicable Allocated Rent, together with a legal description of such Replacement Property and a title report with respect thereto; it being understood that each Replacement Property shall be leased back to the applicable ERI Subsidiary under the Non-CPLV Lease (on the same terms as are contemplated for the applicable Subject Property under Exhibit A hereto). The initial rent under the Non-CPLV Lease in respect of any Replacement Property shall be (x) in the case of a Replacement Property for the HAC Property, the HAC Allocated Rent, (y) in the case of a Replacement Property for the HL Property, the HL Allocated Rent and (z) in the case of a Replacement Property for the HNO Property, the HNO Allocated Rent (it being understood that such initial rent amounts shall be fixed and shall not be impacted by the EBITDAR of the Replacement Property or other factors); provided, that, upon such time as the VICI Parties have acquired three Subject Properties and Replacement Properties with an aggregate property-level EBITDAR of at least $195,000,000 (with such aggregate property-level EBITDAR being measured as of the time of the most recent acquisition) and have leased them under the Non-CPLV Lease, the aggregate initial rent in respect of all Subject Properties and Replacement Properties leased under the Non-CPLV Lease shall be $154,000,000 (prior to giving effect to any escalation in accordance with the terms of the Non-CPLV Lease) and ERI shall have no further obligation or right to sell or transfer Subject Properties or Replacement Properties to any VICI Party (and any Call Right Agreement, Subject Property PSA or Replacement Subject Property PSA that remains in effect shall automatically terminate). Each such Replacement Property shall be treated as a Subject Property hereunder and the Parties shall enter into a Subject Property PSA with respect thereto (a “Replacement Subject Property PSA”), which Replacement Subject Property PSA shall be subject to Section 4.2 (with such 30 day period thereunder running from the day on which VICI receives the notice containing a reasonable description of the proposed Replacement Property transaction from ERI) and shall be on substantially the same terms and conditions as the terminated Subject Property PSA (with such changes thereto as shall be necessary or appropriate due to the difference between the applicable Replacement Property and Subject Property it is intended to replace and the applicable purchase price and rent specified herein), including any diligence periods with respect thereto and shall have an “Outside Date” of 18 months (in the case of a Replacement Property in respect of the HAC Property or the HL Property) or 30 months (in the case of a Replacement Property in respect of the HNO Property) after the Effective Date; provided, that the closing under a Replacement Subject Property PSA shall not be required to be on the Closing Date and shall not be a condition to Closing. If a Replacement Subject Property PSA is terminated by the purchaser thereunder without the closing thereunder prior to the date that is 18 months (in the case of a Replacement Property for the HAC Property or the HL Property) or 30 months (in the case of a Replacement Property for HNO Property) after the Effective Date, and no VICI Party has obtained liquidated damages (unless specific performance was not available as a remedy to the purchaser thereunder because ERI willfully caused the seller thereunder to convey such Subject Property to a non-Affiliate third party (other than New Property Owner (in the case of the HL Property)) in breach of ERI’s obligations under this Agreement) or specific performance in respect of such Replacement Subject Property PSA, then the process described in this Section 2.4 shall be repeated.
Each Call Right Agreement shall automatically terminate (i) upon the acquisition by any VICI Party of the applicable Subject Property or a Replacement Property in respect thereof, (ii) upon a Subject Property PSA or Replacement Subject Property PSA in respect of the applicable Subject Property or a Replacement Property in respect thereof, respectively, being terminated and a VICI Party obtaining liquidated damages thereunder (unless specific performance was not available as a remedy to the purchaser thereunder because ERI willfully caused the seller thereunder to convey such Subject Property to a non-Affiliate third party (other than New Property Owner (in the case of the HL Property)) in breach of ERI’s obligations under this Agreement) or a VICI Party obtaining specific performance thereunder or (iii) as provided in the previous paragraph.
This Section 2.4 shall survive Closing and not be merged therein.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
SECTION 3.1.    VICI’s Representations and Warranties. VICI represents and warrants to ERI as of the Effective Date, as follows:
(a)    Organization and Authority. VICI is a Delaware limited partnership, duly organized, validly existing and in good standing under the Laws of its jurisdiction of its incorporation. Each VICI Party has all requisite corporate or other power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by each VICI Party of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each VICI Party of the Transactions have been duly authorized by all requisite corporate or other action on the part of such VICI Party and no further entity action on the part of such VICI Party or any of its managers, members, stockholders or Affiliates, as applicable, is required. Each Ancillary Agreement executed and delivered on the date hereof has been (and when executed and delivered, any Ancillary Agreement which has not been executed and delivered on the date hereof to which it is a party will be) duly executed and delivered by each VICI Party thereto, and (assuming due authorization, execution and delivery by each other party thereto) each Ancillary Agreement constitutes (and when executed and delivered, any Ancillary Agreement which has not been executed and delivered will constitute) a legal, valid and binding obligation of each VICI Party party thereto enforceable against such VICI Party in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or equity).
(b)    No Conflicts; Consents.
(i)    The execution, delivery and performance by each VICI Party of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, do not and will not: (A) conflict with or result in a violation or breach of any provision of the certificate of incorporation, by-laws or other organizational documents of such VICI Party; (B) subject to the filings and other matters referred to in Section 3.1(b)(ii), result in a violation or breach of any provision of any Law or Governmental Order applicable to such VICI Party; or (C) other than with respect to obtaining the Lender Consent, require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default under or result in the acceleration, termination or cancellation of any material agreement to which such VICI Party is a party, except, in the case of clauses (B) and (C), where such violations, breaches, the failure to obtain such consents, notices or other action or such violations, breaches, defaults, accelerations, terminations or cancellations would not reasonably be expected to prevent or delay beyond the End Date the ability of such VICI Party to consummate the Transactions; provided, however, that, for purposes of the Transactions contemplated by the Subject Property PSAs, in the case of clauses (B) and (C), where such violations, breaches, the failure to obtain such consents, notices or other action or such violations, breaches, defaults, accelerations, terminations or cancellations would not reasonably be expected to prevent or delay beyond the “outside date” set forth in Section 6.6 of the applicable Subject Property PSA the ability of such VICI Party to consummate the Transactions contemplated thereby.
(ii)    Other than (A) compliance with and obtaining such approvals, authorizations and Gaming Licenses as may be required under applicable Gaming Laws to consummate the Transactions; (B) any filings required to be made under the HSR Act; (C) such filings as may be required by any applicable federal or state securities or “blue sky” Laws; and (D) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange, no VICI Party or any of their respective Subsidiaries is required to file, seek or obtain any consent, approval, Permit, or Governmental Order of or with any Governmental Authority in connection with the execution, delivery or performance by any VICI Party of this Agreement or Ancillary Agreements to which it is a party or the consummation of the Transactions, except such consents, approvals, Permits or Governmental Orders which, individually or in the aggregate, would not reasonably be expected to prevent or delay beyond the End Date the ability of such VICI Party to consummate the Transactions; provided, however, that, for purposes of the Transactions contemplated by the Subject Property PSAs, except such consents, approvals, Permits or Governmental Orders which, individually or in the aggregate, would not reasonably be expected to prevent or delay beyond the “outside date” set forth in Section 6.6 of the applicable Subject Property PSA the ability of such VICI Party to consummate the Transactions contemplated thereby.
(c)    Legal Proceedings. There are no Actions pending or, to VICI’s Knowledge, threatened (whether in writing or orally) against or by VICI or any Affiliate of VICI that challenge or seek to prevent, enjoin or otherwise delay the Transactions nor is there any Governmental Order outstanding against VICI or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, prevent or delay beyond the End Date the ability of VICI to consummate the Transactions.
(d)    Financing Cooperation; Financing.
(i)    VICI has delivered to ERI a true, complete and correct copy of one or more fully executed debt commitment letters, dated as of the date of this Agreement, and fully executed fee letters relating thereto (such commitment letter(s) and fee letters, including all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with Section 4.5(d) is referred to herein as the “Debt Financing Commitment”), among VICI Properties 1 LLC, a wholly-owned subsidiary of VICI, Deutsche Bank Securities Inc. and Deutsche Bank AG Cayman Islands Branch (the “Lenders”), pursuant to which, among other things, the Lenders have agreed, upon the terms and subject to the conditions of the Debt Financing Commitment, to provide or cause to be provided, on a several and not joint basis, the financing commitments described therein; provided, that such fee letters may be redacted to remove fee amounts, the economic portion of any market “flex” provisions, pricing caps and other economic terms set forth therein, none of which affect the availability or net amount of the Debt Financing. The debt financing contemplated under the Debt Financing Commitment (including any debt securities and credit facilities issued in lieu of any portion of such debt financing as contemplated in the Debt Financing Commitment) is referred to herein as the “Debt Financing.”
(ii)    The Debt Financing Commitment is, as of the date hereof, in full force and effect. The Debt Financing Commitment is the legal, valid, binding and enforceable obligation of VICI and, to the Knowledge of VICI, the other parties thereto (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Action may be brought). The Debt Financing Commitment has not been amended, modified, supplemented, extended or replaced, and will not be amended, modified, supplemented, extended or replaced, except as permitted under Section 4.5(d). As of the date hereof, (i) neither VICI nor, to the Knowledge of VICI, any other party to the Debt Financing Commitment is in breach of any of its covenants or other obligations set forth in, or is in default under, the Debt Financing Commitment and (ii) no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of VICI (or, to the Knowledge of VICI, any other party to the Debt Financing Commitment) under the Debt Financing Commitment,

(B) constitute or result in a failure to satisfy a condition or other contingency set forth in the Debt Financing Commitment or (C) otherwise result in any portion of the Debt Financing not being available at or prior to the Closing. As of the date hereof, VICI has not received any notice or other communication from any party to the Debt Financing Commitment with respect to (i) any actual or potential breach or default on the part of VICI or any other party to the Debt Financing Commitment or (ii) any intention of such party to terminate the Debt Financing Commitment or to not provide all or any portion of the Debt Financing. As of the date hereof, VICI (i) has no reason to believe (both before and after giving effect to any “flex” provisions contained in the Debt Financing Commitment) that, assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.3, it will be unable to satisfy on a timely basis each term and condition relating to the closing or funding of the Debt Financing and (ii) knows of no fact, occurrence, circumstance or condition that, assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.3, would reasonably be expected to (A) cause the Debt Financing Commitment to fail to be satisfied, to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective or (B) otherwise cause the full amount (or any portion) of the Debt Financing contemplated to be available under the Debt Financing Commitment to not be available to VICI on a timely basis (and in any event no later than at the Closing); provided that VICI shall be permitted to reduce the aggregate amount of the commitments under the Debt Financing Commitments in accordance with the express terms of the Debt Financing Commitment in effect as of the date hereof by an amount equal to net cash proceeds from the issuance of certain debt or equity securities and certain asset sales and committed amounts from certain term loan facilities prior to the Closing Date (such net cash proceeds, the “Net Financing Proceeds”) so long as, (x) after giving effect to such reduction, VICI or its Subsidiaries will have sufficient funds to pay the Required Amount on the Closing Date and (y) such Net Financing Proceeds are held in escrow to the extent required by the express terms of the Debt Financing Commitment. The aggregate proceeds contemplated by the Debt Financing Commitment, together with available cash on hand of VICI, will be sufficient for VICI to pay the Required Amount on the Closing Date. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitment. There are no side letters or other Contracts (except for customary engagement letters which do not contain provisions that impose any additional conditions or other contingencies to the funding of the Debt Financing, and true, correct and complete copies of which have been provided to ERI), whether written or oral, related to the funding of the full amount of the Debt Financing other than as expressly set forth in or expressly contemplated by the Debt Financing Commitment. Neither VICI nor any of its Affiliates has entered into any Contract, arrangement or understanding expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to ERI or any of its Subsidiaries. All commitment fees or other fees or deposits required to be paid under the Debt Financing Commitment on or prior to the date of this Agreement have been paid in full.
(e)    Licensability; Compliance with Gaming Laws.

(i)    Neither VICI, nor, to VICI’s Knowledge, any of its officers, directors, managers, members, stockholders, principals or Affiliates (or the officers, directors, managers, members, stockholders, principals of its Affiliates) that may reasonably be considered in the process of determining the suitability of VICI or any applicable VICI Party (any such Persons, including VICI, the “VICI Licensing Affiliates”) has ever had an application for a Gaming License be denied, terminated, suspended, limited, revoked or withdrawn with prejudice by a Governmental Authority or Gaming Authority. VICI and each of the VICI Licensing Affiliates that hold a Gaming License (collectively, the “VICI Licensed Parties”) are in good standing with the Gaming Authority in each of the jurisdictions in which the VICI Licensed Parties own or operate Gaming Facilities. VICI represents that there are no facts, that if known to a Gaming Authority would, under the Gaming Laws, (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a Gaming License, or (b) result in a negative outcome to any finding of suitability investigation currently pending, or under the suitability investigation of any of the VICI Licensed Parties necessary for the consummation of this Agreement or the Ancillary Agreements.
(ii)    VICI, and, to VICI’s Knowledge, each of the VICI Licensed Parties, holds all Gaming Licenses necessary to conduct the business and operations of VICI, each of which is in full force and effect in all material respects (the “VICI Permits”), except for such VICI Permits, the failure of which to hold would not, individually or in the aggregate, be reasonably likely to materially impair the business and operations of VICI. No event has occurred that permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any VICI Permit that currently is in effect, other than such VICI Permits, the revocation, non-renewal, modification, suspension, limitation or termination of which, either individually or in the aggregate, would not be reasonably likely to materially impair the business and operations of VICI. VICI, and, to VICI’s Knowledge, each of the VICI Licensed Parties is in compliance with the terms of the VICI Permits, except for such failures to comply, that, individually or in the aggregate, would not be reasonably likely to materially impair the business and operations of VICI. Neither VICI nor, to VICI’s Knowledge, any of VICI Licensing Affiliates, has received a written notice of any investigation or review by any Governmental Authority that is pending, and, to VICI’s Knowledge, no investigation or review is threatened, nor has any Governmental Authority indicated in writing any intention to conduct the same, other than those the outcome of which would not be reasonably likely to materially impair the business and operations of ERI.
(iii)    None of VICI or, to VICI’s Knowledge, any VICI Licensing Affiliate, has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Authority since October 6, 2017 under, or relating to any violation or possible violation of any Gaming Laws other than as would not be reasonably likely, individually or in the aggregate, to materially impair the business and operations of VICI. To the Knowledge of VICI, there are no facts applicable to VICI or the VICI Licensed Parties that if known to the Gaming Authorities could, under the Gaming Laws, reasonably be likely to materially impair the business and operations of VICI.

SECTION 3.2.    ERI’s Representations and Warranties. ERI represents and warrants to VICI, as of the Effective Date, as follows:
(a)    Organization and Authority. ERI is a Nevada corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable. Each ERI Party has, or upon the consummation of the Merger will have, all requisite corporate or other power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by each ERI Party of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each ERI Party of the Transactions have been, or upon the consummation of the Merger will have been, duly authorized by all requisite corporate or other action on the part of such ERI Party and no further entity action on the part of such ERI Party or any of its managers, members, stockholders or Affiliates, as applicable, is required. Each Ancillary Agreement executed and delivered on the date hereof has been (and when executed and delivered, any Ancillary Agreement which has not been executed and delivered on the date hereof to which it is a party will be), or upon the consummation of the Merger will have been, duly executed and delivered by each ERI Party party thereto, and (assuming due authorization, execution and delivery by each other party thereto) each Ancillary Agreement constitutes (and when executed and delivered, any Ancillary Agreement which has not been executed and delivered will constitute) a legal, valid and binding obligation of each ERI Party party thereto enforceable against such ERI Party in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or equity).
(b)    No Conflicts; Consents.
(i)    The execution, delivery and performance by each ERI Party of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, do not and will not (including, after giving effect to the consummation of the Merger): (A) conflict with or result in a violation or breach of any provision of the certificate of incorporation, by-laws or other organizational documents of such ERI Party, (B) subject to the filings and other matters referred to in Section 3.2(b)(ii), result in a violation or breach of any provision of any Law or Governmental Order applicable to such ERI Party; or (C) require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default under or result in the acceleration, termination or cancellation of any material agreement to which such ERI Party is a party, except, in the case of clauses (B) and (C), where such violations, breaches or the failure to obtain such consents, notices or other action or such violations, breaches, defaults, accelerations, terminations or cancellations would not reasonably be expected to prevent or delay beyond the End Date the ability of such ERI Party to consummate the Transactions; provided, however, that, for purposes of the Transactions contemplated by the Subject Property PSAs, in the case of clauses (B) and (C), where such violations, breaches, the failure to obtain such consents, notices or other action or such violations, breaches, defaults, accelerations, terminations or cancellations would not reasonably be expected to prevent or delay beyond the “outside date” set forth in Section 6.6 of the applicable Subject Property PSA the ability of such ERI Party to consummate the Transactions contemplated thereby.

(ii)    Other than (A) compliance with and obtaining such approvals, authorizations and Gaming Licenses as may be required under applicable Gaming Laws to consummate the Transactions and the Merger Agreement; (B) any filings required to be made under the HSR Act; (C) such filings as may be required by any applicable federal or state securities or “blue sky” Laws; (D) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange and (E) any consent, approvals, Permits or Governmental Orders required in connection with the requirements set forth on Exhibit G-3 solely with respect to the transactions contemplated with respect to the Subject Property PSA (New Orleans), no ERI Party or any of their respective Subsidiaries is, or will be, after giving effect to the Merger, required to file, seek or obtain any consent, approval, Permit, or Governmental Order of or with any Governmental Authority in connection with the execution, delivery or performance by any ERI Party of this Agreement or any Ancillary Agreements to which it is a party or the consummation of the Transactions, except such consents, approvals, Permits or Governmental Orders which, individually or in the aggregate, would not reasonably be expected to prevent or delay beyond the End Date the ability of such ERI Party to consummate the Transactions; provided, however, that, for purposes of the Transactions contemplated by the Subject Property PSAs, except such consents, approvals, Permits or Governmental Orders which, individually or in the aggregate, would not reasonably be expected to prevent or delay beyond the “outside date” set forth in Section 6.6 of the applicable Subject Property PSA the ability of such ERI Party to consummate the Transactions contemplated thereby.
(c)    Legal Proceedings. There are no Actions pending or, to ERI’s Knowledge, threatened (whether in writing or orally) against or by ERI or any Affiliate of ERI that challenge or seek to prevent, enjoin or otherwise delay the Transactions nor is there any Governmental Order outstanding against ERI or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, prevent or delay beyond the End Date the ability of ERI to consummate the Transactions.
(d)    Merger Documentation. ERI has provided to VICI true, correct and complete copies of the Merger Agreement and any amendments or side letters thereto (as in effect on the date hereof) and the documents set forth in Section 4.23(a) of the Merger Agreement. The representations and warranties set forth in Section 4.7(a)-(b) of the Merger Agreement (Financial Reports and Regulatory Documents), Section 4.23 of the Merger Agreement (Financing) and Section 4.24 of the Merger Agreement (Solvency), to the extent made by and applicable to the ERI Parties, and assuming due authorization, execution and delivery by each other party thereto, are true and correct as of the time so given.
(e)    Licensability; Compliance with Gaming Laws.
(i)    Neither ERI, nor, to ERI’s Knowledge, any of its officers, directors, managers, members, stockholders, principals or Affiliates (or the officers, directors, managers, members, stockholders, principals of its Affiliates) that may reasonably be considered in the process of determining the suitability of ERI or any applicable ERI Party (any such Persons, including ERI, the “ERI Licensing Affiliates”) has ever had an application for a Gaming License be denied, terminated, suspended, limited, revoked or withdrawn with prejudice by a Governmental Authority or Gaming Authority. ERI and each of the ERI Licensing Affiliates that hold a Gaming License (collectively, the “ERI Licensed Parties”)

are in good standing with the Gaming Authority in each of the jurisdictions in which the ERI Licensed Parties own or operate Gaming Facilities. ERI represents that there are no facts, that if known to a Gaming Authority would, under the Gaming Laws, (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a Gaming License, or (b) result in a negative outcome to any finding of suitability investigation currently pending, or under the suitability investigation of any of the ERI Licensed Parties necessary for the consummation of this Agreement, the Merger Agreement or the Ancillary Agreements.
(ii)    ERI, and, to ERI’s Knowledge, each of the ERI Licensed Parties, holds all Gaming Licenses necessary to conduct the business and operations of ERI, each of which is in full force and effect in all material respects (the “ERI Permits”), except for such ERI Permits, the failure of which to hold would not, individually or in the aggregate, be reasonably likely to materially impair the business and operations of ERI. No event has occurred that permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any ERI Permit that currently is in effect, other than such ERI Permits, the revocation, non-renewal, modification, suspension, limitation or termination of which, either individually or in the aggregate, would not be reasonably likely to materially impair the business and operations of ERI. ERI, and, to ERI’s Knowledge, each of the ERI Licensed Parties is in compliance with the terms of the ERI Permits, except for such failures to comply, that, individually or in the aggregate, would not be reasonably likely to materially impair the business and operations of ERI. Neither ERI nor, to ERI’s Knowledge, any of ERI Licensing Affiliates, has received a written notice of any investigation or review by any Governmental Authority that is pending, and, to ERI’s Knowledge, no investigation or review is threatened, nor has any Governmental Authority indicated in writing any intention to conduct the same, other than those the outcome of which would not be reasonably likely to materially impair the business and operations of ERI.
(iii)    None of ERI or, to ERI’s Knowledge, any ERI Licensing Affiliate, has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Authority in the past three (3) years under, or relating to any violation or possible violation of any Gaming Laws other than as would not be reasonably likely, individually or in the aggregate, to materially impair the business and operations of ERI. To the Knowledge of ERI, there are no facts applicable to ERI or the ERI Licensed Parties that if known to the Gaming Authorities could, under the Gaming Laws, reasonably be likely to materially impair the business and operations of ERI.
ARTICLE 4
COVENANTS
SECTION 4.1.    Merger Agreement.
(a)    ERI shall (i) promptly after it becomes aware of the same, notify VICI of any material default under the Merger Agreement or any side letters thereto and (ii) provide VICI access to any information under the Merger Agreement or any side letters thereto that becomes available to ERI which is reasonably likely to be material to VICI. ERI shall not, without VICI’s prior written consent, amend or modify, or extend or waive or release any rights, or consent to any actions or inactions, under, the Merger Agreement in a manner reasonably likely to be adverse to VICI or to deprive VICI of the rights and benefits contemplated by this Agreement and the Ancillary Agreements. ERI shall promptly deliver to VICI, any amendment or modification to, or waiver of, or release of rights, or consents, under the Merger Agreement or any side letters thereto entered into.
(b)    ERI shall keep VICI reasonably informed with respect to the status of the transactions contemplated by the Merger Agreement and any material developments in respect thereto. ERI shall promptly notify VICI in writing upon the occurrence of any event, fact or circumstance that to ERI’s Knowledge: (i) has caused any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any respect such that it would be reasonable to expect that (A) the applicable closing conditions of the Merger Agreement would be incapable of being satisfied by the End Date or (B) such failure to be true or accurate would have a material adverse impact on the Transactions; (ii) is or has caused any failure of any party to the Merger Agreement to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under the Merger Agreement such that it would be reasonable to expect that (A) the applicable closing conditions of the Merger Agreement would be incapable of being satisfied by the End Date or (B) such failure to comply with or satisfy such covenant or agreement would be materially adverse to the Transactions; or (iii) resulted in the failure of any condition necessary to consummate the Merger capable of being satisfied by the End Date. In the event that notice is required by the foregoing sentence, ERI shall promptly provide VICI with a summary of such event, fact or circumstance and a copy of the pertinent portions of the notice(s) delivered to, or received from, the other parties to the Merger Agreement.
SECTION 4.2.    Transaction Documentation. The Subject Property PSAs (in accordance with the definitions of Subject Property PSA (Atlantic City), Subject Property PSA (Laughlin) and Subject Property PSA (New Orleans)) are to be negotiated between the Effective Date and the Closing. VICI and ERI agree to use good faith, commercially reasonable efforts, for a period of thirty (30) days following the Effective Date (the “Subject Property PSA Discussion Period”) to negotiate, finalize and enter into the Subject Property PSAs, including the transaction specific changes set forth on Exhibit G-2 or Exhibit G-3, as applicable, attached hereto and all exhibits and schedules with respect to such Subject Property PSA. To the extent there are any Ancillary Agreements (other than the Subject Property PSAs) to be negotiated between the Effective Date and the Closing, VICI and ERI agree to use good faith, commercially reasonable efforts, for a period of one hundred eighty (180) days following the Effective Date (the “Discussion Period”) to negotiate and finalize such Ancillary Agreements. If, despite such efforts, the parties are unable to reach agreement on the definitive Subject Property PSAs or the forms of any other Ancillary Agreement or other applicable document prior to the expiration of the Subject Property PSA Discussion Period or Discussion Period, as applicable, then, upon the expiration of the Subject Property PSA Discussion Period or Discussion Period, as applicable, the terms and conditions in any such documents that remain unresolved shall be established pursuant to arbitration in accordance with the procedures set forth in Section 7.18. Within two (2) Business Days after finalization of each Subject Property PSA, ERI and VICI shall execute and deliver the same.
SECTION 4.3.    Public Announcements. Each of the Parties agrees to issue a mutually acceptable press release announcing this Agreement. Each Party shall not, and shall cause its Affiliates not to, make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of each Other Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Law or the rules of any applicable stock exchange (based upon the reasonable advice of outside counsel), in which case such Party will, to the extent practicable under the circumstances, provide each Other Party with reasonable prior notice and a reasonable opportunity to review in advance and comment on the disclosure.
SECTION 4.4.    Governmental Approvals.
(a)    VICI and ERI shall cooperate with each other Party and use their respective commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done all things necessary under applicable Laws, including Gaming Laws, or otherwise, to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders, including Gaming Licenses, required to be obtained or made by VICI or ERI or any of their respective Affiliates or any of their respective agents, officers, directors, employees, representatives or advisors (“Representatives”) in connection with the authorization, execution and delivery of this Agreement, the Ancillary Agreements, and the consummation of the Transactions, and (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, as required under any applicable Laws (collectively, the actions specified in subclauses (i), (ii) and (iii) are referred to herein as the “Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals, subject to the limitations elsewhere in this Section 4.4. VICI, ERI, and their respective Representatives and Affiliates shall file (if not previously filed on or prior to the Effective Date) as soon as reasonably practicable after the date on which all Ancillary Agreements have been finalized in accordance with Section 4.2, all initial applications, notices and documents requested in connection with obtaining the Gaming Licenses; provided, that (x) any initial applications, notices, documents, petitions or requests for approval required to consummate the transactions under the Subject Property PSAs or any applicable Replacement Subject Property PSA(s) shall not be filed until a reasonable time following the expiration of the applicable diligence period thereunder and (y) any initial applications, notices, documents, petitions or requests for approval required to consummate the Non-CPLV Lease Amendment, the Non-CPLV Lease Guaranty, the Joliet Lease Amendment and the Joliet Lease Guaranty shall not be filed until the earlier of (a) conclusion of the Discussion Period or (b) such other time as the parties mutually agree; provided, further, that VICI, ERI and each of their respective Representatives and Affiliates shall refile any such filings required to be made at a later date in the event that any previously made filing lapses or such re-filing is otherwise required by any Governmental Authority.
(b)    With respect to all filings, VICI and ERI shall, and shall cause their respective Affiliates to, act diligently and promptly to pursue the Governmental Approvals, including filing such additional applications and documents as may be required or reasonably advisable (while using commercially reasonable efforts to maintain the confidentiality of proprietary information), and shall reasonably cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents (other than applications to Gaming Authorities for licensure, qualification or a finding of suitability on behalf of individuals or entities) to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. VICI and ERI shall use commercially reasonable efforts to schedule and attend any hearings or meetings with applicable Governmental Authorities to obtain the Governmental Approvals as promptly as possible. VICI and

ERI shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case, subject to applicable Laws relating to the exchange of information (including any applicable Gaming Laws), all the information relating to VICI or ERI, as the case may be, and any of their respective Affiliates which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authorities in connection with the Transactions (other than applications to Gaming Authorities for licensure, qualification or a finding of suitability on behalf of individuals or entities).
(c)    Without limiting Section 4.4 hereof, from the Effective Date until the earlier of the termination of this Agreement or Closing, each of VICI and ERI shall (i) promptly advise each other upon receiving any communication from any Governmental Authority whose consent, authorization or approval is required for consummation of the Transactions which causes such party to reasonably believe that there is a reasonable likelihood that such consent, authorization or approval from such Governmental Authority will not be obtained or that the receipt of any such approval will be materially delayed and (ii) promptly notify the Other Party hereto in writing of any pending or, to VICI’s Knowledge or to ERI’s Knowledge, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the Transactions, or (ii) seeking to restrain, delay or prohibit the Transactions.
(d)    Notwithstanding Sections 4.4(a) through 4.4(b) or any other provision of this Agreement to the contrary, in no event shall VICI be required to agree to (i) divest, license, hold separate or otherwise dispose of, encumber or allow a third party to utilize, any portion of its or their respective businesses, assets or Contracts or (ii) take any other action, or refrain from taking any action, that may be required or requested by any Governmental Authority in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Section 4.4 to the extent that such action or inaction would, individually or in the aggregate, reasonably be expected to (v) require the divestiture by VICI of any of its assets or any of its Affiliates’ facilities, properties or other assets (or leasehold rights therein), (w) require VICI or any of its Affiliates to undertake new construction activity, (x) require (1) VICI or any of its Affiliates to obtain a casino license from a Governmental Authority or have a certified development agreement from a Governmental Authority or (2) a casino licensee to own the building where gaming operations are conducted, (y) require VICI or any of its Affiliates to terminate, modify or extend existing material contractual rights and obligations with respect to any real property including any real property lease or any tenant, or (z) otherwise have a material and adverse impact on VICI (taken as a whole together with its Affiliates and Subsidiaries).  Further, no Party shall be required to take any action with respect to any order, judgment or applicable Law or in order to obtain any approval or resolve any objection or impediment under any applicable Law that is not conditioned upon the consummation of the Closing.
(e)    Notwithstanding anything to the contrary set forth herein, VICI shall have no obligation to (i) seek, request or obtain approval from any Governmental Authority in connection with the operation or ownership of the operating business conducted at any of the Subject Properties or (ii) file or cause to be filed premerger notification or take any action under or relating to the HSR Act.

(f)    ERI shall use commercially reasonable efforts to cause CEC to use commercially reasonable efforts to cooperate and obtain the Governmental Approvals as contemplated by this Section 4.4.
SECTION 4.5.    Financing Cooperation; Financing.
(a)    ERI shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their respective Representatives to, at VICI’s sole expense, provide to VICI such cooperation as is reasonably requested by VICI in connection with arranging, obtaining or syndicating the Debt Financing or any equity or equity linked securities financing in connection with any of the Transactions (collectively, the “Financing”) (provided, that such requested cooperation pursuant to this Section 4.5 or Section 4.6 (i) does not conflict with or violate applicable Law or the organizational documents of ERI or any of its Subsidiaries, (ii) does not unreasonably interfere with the business or operations of ERI and its Subsidiaries, (iii) is not required to the extent that it would cause any condition to the Closing set forth in Article V to not be satisfied or cause any representation or warranty in this Agreement to be breached, (iv) does not cause ERI or any of its Subsidiaries to violate any obligation of confidentiality or any other Contract binding on ERI or any of its Subsidiaries, (v) does not require ERI or any of its Subsidiaries to pay or incur any commitment or other similar fee or incur or assume any liability or obligation in connection with the Financing or any actions taken pursuant to Section 4.6 prior to the Closing that is not advanced or substantially simultaneously reimbursed by VICI, (vi) does not cause, and would not reasonably be expected to cause, any director, officer or employee of ERI or any of its Subsidiaries or any Representatives to incur any personal liability, (vii) does not require the directors of ERI or any of its Subsidiaries to authorize or adopt any resolutions approving the agreements, documents, instruments, actions or transactions contemplated in connection with the Financing, (viii) does not require that ERI or any of its Subsidiaries or their respective directors, officers or employees execute, deliver or enter into or perform any Contract in connection with the Financing that would be effective prior to the Closing (other than customary authorization or representation letters or auditor engagement letters for purposes of effecting the cooperation envisioned hereunder), (ix) does not require ERI to (x) prepare or provide Excluded Information, (y) without limiting the scope of its obligations pursuant to clauses (C) and (D) below or the definition of “Financing Information,” prepare or provide pro forma financial statements or (z) change any fiscal period, (x) does not require ERI or its Subsidiaries to (or use any efforts to cause its counsel to) deliver any legal opinions or reliance letters, (xi) does not require ERI or its Subsidiaries to provide access to or disclose information that would jeopardize any attorney-client privilege of ERI or any of its Subsidiaries, (xii) does not require ERI to provide any information, financial statements, documents or cooperation of, relating to, or on behalf of CEC or any of CEC’s Affiliates except to the extent received by ERI from or on behalf of CEC pursuant to the Merger Agreement (and VICI acknowledges that prior to the Closing Date, ERI does not own or control CEC and CEC is not required to assist ERI in connection with this Agreement or to provide any information or assistance to ERI except as expressly provided in the Merger Agreement) and (xiii) does not require ERI or its Subsidiaries to file or furnish any reports or information with the SEC in connection with the Financing, except, after consultation between VICI and ERI and their respective Representatives, the furnishing on Current Reports on Form 8-K by ERI of information to be included in documents or marketing materials with respect to the Financing to the extent required in order to satisfy ERI’s Regulation FD disclosure obligations), which cooperation may include using commercially reasonable efforts to (A) cause the individuals set forth in Schedule 4.5(a) to be available, during normal business hours and upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies in connection with the Financing (which, in each case, may be calls in lieu of such meetings); (B) assist with the preparation of customary materials relating to ERI or its Subsidiaries for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents customarily required in connection with the Financing, in each case, as may be reasonably requested by VICI; (C) as promptly as reasonably practicable upon the reasonable request by VICI, furnish VICI and its Financing Sources with financial and other pertinent information regarding ERI and its Subsidiaries that is customarily required to prepare any offering memorandum, registration statement, prospectus, confidential information memorandum, lender presentation and other materials, in each case, customarily required in connection with the Financing (including the Financing Information); (D) as promptly as reasonably practicable upon the reasonable request by VICI, furnish VICI with customary financial and other information as may be reasonably necessary for VICI to prepare a customary pro forma consolidated balance sheet and related pro forma consolidated statements of income (including, without limitation, any property level financials required to prepare pro forma financials as a result of the transactions contemplated by the Subject Property PSAs) of VICI and its Subsidiaries giving effect to the Transactions that would be required pursuant to the requirements of Regulation S-X under the Securities Act, and assisting VICI with VICI’s preparation of such pro forma financial statements (it being understood that, notwithstanding anything to the contrary set forth herein, ERI shall have no obligation to prepare any pro forma financial statements or projections, each of which VICI shall be solely responsible for), (E) promptly (but in any event no later than four (4) Business Days prior to the Closing Date) furnish to the Financing Sources all customary information regarding ERI and its Subsidiaries that is reasonably requested by the Financing Sources and is required in connection with, and in accordance with the terms of, the Financing by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and a certification regarding beneficial ownership as required by 31 C.F.R. §1010.230 to any Financing Source that has requested such certification, relating to ERI or any of its Subsidiaries, in each case to the extent requested by VICI in writing at least seven (7) Business Days prior to the Closing; (F) use reasonable best efforts to obtain appraisals, surveys, title insurance, landlord waivers and estoppels, non-disturbance agreements, environmental assessments and other documentation and items relating to any Financing as reasonably requested by VICI, and, if requested by VICI, to cooperate with and assist VICI in obtaining such documentation and items; (G) provide customary authorization letters authorizing the distribution of information to prospective lenders regarding ERI, subject to customary terms and conditions; and (G) direct ERI’s independent registered accountants to provide customary comfort letters (including “negative assurance” and change period comfort) with respect to the historical financial information regarding ERI and its Subsidiaries referenced in clause (C) and that is included in an offering memorandum or prospectus for a securities offering comprising part of the Financing to the extent such financial information is customarily subject to a comfort letter (including to provide any necessary management representation letters); (I) update any Financing Information as may be necessary for such Financing Information to remain Compliant; and (J) upon the reasonable request of VICI, facilitate the execution and delivery by ERI or its Subsidiaries of the documents related to any Financing to which they are to be a party following the Closing, including obtaining title insurance and reasonably facilitating the provision of guarantee and pledging of collateral by executing and delivering definitive financing documents, including pledge and security documents, customary certificates and other documents (including original stock certificates) (provided that (A) none of the documents or certificates shall be executed or delivered except in connection with and for the Closing and (B) such actions and documents thereof shall become effective and operative only after or concurrently with, the occurrence of the Closing). ERI and its Subsidiaries hereby consent to the use of their logos in connection with the Financing; provided, that such names, marks, and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage ERI, any of its Subsidiaries or the reputation or goodwill of ERI of any of its Subsidiaries.
(b)    VICI shall indemnify, defend and hold harmless ERI, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with any action taken by them at the request of VICI or otherwise pursuant to this Section 4.5 or in connection with the arrangement of the Financing or any information provided by ERI, its Subsidiaries or their respective Representatives utilized in connection therewith other than to the extent such losses arise from the bad faith, gross negligence or willful misconduct of ERI or its Subsidiaries, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Nothing contained in this Section 4.5 or otherwise shall require ERI or any of its Subsidiaries to be an issuer or other obligor with respect to any Financing. All material nonpublic information provided to VICI or its Representatives pursuant to this Section 4.5 shall be kept confidential by them except for disclosure to potential lenders and investors and their respective Representatives as required in connection with any Financing subject to confidentiality protections customary for such Financing (which shall, in any event, require “click through” or other affirmative action acknowledging such provisions). This Section 4.5(b) shall survive the consummation of the Transactions and the Effective Time and any termination of this Agreement, and is intended to benefit, and may be enforced by, ERI and its Subsidiaries (and ERI and its Subsidiaries shall be third-party beneficiaries of VICI’s obligations under this Section 4.5(b)), and their respective successors and assigns, and shall be binding on VICI and its respective successors and assigns.
(c)    VICI shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and complete the Debt Financing at or before the Closing on the terms and conditions described in the Debt Financing Commitment (including any “flex” terms contained therein) (as amended, supplemented, modified, replaced, terminated, reduced or waived in accordance with Section 4.5(d), subject to the reduction of the net amount of the Debt Financing in accordance with the express terms of the Debt Financing Commitment in effect as of the date hereof by an amount equal to the Net Financing Proceeds so long as, (x) after giving effect to such reduction, VICI or its subsidiaries will have sufficient funds to pay the Required Amount on the Closing Date and (y) such Net Financing Proceeds are held in escrow to the extent required by the express terms of the Debt Financing Commitment) including using reasonable best efforts to:
(i)    comply with, maintain in effect and enforce the Debt Financing Commitment, and, once entered into, the Financing Agreements with respect thereto;
(ii)    negotiate Financing Agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Financing Commitment (including any “flex” terms contained therein);

(iii)    satisfy on a timely basis all conditions applicable to the Debt Financing in the Debt Financing Commitment and any Financing Agreements with respect thereto;
(iv)    enforce its rights under the Debt Financing Commitment and any Financing Agreements with respect thereto; and
(v)    consummate the Debt Financing at or prior to the Closing.
(d)    VICI shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the Debt Financing Commitment without the prior written consent of ERI if such amendment, supplement, modification, replacement, termination, reduction or waiver would or would reasonably be expected to (i) delay or prevent the Closing, (ii) reduce the aggregate net proceeds of the Debt Financing from that contemplated by the Debt Financing Commitment as in effect on the date hereof, (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing, in each case, in a manner that would or would reasonably be expected to delay, prevent, make less likely or otherwise adversely impact the ability of VICI to obtain the Debt Financing at or prior to the Closing, (iv) make the funding of the Debt Financing (or satisfaction of the conditions thereto) less likely to occur at or prior to the Closing, or (v) adversely impact (A) the ability of VICI to consummate the Transactions by the Closing Date or (B) the ability of VICI to enforce its rights against other parties under the Debt Financing Commitment or any Financing Agreements with respect thereto; it being understood that notwithstanding the foregoing VICI may amend the Debt Financing Commitment to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that had not executed the Debt Financing Commitment as of the date of this Agreement, (2) implement or exercise any “flex” provisions contained in the Debt Financing Commitment Letter as of the date hereof, (3) permanently reduce the aggregate amount of the Debt Financing by the amount of the Net Financing Proceeds in accordance with the express terms of the Debt Financing Commitment in effect on the date hereof in replacement of a portion of the Debt Financing Commitment so long as, (x) after giving effect to such reduction, VICI or its subsidiaries will have sufficient funds to pay the Required Amount on the Closing Date and (y) VICI notifies ERI in writing of such reduction and (z) such Net Financing Proceeds are held in escrow to the extent required by the express terms of the Debt Financing Commitment and (4) otherwise amend, modify or restate the Debt Financing Commitment in any manner not inconsistent with this sentence. Upon any amendment of the Debt Financing Commitment in accordance with this Section 4.5(d), VICI shall deliver a copy thereof to ERI and (i) references herein to “Debt Financing Commitment” shall include such documents as amended in compliance with this Section 4.5(d) and (ii) references to “Debt Financing” or “Financing” shall include the financing contemplated by the Debt Financing Commitment as amended in compliance with this Section 4.5(d).
(e)    Notwithstanding Section 4.5(d), in the event any portion of the Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Debt Financing Commitment (other than in the case of a reduction of the net amount of the Debt Financing in accordance with the express terms of the Debt Financing Commitment in effect as of the date hereof by an amount equal to the Net Financing Proceeds and retained by VICI or its subsidiaries on the Closing Date, so long as, (x) after giving effect to such reduction, VICI or its subsidiaries will have sufficient funds to pay the Required Amount on the

Closing Date and (y) such Net Financing Proceeds are held in escrow to the extent required by the express terms of the Debt Financing Commitment) (i) VICI shall promptly notify ERI thereof (and, in any event, within two (2) Business Days) and (ii) VICI shall use its reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources (the “Alternate Financing”) (A) on conditions not less favorable to VICI than the Debt Financing Commitment, (B) in an amount sufficient to consummate the Transactions to which VICI is party on the Closing Date no later than the Closing Date and (C) on terms not materially less favorable as a whole to VICI, taking into account any “flex” provisions thereof. True, complete and correct copies of any new financing commitment letter (including any associated engagement letter and related fee letter (which fee letter may be redacted to remove fee amounts and other economic terms, none of which affect the availability or the net amount of such Debt Financing)) shall be promptly provided to ERI. In the event any Alternate Financing is obtained in accordance with this Section 4.5(e), any reference in this Agreement to “Debt Financing Commitment” or “Debt Financing” shall include the debt financing contemplated by such Alternate Financing.
(f)    VICI shall keep ERI reasonably informed of the status of its efforts to obtain the Debt Financing and provide ERI with copies of any Financing Agreements related thereto upon the execution thereof. Without limiting the generality of the foregoing, VICI shall (i) give ERI prompt written notice of (A) any default, breach or threatened breach in writing by any party of any of the Debt Financing Commitment or Financing Agreements related thereto of which any of VICI or its Representatives or Affiliates become aware or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission in writing thereof, (B) any dispute or disagreement between or among the parties to any Debt Financing Commitment or Financing Agreements or (C) if at any time, for any reason, VICI believes that it will not be able to obtain all or a portion of the Debt Financing at or prior to the Closing on the terms and conditions, in the manner or from the sources contemplated by the Debt Financing Commitment and (other than a reduction of the net amount of the Debt Financing in accordance with the express terms of the Debt Financing Commitment in effect as of the date hereof by an amount equal to the Net Financing Proceeds so long as, (x) after giving effect to such reduction, VICI or its subsidiaries will have sufficient funds to pay the Required Amount on the Closing Date and (y) such Net Financing Proceeds are held in escrow to the extent required by the express terms of the Debt Financing Commitment) (ii) otherwise keep ERI reasonably informed of the status of its efforts to arrange the Debt Financing (or any Alternate Financing).
(g)    VICI acknowledges and agrees that obtaining the Debt Financing or any consents from its existing lenders are not a condition to the Closing.
(h)    ERI shall use commercially reasonably efforts to cause CEC to cooperate and furnish information as contemplated by this Section 4.5, as applied to CEC and its Subsidiaries.
SECTION 4.6.    Financial Statements.
(a)    From the date of this Agreement until the delivery of any Form 8-K Financial Statements (or, if this Agreement is terminated pursuant to Article 5, the date of such termination), to the extent VICI determines that any financial statements of ERI or CEC or their respective Subsidiaries are required to be filed with the SEC, including under Rule 3-05 or Rule 3-14 or Article 11 of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”)

(such financial statements, “S-X Financial Statements”), (x) to satisfy VICI’s reporting obligations on Form 8-K (or any amendments thereto) in connection with the Transactions (such financial statements, “Form 8-K Financial Statements”), upon reasonable notice from VICI at any time after the date hereof but no later than the tenth (10th) day following the Closing Date, ERI shall use (or use commercially reasonable efforts to cause CEC to use) (in each case at VICI’s sole expense) reasonable best efforts to prepare and deliver such Form 8-K Financial Statements to VICI as soon as reasonably practical (but in no event later than the sixtieth (60th) day following the Closing Date) and (y) in connection with any registration statement, proxy statement, prospectus, or prospectus supplement filed with the SEC, or offering memorandum prepared by or on behalf of VICI, upon reasonable notice from VICI, ERI shall use reasonable best efforts prior to the Closing (at VICI’s sole expense) to prepare and deliver such S-X Financial Statements to VICI as soon as reasonably practical.
(b)    In furtherance of the provisions of Section 4.6(a), ERI shall prior to or after the Closing Date, and prior to the Closing shall and shall cause its Subsidiaries to use reasonable best efforts to (A) provide reasonable assistance and cooperation with VICI’s preparation of such financial statements (including by providing reasonable access to such financial information and financial data as shall be reasonably requested by VICI or its Representatives in connection with the preparation of such financial statements) and any required pro forma financial information and pro forma financial statements or any required non-GAAP reconciliations, in each case, in accordance with Regulation S-X, (B) provide reasonable assistance to VICI and its independent accounting firm in completing audits and the preparation of such financial statements and other financial information, (C) upon reasonable request, deliver to VICI or its independent accounting firm, a customary representation letter signed by an authorized officer of ERI or CEC in such form as is reasonably required by VICI’s independent accounting firm, and (D) use reasonable best efforts to cause ERI’s Subsidiaries’ independent accounting firm to take the actions contemplated by Section 4.5(a)(D) with respect to the S-X Financial Statements or other financial statements or information prepared pursuant to this Section 4.6, including by providing such independent accounting firm with reasonable access to the books, records and employees of ERI or CEC and their respective Subsidiaries reasonably required to conduct such audit and reasonable assistance in completing such audit; provided, further, that nothing in this Section 4.6(b) shall (i) unreasonably interfere with the business or operations of ERI or CEC, their respective Subsidiaries or (ii) require assistance beyond the sixtieth (60th) day after the Closing Date; provided, that ERI is in compliance with its obligations under Section 4.6(a) and Section 4.6(b) prior to such date.
(c)    If, at any time after the Closing Date, ERI is not subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision and VICI is required to include in any of its filings with the Securities and Exchange Commission (“SEC”) financial information of ERI, ERI shall (i) deliver to VICI, no later than 45 days after the end of each fiscal year of ERI, audited financial statements of ERI that would be required by Rules 3-01 and 3-02 of Regulation S-X if ERI were subject to Section 13(a) or 15(d) of the Exchange Act and (ii) use its reasonable best efforts to cause Ernst & Young LLP (or such other registered public accounting firm then serving as auditor of ERI) to deliver such consents as are reasonably requested by VICI in order to comply with its SEC financial reporting obligations.
(d)    For the avoidance of doubt, any such obligations of ERI or its Subsidiaries under Section 4.6(a), (b) and (c) shall be at VICI’s sole expense and VICI will promptly reimburse ERI for any costs and expenses (including reasonable legal and accounting fees, third party labor costs and contractor costs) incurred by ERI or any of its Subsidiaries (including those of their respective Affiliates or Representatives) in connection with its performance under Section 4.6(a), (b) and (c) in accordance with the provisions set forth in Section 4.5.
(e)    ERI shall use commercially reasonable efforts to cause CEC to provide such financial statements and cooperation as contemplated by this Section 4.6.
SECTION 4.7.    Call Right Agreements. With respect to any given Subject Property, between the Effective Date and the earliest to occur of (i) the termination of the Merger Agreement without the closing occurring thereunder, (ii) the closing under the applicable Subject Property PSA and (iii) the termination of the applicable Subject Property PSA (or, if a Replacement Subject Property PSA is entered into as a result of the termination of such Subject Property PSA, the termination of such Replacement Subject Property PSA), the VICI Parties shall not exercise any “Call Right” (as defined in the applicable Call Right Agreement) set forth in the Call Right Agreement applicable to such Subject Property; provided, however, that in the event that CEC tries to effect a sale or other transfer to a Person (other than a Subsidiary of CEC) of any Subject Property or any direct or indirect equity with respect thereto owned directly or indirectly by CEC, this Section 4.7 shall not apply with respect to such Subject Property.
SECTION 4.8.    VICI/CEC ROFR Agreement. Between the Effective Date and the earlier to occur of (i) the termination of this Agreement or (ii) the Closing, (x) ERI shall cause CEC to waive and not to exercise the “CEC ROFR” (as defined in the VICI/CEC ROFR Agreement) and (y) VICI shall waive and not exercise the “Propco ROFR” (as defined in the VICI/CEC ROFR Agreement), in each case as set forth in the VICI/CEC ROFR Agreement.
SECTION 4.9.    HLV CC Put-Call Right Agreement. Between the Effective Date and the earlier to occur of (i) the termination of this Agreement or (ii) the Closing, (x) the VICI Parties shall not exercise any “Call Right” (as defined in the HLV CC Put-Call Right Agreement) set forth in the HLV CC Put-Call Right Agreement and (y) ERI shall cause CEC not to exercise the “Put Right” (as defined in the HLV CC Put-Call Right Agreement) set forth in the HLV CC Put-Call Right Agreement; provided, however, in the event that CEC tries to effect a sale or other transfer to a Person (other than a Subsidiary of CEC) of the “Convention Center Property” (as defined in the HLV CC Put-Call Right Agreement) or any direct or indirect equity with respect thereto owned directly or indirectly by CEC, clause (x) shall not apply with respect thereto.
SECTION 4.10.    Consent to Permitted Transactions. VICI shall consent to ERI, on behalf of itself and all of its applicable Affiliates, to the Permitted Transactions and the Merger as contemplated by Section 2.1 of the Merger Agreement as in effect on the date hereof, effective as of immediately prior to the closing under the Merger Agreement upon the occurrence of the following: (a) ERI having made all payments to VICI (or at VICI’s direction, to a Subsidiary of VICI) under this Agreement that are required to have been made by ERI to VICI at or prior to such time, (b) the applicable ERI Parties having executed and delivered to VICI: (i) the CPLV Lease Guaranty, Non-CPLV Lease Guaranty and the Joliet Lease Guaranty; (ii) the Put-Call Right Agreement; (iii) the Las Vegas Strip ROFR Agreement; (iv) the Baltimore ROFR Agreement; (v) the CPLV Lease Amendment, the Non-CPLV Lease Amendment and the Joliet Lease Amendment; and (vi) the Subject Property PSAs, (c) the Internal Restructuring having been consummated in accordance with Section 5.1(d) and (d) no ERI Party then being in willful and material breach of any Subject Property PSA (the “VICI Consent”). From and after the Effective Date, VICI shall use diligent efforts to consummate either the Lender Consent or the CPLV Loan Payoff, and, subject to the satisfaction of the conditions set forth in Section 2.1(b)(i), shall ensure that either the Lender Consent or the CPLV Loan Payoff is consummated prior to or at the closing of the transactions under the Merger Agreement.
SECTION 4.11.    ERI and VICI Efforts. Subject to the terms and conditions of this Agreement, each of ERI and VICI agrees to use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement or the Ancillary Agreements to cause the conditions to the Closing (other than the condition set forth in Section 5.1(c)) to be satisfied as promptly as reasonably practicable and to consummate and make effective, the Transactions.
SECTION 4.12.    Ancillary Agreements and Replacement Properties. From the Effective Date until execution of the applicable Ancillary Agreement, neither ERI nor VICI shall take (or refrain from taking) any action within its reasonable control that would constitute a material breach by it of a covenant or agreement under such Ancillary Agreement if it were in effect on the date hereof; provided, that, the remedies for such breach under any such Ancillary Agreement shall also be as if it were in effect on the date hereof. ERI shall not enter into any contract to sell or otherwise transfer, and shall not sell or otherwise transfer, to a Person (other than a Subsidiary of ERI) (i) the Reno Assets or Scioto Downs, or, in any case, any direct or indirect equity interest with respect thereto owned directly or indirectly by ERI, until after the earliest of (A) closing under the Subject Property PSA (Atlantic City) (or any Replacement Subject Property PSA with respect thereto, as applicable), (B) the termination of a Replacement Subject Property PSA with respect to such Gaming Facility(ies) without the consummation of the closing thereunder and (C) the date that is 18 months after the Effective Date or (ii) the Colorado Assets, or any direct or indirect equity interest with respect thereto owned directly or indirectly by ERI, until after the earliest of (X) closing under the Subject Property PSA (Laughlin) (or any Replacement Subject Property PSA with respect thereto, as applicable), (Y) the termination of a Replacement Subject Property PSA with respect to such Gaming Facility(ies) without the consummation of the closing thereunder and (Z) the date that is 18 months after the Effective Date. The provisions of this Section 4.12 shall survive Closing and not be merged therein.
ARTICLE 5
CONDITIONS TO CLOSING
SECTION 5.1.    Conditions to Closing of ERI and VICI. Except as provided in Section 2.1(b), the obligation of each of ERI and VICI to consummate the Closing of particular Transactions is conditioned upon the satisfaction at or prior to the Closing (or waiver by both ERI and VICI, to the extent permitted by applicable Law) of each of the following:
(a)    No Legal Impediment. There shall not be in effect any Law, or Governmental Order prohibiting, restraining, enjoining or otherwise preventing the consummation of the applicable Transactions.

(b)    Governmental Approvals. All Governmental Approvals from all applicable Gaming Authorities and all other material Governmental Approvals necessary to consummate the applicable Transactions shall have been satisfied or obtained by VICI, ERI, each ERI Party and each VICI Party, as applicable, in accordance with this Agreement and the applicable Ancillary Agreements.
(c)    Merger. Concurrently with consummation of the applicable Transactions, the Merger shall be consummated.
(d)    Internal Restructuring. Prior to the consummation of the Merger, the Internal Restructuring shall have been completed and the applicable Regarded Entity Value requirement set forth in (i), (ii) , (iii) or (iv), below, is satisfied.
(i)    Alternative 1: Subject to subsections (iii) and (iv), if applicable,
(A)    with respect to the CPLV Lease Amendment Payment, CEC shall be the Regarded Entity, provided that Caesars Palace, and Desert Palace are disregarded as entities separate from CEC for federal income tax purposes, and the Regarded Entity Value shall be at least $8,000,000,000; and
(B)    with respect to the HLV Lease Amendment Payment, CRC shall be the Regarded Entity, provided that Harrah’s Las Vegas LLC is disregarded as an entity separate from CRC for federal income tax purposes, and the Regarded Entity Value shall be at least $3,000,000,000.
(ii)    Alternative 2: Subject to subsection (iii), if applicable, with respect to both the CPLV and HLV Lease Amendment Payments, Caesars Palace shall be the Regarded Entity, provided that Harrah’s Las Vegas LLC and Desert Palace are disregarded as entities separate from Caesars Palace for federal income tax purposes, and the Regarded Entity Value shall be at least $8,000,000,000.
(iii)    If both Alternatives 1 and 2 are true, and if CEOC LLC is transferred to CRC, with respect to both the CPLV and HLV Lease Amendment Payments, CRC shall be the Regarded Entity, provided that Harrah’s Las Vegas LLC and Desert Palace are disregarded as entities separate from CRC for federal income tax purposes, and the Regarded Entity Value shall be at least $8,000,000,000.
(iv)    If Alternative 1 is true but Alternative 2 is not, and if CEOC LLC is transferred to CRC, with respect to both the CPLV and HLV Lease Amendment Payments, CRC shall be the Regarded Entity, provided that Harrah’s Las Vegas LLC and Desert Palace are disregarded as entities separate from CRC for federal income tax purposes, and the Regarded Entity Value shall be at least $8,000,000,000.
For purposes of this Section 5.1(d), “Regarded Entity Value” shall mean the enterprise value of the Regarded Entity and its direct and indirect wholly-owned subsidiaries (counting for this purpose the enterprise value of any disregarded subsidiaries of the Regarded Entity, plus the net equity value owned by the Regarded Entity in any of its regarded subsidiaries). For the avoidance of doubt, for purposes of this Section 5.1, the Regarded Entity Value shall be measured as of the Closing (and not at any time after the Closing Date), after giving effect to the transactions to be undertaken on the Closing Date that are contemplated by this Agreement, including the Transactions and the Merger.
SECTION 5.2.    Additional Conditions to Closing of VICI. Except as provided in Section 2.1(b), the obligation of VICI to consummate the Closing of particular Transactions is further conditioned upon satisfaction (or waiver by VICI) at or prior to the Closing of such Transactions of each of the following:
(a)    Representations and Warranties True. (i) Each of the representations and warranties of ERI contained in Section 3.2 (other than Section 3.2(d)) shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date) and (ii) the representations and warranties of ERI contained in Section 3.2(d) shall be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained in such representations and warranties) in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
(b)    ERI’s Deliveries Complete. Each ERI Party shall have executed and delivered, and have acknowledged, as applicable, or have caused CEC or its applicable Affiliates to have executed and delivered, and to have acknowledged, as applicable, all of the documents to which it is a party that are required to be executed and delivered pursuant to Section 2.2 and all other applicable items required pursuant to Section 2.2, and each and all of the agreements and covenants of ERI to be performed and complied with pursuant to this Agreement on or prior to the Closing shall have been duly performed and complied with in all material respects.
(c)    No Bankruptcy. A petition shall not have been filed by or against ERI, CEC or any Subsidiaries thereof under the Federal Bankruptcy Code or any similar Laws.
(d)    CPLV Material Adverse Effect. Since the Effective Date, no CPLV Material Adverse Effect shall have occurred; provided, that, if a CPLV Material Adverse Effect shall have occurred, VICI shall not be required to consummate the CPLV/HLV Closing, but this Section 5.2(d) shall not otherwise be a condition for Closing the other Transactions.
(e)    No Default Under Existing Lease Documents. There shall be no payment or other material “Tenant Event of Default” or payment or other material “Event of Default” (each as defined in the applicable Existing Lease Document), as applicable, that is likely to cause a material adverse effect to the operations of the applicable facility or the applicable landlord’s ownership thereof under any of the Existing Lease Documents or under the HLV Lease; provided, that the cure of any such Tenant Event of Default or Event of Default by ERI shall have the same effect as if CEC had cured the same.
SECTION 5.3.    Additional Conditions to Closing of ERI. The obligation of ERI to consummate the Closing of a particular Transaction is further conditioned upon satisfaction (or waiver by ERI) at or prior to the Closing of each of the following:

(a)    Representations and Warranties True. Each of the representations and warranties of VICI contained in Section 3.1 shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).
(b)    VICI’s Deliveries Complete. VICI shall have timely delivered the funds required hereunder and each VICI Party shall have executed and delivered, and have acknowledged, as applicable, all of the documents to which it is a party that are required to be executed and delivered pursuant to Section 2.3 and all other applicable items required pursuant to Section 2.3, and each and all of the agreements and covenants of VICI to be performed and complied with pursuant to this Agreement on or prior to the Closing shall have been duly performed and complied with in all material respects.
ARTICLE 6
TERMINATION
SECTION 6.1.    Termination. This Agreement shall automatically terminate upon termination of the Merger Agreement prior to the Closing occurring thereunder, and may be terminated at any time prior to the Closing as follows:
(a)    By the mutual written consent of ERI, on the one hand, and VICI, on the other hand.
(b)    By VICI by written notice to ERI if the closing under the Merger Agreement does not occur by the End Date; provided, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to VICI if such failure of the closing to occur is primarily due to the failure of VICI to perform any of its obligations under this Agreement, as applicable.
(c)    By VICI by written notice to ERI if ERI has materially breached or materially failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 5.2(a) or Section 5.2(b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the End Date or (y) thirty (30) days following receipt by ERI of written notice of such breach or failure from VICI; provided, that the right to terminate this Agreement pursuant to this Section 6.1(c) shall not be available if VICI is itself in material breach of or has materially failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 5.3(a) or Section 5.3(b) to be satisfied.
(d)    By ERI by written notice to VICI if VICI has materially breached or materially failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 5.3(a) or Section 5.3(b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the End Date or (y) thirty (30) days following receipt by VICI of written notice of such breach or failure from ERI; provided, that the right to terminate this Agreement pursuant to this Section 6.1(d) shall not be available if ERI is itself in material breach of or has materially failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 5.2(a) or Section 5.2(b) to be satisfied.
(e)    By VICI, on the one hand, or ERI, on the other hand, by written notice to the Other Party if any Governmental Authority having jurisdiction over any Party shall have issued a final nonappealable Governmental Order or taken any other action, in each case permanently restraining, enjoining, denying, withholding approval of or otherwise prohibiting consummation of all of the Transactions or any Law that permanently makes consummation of all of the Transactions illegal or otherwise prohibited shall be in effect; provided, that the right to terminate this Agreement under this Section 6.1(e) shall not be available to ERI if such order or Law was primarily due to the failure of ERI to perform any of its obligations under this Agreement and the right to terminate this Agreement under this Section 6.1(e) shall not be available to VICI if such order or Law was primarily due to the failure of VICI to perform any of their obligations under this Agreement.
(f)    By ERI by written notice to VICI if (i) the conditions set forth in Section 5.1 and Section 5.2 (other than those conditions which, by their nature, are to be satisfied on the Closing Date, but that are expected to be satisfied at the Closing) have been satisfied (and remain satisfied) or waived, (ii) ERI has irrevocably confirmed in a written notice delivered to VICI that the conditions set forth in Section 5.3 (other than those conditions which, by their nature, are to be satisfied on the Closing Date, but that are expected to be satisfied at the Closing) have been satisfied or ERI has confirmed by irrevocable written notice to VICI that it is willing to waive any unsatisfied conditions in Section 5.3 and, in either case, that ERI irrevocably confirms by written notice delivered to VICI that ERI stands, and will stand, ready, willing and able to consummate the Closing and (iii) VICI fails to consummate the Closing within three (3) Business Days after the delivery of such written notice and ERI stood ready, willing and able to consummate the Closing through the end of such three (3) Business Day period; provided, that notwithstanding anything in this Section 6.1(f) to the contrary, no party shall be permitted to terminate this Agreement pursuant to this Section 6.1(f) during any such three (3) Business Day period.
SECTION 6.2.    Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 6.1, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of either Party; provided, that the agreements and obligations of the Parties set forth in this Section 6.2, Section 6.3 and the provisions of Article 7 of this Agreement shall survive such termination and remain in full force and effect; provided, further, that, except as set forth in Section 6.3(h), nothing in this Section 6.2 shall relieve any Party of any liability for fraud or any willful or material breach by that Party of this Agreement occurring prior to termination, in which case the non-breaching Party shall be entitled to all rights and remedies available at Law or in equity. In addition, and notwithstanding anything herein to the contrary, in no event shall any termination of this Agreement pursuant to this Section relieve any Party from its obligations under Section 2.1(b)(i) or Section 4.10 (subject to the express conditions set forth therein).
SECTION 6.3.    Fees and Expenses. Notwithstanding anything to the contrary in this Agreement:

(a)    Except as otherwise expressly provided herein (including this Section 6.3), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the Transactions (collectively, “Transaction Expenses”) shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, in consideration of the Transactions, regardless of whether the Closing occurs, ERI shall reimburse VICI for fifty percent (50%) of its documented out-of-pocket costs in connection with obtaining and consummating the Lender Consent or the CPLV Loan Payoff (including any prepayment penalties, yield maintenance premium, premiums, additional interest, make-whole amounts, call protection amounts or similar amounts paid by VICI in connection with the CPLV Loan Payoff, if applicable) (the “ERI Expense Reimbursement”), which shall be payable as follows: (i) fifty-six percent (56%) of the ERI Expense Reimbursement will be paid in cash, (ii) thirty-seven percent (37%) will be credited as a reduction in the CPLV Lease Amendment Payment, if made, and (iii) seven percent (7%) will be credited as a reduction in the HLV Lease Amendment Payment, if made, or, alternatively, credited as a reduction in the CPLV/HLV Break Payment, if made, if the CPLV Lease Amendment Payment or HLV Lease Amendment Payment are not made; provided, that if neither the CPLV Lease Amendment Payment, the HLV Lease Amendment Payment nor the CPLV/HLV Break Payment is payable, then the ERI Expense Reimbursement shall be paid by ERI to VICI in full in cash or, at VICI’s sole discretion, as an offset of any amounts, if any, payable by VICI to ERI hereunder or in connection herewith.
(b)    In the event that this Agreement is terminated by ERI pursuant to Section 6.1(d) or Section 6.1(f) and, at the time of termination, (A) ERI does not have the right to specific performance because the condition set forth in clause (b) of Section 7.20 has not been satisfied, (B) all of the conditions set forth in Section 5.1 and Section 5.2 (other than those conditions set forth in Section 5.2 that by their nature are to be satisfied or waived at Closing and that are reasonably capable of being so satisfied) have been satisfied as of the date of such termination, and (C) ERI has caused CEC to cooperate and furnish information as contemplated by Section 4.5 and Section 4.6 as applied to CEC and its Subsidiaries except where such failure to do so is not the sole proximate cause for the condition set forth in clause (b) of Section 7.20 to not be satisfied, then, as ERI’s sole remedy as further set forth in Section 6.3(h)(x), VICI shall pay to ERI by wire transfer of immediately available funds a fee (the “VICI Termination Fee”) of $75,000,000, within two (2) Business Days of the date of termination; provided, that, if (i) the applicable VICI Party exercises its right to terminate the Subject Property PSA to which it is a party and a Replacement Subject Property PSA (which is not itself subsequently terminated) with respect thereto pursuant to Section 2.4 is not then in full force and effect or (ii) a CPLV Material Adverse Effect has occurred, the VICI Termination Fee shall be reduced proportionately to reflect that VICI no longer has the obligation to pay the applicable Subject Property Purchase Price or Lease Amendment Payment.
(c)    [Reserved].
(d)    In the event that this Agreement is terminated because the Merger Agreement is terminated for any reason, then unless VICI shall be in material breach or default hereunder and such breach or default was the sole proximate cause for the termination of the Merger Agreement, ERI shall pay VICI a termination fee equal to $75,000,000 (the “ERI Termination Fee”).
(e)    In the event that the CPLV/HLV Closing does not occur for any reason on the date on which the closing under the Merger Agreement occurs (regardless of whether such failure of the CPLV/HLV Closing to occur is due to a breach or default hereunder by VICI), then unless (i) ERI shall be in material breach or default hereunder such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied as of the date on which the closing under the Merger Agreement occurs and the Closing of the 2.1(c) Transactions does not occur or (ii) a CPLV Material Adverse Effect has occurred, VICI shall pay ERI an amount equal to $45,000,000 (the “CPLV/HLV Break Payment”); provided, that, if the VICI Termination Fee is payable, the CPLV/HLV Break Payment shall not be payable under any circumstances.
(f)    Notwithstanding the foregoing, the ERI Expense Reimbursement or ERI Termination Fee, as applicable, shall not exceed the maximum amount, if any, that can be paid to VICI without causing VICI REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year, determined as if the payment of such amount did not constitute income described in  the REIT Requirements (“Qualifying Income”), as determined by independent accountants to VICI (taking into account any known or anticipated income of VICI which is not Qualifying Income and any appropriate  “cushion” as determined by such accountants).  Notwithstanding the foregoing, in the event VICI receives a reasoned opinion from counsel or other tax advisor or a ruling from the U.S. Internal Revenue Service providing that VICI’s receipt of the ERI Expense Reimbursement or ERI Termination Fee, as applicable would either constitute Qualifying Income of VICI REIT or would be excluded from gross income of VICI REIT within the meaning of the REIT Requirements, the ERI Expense Reimbursement or ERI Termination Fee, as applicable, shall be an amount equal to the ERI Expense Reimbursement or ERI Termination Fee, as applicable, and ERI shall, upon receiving a written notification from VICI regarding such opinion or ruling, pay to VICI the unpaid ERI Expense Reimbursement or ERI Termination Fee, as applicable, within five Business Days.  In the event that VICI is not able to receive the full ERI Expense Reimbursement or ERI Termination Fee, as applicable, immediately upon a termination due to the above limitations, ERI shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to VICI unless and until VICI receives a reasoned opinion from counsel or other tax advisor or a ruling from the U.S. Internal Revenue Service providing that VICI’s receipt of the unpaid ERI Expense Reimbursement or ERI Termination Fee, as applicable, would either constitute Qualifying Income of VICI REIT or would be excluded from gross income of VICI REIT within the meaning of the REIT Requirements, in which event ERI shall pay to VICI the unpaid ERI Expense Reimbursement or ERI Termination Fee, as applicable, within five Business Days after ERI has been notified thereof.  The obligation of ERI to pay any unpaid portion of the ERI Expense Reimbursement or ERI Termination Fee, as applicable, shall terminate on the December 31 following the date which is five years from the date that this Agreement is terminated.  Amounts remaining in escrow after the obligation of ERI to pay the ERI Expense Reimbursement or ERI Termination Fee, as applicable, terminates shall be released to ERI.
(g)    Each Party acknowledges that the provisions of this Section 6.3 are an integral part of the Transactions and that, without these agreements, the Other Party would not enter into this Agreement. If a Party fails to promptly pay the amount due by it pursuant to this Section 6.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, a Party commences an Action that results in judgment for it for such amount, the other Party shall pay such Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Action. In no event shall VICI be obligated to pay the VICI Termination Fee or the CPLV/HLV Break Payment on more than one occasion; and in no event shall ERI be obligated to pay the ERI Termination Fee on more than one occasion.
(h)    The Parties acknowledge that the damages resulting from termination of this Agreement under circumstances in which the VICI Termination Fee, the CPLV/HLV Break Payment or the ERI Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 6.3 are reasonable forecasts of the actual damages which may be incurred, and agree that in the event the VICI Termination Fee or the CPLV/HLV Break Payment or the ERI Termination Fee is payable pursuant to this Section 6.3, then notwithstanding anything to the contrary in Section 6.2, the monetary remedies set forth in this Section 6.3 shall be the sole and exclusive remedies of (x) ERI and its Affiliates and Representatives against VICI, the Financing Sources and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates, except in the case of a breach by VICI under Section 2.1(b)(i) or Section 4.10, in which case, ERI shall be entitled to all rights and remedies available at Law or in equity, and (y) VICI and its Affiliates and Representatives against ERI and any of its respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates, for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and upon payment of the VICI Termination Fee, the CPLV/HLV Break Payment or ERI Termination Fee, as applicable, none of (A) VICI, the Financing Sources nor any of their respective former, current or future general or limited partners, shareholders, managers, members, controlling person, Representatives or Affiliates or (B) ERI nor any of its former, current or future general or limited partners, shareholders, managers, members, controlling person, Representatives or Affiliates, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.
ARTICLE 7
MISCELLANEOUS
SECTION 7.1.    Assignment. Neither VICI nor ERI shall assign this Agreement or its rights hereunder (other than to an entity that is directly or indirectly wholly-owned and Controlled by VICI or ERI, as applicable) without the prior written consent of the other parties to this Agreement, which consent such parties may grant or withhold in their sole and absolute discretion. Notwithstanding the foregoing, VICI and ERI may designate an entity that is directly or indirectly wholly-owned and controlled by VICI or ERI, as applicable, to be the named party on all Ancillary Agreements.
SECTION 7.2.    Integration; Waiver. This Agreement, together with the Ancillary Agreements and any other documents and instruments executed pursuant hereto, constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. Neither this Agreement nor any provision hereof nor the Ancillary Agreements may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply. The last sentence of this Section 7.2, the last sentence of Section 7.3, Section 7.14, Section 7.15, Section 7.19 and Section 7.21 of this Agreement may not be amended or modified in whole or in part in a manner that adversely affects the rights of the Financing Sources thereunder without the prior written consent of the requisite commitment parties having consent over amendments to this Agreement pursuant to the Debt Financing Commitment.
SECTION 7.3.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to the principles of conflicts of Laws; provided, however, that such designation shall not relieve any party of its obligation to comply with the requirements of the Laws of any other State as may be necessary to effect the Transactions in the manner contemplated by this Agreement. Notwithstanding the foregoing, this Section 7.3 shall not vitiate the choice of Law provisions specifically set forth in any of the Ancillary Agreements. Notwithstanding anything herein to the contrary, the parties hereto agree that any action of any kind or any nature (whether based upon Contract, tort or otherwise) involving any Financing Sources that is any way related to this Agreement or any of the Transactions, including any action or dispute involving any Financing Sources arising out of or relating in any way to the Debt Financing or the Transactions or any document relating to the Debt Financing shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
SECTION 7.4.    Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.
SECTION 7.5.    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
SECTION 7.6.    Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by Law.
SECTION 7.7.    Notices. Any notices or other communications under this Agreement shall be in writing and shall be given by (a) personal delivery, (b) e-mail transmission (with a copy delivered by one of the other methods provided in this Section 7.7) or (c) a reputable overnight courier service, fees prepaid, addressed as follows:

If to VICI:
c/o VICI Properties Inc. 430 Park Avenue, 8th Floor New York, New York 10022 Attention: Samantha S. Gallagher, General Counsel E-Mail: corplaw@viciproperties.com

Copy to:
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: James P. Godman, Todd E. Lenson and Jordan M. Rosenbaum
E-mail: jgodman@kramerlevin.com
tlenson@kramerlevin.com
jrosenbaum@kramerlevin.com

If to ERI:
Eldorado Resorts, Inc. 100 West Liberty Street, Suite 1150 Reno, NV 89501 Attention: Edmund L. Quatmann E-mail: equatmann@eldoradoresorts.com
Copy to:
Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attention: Omar A. Nazif and Steven B. Stokdyk E-mail: omar.nazif@lw.com steven.stokdyk@lw.com
Any party may designate another addressee for notices hereunder by a notice given pursuant to this Section 7.7. A notice sent in compliance with the provisions of this Section 7.7 shall be deemed given on the date of receipt, with failure to accept delivery to constitute receipt for such purpose. The parties agree that the attorney for such party specified above shall have the authority to deliver notices on such party’s behalf to the other party.
SECTION 7.8.    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic means shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement.
SECTION 7.9.    No Recordation. ERI and VICI each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded.
SECTION 7.10.    Additional Agreements; Further Assurances. Each of the parties hereto shall reasonably cooperate with one another and execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transactions, so long as the execution and delivery of such documents shall not result in any additional Liabilities or cost to the executing party. The provisions of this Section 7.10 shall survive Closing and not be merged therein.
SECTION 7.11.    Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any modification hereof or any of the Ancillary Agreements.
SECTION 7.12.    REIT Protection.
(a)    The Parties intend that this Agreement and the Ancillary Agreements shall be interpreted in a manner that is consistent with the continued qualification of VICI REIT as a real estate investment trust under the Code (a “REIT”). Notwithstanding anything to the contrary set forth in this Agreement (but, if the Internal Restructuring has been consummated in accordance with Section 5.1(d), subject to the terms of Section 4.10) or the Ancillary Agreements, VICI REIT shall not be required to take any action or refrain from taking any action that would, in either case, reasonably be expected to cause VICI REIT to fail to qualify as a REIT; provided that, if the Internal Restructuring has been consummated in accordance with Section 5.1(d), this Section 7.12 shall not apply to the CPLV/HLV Closing.
(b)    The Parties will cooperate in good faith to consummate the Transactions in a manner that does not adversely affect VICI REIT’s qualification as a REIT. Notwithstanding the foregoing, for the avoidance of doubt, the Regarded Entity Value requirement shall apply solely on the Closing Date, and the ERI Parties shall not be required to maintain any particular Regarded Entity Value; provided, however, that none of the ERI Parties or the Regarded Entity has any current intention as of the date of this Agreement and shall not have any intention on the Closing Date to reduce deliberately the Regarded Entity Value below the value set forth in Section 5.1(d).
(c)    All Ancillary Agreements shall contain language substantially similar to this Section 7.12(a).
SECTION 7.13.    JURISDICTION. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTIONS, THIS AGREEMENT, OR THE RELATIONSHIP OF VICI AND ERI HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (a) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF NEW YORK, STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK, NEW YORK; AND (b) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. THE PROVISIONS OF THIS SECTION 7.13 SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, THIS SECTION 7.13 SHALL NOT VITIATE THE CHOICE OF JURISDICTION PROVISIONS SPECIFICALLY SET FORTH IN ANY OF THE ANCILLARY AGREEMENTS.
SECTION 7.14.    Exclusive Venue. Notwithstanding anything in Section 7.13 to the contrary, each of the parties hereto hereby agrees that it shall not bring or support any action of any kind or description, whether at Law or in equity, whether in Contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement, the Debt Financing or the Transactions, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the United States District Court for the Southern District of New York (and the appellate courts thereof) or any New York state court sitting in the Borough of Manhattan in the City of New York. Notwithstanding the foregoing, this Section 7.14 shall not vitiate the choice of venue provisions specifically set forth in any of the Ancillary Agreements.
SECTION 7.15.    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTIONS, THIS AGREEMENT, OR THE PERFORMANCE THEREOF, OR THE RELATIONSHIP OF VICI AND ERI HEREUNDER. THE PROVISIONS OF THIS SECTION 7.15 SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
SECTION 7.16.    Existing Lease Documents. If the Closing shall occur, notwithstanding any provision to the contrary contained in this Agreement or any of the Ancillary Agreements, nothing contained herein or therein shall limit the obligations of (i) CPLV Lease Tenant or HLV Tenant under the CPLV Lease, (ii) Non-CPLV Lease Tenant under the Non-CPLV Lease, or (iii) Joliet Lease Tenant under the Joliet Lease, as amended hereunder, as applicable. If the Closing shall not occur, notwithstanding any provisions to the contrary contained in this Agreement, nothing contained herein shall limit the obligations of (i) CPLV Lease Tenant under the CPLV Lease and any documents related thereto, (ii) CPLV Lease Tenant, CPLV MLSA Manager, CEC, Caesars License Company or Caesars Enterprise under the CPLV MLSA and any documents related thereto, (iii) Non-CPLV Lease Tenant under the Non-CPLV Lease and any documents related thereto, (iv) Non-CPLV Lease Tenant, Non-CPLV MLSA Manager, CEC, Caesars License Company or Caesars Enterprise under the Non-CPLV MLSA and any documents related thereto, (v) Joliet Lease Tenant under the Joliet Lease, (vi) Joliet Lease Tenant, Joliet MLSA Manager, CEC, Caesars License Company or Caesars Enterprise under the Joliet MLSA or (vii) HLV Tenant under the HLV Lease. For the avoidance of doubt, nothing in this Section 7.16 is intended to vitiate any of the surviving obligations of the parties in this Agreement. The provisions of this Section 7.16 shall survive the Closing.
SECTION 7.17.    Limitation of Liability. Except as otherwise expressly set forth in this Agreement, in no event shall either party be entitled to recover from the other any actual, consequential, punitive, or special damages in connection with this Agreement. Notwithstanding the foregoing, ERI shall be entitled to all rights and remedies available at Law or in equity in the event that VICI shall breach its obligations under Section 2.1(b)(i) or Section 4.10.
SECTION 7.18.    Arbitration.
(a)    Arbitrator Qualifications. Any dispute, including regarding the terms and conditions of the Ancillary Agreements, or the terms of any other documents or issues with respect to the Transactions which are not set forth in definitive agreements executed and delivered on the date hereof shall be submitted to and determined by an arbitration panel comprised of three members (the “Arbitration Panel”). No more than one panel member may be with the same firm, and no panel member may have an economic interest in the outcome of the arbitration. In addition, each panel member shall have (i) at least five years of experience as an arbitrator and at least one year of experience in a profession that directly relates to the ownership, operation, financing or leasing of gaming or other hospitality facilities similar to those properties that are part of the Transactions or (ii) each panel member shall have at least one year of experience as an arbitrator and at least five years of experience in a profession that directly relates to the ownership, operation, financing or leasing of gaming or other hospitality facilities similar to those properties that are part of the Transactions; provided, however, if the dispute is regarding an issue with respect to Gaming Laws or involving the Gaming Authorities then each panel member shall have at least five years in a profession that directly relates to the ownership, operation, financing or leasing of Gaming Facilities similar to those properties that are part of the Transactions.
(b)    Arbitrator Appointment. The Arbitration Panel shall be selected as set forth in this Section 7.18(b). Within fifteen (15) Business Days after the expiration of the Subject Property PSA Discussion Period or Discussion Period, as applicable, or other applicable date identified in Section 4.2 above, VICI shall select and identify to ERI a panel member meeting the criteria of the above paragraph (the “VICI Panel Member”) and ERI shall select and identify to VICI a panel member meeting the criteria of the above paragraph (the “ERI Panel Member”). If a party fails to timely select its respective panel member, the other party may notify such party in writing of such failure, and if such party fails to select its respective panel member within three (3) Business Days after receipt of such notice, then such other party may select and identify to such party such panel member on such party’s behalf. Within ten (10) Business Days after the selection of the VICI Panel Member and the ERI Panel Member, the VICI Panel Member and the ERI Panel Member shall jointly select a third panel member meeting the criteria of the above paragraph (the “Third Panel Member”). If the VICI Panel Member and the ERI Panel Member fail to timely select the Third Panel Member and such failure continues for more than three (3) Business Days after written notice of such failure is delivered to the VICI Panel Member and ERI Panel Member by either VICI or ERI, then VICI and ERI shall cause the Third Panel Member to be appointed by the managing officer of the American Arbitration Association in the Borough of Manhattan in the City of New York.
(c)    Arbitration Procedure. Within twenty (20) Business Days after the selection of the Arbitration Panel, VICI and ERI each shall submit to the Arbitration Panel a written statement identifying its summary of the issues. VICI and ERI may also request an evidentiary hearing on the merits in addition to the submission of written statements, such request to be made in writing within such twenty (20) Business Day period. The Arbitration Panel shall determine the appropriate terms and conditions of the documents or other matters in question in accordance with this Agreement. The Arbitration Panel shall make its decision within twenty (20) days after the later of (i) the submission of such written statements, and (ii) the conclusion of any evidentiary hearing on the merits (if any). The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to VICI and ERI.
(d)    Binding Decision. The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in New York, New York.
(e)    Determination Rules. The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and the Procedures for Large, Complex, Commercial Disputes in effect as of the date hereof.
(f)    Liability for Costs. VICI and ERI shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting any arbitration described in this Section 7.18.
SECTION 7.19.    No Recourse to Financing Sources. Notwithstanding anything to the contrary contained herein or otherwise, no Financing Source of any party, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any Financing Source (each, a “Non-Party”) shall have any liability for any obligations or liabilities of the parties or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party hereto against the other parties hereto, in no event shall any party hereto or any of its controlled Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Party, in connection with this Agreement or the Debt Financing, whether at Law or equity, in Contract, in tort or otherwise (it being understood that nothing in this Section 7.19 shall limit the rights of VICI against the Financing Sources under the Debt Financing Commitment).
SECTION 7.20.    Specific Performance. The Parties agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 7.13, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at Law or in equity. Notwithstanding anything to the contrary in this Agreement (except in the case of a breach by VICI under Section 2.1(b)(i) or Section 4.10, in which case, ERI shall be entitled to all rights and remedies available at Law or in equity), it is explicitly agreed that ERI shall only be entitled to seek or obtain an injunction, specific performance or other equitable relief enforcing VICI’s obligations to consummate the Closing on the terms and conditions set forth herein (but not the right of ERI to such injunctions, specific performance or other equitable relief for obligations other than with respect to the Closing) if, and only if, (a) the conditions forth in Section 5.1 and Section 5.2 (other than those conditions which, by their nature, are to be satisfied on the Closing Date, but that are expected to be satisfied at the Closing) have been satisfied (and remain satisfied) or waived at the time the Closing is required to have occurred pursuant to Section 2.1, (b) the full proceeds to be provided to VICI by the Debt Financing (or the Alternate Financing) have been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing and (c) ERI has irrevocably confirmed in writing that it stands ready, willing and able to consummate the Closing without further delay or condition, and if the Debt Financing is funded then it will take such actions that are required by it under this Agreement to cause the Closing to occur; provided, that, ERI shall not be entitled to seek or receive a grant of specific performance of the Transactions pursuant to this Section 7.20 if VICI is required to pay the VICI Termination Fee. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance and further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach, in each case, solely where such remedy is expressly permitted hereunder. Each Party further agrees that no Other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.20, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
SECTION 7.21.    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except the Financing Sources may enforce (and the Financing Sources are intended third party beneficiaries of) the last sentence of Section 7.2, the last sentence of Section 7.3, Section 7.14, Section 7.15, Section 7.19, and this Section 7.21 (solely to the extent that it relates to the Financing Sources).
SECTION 7.22.    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Transactions. Notwithstanding anything herein to the contrary, nothing in this Section 7.22 shall limit (x) VICI’s obligations under Section 4.5 of this Agreement or (y) the rights of ERI or its Affiliates pursuant to any financing arrangements of ERI or such Affiliate with any of the Financing Sources.
SECTION 7.23.    Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
SECTION 7.24.    Extension; Waiver. At any time prior to the Closing, VICI, on the one hand, and ERI, on the other hand, may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant herein and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right or remedy hereunder shall impair such right or remedy or be construed as a waiver of, or acquiescence in, any breach hereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or any other right.
[Remainder of page intentionally blank]

IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has caused this Agreement to be duly executed to be effective as of the day and year first above written.

VICI:

VICI PROPERTIES L.P., a Delaware limited partnership By: /s/ John W.R. Payne___________ Name: John W.R. Payne Title: President

[Signature Page to Master Transaction Agreement]

US-DOCS\109089009.19

ERI:

ELDORADO RESORTS INC., a Nevada corporation By: /s/ Thomas R. Reeg_____________ Name: Thomas R. Reeg Title: Chief Executive Officer

[Signature Page to Master Transaction Agreement]

US-DOCS\109089009.19

EXHIBIT A

Lease Amendment Terms1

Effective upon Closing:

1.
CPLV Lease Amendment. In consideration of a portion of the Lease Amendment Payment paid to CPLV Lease Tenant equal to $1,189,875,000.00, (a) the “Initial Rent” portion of the annual Rent under the CPLV Lease (the CPLV Lease as amended in accordance with this Exhibit A, the “Amended CPLV Lease”)[2] shall be increased by $83,500,000.00 (the “CPLV Rent Increase”), which CPLV Rent Increase shall be incorporated into, and form a part of, the Initial Rent component of the Rent under the CPLV Lease and shall, from and after the Closing, escalate and adjust at all times and in all circumstances in tandem with (and as incorporated into) the existing Initial Rent component of the Rent as provided under the Amended CPLV Lease (such CPLV Rent Increase together with such existing Initial Rent component of the Rent, collectively, the “CPLV Initial Rent”), and (b) the CPLV Lease Amendments described in paragraph 2 and paragraph 4 shall become effective.

2.
HLV Lease Termination and Related CPLV Lease Amendment. In consideration of a portion of the Lease Amendment Payment paid to HLV Tenant equal to $213,750,000.00, (a) the HLV Lease and the HLV Guaranty shall be terminated[3], and concurrently with such termination, the Leased Property currently leased pursuant to the HLV Lease shall no longer be leased pursuant to the HLV Lease but shall instead be leased pursuant to the Amended CPLV Lease, (b) a new component of annual Rent shall be added to the Amended CPLV Lease in an initial amount equal to the sum of (x) the annual Rent which would otherwise be in effect as of the Closing Date under the HLV Lease (the “Existing HLV Lease Rent”), and (y) $15,000,000.00 (the “HLV Rent Increase”; the HLV Rent Increase together with the Existing HLV Lease Rent, collectively, the “HLV Initial Rent”), which HLV Initial Rent shall, from and after the consummation of the Transactions, escalate and adjust at all times and in all circumstances in tandem with the CPLV Initial Rent, (c)[4] from and after the commencement of the 8th Lease Year, (x) the HLV Initial Rent shall be bifurcated into a base rent component (“HLV Base Rent”) and a variable rent component (“HLV Variable Rent”), and (y) the CPLV Initial Rent

1 NTD: Capitalized terms used in this Exhibit A that are not defined in this Exhibit A or in the Agreement are intended to have the same meanings as are ascribed to such terms in the applicable Lease to which such terms relate. References in this Exhibit A to the “Agreement” are intended to refer to the Agreement to which this Exhibit A is attached.
2 NTD: The Amended CPLV Lease shall take the form of a conformed instrument similar in form to the First Amendment to Lease (CPLV) dated December 26, 2018.
3 NTD: The Amended CPLV Lease shall provide that HLV Tenant and HLV Landlord shall continue to be responsible for those matters surviving termination pursuant to Section 41.1 of the HLV Lease, which obligations shall be covered under the CPLV Lease and CPLV Lease Guaranty.
4 NTD: Clause (c) is intended to bifurcate Base Rent and Variable Rent into a CPLV component and HLV component to address the import of the HLV rent construct into the CPLV Lease.

3.
    shall be bifurcated into a base rent component (“CPLV Base Rent”) and a variable rent component (“CPLV Variable Rent”) which components of Rent shall, subject to clause (d) below, escalate and adjust, as the case may be, in respect of the First Variable Rent Period and the Second Variable Rent Period in the same manner and on such dates as the existing Base Rent and Variable Rent escalate and adjust, as the case may be, under the existing CPLV Lease, (d)[5] the Amended CPLV Lease shall provide that for each Lease Year from and after the commencement of the 16th Lease Year until the Initial Stated Expiration Date (as extended pursuant to paragraph 4.b. below)[6] (the “Third Variable Rent Period”), CPLV Variable Rent and HLV Variable Rent shall be equal to the respective CPLV Variable Rent and HLV Variable Rent payable during the Second Variable Rent Period, increased or decreased, as the case may be, by an amount equal to (i) the amount by which (x) the average annual Net Revenue for the three consecutive Fiscal Periods ending immediately prior to the end of the 15th Lease Year for the respective Facility exceeds or is less than, as applicable, (y) the average annual Net Revenue for the three consecutive Fiscal Periods ending immediately prior to the end of the 10th Lease Year, for the applicable Facility, multiplied by (ii) 4%, (e) the Amended CPLV Lease shall be structured as a multi-property master lease whereby CPLV Lease Tenant and HLV Tenant shall collectively be the tenant under such Amended CPLV Lease and CPLV Lease Landlord and HLV Landlord shall collectively be the landlord under such Amended CPLV Lease, and landlord under such Amended CPLV Lease shall have the right to sever the Amended CPLV Lease consistent with Section 18.2 of the Non-CPLV Lease, (f)[7] (i) the existing $171,000,000.00 Initial Minimum Cap Ex Requirement under the HLV Lease shall be incorporated into the Amended CPLV Lease and shall be applicable until December 31, 2021; provided that any relevant amounts expended during the applicable period prior to the Closing shall be credited toward such requirement, (ii) from January 1, 2022 onwards, HLV Tenant shall expend Capital Expenditures with respect to the HLV Leased Property in an aggregate amount equal to at least 1% of the Net Revenue from the HLV Facility for the prior Fiscal Year, in a manner similar to the Annual Minimum Per-Lease B&I Cap Ex Requirement, and (iii) the Annual Minimum Per-Lease B&I Cap Ex Requirement shall be calculated without reference to the HLV Leased Property (including Net Revenues therefrom), (g) references in the HLV Lease to the Convention Center Facility, Convention Center Property and related terms and the related provisions (including the mechanism in the HLV Lease to incorporate the Convention Center Property therein and the terms and conditions relating thereto, as provided in the form of Second Amended and Restated HLV Lease attached to the Put-Call Agreement) shall be incorporated in the Amended CPLV Lease so that in the event VICI or any of its Affiliates acquires the Convention Center Property, it shall be incorporated into the HLV component of the CPLV Lease,[8]

5 NTD: Clause (d) is intended to provide for an additional Variable Rent reset due to the extension of the Initial Term following the general structure of Variable Rent resets in the existing Leases.
6 NTD: For Lease Years 16, 17 and 18.
7 NTD: Clause (f) is intended to incorporate the existing HLV Cap Ex construct in the CPLV Lease.
8 NTD: To be revised to also recognize CEC’s right to acquire HLV in certain circumstances under the convention center Put-Call Agreement.

4.
    (h) neither the CPLV Rent Increase nor the HLV Rent Increase (in each case in an amount increased annually by the escalator) shall be included in the “Rent Reduction Amount” upon the occurrence of a partial taking or any other circumstance where the “Rent Reduction Amount” would be applicable, (i) the Base Net Revenue Amount applicable to HLV shall be calculated on the basis of appropriate financial statements and other data with respect to the HLV Leased Property reasonably available at such time using the same methodology for calculating the Base Net Revenue Amount as set forth in the CPLV Lease, and (j) Article XL of the CPLV Lease shall be amended in its entirety as set forth on Schedule 1 to this Exhibit A.

5.	Non-CPLV Lease Amendment.

a.
Upon the acquisition of each Subject Property or Replacement Property pursuant to the applicable Subject Property PSA or Replacement Subject Property PSA, as applicable, at Closing, VICI shall lease (or sub-lease) back such real estate to an Affiliate of ERI. The lease (or sub-lease) of such Subject Properties or Replacement Properties shall be implemented through the addition of such Subject Properties or Replacement Properties to the Non-CPLV Lease. Unless the applicable VICI Party exercises its right to terminate any Subject Property PSA to which it is a party without entering into a Replacement Property PSA as provided in Section 2.4 of the Agreement, the initial annual rent for the three (3) Subject Properties and/or Replacement Properties (individually or collectively, as the context may require, “Subject/Replacement Property”), as applicable, shall be $154,000,000.00 in the aggregate (the “Subject/Replacement Property Increase”).[9] The Subject/Replacement Property Increase shall be incorporated into, and form a part of, the Rent under the Non-CPLV Lease on a Subject/Replacement Property-by-Subject/Replacement Property basis (as each Subject/Replacement Property is acquired by the applicable VICI Party and leased pursuant to the Non-CPLV Lease) and, from and after such incorporation, shall escalate and adjust at all times and in all circumstances in tandem with (and as incorporated into) the existing Rent as provided under the Non-CPLV Lease. Proportionate increase shall be made to the existing Minimum Cap Ex Requirements to account for each added Subject Property, which proportionate increase shall be equal to the product of (i) the applicable Minimum Cap Ex Amount or Triennial Allocated Minimum Cap Ex Amount B Floor in effect as of the closing of the applicable Subject Property, and (ii) a fraction, the numerator of which shall be the Net Revenue of the applicable Subject Property for the Triennial

9 NTD: The $154,000,000 aggregate initial rent figure is allocated ~$51,000,000 to the HAC Property, ~$37,000,000 to the HL Property, and ~$66,000,000 to the HNO Property. If the applicable VICI Party exercises its right to terminate the Subject Property PSA to which it is a party without entering into a Replacement Property PSA as provided in Section 2.4 of the Agreement, then such initial rent figure will be correspondingly revised to reflect that such Subject Property will not be Leased pursuant to the Non-CPLV Lease; it being understood that, as long as Subject Properties or Replacement Properties with an aggregate of at least $195,000,000 of property-level EBITDAR are acquired by VICI Parties and leased pursuant to the Non-CPLV Lease, the aggregate initial rent shall be $154,000,000.

Test Period, and the denominator of which shall be the aggregate Net Revenue of each Tenant under the respective Leases (excluding the Net Revenue of HLV Tenant under the Amended CPLV Lease) for the Triennial Test Period attributable to all assets then included in the calculation of Capital Expenditures for purposes of the All Property Tests (with respect to the Annual Minimum Cap Ex Amount and the Triennial Minimum Cap Ex Amount A) or the Leased Property Tests (with respect to the Triennial Minimum Cap Ex Amount B and the Triennial Allocated Minimum Cap Ex Amount B Floor), and the amount of Services Co Capital Expenditures which may be credited against the Capital Expenditures requirements under the Leases shall be proportionally increased in a similar manner. In addition, the Net Revenue of a Subject/Replacement Property will be included in the overall Net Revenue of all Facilities under the Non-CPLV Lease and Joliet Facility for purposes of calculating the requirement to spend 1% of Net Revenue annually on Capital Expenditures. Unless the applicable VICI Party exercises its right to terminate any Subject Property PSA to which it is a party without entering into a Replacement Property PSA as provided in Section 2.4 of the Agreement, the Base Net Revenue Amount shall be increased by an amount calculated on the basis of appropriate financial statements and other data with respect to the Subject Properties, in the aggregate, reasonably available at such time using the same methodology for calculating the Base Net Revenue Amount as set forth in the Non-CPLV Lease.

b.
Upon the closing of the acquisition of the HNO Property by the applicable VICI Party pursuant to the applicable Subject Property PSA, Non-CPLV Lease Tenant shall be obligated to complete and pay for all capital improvements and other costs and expenses related to the extension of the existing Casino Operating Contract with respect to the HNO Property, including the improvements, expansions and other capital expenditures with respect to the HNO Property that are required by the Louisiana legislature’s legislation (passed in May, 2019) approving such extension (collectively, the “HNO License Extension Improvements”). Without limitation, neither Non-CPLV Lease Landlord nor any other VICI Party shall be responsible for any costs or expenses related to the extension of the existing Casino Operating Contract, the HNO Ground Lease Amendments or any additional payments required to be made to the City of New Orleans, the State of Louisiana or any other governmental body or agency in connection therewith.

c.
Non-CPLV Lease Tenant shall not be obligated to offer Non-CPLV Lease Landlord the first opportunity to finance the HNO License Extension Improvements (provided, while Non-CPLV Lease Tenant shall have the right to depreciate such HNO License Extension Improvements, the same shall not otherwise be treated as Tenant Material Capital Improvements).

d.
Upon the acquisition of the HNO Property pursuant to the applicable Subject Property PSA (or a Replacement Property designated therefor as provided in Section 2.4 of the Agreement), such Subject Property (or Replacement Property) shall be included in the definitions of “Excluded Facilities” and “Continuous Operation Facilities” under the Non-CPLV Lease and, contemporaneously with such inclusion, Horseshoe

Southern Indiana shall be removed from the “Excluded Facilities” definition. Upon the acquisition of the HAC Property pursuant to the applicable Subject Property PSA (or a Replacement Property designated therefor as provided in Section 2.4 of the Agreement), such Subject Property (or Replacement Property) shall be included in the definitions of “Excluded Facilities” and “Continuous Operation Facilities” under the Non-CPLV Lease and, contemporaneously with such inclusion, Horseshoe Bossier City shall be removed from the “Excluded Facilities” definition.

e.
Upon the acquisition of any Subject Property pursuant to the applicable Subject Property PSA (or a Replacement Property designated therefor as provided in Section 2.4 of the Agreement), the 2018 EBITDAR Pool shall be increased by an amount equal to the EBITDAR generated by the applicable Subject Property (or Replacement Property) during the Trailing Test Period prior to the Closing Date.

f.
Non-CPLV Lease Tenant shall be permitted to cause Facilities representing up to 5% of the 2018 EBITDAR Pool (without giving effect to any increase in such 2018 EBITDAR Pool pursuant to paragraph 3.e. above) to be sold (such sale to include (x) the sale by Non-CPLV Lease Tenant of the operations (including the Tenant’s Property) with respect to the applicable Facility, and (y) the sale by Non-CPLV Lease Landlord of the Leased Property with respect to such Facility) to a third party; provided, that (i) VICI and ERI mutually agree to the split of proceeds from such sales, (ii) such sales do not result in any impairment(s)/asset write down(s) by VICI, (iii) Rent under the Non-CPLV Lease remains unchanged following such sales, and (iv) such sale does not result in VICI recognizing gain pursuant to Treasury Regulation Section 1.337(d)-7 unless VICI consents to such a sale.

6.
Other Amendments applicable to each of the Leases. In addition to the foregoing amendments, the Non-CPLV Lease, the Joliet Lease and the CPLV Lease (collectively, the “Leases”) shall each be amended, as follows:

a.
Remove the rent coverage tests which act to cap base rent escalations under such Leases (i.e., delete the provisos in the definition of “Escalator” in each of the Leases together with other related revisions, if any).[10]

b.
Extend the Term of each Lease for such additional period of time to ensure that following the consummation of the Transactions there shall be a full 15 years remaining until the expiration of the Initial Term of each Lease, and the Initial Stated Expiration Date of each Lease shall be revised accordingly to reflect same.[11]

10 NTD: By way of example, the revised definition of “Escalator” in the Amended CPLV Lease shall be as follows: “Commencing on the Escalator Adjustment Date in respect of the second (2nd) Lease Year and continuing through the end of the Term, one (1.0) plus the greater of (a) two one-hundredths (0.02) and (b) the CPI Increase.”
11 NTD: Useful life analysis to be considered in connection with this item. May also need carveout for Harrah’s Philadelphia to address certain PA transfer tax issues. Harrah’s Philadelphia lease term cannot extend beyond 29 years, 364 days without triggering significant transfer tax.

c.	Each of the Non-CPLV Lease and Joliet Lease shall be revised to provide for a Third Variable Rent Period in a similar fashion as provided under paragraph 2 above with respect to the CPLV Lease.

d.	Modify the Section 467 schedules to take into account the extension of the Term of each Lease and the removal of the rent coverage tests thereunder as provided in paragraph 4.a. above.

e.
Clarify for the avoidance of doubt that franchise and similar taxes, to the extent not assessed on the basis of net income, are included in Impositions payable by each Tenant under the Leases; provided that (i) the annual amount of such taxes payable in respect of the Facilities subject to the Non-CPLV Lease prior to the Closing located in the State of Louisiana and the State of Mississippi shall be capped at $1,500,000, and (ii) the annual amount of such taxes payable in respect of the HNO Property shall be capped at the aggregate amount of franchise tax that is actually incurred by the owner of the HNO Property in 2021 (or the first full year that a VICI Affiliate owns the HNO Property).

f.
Reporting requirements under the Non-CPLV Lease and Joliet Lease shall be revised to incorporate adjustments to the timing for the delivery of financial statements in the event that the Guarantor ceases to be a reporting company, similar to such adjustments contained in the CPLV Lease.

g.	Remove clause (1)(B) of Section 22.1 of each Lease.

h.	Change references to “CEC” in each Lease to “ERI”, and other conforming and similar changes.

i.
The provisions of the MLSAs that are to be incorporated into the Leases pursuant to that certain MLSA “side by side” as last circulated by ERI’s counsel to ERI and VICI by email at approximately 2:20 a.m. on June 24, 2019 (EST). Such provisions pertain to operating standards, transfer provisions, Section 20.16 of each of the MLSAs, and certain intellectual property matters. The term “MLSAs” means, collectively, the CPLV MLSA, the Joliet MLSA and the Non-CPLV MLSA.

j.	Conforming changes necessary to give effect to the amendments contemplated in this Exhibit A.

k.	Such other amendments as may be mutually reasonably agreed between the ERI Parties and the VICI Parties in order to give effect to the Transactions contemplated under the Agreement.

Schedule 1

Amended “LANDLORD REIT PROTECTIONS”.

(a)     The Parties intend that Rent and other amounts paid by Tenant hereunder with respect to the Prior Lease and the Existing HLV Lease Rent will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent. If any Rent hereunder with respect to the Prior Lease and the Existing HLV Lease Rent fails to qualify as “rent from real property” within the meaning of Section 856(d) of the Code, the Parties will cooperate in good faith to amend this Lease such that no Rent fails to so qualify, provided that (i) such amendment shall not (w) increase Tenant’s monetary obligations under this Lease by more than a de minimis extent, (x) increase Tenant’s non-monetary obligations under this Lease in any material respect, (y) decrease Landlord’s obligations under this Lease in any material respect or (z) diminish Tenant’s rights under this Lease in any material respect and (ii) Landlord shall reimburse Tenant for all reasonable and actual documented out-of-pocket costs and expenses (including, without limitation, reasonable and actual documented out-of-pocket legal costs and expenses) incurred by Tenant in connection with such amendment. If there is a determination by the IRS (through IRS audit or otherwise) that some or all of the Rent payable with respect to the CPLV Lease Amendment attributable to the CPLV Lease Amendment Payment and/or the HLV Rent Increase attributable to the HLV Lease Amendment Payment is treated as the as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with such determination; provided, however, that neither Landlord nor Tenant is under any obligation to seek such determination.

(b)     Anything contained in this Lease to the contrary notwithstanding, Tenant shall not without Landlord’s advance written consent (i) sublet, assign or enter into a management arrangement for the Leased Property on any basis such that (A) the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Landlord hereunder with respect to the Prior Lease or the Existing HLV Lease Rent could reasonably be expected to cause any portion of the amounts to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or (B) with respect to the portion of the CPLV Lease Amendment attributable to the CPLV Lease Amendment Payment or the HLV Rent Increase attributable to the HLV Lease Amendment Payment , if treated by Landlord as one or more “securities” within the meaning of Section 856(c)(4) of the Code, any such security reasonably could be expected to represent more than 10% of the value of any issuer’s outstanding securities for purposes Section 856(c)(4) of the Code; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Leased Property so subleased, assigned or managed; (iii) sublet, assign or enter into a management arrangement for the Leased Property to any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code, or any similar or successor provision thereto) of Landlord REIT) in which Tenant, Landlord or PropCo owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code, or any similar or successor provision thereto); (iv) sublet, assign or enter into a management arrangement for the Leased Property in any other manner which could reasonably be expected to cause any portion of the amounts received by Landlord pursuant to the Prior Lease or any Sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could reasonably be expected to cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code, or any similar or successor provision thereto, or (v) change the entity classification of Desert Palace LLC, CEOC LLC, or Harrah’s Las Vegas, in any case, such that it is no longer a disregarded as an entity separate from the applicable Regarded Entity for federal income tax purposes. As of the end of each Fiscal Quarter during the Term, Tenant shall deliver to Landlord a certification, in the form attached hereto as Exhibit G, stating that Tenant has reviewed its transactions during such Fiscal Quarter and certifying that Tenant is in compliance with the provisions of this Article XL. The requirements of this Article XL shall likewise apply to any further sublease, assignment or management arrangement by any subtenant, assignee or manager.

(c)     Anything contained in this Lease to the contrary notwithstanding, the Parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a direct or indirect subsidiary of Landlord REIT that, itself, is a REIT or a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code, or any similar or successor provision thereto)) in order to maintain Landlord REIT’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code, or any similar or successor provision thereto); provided however. Landlord shall be required to (i) comply with any applicable Legal Requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided further, that any such assignment shall be subject to all of the rights of Tenant hereunder.

(d)     Anything contained in this Lease to the contrary notwithstanding, upon request of Landlord, Tenant, ERI, and any Regarded Entity shall cooperate with Landlord in good faith and at no cost or expense (other than de minimis cost) to Tenant, ERI or any Regarded Entity, and provide such documentation and/or information as may be in Tenant’s, ERI’s, or any Regarded Entity’s possession or under Tenant’s, ERI’s, or any Regarded Entity’s control and otherwise readily available to Tenant or any Regarded Entity as shall be reasonably requested by Landlord in connection with verification of Landlord REIT’s “real estate investment trust” (within the meaning of Section 856(a) of the Code, or any similar or successor provision thereto) compliance requirements, including (i) estimated enterprise values of the applicable Regarded Entity, (ii) information regarding capitalization of the applicable Regarded Entity and its direct and indirect subsidiaries (including, any debt of those subsidiaries issued to any person that is not the Regarded Entity or one of such subsidiaries), (iii) organizational charts showing the ownership of and the entity classification of the applicable Regarded Entity and each of its subsidiaries for U.S. federal income tax purposes (to the extent they have changed from the prior fiscal quarter), and (iv) any other information as is reasonably requested in writing by Landlord REIT that is reasonably relevant to Landlord REIT’s compliance with Section 856(c)(4) of the Code. Items i-iv in the immediately preceding sentence shall be provided to Landlord no later than 25 days after the end of each fiscal quarter of ERI without the need for any further request from Landlord.12 Anything contained in this Lease to the contrary notwithstanding, Tenant shall take such action as may be requested by Landlord from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Lease by more than a de minimis extent or (ii) materially increase Tenant’s nonmonetary obligations under this Lease or (iii) materially diminish Tenant’s rights under this Lease.

(e)     As used in this Article XL, the term “Prior Lease” shall mean this Lease prior to amendment in connection with the CPLV Lease Amendment and the capitalized terms “CPLV Lease Amendment,” “Existing HLV Lease Rent,” “HLV Rent Increase,” “Lease Amendment Payment,” “Internal Restructuring,” and “Regarded Entity,” shall have the meanings given to them in the Master Transaction Agreement by and between VICI Properties L.P. and Eldorado Resorts, Inc.(“ERI”), dated June 24, 2019, including Exhibit A thereto.

12 NTD     This information to be provided to VICI in connection with the execution of the CPLV Lease Amendment, as well.

EXHIBIT B

Form of Solvency Certificate
Date: []
Reference is made to the Master Transaction Agreement, dated as of [] (the “MTA”), between VICI Properties L.P., a Delaware limited partnership (“VICI”) and Eldorado Resorts, Inc., a Nevada corporation (“ERI”).
Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the MTA.
Solely in my capacity as Chief Financial Officer of ERI and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Merger and the Transactions:

1.
The sum of the liabilities (including contingent liabilities) of ERI and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of ERI and its Subsidiaries, on a consolidated basis.

2.
The fair value of the property of ERI and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of ERI and its Subsidiaries, on a consolidated basis.

3.	The capital of ERI and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.
ERI and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise in the ordinary course of business).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.
IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.
ELDORADO RESORTS, INC.
By:
Name:
Title:

EXHIBIT C

Form of Lease Guaranty

FORM
OF
GUARANTY1

This GUARANTY OF LEASE (this “Guaranty”), is made and entered into as of the [______] day of [____________], 2019 by and between [ELDORADO RESORTS, INC.], a [Nevada] corporation (together with its successors and permitted assigns, “Guarantor”), and CPLV Property Owner LLC, a Delaware limited liability company (“CPLV Landlord”) and Claudine Propco LLC, a Delaware limited liability company (“HLV Landlord”; CPLV Landlord and HLV Landlord, together with their respective successors and permitted assigns, collectively, “Landlord”).

RECITALS

A.    CPLV Landlord, as landlord, and Desert Palace LLC, a Nevada limited liability company, Caesars Entertainment Operating Company, Inc., a Delaware corporation, and CEOC, LLC, a Delaware limited liability company (as successor by merger to Caesars Entertainment Operating Company, Inc.), collectively as tenant (collectively, “CPLV Tenant”) entered into that certain Lease (CPLV) dated October 6, 2017, as amended by that certain First Amendment to Lease (CPLV) between CPLV Landlord and CPLV Tenant dated December 26, 2018 (collectively, the “Prior CPLV Lease”).
B.    HLV Landlord, as landlord, and Harrah’s Las Vegas, LLC, a Nevada limited liability company, as tenant (“HLV Tenant” together with CPLV Tenant, together with their respective successors and permitted assigns, collectively, “Tenant”) entered into that certain Amended and Restated Lease dated December 22, 2017, as amended by that certain First Amendment to Amended and Restated Lease dated December 26, 2018 (collectively, the “HLV Lease”).
C.    Concurrently herewith, (i) the HLV Lease is being terminated, and (ii)  Landlord and Tenant are entering into that certain Second Amendment to Lease (CPLV) (“Second Amendment”; the Prior CPLV Lease, as amended by the Second Amendment, and as may be further amended, restated, supplemented, waived or otherwise modified from time to time, collectively the “Lease”) whereby, among other things, the Leased Property (as defined in the HLV Lease) is being incorporated into the CPLV Lease and certain other modifications are being made thereto. All capitalized terms used, and not otherwise defined, herein, shall have the same meanings ascribed to such terms in the Lease.

1 This form of Guaranty is intended to be used for each of CPLV, Non CPLV and Joliet leases with such conforming changes as appropriate. With respect to the Joliet Lease, the guaranty will apply to a portion of the lease obligations similar to the existing CEC guaranty.

D.    Tenant is a wholly owned indirect subsidiary of Guarantor, and Guarantor acknowledges and agrees that it will derive substantial benefits from the Lease and that this Guaranty is given in accordance with the requirements of the Lease and that Landlord would not have been willing to enter into the Second Amendment unless Guarantor was willing to execute and deliver this Guaranty.

AGREEMENTS

NOW, THEREFORE, in consideration of Landlord entering into the Lease with Tenant, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:
1.    Guaranty. In consideration of the benefit derived or to be derived by it from the Lease from and after the Commencement Date, Guarantor hereby unconditionally and irrevocably guarantees to Landlord, as a primary obligor and not merely as a surety, the following (the matters described in the following clause (a) and clause (b), collectively, the “Obligations”):
    (a)    the faithful, prompt and complete payment and performance in full in cash of all monetary obligations of Tenant under the Lease when due (including, without limitation, during any Transition Period), including, without limitation, (i) all Rent and Additional Charges of any nature and any and all other sums payable by Tenant under the Lease, (ii) Tenant’s obligation to expend the Required Capital Expenditures in accordance with the Lease (or to deposit sums into the Cap Ex Reserve) and any other expenditures of any nature required of Tenant under the Lease, and (iii) Tenant’s obligation to pay monetary damages in connection with any breach of the Lease and to pay indemnification obligations, in each case as provided in and subject to all applicable terms of the Lease; and
    (b)    the faithful, prompt and complete performance when due of (other than the monetary obligations described in clause (a) above) each and every one of the provisions, terms and conditions of the Lease and all covenants, agreements, conditions and requirements to be kept, performed and satisfied by Tenant under the Lease, including, without limitation, all obligations with respect to the operation of the Facility, all indemnification and insurance obligations, and all obligations to maintain, rebuild, restore or replace the Leased Property or any portion thereof or any facilities or improvements now or hereafter located thereat, in each case under clause (a) and clause (b), including (x) amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code (as defined below) or similar laws, and (y) any late charges and interest provided for under the Lease (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not a claim for such interest is allowed or allowable in such proceeding). In the event of the failure of Tenant to pay any Rent, Additional Charges or any other sums under the Lease, or to render any other performance required of Tenant under the Lease, when due or within any applicable cure period, Guarantor shall forthwith (i) pay and perform or cause to be paid and performed any and all such Obligations, in each case to the full extent provided under the Lease, and (ii) pay all reasonable costs of collection or enforcement and other actual damages suffered or incurred by Landlord that result from the non-performance thereof. As to the Obligations, Guarantor’s liability under this Guaranty is without limit except solely as and to the extent provided in Section 13 hereof. Guarantor agrees that its guarantee provided herein constitutes a guarantee of payment and performance and not of collection. Guarantor shall be jointly and severally liable with Tenant for the payment and performance of the Obligations.
2.    Survival of Obligations. The obligations of Guarantor under this Guaranty shall survive and continue in full force and effect, and shall not be released, diminished, impaired, reduced or adversely affected by any of the following, whether or not notice thereof is given to Guarantor:
(a)    any amendment, modification, renewal or extension of the Lease pursuant to its terms;
(b)    any compromise, release, consent, extension, indulgence, forbearance or other action or inaction in respect of any terms of the Lease or any other instrument or agreement by Landlord or by any other Person;
(c)    any substitution or release, in whole or in part, of any security for this Guaranty which Landlord may hold at any time;
(d)    any exercise or non-exercise by Landlord of any right, power or remedy under or in respect of the Lease or any security held by Landlord with respect thereto, or any waiver of (or failure to enforce) any such right, power or remedy;
(e)    any change in the existence, structure or ownership of, or any bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, receivership or trusteeship affecting, Tenant, Landlord or Guarantor or their respective successors or assigns or any of their respective Affiliates or any of their respective assets, or any actual or attempted rejection, assumption, assignment, separation, severance, or recharacterization of the Lease or any portion thereof or any obligations thereunder, or any discharge of liability thereunder, in connection with any such proceeding or otherwise;
(f)    any limitation of Tenant’s liability under the Lease or any limitation of Tenant’s liability thereunder which may now or hereafter be imposed by any statute, regulation or rule of law, or any illegality, irregularity, invalidity or unenforceability, in whole or in part, of the Lease or any term thereof;
(g)    subject to Section 14 hereof, any sale, lease, or transfer of all or any part of any interest in the Facility or any portion thereof or any or all of the assets of Tenant to any other Person other than to Landlord;
(h)    any act or omission by Landlord with respect to any of the security instruments or any failure to file, record or otherwise perfect any of the same;
(i)    any breach by (or any act or omission of any nature of) Landlord under or in respect of the Lease;
(j)    any extensions of time for performance under the Lease;

(k)    the release of Tenant from performance or observation of any of the agreements, covenants, terms or conditions contained in the Lease by operation of law or otherwise;
(k)    the fact that Tenant may or may not be personally liable, in whole or in part, under the terms of the Lease to pay any money judgment;
(l)    the failure to give Guarantor any notice of acceptance, default or otherwise;
(m)    any rights, powers or privileges Landlord may now or hereafter have against any other Person or collateral;
(n)    except as provided in Section 14 below, any assignment of the Lease, or any subletting or subsubletting of, or any other occupancy arrangements in respect of, all or any part of the Facility;
(o)    any other defenses, other than a defense of payment or performance in full, as the case may be, of the Obligations;
(p)    the existence of any claim, setoff, counterclaim, defense or other rights that may at any time be available to, or asserted by, Guarantor or Tenant against Landlord, whether in connection with the Lease, the Obligations or otherwise;
(q)    any law or statute that may operate to cap, limit, or otherwise restrict the claims of a lessor of real property, including, but not limited to, Section 502(b)(6) of the Bankruptcy Code;
(r)    the invalidity, illegality or unenforceability of all or any part of the Obligations, or of any document or agreement (including the Lease) executed in connection with the Obligations, for any reason whatsoever;
(s)    the unenforceability (for any reason whatsoever) of this Guaranty, including, without limitation, as a result of rejection in any bankruptcy, insolvency, dissolution or other proceeding; or
(t)    any other circumstances, whether or not Guarantor had notice or knowledge thereof.
3.    Primary Liability. The liability of Guarantor with respect to the Obligations shall be a primary, direct, immediate, continuing and unconditional guaranty of payment and performance and not of collection, may not be revoked by Guarantor and shall continue to be effective with respect to all of the Obligations notwithstanding any attempted revocation by Guarantor and shall not be conditional or contingent upon the genuineness, validity, regularity or enforceability of the Lease or any other documents or instruments relating to the Obligations, including, without limitation, any Person’s lack of authority or lawful right to enter into such document on such Person’s behalf, or the pursuit by Landlord of any remedies Landlord may have. Without limitation of the foregoing, Landlord may proceed against Guarantor: (a) prior to or in lieu of proceeding against Tenant, its assets, any security deposit, or any other guarantor or any other Person; and (b) prior to or in lieu of pursuing any other rights or remedies available to Landlord. All rights and remedies afforded to Landlord by reason of this Guaranty or by law are separate, independent and cumulative, and the exercise of any rights or remedies shall not in any way limit, restrict or prejudice the exercise of any other rights or remedies.
Following the occurrence of a Tenant Event of Default, a separate action or actions may be brought and prosecuted against Guarantor whether or not Tenant is joined therein or a separate action or actions are brought against Tenant. Landlord may maintain successive actions for other defaults. Landlord’s rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless all indebtedness and Obligations, the payment and performance of which are hereby guaranteed, have been paid and fully performed.
4.    Obligations Not Affected. In such manner, upon such terms and at such times as Landlord in its sole discretion deems necessary or expedient, and without notice to Guarantor, Landlord may: (a) amend, alter, compromise, accelerate, extend or change the time or manner for the payment or the performance of any Obligation hereby guaranteed; (b) extend, amend or terminate the Lease; or (c) release Tenant by consent to any assignment (or otherwise) as to all or any portion of the Obligations hereby guaranteed, in each case pursuant to the terms of the Lease. Any exercise or non-exercise by Landlord of any right hereby given Landlord, dealing by Landlord with Guarantor or any other guarantor, Tenant or any other Person, or change, impairment, release or suspension of any right or remedy of Landlord against any Person, including, without limitation, Tenant and any other guarantor, will not affect any of the Obligations of Guarantor hereunder or give Guarantor any recourse or offset against Landlord.
5.    Waiver. With respect to the Lease, Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under any statutory provisions, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies including, but not limited to:
(a)    any right to require Landlord to proceed against Tenant or any other Person or to proceed against or exhaust any security held by Landlord at any time or to pursue any other remedy in Landlord’s power before proceeding against Guarantor or to require that Landlord cause a marshaling of Tenant’s assets or any assets given as collateral for this Guaranty, or to proceed against Tenant and/or any collateral held by Landlord at any time or in any particular order;
(b)    any defense that may arise by reason of the incapacity or lack of authority of any Person or Persons;
(c)    notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Tenant, Landlord, any creditor of Tenant or Guarantor or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Landlord or in connection with any obligation hereby guaranteed;

(d)    any defense based upon an election of remedies by Landlord which destroys or otherwise impairs the subrogation rights of Guarantor or the right of Guarantor to proceed against Tenant for reimbursement, or both;
(e)    any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;
(f)    any duty on the part of Landlord to disclose to Guarantor any facts Landlord may now or hereafter know about Tenant, regardless of whether Landlord has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Tenant and of all circumstances bearing on the risk of non-payment or non-performance of any Obligations or indebtedness hereby guaranteed;
(g)    any defense arising because of Landlord’s election, in any proceeding instituted under the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended, reformed or modified from time to time and any rules or regulations issued from time to time thereunder (the “Bankruptcy Code”) of the application of Section 1111(b)(2) of the Bankruptcy Code;
(h)    any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code; and
(i)    all rights and remedies accorded by applicable law to guarantors, including, without limitation, any extension of time conferred by any law now or hereafter in effect and any requirement or notice of acceptance of this Guaranty or any other notice to which the undersigned may now or hereafter be entitled to the extent such waiver of notice is permitted by applicable law.
6.    Enforcement.
    (a)    The obligations of Guarantor hereunder are independent of the obligations of Tenant under the Lease. This Guaranty may be enforced by Landlord without the necessity at any time of resorting to or exhausting any other security (such as, for example, any security deposit of Tenant held by Landlord) or collateral and without the necessity at any time of having recourse to the remedy provisions of the Lease (such as, for example, terminating the Lease) or otherwise, and Guarantor hereby expressly waives the right to require Landlord to proceed against Tenant or any other Person, to exercise its rights and remedies under the Lease, or to pursue any other remedy whatsoever against any Person, security or collateral or enforce any other right at law or in equity. Without limitation of the generality of the foregoing, it shall not be necessary for Landlord (and Guarantor hereby waives any rights which it may have to require Landlord), in order to enforce any Obligation against Guarantor, first to institute suit or exhaust its remedies against any other Person, security or collateral or resort to any other means of obtaining payment of any Obligation. Nothing herein shall prevent Landlord from suing any Person to enforce the terms of the Lease or from exercising any other rights available to Landlord under the Lease or any other instrument or agreement, and the exercise of any of the aforesaid rights shall not affect the obligations of Guarantor hereunder. Guarantor understands that the exercise, or any forbearance from exercising, by Landlord of certain rights and remedies contained in the Lease may affect or eliminate Guarantor’s right of subrogation against Tenant and that Guarantor may therefore incur liability hereunder that is not subject to reimbursement; nevertheless Guarantor hereby authorizes and empowers Landlord to exercise, in its sole discretion, any rights and remedies, or any combination thereof, which may then be available, it being the purpose and intent of Guarantor that its Obligations hereunder shall be absolute, independent and unconditional, in each case in accordance with its terms hereunder.
    (b)    No failure or delay on the part of Landlord in exercising any right, power or privilege under this Guaranty shall operate as a waiver of or otherwise affect any such right, power or privilege, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
    (c)    It is understood that Landlord, without impairing this Guaranty, may, subject to the terms of the Lease, apply payments from Tenant or any subtenant of the Leased Property or from any reletting of the Leased Property upon a Tenant Event of Default or from or in connection with any exercise of rights or remedies, to any due and unpaid rent or other charges or to such other Obligations owed by Tenant to Landlord pursuant to the Lease in such amounts and in such order as Landlord, in its sole and absolute discretion, determines; provided that any amount so paid and applied reduces the aggregate outstanding liabilities of Tenant under the Lease by such amount as required under the Lease.
7.    Information. Guarantor (a) assumes all responsibility for being and keeping itself informed of the financial condition and assets of Tenant and its Affiliates and any other guarantor, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs hereunder, and (b) agrees that Landlord will not have any duty to advise Guarantor of information regarding such circumstances or risks.
8.    No Subrogation. Until the Guaranty Termination Date (as defined in Section 14), Guarantor shall have no right of subrogation and waives (a) any right to enforce any remedy which Guarantor now has or may hereafter have against Tenant or any of Tenant’s assets (including any such remedy of Landlord) and any benefit of, and any right to participate in, any security now or hereafter held by Landlord with respect to the Lease, (b) any rights of reimbursement, indemnity or subrogation against Tenant arising from any payment of Obligations by Guarantor, and (c) any right of contribution Guarantor may have against any other Person that is liable under the Lease arising from such payment or otherwise in connection with the Lease or this Guaranty.
9.    Agreement to Comply with terms of Lease. Guarantor hereby agrees (a) to comply with all terms of the Lease applicable to it, (b) that it shall take no action, and that it shall not omit to take any action, which action or omission, as applicable, would cause a breach of the terms of the Lease, and (c) that it shall not commence an involuntary proceeding or file an involuntary petition in any court of competent jurisdiction seeking (i) relief in respect of Tenant or any of its Subsidiaries, or of a substantial part of the property or assets of Tenant or any of its Subsidiaries, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Tenant or any of its Subsidiaries or for a substantial part of the property or assets of Tenant or any of its Subsidiaries.
10.    Agreement to Pay; Contribution; Subordination. Without limitation of any other provision of this Guaranty, including, without limitation, Section 8 above, or any other right of Landlord at law or in equity, upon the failure of Tenant to pay any Obligation when and as the same shall become due, Guarantor hereby unconditionally and irrevocably promises to and will forthwith pay, or cause to be paid, to Landlord in cash the amount of such unpaid Obligation. Upon payment by Guarantor of any sums to Landlord as provided above, all rights of Guarantor against Tenant arising as a result thereof by way of subrogation, contribution, reimbursement, indemnity or otherwise shall be subject to the limitations set forth in Section 8 above and this Section 10. Guarantor further agrees that any rights of subrogation, contribution, reimbursement, indemnity or otherwise which Guarantor may have against Tenant or against any collateral or security, and any rights of contribution Guarantor may have against any other Person, in connection with any payment of Obligations or otherwise under this Guaranty or the Lease by Guarantor shall be junior and subordinate to any rights Landlord may have against Tenant or any such other Person, to all right, title and interest Landlord may have in any such collateral or security, and to any rights Landlord may have against Tenant or any such other Person. If any amount shall be paid to Guarantor on account of any such reimbursement, indemnity, subrogation or contribution rights at any time prior to the Guaranty Termination Date when a Tenant Event of Default shall have occurred and be continuing, such amount shall be held in trust for Landlord and shall forthwith be paid over to Landlord to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms of the Lease or any applicable security agreement. If for any reason whatsoever Tenant now or hereafter becomes indebted to Guarantor or any Affiliate of Guarantor, such indebtedness and all interest thereon shall at all times be junior and subordinate to Tenant’s obligation to Landlord to pay and perform as and when due in accordance with the terms of the Lease the guaranteed Obligations, it being understood that Guarantor and each Affiliate of Guarantor shall be permitted to receive payments from Tenant on account of such indebtedness (but subject in all events to the preceding provisions of this Section 10), except during any period that any Tenant Event of Default shall have occurred and be continuing. During any such period, Guarantor agrees to make no claim for such indebtedness that does not recite that such claim is expressly junior and subordinate to Landlord’s rights and remedies under the Lease. Furthermore, in the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving Tenant as debtor, Guarantor hereby assigns to Landlord any right it may have to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from receiver, trustee or other court custodian dividends and payments which would otherwise be payable to Guarantor with respect to debts and liability owing by Tenant to Guarantor up to the amounts owed to Landlord hereunder.
11.    Application of Payments. With respect to the Lease, and with or without notice to Guarantor, Landlord, in Landlord’s sole discretion and at any time and from time to time and in such manner and upon such terms as Landlord deems appropriate, may (a) following the occurrence of a Tenant Event of Default, apply any or all payments or recoveries from Tenant or from any other guarantor under any other instrument or realized from any security, in such manner and order of priority as Landlord may determine, to any indebtedness or other obligation of Tenant with respect to the Lease and whether or not such indebtedness or other obligation is guaranteed hereby or is otherwise secured, and (b) refund to Tenant any payment received by Landlord under the Lease.
12.    Guaranty Default. Upon the failure of Guarantor to pay the amounts required to be paid hereunder when due following the occurrence of a Tenant Event of Default under the Lease, Landlord shall have the right to bring such actions at law or in equity, including, without limitation, appropriate injunctive relief, as it deems appropriate to compel compliance, payment or deposit, and among other remedies to recover its reasonable attorneys’ fees in any proceeding, including any appeal therefrom and any post judgment proceedings.
13.    Maximum Liability. Each of Guarantor and, by its acceptance of the guarantees provided herein, Landlord, hereby confirms that it is the intention of such Person that the guarantees provided herein and the obligations of Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guarantees provided herein and the obligations of Guarantor hereunder. To effectuate the foregoing intention, Landlord hereby irrevocably agrees that the obligations of Guarantor under this Guaranty shall be limited to the maximum amount as will result in such obligations not constituting a fraudulent transfer or conveyance.
14.    Release. Guarantor shall automatically be released from its obligations hereunder upon the earlier to occur of either of the following:  (x) (other than with respect to amounts then due and payable by Guarantor) upon the consummation of a Lease Foreclosure Transaction pursuant to clause (i) of Section 22.2 of the Lease, and (y) upon the irrevocable satisfaction and discharge in full of all of the Obligations (the date upon which such release occurs, the “Guaranty Termination Date”); provided (in the case of clause (x)) that Landlord shall have received a Replacement Guaranty from a Qualified Replacement Guarantor in accordance with clause (i) of Section 22.2 of the Lease (and, in the case of such a Replacement Guaranty delivered in connection with a New Lease obtained pursuant to Section 17.1(f) of the Lease, such New Lease shall satisfy the requirements for a New Lease contained in the last sentence of Section 17.1(f), including that it be at the rent and additional rent, and upon  the terms, covenants and conditions of, the Lease; it being understood that (i) the Obligations hereunder shall in no event include the obligations of the tenant under a New Lease, and (ii) the preceding clause (i) shall in no event be deemed to vitiate the Obligations hereunder in respect of the Lease).
15.    Guarantor’s Representations and Warranties.     Guarantor represents and warrants that:
(i)     Guarantor (a) is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada; (b) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; and (c) is in compliance with all applicable Legal Requirements where the failure to comply would reasonably be expected to have a materially adverse effect on Guarantor’s ability to pay or perform the Obligations in accordance with the terms hereof;

(ii)     the execution, delivery, and performance of this Guaranty (a) are within Guarantor’s corporate powers, (b) have been duly authorized by all necessary or proper corporate action, (c) are not in contravention of any provision of Guarantor’s articles or certificate of incorporation or by-laws, (d) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality, (e) will not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Guarantor is a party or by which Guarantor or any of its property is bound, (f) will not result in the creation or imposition of any lien upon any of the property of Guarantor, and (g) do not require the consent or approval of any governmental body, agency, authority, or any other Person except those already obtained, except in the case of clauses (e) and (g), where such conflict, breach or failure to obtain a consent or approval, would not reasonably be expected to have a materially adverse effect on Guarantor’s ability to pay or perform the Obligations in accordance with the terms hereof; and
     (iii)    this Guaranty is duly executed and delivered on behalf of Guarantor and constitutes a legal, valid, and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.
16.    Guarantor’s Covenants.
(a)    Dividends. In addition to any other applicable restrictions hereunder, prior to the Covenant Termination Date (as defined below), Guarantor shall not, directly or indirectly, declare or pay any dividend or make any other distribution with respect to its capital stock or other equity interests with any assets other than cash unless such dividend or distribution would not reasonably be expected to result in Guarantor’s inability to perform its Guaranty obligations under this Guaranty.
(b)    Restricted Payments. In addition to the foregoing, prior to the Covenant Termination Date, Guarantor shall not directly or indirectly (i) declare or pay, or cause to be declared or paid, any dividend, distribution, any other direct or indirect payment or transfer (in each case, in cash, stock, other property, a combination thereof or otherwise) with respect to any of Guarantor’s capital stock or other equity interests, (ii) purchase or otherwise acquire or retire for value any of Guarantor’s capital stock or other equity interests, or (iii) engage in any other transaction with any direct or indirect holder of Guarantor’s capital stock or other equity interests which is similar in purpose or effect to those described above (collectively, a “Restricted Payment”), except that Guarantor can execute any of the transactions outlined above if: (a) Guarantor’s equity market capitalization exceeds $5.5 billion, or (b) Guarantor’s equity market capitalization is less than $5.5 billion, then in accordance with clause (2)(i), the Guarantor may declare or pay dividends, distributions or other transactions in the aggregate amount of less than or equal to $200 million in any fiscal year and in accordance with clause (2)(ii), the Guarantor may purchase or otherwise acquire or retire for value of up to $500 million shares of Guarantor’s capital stock or other equity interests in any fiscal year (it being understood that from and after such time that the aggregate amount of all such transactions during any fiscal year of Guarantor exceeds $200 million or $500 million as provided in this clause (b), no further such transactions shall be permitted during such fiscal year of Guarantor under this clause (b)).
(c)    Survival of Covenants. As used herein, the term “Covenant Termination Date” shall mean the earliest to occur of (1) the Guaranty Termination Date, (2) October 6, 2023, and (3) the

first day on which (x) the Total Net Leverage Ratio of the Guarantor is less than or equal to 5.00:1.00 and (y) the EBITDAR to Rent Ratio is equal to or greater than 3.00:1.00.
For the purpose of the foregoing:
(i) “EBITDAR to Rent Ratio” means the ratio of (a) the EBITDAR of Guarantor and its Subsidiaries on a consolidated basis during the applicable Trailing Test Period of Guarantor and its Subsidiaries (provided, that, to the extent any such Subsidiary is not wholly owned (directly or indirectly) by Guarantor, the EBITDAR of such Subsidiary shall be limited to Guarantor’s pro-rata ownership interests in such Subsidiary) to (ii) the sum of (w) the Rent under the Lease, plus (x) the Rent (as defined in the Non-CPLV Lease), plus (y) the Rent (as defined in the Joliet Lease), plus (z) actual rent (excluding additional rent such as pass-throughs of expenses) payable by Guarantor and its Subsidiaries on a consolidated basis under all other Gaming Leases, in each case during such Trailing Test Period (the sum of clauses (w) through (z), the “Gaming Lease Rent”),
(ii) “Gaming Lease” means a lease entered into by Guarantor or any of its Subsidiaries by which lease to occupy and use real property, vessels or similar assets for, or primarily in connection with, the operation of Gaming Facilities thereon or thereat,
(iii) “EBITDAR” means for any applicable twelve (12) month period, the consolidated net income or loss of a Person on a consolidated basis for such period, determined in accordance with GAAP, provided, however, that without duplication and in each case to the extent included in calculating net income (calculated in accordance with GAAP): (i) income tax expense shall be excluded; (ii) interest expense shall be excluded; (iii) depreciation and amortization expense shall be excluded; (iv) amortization of intangible assets shall be excluded; (v) write-downs and reserves for non-recurring restructuring-related items (net of recoveries) shall be excluded; (vi) reorganization items shall be excluded; (vii) any impairment charges or asset write-offs, non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, and non-cash charges for deferred tax asset valuation allowances, shall be excluded; (viii) any effect of a change in accounting principles or policies shall be excluded; (ix) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement shall be excluded; (x) any nonrecurring gains or losses (less all fees and expenses relating thereto) shall be excluded; (xi) rent expense shall be excluded; and (xii) the impact of any deferred proceeds resulting from failed sale accounting shall be excluded (in connection with any EBITDAR calculation made pursuant to this Guaranty (a) promptly following request therefor, Guarantor shall provide Landlord with all supporting documentation and backup information with respect thereto as may be reasonably requested by Landlord, (b) such calculation shall be as reasonably agreed upon between Landlord and Guarantor, and (c) if Landlord and Guarantor do not agree within twenty (20) days of either party seeking to commence discussions, the same may be determined by an Expert in accordance with and pursuant to the process set forth in Section 34.2 of the Lease),

(iv) “EBITDA” means the same meaning as “EBITDAR” as defined herein but without giving effect to clause (xi) in the definition thereof (it being understood that to the extent any Gaming Lease Rent is accounted for as interest expense in accordance with GAAP, such interest expense will not be excluded from EBITDA, and
(v) “Total Net Leverage Ratio” means, with respect to Guarantor and its Subsidiaries on a consolidated basis, on any date, the ratio of (i) (a) the aggregate principal amount of (without duplication) all indebtedness consisting of indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit (but excluding contingent obligations under outstanding letters of credit) and other purchase money indebtedness and guarantees of any of the foregoing obligations, of Guarantor and its Subsidiaries determined on a consolidated basis on such date in accordance with GAAP (it being understood that neither the Lease nor the Non-CPLV Lease, nor the Joliet Lease nor any other Gaming Lease shall be treated as indebtedness regardless of how they treated under GAAP) less (b) the aggregate amount of all cash or cash equivalents of Guarantor and its Subsidiaries (provided, that, in the case of cash or cash equivalents held by Guarantor’s Domestic Subsidiaries that is not incorporated in, or organized under the laws of, the United States or any state or territory thereof or the District of Columbia, such cash must be held at a bank or other financial institution located in the United States or any territory thereof or the District of Columbia) that would not appear “restricted” on a consolidated balance sheet of Guarantor and its Subsidiaries to (ii) EBITDA.
17.    Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, or by an overnight express service to the following address:

To any Guarantor:	c/o Eldorado Resorts, Inc. 100 West Liberty Street, Suite 1150 Reno, Nevada 89501 Attention:

With a copy to:
(that shall not constitute notice)

    Attention:

To Landlord:	CPLV Property Owner LLC c/o VICI Properties Inc. 430 Park Avenue, 8th Floor New York, New York 10022 Attn: General Counsel

And with copy to    Kramer Levin Naftalis & Frankel LLP
(which shall not constitute notice):    1177 Avenue of the Americas
    New York, New York 10036
    Attention: Tzvi Rokeach, Esq.
or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted.
18.    Miscellaneous.
(a)    No term, condition or provision of this Guaranty may be amended, waived or modified except by an express written instrument to that effect signed by Landlord and Guarantor. No waiver of any term, condition or provision of this Guaranty will be deemed a waiver of any other term, condition or provision, irrespective of similarity, or constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided.
(b)    If any one or more of the terms, conditions or provisions contained in this Guaranty is found in a final award or judgment rendered by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms, conditions and provisions of this Guaranty shall not in any way be affected or impaired thereby, and this Guaranty shall be interpreted and construed as if the invalid, illegal, or unenforceable term, condition or provision had never been contained in this Guaranty.
(c)    THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT THE LAWS OF THE STATE WHERE THE LEASED PROPERTY IS LOCATED SHALL GOVERN THIS AGREEMENT TO THE EXTENT NECESSARY (I) TO OBTAIN THE BENEFIT OF THE RIGHTS AND REMEDIES SET FORTH HEREIN WITH RESPECT TO ANY OF THE LEASED PROPERTY AND (II) FOR PROCEDURAL REQUIREMENTS WHICH MUST BE GOVERNED BY THE LAWS OF SUCH STATE. GUARANTOR CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF NEW YORK AND AGREES THAT ALL DISPUTES CONCERNING THIS GUARANTY SHALL BE HEARD IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. GUARANTOR FURTHER CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF EACH STATE WITH RESPECT TO ANY ACTION COMMENCED BY LANDLORD SEEKING TO RETAKE POSSESSION OF ANY OR ALL OF THE LEASED PROPERTY IN WHICH GUARANTOR IS REQUIRED TO BE NAMED AS A NECESSARY PARTY. GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED UPON IT UNDER ANY METHOD PERMISSIBLE UNDER THE LAWS OF THE STATE OF NEW YORK AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK.
(d)    GUARANTOR, BY ITS EXECUTION OF THIS GUARANTY, AND LANDLORD, BY ITS ACCEPTANCE OF THIS GUARANTY, HEREBY WAIVES TRIAL BY

JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND ARISING ON, UNDER, OUT OF, BY REASON OF OR RELATING IN ANY WAY TO THIS GUARANTY OR THE INTERPRETATION, BREACH OR ENFORCEMENT THEREOF.
(e)    In the event of any suit, action, arbitration or other proceeding to interpret this Guaranty, or to determine or enforce any right or obligation created hereby, the prevailing party in the action shall recover such party’s reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees and costs of appeal, post judgment enforcement proceedings (if any) and bankruptcy proceedings (if any). Any court, arbitrator or panel of arbitrators shall, in entering any judgment or making any award in any such suit, action, arbitration or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such judgment or award such party’s reasonable costs and expenses as provided in this Section 18(e).
(f)    Guarantor (i) represents that it has been represented and advised by counsel in connection with the execution of this Guaranty; (ii) acknowledges receipt of a copy of the Lease; and (iii) further represents that Guarantor has been advised by counsel with respect thereto. This Guaranty shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against Guarantor or Landlord, and as a whole, giving effect to all of the terms, conditions and provisions hereof.
(g)    Except as provided in any other written agreement now or at any time hereafter in force between Landlord and Guarantor, this Guaranty shall constitute the entire agreement of Guarantor with Landlord with respect to the subject matter hereof, and no representation, understanding, promise or condition concerning the subject matter hereof will be binding upon Landlord or Guarantor unless expressed herein.
(h)    All stipulations, obligations, liabilities and undertakings under this Guaranty shall be binding upon Guarantor and its respective successors and assigns and shall inure to the benefit of Landlord and to the benefit of Landlord’s successors and permitted assigns.
(i)    Whenever the singular shall be used hereunder, it shall be deemed to include the plural (and vice-versa) and reference to one gender shall be construed to include all other genders, including neuter, whenever the context of this Guaranty so requires. Section captions or headings used in this Guaranty are for convenience and reference only, and shall not affect the construction thereof.
(j)    This Guaranty may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.
(k)    For the avoidance of doubt, Guarantor consents to the collateral assignment of this Guaranty to any Fee Mortgagee and agrees that any Person that is a permitted successor to, and/or assignee of, Landlord’s interest under the Lease in accordance with the terms thereof shall constitute a permitted successor and/or assignee and intended beneficiary hereof (and shall become, be recognized by Guarantor as, and have all of the rights of, “Landlord” hereunder).

[Signature Page to Follow]

EXECUTED as of the date first set forth above.

GUARANTOR:
ELDORADO RESORTS, INC.,
a Nevada corporation
By:
Name:
Title:

LANDLORD:
CPLV PROPERTY OWNER LLC,
a Delaware limited liability company
By:
Name:
Title:

CLAUDINE PROPCO LLC,
a Delaware limited liability company

By:___________________________
Name:
Title:

EXHIBIT D

Form of Baltimore ROFR Agreement

RIGHT OF FIRST REFUSAL AGREEMENT

RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”) is entered into as of [ ˜ ], 20[ ˜ ] (the “Effective Date”), by and between ELDORADO RESORTS, INC., a Nevada corporation (“Eldorado”), and VICI PROPERTIES L.P., a Delaware limited partnership (“Propco”).

RECITALS:

A.    Certain Subsidiaries (as defined below) of Propco (individually or collectively, as the context may require, “Propco Landlord”) and certain Subsidiaries of Eldorado (individually or collectively, as the context may require, “Eldorado Tenant”) have entered into that certain Lease (Non-CPLV), dated as of October 6, 2017 (as amended by (i) that certain First Amendment to Lease (Non-CPLV), dated December 22, 2017, (ii) that certain Second Amendment to Lease (Non-CPLV) and Ratification of SNDA, dated February 16, 2018, (iii) that certain Third Amendment to Lease (Non-CPLV), dated April 2, 2018, (iv) that certain Fourth Amendment to Lease (Non-CPLV), dated December 26, 2018, and as may be further amended, restated or otherwise modified from time to time, the “Non-CPLV Lease”), pursuant to which Propco Landlord leases to Eldorado Tenant certain real property as more particularly described therein.

B.    On June 24, 2019, Eldorado and Propco, and/or their respective Affiliates, entered into that certain Master Transaction Agreement (the “Master Transaction Agreement”).

C.    In accordance with the terms of the Master Transaction Agreement, Eldorado, on behalf of itself and its Affiliates, desires to grant to Propco, and Propco, on behalf of itself and its Affiliates, desires to accept from Eldorado, certain rights of first refusal with respect to certain opportunities with respect to the ROFR Property (as defined below), in accordance with the terms, conditions and procedures set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eldorado and Propco hereby agree as follows:

1.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In no event shall Eldorado or any of its Affiliates, on the one hand, or Propco or any of its Affiliates, on the other hand, be deemed to be an Affiliate of the other party as a result of this Agreement, the Non-CPLV Lease or any “Other Lease” (as defined in the Non-CPLV Lease) and/or as a result of any consolidation for accounting purposes by Eldorado (or its Subsidiaries) or Propco (or its Affiliates) of the other such party or the other such party’s Affiliates.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternate Propco ROFR Terms” shall have the meaning set forth in Section 2(d).

“Applicable Law” means all (a) statutes, laws, rules, regulations, ordinances, codes or other legal requirements of any federal, state or local governmental authority, board of fire underwriters and similar quasi-governmental authority, including, without limitation, any legal requirements under any Gaming Laws, and (b) judgments, injunctions, policies, orders or other similar requirements of any court, administrative agency or other legal adjudicatory authority.

“Arbitration Panel” shall have the meaning set forth in Section 3(a).

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

“CBAC” means CBAC Gaming, LLC, a Delaware limited liability company, and its successors and assigns.

“Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests, other equity interests or otherwise.

“CRBH” means CR Baltimore Holdings, LLC, a Delaware limited liability company, and its successors and assigns.

“Effective Date” shall have the meaning set forth in the Preamble.

“Eldorado” shall have the meaning set forth in the Preamble.

“Eldorado Closing Period” shall have the meaning set forth in Section 2(d).

“Eldorado Licensing Event” means: (a) either (1) a communication (whether oral or in writing) by or from any Gaming Authority to Propco or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority may find that, or (2) a determination by Propco, in its sole but reasonable discretion and pursuant to customary internal processes that, the association of any member of the Eldorado Subject Group with Propco or any of its Affiliates is likely to, (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Propco or any of its Affiliates under any Gaming Law, or (ii) violate any Gaming Law to which Propco or any of its Affiliates is subject; or (b) any member of the Eldorado Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of Propco includes any Person for which Propco or its Affiliate is providing management or consulting services with respect to Gaming Activities.

“Eldorado Marketing and Negotiation Period” shall have the meaning set forth in Section 2(d).

“Eldorado Panel Member” shall have the meaning set forth in Section 3(b).

“Eldorado Related Party” shall mean, collectively or individually, as the context may require, Eldorado, any holding company that directly or indirectly owns one hundred percent (100%) of the equity interests of Eldorado, and any Affiliates of Eldorado (including, without limitation, Eldorado Tenant).

“Eldorado Subject Group” means Eldorado, Eldorado’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding Propco and its Affiliates.

“Eldorado Tenant” shall have the meaning set forth in the Recitals.
“Excluded Opportunity” means any transaction for which (or with respect to which) (i) the opco/propco structure contemplated by this Agreement would be prohibited by Applicable Law (including zoning regulations and/or any applicable use restrictions or easements or encumbrances), or which would require governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been received or is anticipated to be received prior to the consummation of such transaction), provided that the applicable parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization, as applicable or (ii) Eldorado and its Subsidiaries do not have the ability, or are not permitted, under the Horseshoe Baltimore Operating Agreements to provide Propco with the opportunity contemplated by this Agreement, provided that Eldorado shall use commercially reasonable, good faith efforts to obtain the applicable third parties’ approval to grant Propco such opportunity in the event that such parties determine to enter into a Propco Opportunity Transaction.

“Financial Information” shall have the meaning set forth in Section 2(b).

“Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without limitation, slot machines, video gaming or lottery terminals, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Authority” or “Gaming Authorities” means, individually or in the aggregate, as the context may require, any foreign, federal, state or local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof, that holds regulatory, licensing or permit authority, control or jurisdiction over Gaming Activities or related activities.

“Gaming Laws” means any Applicable Law regulating or otherwise pertaining to the ownership, control or jurisdiction over Gaming Activities or related activities.

“Horseshoe Baltimore Operating Agreements” means (a) that certain Amended and Restated Operating Agreement of CR Baltimore Holdings, LLC, dated as of October 23, 2012 and (b) that certain Second Amended and Restated Operating Agreement of CBAC Gaming, LLC, dated as of October 23, 2012, in each case as amended, restated, supplemented or otherwise modified, provided that from and after the date hereof Eldorado and its Affiliates shall not consent to any such amendment, restatement, supplement or other modification that would reasonably be expected to be adverse to Propco’s rights with respect to Propco Opportunity Transactions hereunder.

“Licensing Period” shall have the meaning set forth in Section 2(f).

“Master Transaction Agreement” shall have the meaning set forth in the Recitals.

“Non-CPLV Lease” shall have the meaning set forth in the Recitals.
“Non-CPLV Lease Amendment” shall mean an amendment to the Non-CPLV Lease on the terms set forth in the Propco Opportunity Package and the Term Sheet, pursuant to which (a) the ROFR Property will be added to the Non-CPLV Lease as a leased property thereunder, (b) an Affiliate of Propco will join the Non-CPLV Lease as a landlord thereunder, (c) an Affiliate of Eldorado will join the Non-CPLV Lease as a tenant thereunder, (d) such Affiliate of Propco, as landlord, will lease the ROFR Property to such Affiliate of Eldorado, as tenant, (e) the annual rent under the Non-CPLV Lease will be increased by the ROFR Property Rent and (f) the other terms set forth in the applicable Propco Opportunity Package shall be implemented. For the avoidance of doubt, upon the effectiveness of the Non-CPLV Lease Amendment, the existing guaranty by Eldorado to Propco Landlord with respect to the Non-CPLV Lease shall also be amended by Eldorado and Propco Landlord (or reaffirmed by Eldorado) in form reasonably acceptable to Propco Landlord to reflect that Eldorado’s obligations under such guaranty also apply to the ROFR Property and to Eldorado Tenant’s obligations under the Non-CPLV Lease (as amended by the Non-CPLV Lease Amendment).

“Opco/Propco Transaction” shall have the meaning set forth in Section 4(r).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Propco” shall have the meaning set forth in the Preamble.
“Propco Election Period” means a period of thirty (30) days following Propco’s receipt of the applicable Propco Opportunity Package.

“Propco Landlord” shall have the meaning set forth in the Recitals.
“Propco Licensing Event” means: (a) either (1) a communication (whether oral or in writing) by or from any Gaming Authority to Eldorado or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority may find that, or (2) a determination by Eldorado, in its sole but reasonable discretion and pursuant to customary internal processes that, the association of any member of the Propco Subject Group with Eldorado or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Eldorado or any of its Affiliates under any Gaming Law, or (ii) violate any Gaming Law to which Eldorado or any of its Affiliates is subject; or (b) any member of the Propco Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of Eldorado includes any Person for which Eldorado or its Affiliate is providing management or consulting services with respect to Gaming Activities.

“Propco Opportunity Package” shall have the meaning set forth in Section 2(b).

“Propco Opportunity Transaction” means any transaction or series of related transactions pursuant to which Eldorado or any of the Eldorado Related Parties proposes to enter into, or, to the extent within their control, cause or permit to be entered into, a sale leaseback transaction or Opco/Propco Transaction with respect to the ROFR Property, excluding, however, any Excluded Opportunity.

“Propco Panel Member” shall have the meaning set forth in Section 3(b).

“Propco ROFR” shall have the meaning set forth in Section 2(c).

“Propco ROFR Discussion Period” shall have the meaning set forth in Section 2(e).

“Propco Subject Group” means Propco, Propco’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding Eldorado and its Affiliates.

“Purchase Agreement” shall have the meaning set forth in Section 2(e).
“REIT” shall have the meaning set forth in Section 3(q).
“ROFR Lease” shall mean (i) if, at the time a Propco Opportunity Transaction is presented to Propco pursuant to Section 2, the owner of the ROFR Property is wholly owned, directly or indirectly, by Eldorado, a Non-CPLV Lease Amendment (unless Propco elects in its sole and absolute discretion to lease the ROFR Property to an Affiliate of Eldorado pursuant to a Single Property ROFR Lease) and (ii) otherwise, a lease pursuant to which an Affiliate of Propco, as landlord, leases the ROFR Property to an Affiliate of Eldorado, as tenant, with such lease to be substantially in the form of the Non-CPLV Lease, revised as applicable solely to reflect a single property, in each case pursuant to which the terms set forth in the Term Sheet and the applicable Propco Opportunity Package shall be implemented (such lease described in this clause (ii), a “Single Property ROFR Lease”).
“ROFR Property” means that certain real property together with the real property improvements thereon (together with related fixtures and other related property) located at 1525 Russell Street and 1555 Warner Street, Baltimore, MD 21230, and more particularly described on Exhibit B attached hereto, commonly known as “Horseshoe Baltimore Maryland Casino” (the “Casino”), and including any adjacent or ancillary property and improvements forming part of, or relating to, the Casino (whether now owned by an Eldorado Related Party or hereafter acquired).

“ROFR Property Rent” means the amount of annual rent (excluding, for the avoidance of doubt, additional charges and pass-through expenses) that Eldorado proposes be paid for the ROFR Property in the applicable Propco Opportunity Package.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity, or more than fifty percent (50%) of the ordinary voting power or more than fifty percent (50%) of the general partnership interests or managing membership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Term Sheet” shall have the meaning set forth in Section 2(b).

“Third Panel Member” shall have the meaning set forth in Section 3(b).

“Third Party Lease” shall have the meaning set forth in Section 2(e).

“VICI REIT” shall have the meaning set forth in Section 3(q).

2.    Right of First Refusal in Favor of Propco.

(a)    From and after the Effective Date, Eldorado shall not, and shall cause the Eldorado Related Parties not to, consummate or, to the extent within their control, permit the consummation of any Propco Opportunity Transaction, without first providing to Propco an opportunity to cause Affiliates of Propco to own and lease, as applicable, the ROFR Property and cause the ROFR Property to be leased or sub-leased, as applicable, to Affiliates of Eldorado in accordance with the procedures set forth in this Section 2.

(b)    Prior to Eldorado or any Eldorado Related Party consummating, or to the extent within their control, permitting the consummation of, any Propco Opportunity Transaction, Eldorado shall deliver to Propco a package of information describing such Propco Opportunity Transaction and the terms upon which Affiliates of Eldorado would lease or sub-lease the ROFR Property (the “Propco Opportunity Package”), including, without limitation, the following information (subject to execution of a customary non-disclosure agreement): (i) whether the ROFR Property is owned by Eldorado, an Affiliate of Eldorado or CBAC, CRBH or a Subsidiary thereof in fee or leased from a third party; (ii) the material acquisition terms, including, without limitation, the purchase price and the expected timeline for and a description of the proposed structure of such Propco Opportunity Transaction; (iii) three (3) years of audited (to the extent reasonably available; otherwise unaudited) financial statements of the ROFR Property or the owner of the ROFR Property, as applicable (the “Financial Information”); (iv) a description of the regulatory framework applicable to the ROFR Property, including the amount and timing of any licensing fees and gaming taxes with respect thereto; and (v) a term sheet setting forth proposed terms of the ROFR Lease, which term sheet shall include, without limitation, Eldorado’s proposal for the initial ROFR Property Rent and Eldorado’s proposal for ROFR Property Rent adjustments thereafter (including annual escalations and allocations of fixed and variable rent if applicable) and, if the ROFR Lease is a lease under clause (i) of the definition of ROFR Lease, the other items set forth on Exhibit A (the “Term Sheet”). Promptly upon Propco’s reasonable request therefor, Eldorado shall provide to Propco additional information related to the Propco Opportunity Transaction, to the extent such information is reasonably available to Eldorado.

(c)    Propco may elect, in its sole and absolute discretion, to exercise its right to cause its Affiliate to own or lease the ROFR Property and cause the ROFR Property to be leased or sub-leased to Affiliates of Eldorado or CBAC, CRBH or a Subsidiary thereof in accordance with the terms set forth in the Propco Opportunity Package (the “Propco ROFR”), which Propco ROFR shall be exercisable by written notice thereof from Propco to Eldorado prior to the expiration of the Propco Election Period. If Propco does not so exercise the Propco ROFR prior to the expiration of the Propco Election Period, then Propco shall be deemed to have waived the Propco ROFR with respect to the applicable Propco Opportunity Transaction only.

(d)    If Propco waives (or is deemed to have waived) the Propco ROFR with respect to a Propco Opportunity Transaction, then Eldorado (or the applicable Eldorado Related Party) shall be free to consummate (or permit the consummation of) the Propco Opportunity Transaction without Propco’s (or its Affiliates’) involvement, and, if applicable, upon terms not materially more favorable to the applicable purchaser/lessor of the ROFR Property (if any) than those presented to Propco in the Propco Opportunity Package. If at any time following Propco’s waiver (or deemed waiver) of such Propco Opportunity Transaction, Eldorado (or the applicable Eldorado Related Party) desires to consummate (or permit the consummation of) such Propco Opportunity Transaction with a purchaser/lessor upon terms that are materially more favorable to the applicable purchaser/lessor than those presented to Propco in the Propco Opportunity Package (the “Alternate Propco ROFR Terms”), then the provisions of this Section 2 shall be reinstated with respect to such Propco Opportunity Transaction, and Eldorado shall be required to deliver to Propco a new Propco Opportunity Package (except that such Propco Opportunity Package shall reflect the Alternate Propco ROFR Terms in lieu of the ROFR Property Rent and other Propco ROFR terms initially included in the Propco Opportunity Package) and otherwise comply once again with the procedures set forth herein prior to consummating (or permitting the consummation of) such Propco Opportunity Transaction, except that the Propco Election Period will be twenty (20) days in lieu of thirty (30) days. If Propco waives (or is deemed to have waived) the Propco ROFR, Eldorado (or the applicable Eldorado Related Party or CBAC, CRBH or a Subsidiary thereof) shall have (i) a period of one hundred twenty (120) days (the “Eldorado Marketing and Negotiation Period”) following such waiver or deemed waiver, as applicable, in which to execute definitive purchase and lease agreements with a third party on terms not materially more favorable than those presented to Propco in the Propco Opportunity Package, and (ii) in the event such definitive agreements are executed in such one hundred twenty (120) day period, an additional period of one hundred eighty (180) days (the “Eldorado Closing Period”) from the execution thereof in which to consummate the Propco Opportunity Transaction (provided, that the Eldorado Closing Period may be extended by Eldorado for an additional ninety (90) days, if at the time of extension Eldorado and/or its Affiliates and/or CBAC, CRBH or a Subsidiary thereof and the applicable purchaser/lessor are diligently proceeding to close their transaction and reasonably expect that such transaction will close within such period). If, at the end of the Eldorado Marketing and Negotiation Period or the Eldorado Closing Period (subject to extension as set forth above), as applicable, such definitive agreements have not been executed or the Propco Opportunity Transaction has not been consummated, as applicable, then the provisions of this Section 2 shall be reinstated with respect to such Propco Opportunity Transaction, and Eldorado shall be required to deliver to Propco a new Propco Opportunity Package and otherwise comply once again with the procedures set forth herein prior to consummating such Propco Opportunity Transaction.

(e)    If Propco exercises the Propco ROFR with respect to a Propco Opportunity Transaction, then Eldorado (or the applicable Eldorado Related Party) and Propco shall proceed with the Propco Opportunity Transaction and shall structure the Propco Opportunity Transaction in a manner that allows the ROFR Property to be owned or leased (in the event the ROFR Property is then leased by Eldorado or its Affiliates as tenant from a third party (“Third Party Lease”)), as applicable, by an Affiliate of Propco and leased or sub-leased, as applicable, to Affiliates of Eldorado or CBAC, CRBH or a Subsidiary thereof pursuant to the ROFR Lease; provided that the structure of the Propco Opportunity Transaction as an asset sale or a sale of equity interests shall be as mutually agreed between Eldorado and Propco; and provided further, that if structured as a sale of equity interests, the equity shall be of a newly formed entity disregarded as separate from Eldorado (or the applicable Eldorado Related Party) for U.S. federal income tax purposes and the only assets of which are the ROFR Property and the only liabilities of which are customary property related liabilities. Eldorado and Propco shall use good faith, commercially reasonable efforts, for a period of ninety (90) days following the date on which Propco exercises the Propco ROFR, which such period may be extended upon the mutual agreement of Eldorado and Propco (the “Propco ROFR Discussion Period”), to (i) negotiate and enter into (or cause their applicable Affiliates or CBAC, CRBH or a Subsidiary thereof to enter into) a purchase and sale agreement for the ROFR Property (the “Purchase Agreement”), the ROFR Lease and any other agreements to be executed in connection with the foregoing and (ii) complete due diligence of the ROFR Property. If, despite the good faith, commercially reasonable efforts of Propco and Eldorado, the parties are unable to reach agreement on the terms and conditions of the Purchase Agreement, the ROFR Lease or any other agreements to be executed in connection with the foregoing prior to the expiration of the Propco ROFR Discussion Period, then, upon the expiration of the Propco ROFR Discussion Period, either (1) the terms and conditions of the Purchase Agreement and the ROFR Lease shall be established pursuant to arbitration in accordance with the procedures set forth in Section 3 (other than the specific terms thereof which were expressly set forth in the Propco Opportunity Package and the Term Sheet which shall not be subject to arbitration), or (2) solely with the written consent of Propco (which may be granted or withheld in Propco’s sole and absolute discretion), Eldorado (or the applicable Eldorado Related Party) shall be free to consummate or permit the consummation of the Propco Opportunity Transaction without Propco’s (or its Affiliates’) involvement, in accordance with, and subject to the conditions of, Section 2(d) (and Propco shall be deemed to have waived the Propco ROFR with respect to the applicable Propco Opportunity Transaction only). For the avoidance of doubt, in the event arbitration is commenced during the Propco ROFR Discussion Period, the Propco ROFR Discussion Period shall be tolled for the duration of such arbitration.

(f)    Following the expiration of the Propco ROFR Discussion Period (or receipt of a final decision by the Arbitration Panel, as applicable), Eldorado, Propco and their respective Affiliates (as applicable) shall have one hundred eighty (180) days, to obtain all applicable licenses, qualifications or approvals from all Gaming Authorities necessary for Propco and its Affiliates (as applicable) to own the ROFR Property and lease the ROFR Property to Eldorado or its Affiliates or CBAC, CRBH or Subsidiary thereof, as applicable, and for Eldorado and its Affiliates or CBAC, CRBH or a Subsidiary thereof, as applicable, to sell the ROFR Property (including the Third Party Lease, if applicable) to and lease the ROFR Property from Propco and its Affiliates (the “Licensing Period”), provided that such period may be extended by Eldorado or Propco or their respective Affiliates, as applicable, by up to an additional ninety (90) days if, in such party’s reasonable discretion, it is reasonably likely that such party or its Affiliates will obtain such licenses, qualifications or approvals during such period. Eldorado, Propco and their respective Affiliates shall cooperate during the Licensing Period in promptly seeking to obtain all such licenses, qualifications or approvals (including supplying the other party with any information which may be required in order to obtain such licenses, qualifications or approvals, and responding as promptly as practicable to any inquiry or request received from any Gaming Authority for additional information or documentation). If, on or prior to the expiration of the Licensing Period, as extended pursuant to the foregoing, Propco and its Affiliates (as applicable) are unable to obtain all such necessary licenses, qualifications and approvals, then Eldorado (or the applicable Eldorado Related Party) shall be free to consummate the Propco Opportunity Transaction without Propco’s (or its Affiliates’) involvement (and Propco shall be deemed to have waived the Propco ROFR with respect to the applicable Propco Opportunity Transaction only). For the avoidance of doubt, in the event arbitration is commenced during the Licensing Period, the Licensing Period shall be tolled for the duration of such arbitration.

3.    Arbitration.

(a)    Any dispute regarding establishing (but not interpreting) the terms and conditions of the Purchase Agreement or the ROFR Lease (other than any such terms expressly set forth in the Term Sheet or the Propco Opportunity Package) or the implementation of the terms of this Agreement so as to give full force and effect to the purpose and intent hereof, as applicable, shall be submitted to and determined by an arbitration panel comprised of three members (the “Arbitration Panel”). No more than one panel member may be with the same firm, and no panel member may have an economic interest in the outcome of the arbitration. In addition, each panel member shall have at least twenty (20) years of experience as an arbitrator and at least ten (10) years of experience in a profession that directly relates to the ownership, operation, financing or leasing of gaming facilities.

(b)    The Arbitration Panel shall be selected as set forth in this Section 3(b). Within five (5) Business Days after the expiration of the Propco ROFR Discussion Period, Eldorado shall select and identify to Propco a panel member that meets the criteria set forth in Section 3(a) (the “Eldorado Panel Member”) and Propco shall select and identify to Eldorado a panel member that meets the criteria set forth in Section 3(a) (the “Propco Panel Member”). If a party fails to timely select its respective panel member, the other party may notify such party in writing of such failure, and if such party fails to select its respective panel member within three (3) Business Days after receipt of such notice, then such other party may select and identify to such party such panel member on such party’s behalf. Within five (5) Business Days after the selection of the Eldorado Panel Member and the Propco Panel Member, the Eldorado Panel Member and the Propco Panel Member shall jointly select a third panel member that meets the criteria set forth in Section 3(a) (the “Third Panel Member”). If the Eldorado Panel Member and the Propco Panel Member fail to timely select the Third Panel Member and such failure continues for more than three (3) Business Days after written notice of such failure is delivered to the Eldorado Panel Member and Propco Panel Member by either Eldorado or Propco, then Eldorado and Propco shall cause the Third Panel Member to be appointed by the managing officer of the American Arbitration Association.

(c)    Within ten (10) Business Days after the selection of the Arbitration Panel, Eldorado and Propco each shall submit to the Arbitration Panel a written statement identifying its summary of the issues. Either of Eldorado or Propco may also request an evidentiary hearing on the merits in addition to the submission of written statements, such request to be made in writing within such ten (10) Business Day period. The Arbitration Panel shall determine the appropriate terms and conditions of the Purchase Agreement and the ROFR Lease in accordance with this Agreement and otherwise based on the Arbitration Panel’s determination of fair market terms relative to the ROFR Property. The Arbitration Panel shall make its decision within twenty (20) days after the later of (i) the submission of such written statements, and (ii) the conclusion of any evidentiary hearing on the merits (if any). The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to Eldorado and Propco.

(d)    The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in New York, New York.

(e)    The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and the Procedures for Large, Complex, Commercial Disputes in effect as of the date hereof.

(f)    Eldorado and Propco shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting any arbitration described in this Section 3.

4.    Miscellaneous.

(a)    Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by email transmission or by an overnight express service to the following address or to such other address as either party may hereafter designate:

To Eldorado:    Eldorado Resorts, Inc.
[ ˜ ]
Attention: General Counsel
Email: [ ˜ ]

To Propco:    VICI Properties L.P.
c/o VICI Properties Inc.
430 Park Avenue, 8th Floor
New York, New York 10022
Attention: Samantha S. Gallagher, General Counsel
Email: corplaw@viciproperties.com

Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by email shall be deemed given only upon an independent, non-automated confirmation from the recipient acknowledging receipt.

(b)     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Eldorado and Propco and their respective successors and assigns, and shall remain in full force and effect in the event of a change of control of either party. This Agreement shall, to the extent within the control of the Eldorado Related Parties (and, if at any time not within their control, they shall use good faith, commercially reasonable efforts to procure such control), “run with the land” and remain in full force and effect in the event of a sale, directly or indirectly, of the ROFR Property or any interests therein, or the equity of any entity that owns, directly or indirectly, the ROFR Property or any portion thereof and the parties shall, promptly following closing of the Merger (as defined in the Master Transaction Agreement), take such actions as reasonably requested by Propco to memorialize the same, including Eldorado to the extent within the control of the Eldorado Related Parties (and, if at any time not within their control, they shall use good faith, commercially reasonable efforts to procure such control) causing the owner of the ROFR Property to join this Agreement and execute and deliver a memorandum of this Agreement, in form and substance reasonably satisfactory to Propco, which will be recorded in the applicable real estate records. Neither Eldorado nor Propco shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, that Propco may assign its rights (but not its obligations) under this Agreement to VICI Properties Inc., or an Affiliate thereof without such prior written consent; provided, further, that if Eldorado sells its indirect interest in the ROFR Property it shall cause (and shall be permitted to cause) the buyer thereof to assume its rights and obligations under this Agreement and Eldorado shall thereafter be released from its obligations hereunder.
(c)    Entire Agreement; Amendment. This Agreement, together with the Master Transaction Agreement, the Ancillary Agreements (as defined in the Master Transaction Agreement), the exhibits hereto and any other documents and instruments executed pursuant hereto, constitute the entire and final agreement of the parties with respect to the subject matter hereof, and no provision of this Agreement may be waived, modified, amended, discharged or terminated except by an agreement in writing signed by the parties. Eldorado and Propco hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the subject matter hereof are merged into and revoked by this Agreement.
(d)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. This Agreement is the product of joint drafting by the parties and shall not be construed against either party as the drafter hereof.
(e)    Venue. With respect to any action relating to this Agreement, Eldorado and Propco each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan and the United States District Court having jurisdiction over New York County, New York, and Eldorado and Propco each waives: (a) any objection to the laying of venue of any suit or action brought in any such court; (b) any claim that such suit or action has been brought in an inconvenient forum; (c) any claim that the enforcement of this Section 4(e) is unreasonable, unduly oppressive, and/or unconscionable; and (d) the right to claim that such court lacks jurisdiction over that party.
(f)    Waiver of Jury Trial. EACH PARTY HERETO, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.
(g)    Severability. If any term or provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.
(h)    Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.
(i)    Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.
(j)    Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Agreement. In addition, Propco agrees to, at Eldorado’s sole cost and expense, reasonably cooperate with all applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over Eldorado and its Subsidiaries, if any, including the provision of such documents and other information as may be requested by such Gaming Authorities relating to Eldorado or any of its Subsidiaries, if any, or to this Agreement and which are within Propco’s control to obtain and provide.
(k)    Counterparts; Originals. This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Facsimile or digital copies of this Agreement, including the signature page hereof, shall be deemed originals for all purposes.
(l)    Termination. This Agreement shall automatically terminate and be of no further force or effect from and after the earliest of such time as (i) both of the Non-CPLV Lease and that certain Lease (CPLV), dated as of October 6, 2017 (as amended, restated or otherwise modified from time to time) shall have been terminated or have expired in accordance with the express terms thereof, (ii) Propco or any of its Affiliates shall have acquired the ROFR Property or (iii) Eldorado or any of its Affiliates shall have sold the ROFR Property to a third party in accordance with, and not in contravention of, the terms and conditions of this Agreement. For the avoidance of doubt, a transaction or event resulting in a change of control of either Eldorado or Propco shall not result in a termination of this Agreement; provided, that Eldorado may be released from its obligations hereunder upon the assumption by a buyer of its indirect interest as provided in Section 4(b) above.

(m)    Gaming Regulations; Licensing Events; Termination.

(i)    Notwithstanding anything herein to the contrary, this Agreement and any agreement formed pursuant to the terms hereof are subject to all applicable Gaming Laws and all rights, remedies and powers under this Agreement and any agreement formed pursuant to the terms hereof may be exercised only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authorities.

(ii)    If there shall occur a Propco Licensing Event and any aspect of such Propco Licensing Event is attributable to a member of the Propco Subject Group, then Eldorado shall notify Propco as promptly as practicable after becoming aware of such Propco Licensing Event (but in no event later than twenty (20) days after becoming aware of such Propco Licensing Event). In such event, Propco shall, and shall use commercially reasonable efforts to cause the other members of the Propco Subject Group to, use commercially reasonable efforts to assist Eldorado and its Affiliates in resolving such Propco Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such Propco Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Eldorado shall have the right, at its election in its sole discretion, either to (A) terminate this Agreement or (B) cause this Agreement to temporarily cease to be in force or effect, until such time, if any, as the Propco Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities and Eldorado in its sole discretion, upon no less than ninety (90) days’ written notice thereof to Propco following a Propco Licensing Event which is not cured within the period required by the applicable Gaming Authorities (or such lesser time as required by any applicable Gaming Authority).

(iii)    If there shall occur a Eldorado Licensing Event and any aspect of such Eldorado Licensing Event is attributable to a member of the Eldorado Subject Group, then Propco shall notify Eldorado as promptly as practicable after becoming aware of such Eldorado Licensing Event (but in no event later than twenty (20) days after becoming aware of such Eldorado Licensing Event). In such event, Eldorado shall and shall use commercially reasonable efforts to cause the other members of the Eldorado Subject Group to use commercially reasonable efforts to assist Propco and its Affiliates in resolving such Eldorado Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such Eldorado Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Propco shall have the right, at its election in its sole discretion, either to (A) terminate this Agreement or (B) cause this Agreement to temporarily cease to be in force or effect, until such time, if any, as the Eldorado Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities and Propco in its sole discretion, upon no less than ninety (90) days’ written notice thereof to Eldorado following a Eldorado Licensing Event which is not cured within the period required by the applicable Gaming Authorities (or such lesser time as required by any applicable Gaming Authority).

(n)    Certain Covenants. Eldorado will use its good faith commercially reasonable efforts to take any and all actions necessary (including without limitation good faith commercially reasonable efforts to (i) obtain the consents or approvals of any partners in CRBH and CBAC and (ii) effectuate any amendments to the Horseshoe Baltimore Operating Agreements necessary, if any) to give effect to this Agreement and the purpose and intent hereof.
(o)    Guaranty. In the event Eldorado and/or its Affiliates and Propco and/or its Affiliates enter into a stand-alone lease pursuant to this Agreement, Eldorado will guaranty the performance of the lessee under such lease to the same extent as it guarantees the performance of the applicable lessees under the Non-CPLV Lease, such guaranty to be substantially similar in form and substance as the form of Eldorado guaranty entered into with respect to the Non-CPLV Lease with such other changes as may be mutually agreed between Propco and Eldorado acting in good faith in a commercially reasonable manner.
(p)    Remedies. Each party hereto expressly acknowledges and agrees that it would be difficult to measure the damages that might result from any actual or threatened breach of this Agreement, that any actual or threatened breach by such party of any of the provisions of this Agreement might result in immediate, irreparable and continuing injury to the other party hereto and that a remedy at law for any such actual or threatened breach by any such party of the provisions of this Agreement might be inadequate. Each party hereto therefore agrees that the other party shall be entitled, without the posting of a bond, to temporary, preliminary and permanent injunctive relief or other equitable relief, issued by a court of competent jurisdiction, in the case of any such actual or threatened breach by such party.
(q)    REIT Protection.  This Agreement shall be interpreted in a manner that is consistent with the continued qualification of VICI Properties Inc., a Maryland corporation (“VICI REIT”) as a “real estate investment trust” under Section 856(a) of the Internal Revenue Code of 1986, as amended, or any similar or successor provisions thereto (a “REIT”). Notwithstanding anything to the contrary set forth in this Agreement, VICI REIT shall not be required to take any action or refrain from taking any action that would, in either case, reasonably be expected to cause VICI REIT to fail to qualify as a REIT.

(r)    Opco/Propco Transaction. In the event that Eldorado or the Eldorado Related Parties desire to sell the ROFR Property together with the operating and other assets related thereto, in an opco/propco structure or in a situation in which parties may bid or otherwise participate in an opco/propco structure, in each case, that constitutes a Propco Opportunity Transaction (an “Opco/Propco Transaction”), the terms of this Agreement shall apply to the proposed Opco/Propco

Transaction except as follows: (i) the Propco Election Period shall be extended from thirty (30) to forty-five (45) days (or from twenty (20) to thirty (30) days, in the case of Alternative Propco ROFR Terms as provided for in Section 2(d)), in order to permit Propco and its Affiliates to find an operator with which to exercise the Propco ROFR, (ii) the Propco ROFR Discussion Period shall be extended to one hundred twenty (120) days and the Licensing Period shall be extended to two hundred seventy (270) days with respect to the Opco/Propco Transaction; (iii) the Eldorado Marketing and Negotiation Period shall be extended to one hundred fifty (150) days and the Eldorado Closing Period shall be extended to two hundred seventy (270) days with respect to the Opco/Propco Transaction, (iv) prior to its exercise of the Propco ROFR, Propco may designate one or more bona fide operators to receive Financial Information and the proposed purchase price for the ROFR Property from Eldorado regarding the ROFR Property (but not any other information regarding the ROFR Property, and subject to execution by such operators of a customary non-disclosure agreement with Eldorado), (v) upon its exercise of the Propco ROFR, Propco may select one of the foregoing operators with which to pursue the exercise of the Propco ROFR and Propco shall thereafter be permitted to share customary due diligence information with respect to the ROFR Property with such designated operator pursuant to the terms of the aforementioned non-disclosure agreement, (vi) the terms of this Agreement that are specific to a sale leaseback structure involving Eldorado, including the Non-CPLV Lease Amendment and the guaranty by Eldorado of the performance thereunder, shall not apply, (vii) the parties will work in good faith to resolve any issues related to the implementation of this ROFR with respect to an Opco/Propco Transaction that are not specifically addressed herein, and (viii) to the extent, after the exercise of such good faith efforts, the parties cannot so agree, any matters remaining unresolved at the end of the Propco Election Period or the Propco ROFR Discussion Period, as applicable, shall be established pursuant to arbitration in accordance with the procedures set forth herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Eldorado and Propco have executed this Right of First Refusal Agreement as of the date first set forth above.

ELDORADO:

ELDORADO RESORTS, INC.,
a Nevada corporation

By:
Name:
Title:

[Signatures continue on next page]

PROPCO:

VICI Properties L.P.,
a Delaware limited partnership

By:    VICI Properties GP LLC,
a Delaware limited liability company,
its general partner

By:
Name:
Title:

EXHIBIT A

Term Sheet

1.	The ROFR Property will be added to the Non-CPLV Lease.

2.	The ROFR Property will be included as one of the “Excluded Facilities” under the Non-CPLV Lease.

3.	There will be no increase or other change to the “2018 EBITDAR Pool” as a result of the addition of the ROFR Property.

4.
The existing Minimum Cap Ex Requirements under the Non-CPLV Lease will increase to account for the addition of the ROFR Property to the Non-CPLV Lease, in a manner consistent with the increase of the Minimum Cap Ex Requirements under the Non-CPLV Lease for the addition of a “Subject Property” pursuant to Exhibit A of the Master Transaction Agreement.

5.
The initial rent payable with respect to the ROFR Property shall be incorporated into, and form a part of, the Rent then being paid under the Non-CPLV Lease and shall, from and after the closing, be payable, escalate and adjust at all times and in all circumstances in tandem with (and as incorporated into) such Rent as provided under the Non-CPLV Lease.

6.
For purposes of calculating Variable Rent under the Non-CPLV Lease, the Net Revenue of the ROFR Property in respect of any portion of any Variable Rent Determination Period which preceded the ROFR Property’s incorporation into the Non-CPLV Lease will be based on actual Net Revenue for the ROFR Property during such preceding period, as applicable, as reasonably evidenced to Propco based on available Financial Statements and other reasonable data reasonably requested by Propco.

7.
The length of the Maximum Fixed Rent Term with respect to the ROFR Property under the Non-CPLV Lease shall be subject to a remaining useful life analysis obtained by Owner and reasonably satisfactory to Propco, and Schedule 3 of the Non-CPLV Lease shall be revised accordingly to reflect same, in each case consistent with the methodology used with respect to the existing Leased Property under the Non-CPLV Lease.

* Capitalized terms used in this Term Sheet and not otherwise defined in the Agreement shall have the respective meanings ascribed to such terms in the Non-CPLV Lease.

EXHIBIT B

Description of the Property

[to come]

EXHIBIT E

Form of Las Vegas Strip ROFR Agreement

RIGHT OF FIRST REFUSAL AGREEMENT

RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”) is entered into as of [ ˜ ], 20[ ˜ ] (the “Effective Date”), by and between ELDORADO RESORTS, INC., a Nevada corporation (“Eldorado”), and VICI PROPERTIES L.P., a Delaware limited partnership (“Propco”).

RECITALS:

A.    A Subsidiary (as defined below) of Propco (“Propco Landlord”) and certain Subsidiaries of Eldorado (individually or collectively, as the context may require, “Eldorado Tenant”) entered into that certain Lease (CPLV), dated as of October 6, 2017 (as amended by that certain First Amendment to Lease (CPLV), dated December 26, 2018, and as may be further amended, restated or otherwise modified from time to time prior to the date hereof, the “Prior CPLV Lease”), pursuant to which Propco Landlord leases to Eldorado Tenant certain real property as more particularly described therein.

B.    On June 24, 2019, Eldorado and Propco, and/or their respective Affiliates, entered into that certain Master Transaction Agreement (the “Master Transaction Agreement”).

C.    On the date hereof, Propco Landlord and Eldorado Tenant are entering into that certain amendment to the Prior CPLV Lease as contemplated by the terms of the Master Transaction Agreement (the Prior CPLV Lease as amended, and as may be further amended, restated or otherwise modified from time to time, the “CPLV Lease”).

D.    In accordance with the terms of the Master Transaction Agreement, Eldorado, on behalf of itself and its Affiliates, desires to grant to Propco, and Propco, on behalf of itself and its Affiliates, desires to accept from Eldorado, certain rights of first refusal with respect to certain opportunities to enter into a sale leaseback transaction with respect to a ROFR Property (as defined below) and/or a sale transaction with respect to a ROFR Property, in each case, in accordance with the terms, conditions and procedures set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eldorado and Propco hereby agree as follows:

1.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In no event shall Eldorado or any of its Affiliates, on the one hand, or Propco or any of its Affiliates, on the other hand, be deemed to be an Affiliate of the other party as a result of this Agreement, the CPLV Lease, any “Other Lease” (as defined in the CPLV Lease), any ROFR Lease, any Purchase Agreement, and/or as a result of any consolidation for accounting purposes by Eldorado (or its Subsidiaries) or Propco (or its Affiliates) of the other such party or the other such party’s Affiliates.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternate Propco Sale Leaseback ROFR Terms” shall have the meaning set forth in Section 2(e).

“Alternate Propco Sale ROFR Terms” shall have the meaning set forth in Section 3(e).

“Applicable Law” means all (a) statutes, laws, rules, regulations, ordinances, codes or other legal requirements of any federal, state or local governmental authority, board of fire underwriters and similar quasi-governmental authority, including, without limitation, any legal requirements under any Gaming Laws, and (b) judgments, injunctions, policies, orders or other similar requirements of any court, administrative agency or other legal adjudicatory authority.

“Arbitration Panel” shall have the meaning set forth in Section 4(a).

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

“Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests, other equity interests or otherwise.

“CPLV Lease” shall have the meaning set forth in the Recitals.
“CPLV Lease Amendment” shall mean an amendment to the CPLV Lease on the terms set forth in the applicable Propco Opportunity Package, pursuant to which (a) the applicable ROFR Property will be added to the CPLV Lease as a leased property thereunder, (b) an Affiliate of Propco will join the CPLV Lease as a landlord thereunder, (c) an Affiliate of Eldorado will join the CPLV Lease as a tenant thereunder, (d) the annual rent under the CPLV Lease will be increased by the ROFR Property Incremental CPLV Rent, (e) the existing Minimum Cap Ex Requirements, as defined in, and under the CPLV Lease will increase to account for the addition of the applicable ROFR Property to the CPLV Lease, in a manner consistent with the increase of the Minimum Cap Ex Requirements, as defined in, and under the Non-CPLV Lease for the addition of a “Subject Property” pursuant to Exhibit A of that certain Master Transaction Agreement, dated as of June 24, 2019, by and between Eldorado and Propco and (f) the other terms set forth in the Propco Opportunity Package shall be implemented. For the avoidance of doubt, upon the effectiveness of the CPLV Lease Amendment, the existing guaranty by Eldorado to Propco Landlord with respect to the CPLV Lease shall also be amended by Eldorado and Propco Landlord (or reaffirmed by Eldorado) in form reasonably acceptable to Propco Landlord to reflect that Eldorado’s obligations under such guaranty also apply to the applicable ROFR Property and to Eldorado Tenant’s obligations under the CPLV Lease (as amended by the CPLV Lease Amendment).
“Designated Operator” shall have the meaning set forth in Section 3(f).

“Effective Date” shall have the meaning set forth in the Preamble.

“Eldorado” shall have the meaning set forth in the Preamble.

“Eldorado Licensing Event” means: (a) either (1) a communication (whether oral or in writing) by or from any Gaming Authority to Propco or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority may find that, or (2) a determination by Propco, in its sole but reasonable discretion and pursuant to customary internal processes that, the association of any member of the Eldorado Subject Group with Propco or any of its Affiliates is likely to, (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Propco or any of its Affiliates under any Gaming Law, or (ii) violate any Gaming Law to which Propco or any of its Affiliates is subject; or (b) any member of the Eldorado Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of Propco includes any Person for which Propco or its Affiliate is providing management or consulting services with respect to Gaming Activities.

“Eldorado Panel Member” shall have the meaning set forth in Section 4(b).

“Eldorado Related Party” shall mean, collectively or individually, as the context may require, Eldorado, any holding company that directly or indirectly owns one hundred percent (100%) of the equity interests of Eldorado, and any Affiliates of Eldorado (including, without limitation, Eldorado Tenant).

“Eldorado Subject Group” means Eldorado, Eldorado’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including, in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding Propco and its Affiliates.

“Eldorado Tenant” shall have the meaning set forth in the Recitals.
“Excluded Sale Leaseback Opportunity” means any sale lease-back transaction for which (or with respect to which) the opco/propco structure contemplated by this Agreement would be prohibited by Applicable Law (including zoning regulations and/or any applicable use restrictions or easements or encumbrances), or which would require governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been received or is anticipated to be received prior to the consummation of such transaction), provided that the applicable parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization, as applicable.

“Excluded Sale Opportunity” means any sale transaction which would be prohibited by Applicable Law (including zoning regulations and/or any applicable use restrictions or easements or encumbrances), or which would require governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been received or is anticipated to be received prior to the consummation of such transaction), provided that the applicable parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization, as applicable.

“Financial Information” shall have the meaning set forth in Section 3(c).

“First Propco Opportunity Completion Date” means the first date on which a First ROFR Property (with respect to which Propco was offered an opportunity hereunder pursuant to Section 2 or Section 3) is sold (or sold and leased back) in compliance with the terms hereof to either Propco, an Affiliate thereof or, in the event Propco has waived (or is deemed to have waived) its Propco Sale Leaseback ROFR or Propco Sale ROFR, as applicable, any other Person.

“First Propco Opportunity Period” means the period of time from and including the Effective Date until and including the First Propco Opportunity Completion Date occurs.

“First ROFR Property” means the real property described on Exhibit A attached hereto, together with the real property improvements thereon (together with related fixtures and other related property), corresponding to the Flamingo Las Vegas, Paris Las Vegas, Planet Hollywood and Bally’s Las Vegas gaming facilities, in each case, other than any such real property, real property improvements, fixtures and related property that has been sold (or sold and leased back) by Eldorado or any of Affiliates to a third party in compliance with this Agreement.

“Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without limitation, slot machines, video gaming or lottery terminals, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Authority” or “Gaming Authorities” means, individually or in the aggregate, as the context may require, any foreign, federal, state or local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof, that holds regulatory, licensing or permit authority, control or jurisdiction over Gaming Activities or related activities.

“Gaming Laws” means any Applicable Law regulating or otherwise pertaining to the ownership, control or jurisdiction over Gaming Activities or related activities.

“Master Transaction Agreement” shall have the meaning set forth in the Recitals.

“Non-CPLV Lease” means that certain Lease (Non-CPLV), dated as of October 6, 2017, as amended by (i) that certain First Amendment to Lease (Non-CPLV), dated December 22, 2017, (ii) that certain Second Amendment to Lease (Non-CPLV) and Ratification of SNDA, dated February 16, 2018, (iii) that certain Third Amendment to Lease (Non-CPLV), dated April 2, 2018, (iv) that certain Fourth Amendment to Lease (Non-CPLV), dated December 26, 2018, and as may be further amended, restated or otherwise modified from time to time.

“Operator” shall have the meaning set forth in Section 3(c).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Prior CPLV Lease” shall have the meaning set forth in the Recitals.

“Propco” shall have the meaning set forth in the Preamble.
“Propco Election Period” means, with respect to a Propco Sale Leaseback Opportunity Transaction, a period of thirty (30) days following Propco’s receipt of the applicable Propco Sale Leaseback Opportunity Package, and with respect to a Propco Sale Opportunity Transaction, a period of forty-five (45) days following Propco’s receipt of the applicable Propco Sale Opportunity Package.

“Propco Landlord” shall have the meaning set forth in the Recitals.
“Propco Licensing Event” means: (a) either (1) a communication (whether oral or in writing) by or from any Gaming Authority to Eldorado or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority may find that, or (2) a determination by Eldorado, in its sole but reasonable discretion and pursuant to customary internal processes that, the association of any member of the Propco Subject Group with Eldorado or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Eldorado or any of its Affiliates under any Gaming Law, or (ii) violate any Gaming Law to which Eldorado or any of its Affiliates is subject; or (b) any member of the Propco Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of Eldorado includes any Person for which Eldorado or its Affiliate is providing management or consulting services with respect to Gaming Activities.
“Propco Opportunity Package” shall mean any Propco Sale Leaseback Opportunity Package or any Propco Sale Opportunity Package, as the context may require.

“Propco Panel Member” shall have the meaning set forth in Section 4(b).

“Propco ROFR Discussion Period” shall mean any Propco Sale Leaseback ROFR Discussion Period or any Propco Sale ROFR Discussion Period, as the context may require.

“Propco Sale Leaseback Licensing Period” shall have the meaning set forth in Section 2(g).

“Propco Sale Leaseback Opportunity Package” shall have the meaning set forth in Section 2(c).

“Propco Sale Leaseback Opportunity Transaction” means, with respect to any ROFR Property, any transaction or series of related transactions pursuant to which Eldorado or any of the Eldorado Related Parties proposes to enter into a sale leaseback transaction with respect to such ROFR Property, excluding, however, any Excluded Sale Leaseback Opportunity.

“Propco Sale Leaseback ROFR” shall have the meaning set forth in Section 2(d).

“Propco Sale Leaseback ROFR Discussion Period” shall have the meaning set forth in Section 2(f).

“Propco Sale Licensing Period” shall have the meaning set forth in Section 3(g).

“Propco Sale Opportunity Package” shall have the meaning set forth in Section 3(c).

“Propco Sale Opportunity Transaction” means, with respect to a ROFR Property, any transaction or series of related transactions pursuant to which Eldorado or any of the Eldorado Related Parties proposes to enter into a sale transaction with respect to such ROFR Property, excluding, however, any Excluded Sale Opportunity and any Propco Sale Leaseback Opportunity Transaction.

“Propco Sale ROFR” shall have the meaning set forth in Section 3(d).

“Propco Sale ROFR Discussion Period” shall have the meaning set forth in Section 3(f).

“Propco Subject Group” means Propco, Propco’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding Eldorado and its Affiliates.

“Purchase Agreement” shall have the meaning set forth in Section 2(f).

“Purchase Price” shall have the meaning set forth in Section 3(c).

“REIT” shall have the meaning set forth in Section 5(p).
“ROFR Lease” shall mean, at the option of Propco at any time, in Propco’s sole and absolute discretion, either (1) a CPLV Lease Amendment or (2) a lease to which an Affiliate of Propco, as landlord, leases the ROFR Property to an Affiliate of Eldorado, as tenant, which such lease shall be substantially in the form of the CPLV Lease, revised as applicable solely to reflect a single property.
“ROFR Property” means any First ROFR Property or any Second ROFR Property, as the context may require.

“ROFR Property Incremental CPLV Rent” means the amount of annual rent (excluding, for the avoidance of doubt, additional charges and pass-through expenses) that Eldorado proposes be paid for the applicable ROFR Property in the applicable Propco Opportunity Package.

“Second Propco Opportunity Completion Date” means the first date on which two (2) ROFR Properties (with respect to which Propco was offered an opportunity hereunder pursuant to Section 2 or Section 3) have been sold (or sold and leased back) in compliance with the terms hereof to either Propco, an Affiliate thereof or, in the event Propco has waived (or is deemed to have waived) its Propco Sale Leaseback ROFR or Propco Sale ROFR, as applicable, any other Person.

“Second Propco Opportunity Period” means the period of time after the First Propco Opportunity Completion Date until and including Second Propco Opportunity Completion Date.

“Second ROFR Property” means (a) each First ROFR Property and (b) that certain real property described on Exhibit B attached hereto, together with the real property improvements thereon (together with related fixtures and other related property) corresponding to “The Linq” entertainment facility, in each case, other than any such real property, real property improvements, fixtures and related property that has been sold (or sold and leased back) by Eldorado or any of Affiliates to a third party in compliance with this Agreement; provided, that for the avoidance of doubt, the property described in clause

(b) above may not be sold or become subject to a definitive purchase and sale agreement with a third party prior to the commencement of the Second Propco Opportunity Period.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity, or more than fifty percent (50%) of the ordinary voting power or more than fifty percent (50%) of the general partnership interests or managing membership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Third Panel Member” shall have the meaning set forth in Section 4(b).

“VICI REIT” shall have the meaning set forth in Section 5(o).

2.    Right of First Refusal in Favor of Propco with respect to a Propco Sale Leaseback Opportunity Transaction.

(a)    During the First Propco Opportunity Period, Eldorado shall not, and shall cause the Eldorado Related Parties not to, consummate any Propco Sale Leaseback Opportunity Transaction with respect to a First ROFR Property, without first providing to Propco an opportunity to cause Affiliates of Propco to own the applicable First ROFR Property and cause the applicable First ROFR Property to be leased to Affiliates of Eldorado in accordance with the procedures set forth in this Section 2.

(b)    During the Second Propco Opportunity Period, Eldorado shall not, and shall cause the Eldorado Related Parties not to, consummate any Propco Sale Leaseback Opportunity Transaction with respect to a Second ROFR Property, without first providing to Propco an opportunity to cause Affiliates of Propco to own the applicable Second ROFR Property and cause the applicable Second ROFR Property to be leased to Affiliates of Eldorado in accordance with the procedures set forth in this Section 2.

(c)    Prior to Eldorado or any Eldorado Related Party consummating any Propco Sale Leaseback Opportunity Transaction (i) during the First Propco Opportunity Period, with respect to a First ROFR Property or (ii) during the Second Propco Opportunity Period, with respect to a Second ROFR Property, Eldorado shall deliver to Propco a package of information describing such Propco Sale Leaseback Opportunity Transaction and the terms upon which Affiliates of Eldorado would lease the applicable ROFR Property (the “Propco Sale Leaseback Opportunity Package”), including, without limitation, the following information (subject to execution of a customary non-disclosure agreement): (i) whether the applicable ROFR Property is owned by Eldorado or an Affiliate of Eldorado in fee or leased from a third party; (ii) the material acquisition terms, including, without limitation, the purchase price and the expected timeline for and a description of the proposed structure of such Propco Sale Leaseback Opportunity Transaction; (iii) three (3) years of audited (to the extent reasonably available; otherwise unaudited) financial statements of the applicable

ROFR Property or the owner of the applicable ROFR Property, as applicable; (iv) a description of the regulatory framework applicable to the applicable ROFR Property, including the amount and timing of any licensing fees and gaming taxes with respect thereto and (v) a term sheet setting forth proposed terms of the corresponding ROFR Lease which term sheet shall include, without limitation, Eldorado’s proposal for the initial ROFR Property Incremental CPLV Rent with respect to the applicable ROFR Property, and Eldorado’s proposal for ROFR Property Incremental CPLV Rent adjustments thereafter (including annual escalations and allocations of fixed and variable rent if applicable). Promptly upon Propco’s reasonable request therefor, Eldorado shall provide to Propco additional information related to such Propco Sale Leaseback Opportunity Transaction, to the extent such information is reasonably available to Eldorado.

(d)    Propco may elect, in its sole and absolute discretion, to exercise its right to cause its Affiliate to own the applicable ROFR Property subject to such Propco Sale Leaseback Opportunity Transaction and cause the applicable ROFR Property to be leased to Affiliates of Eldorado in accordance with the terms set forth in the applicable Propco Sale Leaseback Opportunity Package (the “Propco Sale Leaseback ROFR”), which Propco Sale Leaseback ROFR shall be exercisable by written notice thereof from Propco to Eldorado prior to the expiration of the applicable Propco Election Period. If Propco does not so exercise the Propco Sale Leaseback ROFR prior to the expiration of the applicable Propco Election Period, then Propco shall be deemed to have waived the Propco Sale Leaseback ROFR with respect to the applicable Propco Sale Leaseback Opportunity Transaction only.

(e)    If Propco waives (or is deemed to have waived) the Propco Sale Leaseback ROFR with respect to a Propco Sale Leaseback Opportunity Transaction, then Eldorado (or the applicable Eldorado Related Party) shall be free to consummate the Propco Sale Leaseback Opportunity Transaction without Propco’s (or its Affiliates’) involvement, and upon terms not materially more favorable to the applicable purchaser/lessor of the applicable ROFR Property than those presented to Propco in the Propco Sale Leaseback Opportunity Package. If at any time following Propco’s waiver (or deemed waiver) of such Propco Sale Leaseback Opportunity Transaction, Eldorado (or the applicable Eldorado Related Party) desires to consummate such Propco Sale Leaseback Opportunity Transaction with a purchaser/lessor upon terms that are materially more favorable to the applicable purchaser/lessor than those presented to Propco in the Propco Sale Leaseback Opportunity Package (the “Alternate Propco Sale Leaseback ROFR Terms”), then the provisions of this Section 2 shall be reinstated with respect to such Propco Sale Leaseback Opportunity Transaction, and Eldorado shall be required to deliver to Propco a new Propco Sale Leaseback Opportunity Package (except that such Propco Sale Leaseback Opportunity Package shall reflect the Alternate Propco Sale Leaseback ROFR Terms in lieu of the ROFR Property Incremental CPLV Rent and other Propco Sale Leaseback ROFR terms initially included in the Propco Sale Leaseback Opportunity Package) and otherwise comply once again with the procedures set forth herein prior to consummating such Propco Sale Leaseback Opportunity Transaction, except that the Propco Election Period applicable thereto will be twenty (20) days. If Propco waives (or is deemed to have waived) the Propco Sale Leaseback ROFR, Eldorado (or the applicable Eldorado Related Party) shall have (i) a period of one hundred twenty (120) days following such waiver or deemed waiver, as applicable, in which to execute a definitive purchase agreement with a third party on terms not materially more favorable than those presented to Propco in the Propco Sale Leaseback Opportunity Package, and (ii) in the event such definitive agreement is executed in such one hundred twenty (120) day period, an additional period of one hundred eighty (180) days from the execution thereof in which to consummate the Propco Sale Leaseback Opportunity Transaction (provided, that such one hundred eighty (180) day period may be extended by Eldorado for an additional ninety (90) days, if at the time of extension Eldorado and/or its Affiliate and the applicable purchaser/lessor are diligently proceeding to close their transaction and reasonably expect that such transaction will close within such period). If, at the end of the one hundred twenty (120) day period or the one hundred eighty (180) day period (subject to extension as set forth above), as applicable, such definitive agreements have not been executed or the Propco Sale Leaseback Opportunity Transaction has not been consummated, as applicable, then the provisions of this Section 2 shall be reinstated with respect to such Propco Sale Leaseback Opportunity Transaction, and Eldorado shall be required to deliver to Propco a new Propco Sale Leaseback Opportunity Package and otherwise comply once again with the procedures set forth herein prior to consummating such Propco Sale Leaseback Opportunity Transaction.

(f)    If Propco exercises the Propco Sale Leaseback ROFR with respect to a Propco Sale Leaseback Opportunity Transaction, then Eldorado (or the applicable Eldorado Related Party) and Propco shall proceed with the Propco Sale Leaseback Opportunity Transaction and shall structure the Propco Sale Leaseback Opportunity Transaction in a manner that allows the applicable ROFR Property to be owned by an Affiliate of Propco and leased to Affiliates of Eldorado pursuant to the ROFR Lease; provided that the structure of the Propco Sale Leaseback Opportunity Transaction as an asset sale or a sale of equity interests shall be as mutually agreed between Eldorado and Propco; and provided further, that if structured as a sale of equity interests, the equity shall be of a newly formed entity disregarded as separate from Eldorado (or the applicable Eldorado Related Party) for U.S. federal income tax purposes, the only assets of which are the applicable ROFR Property and the only liabilities of which are customary property related liabilities. Eldorado and Propco shall use good faith, commercially reasonable efforts, for a period of ninety (90) days following the date on which Propco exercises the Propco Sale Leaseback ROFR, which such period may be extended upon the mutual agreement of Eldorado and Propco (the “Propco Sale Leaseback ROFR Discussion Period”), to (i) negotiate and enter into (or cause their applicable Affiliates to enter into) a purchase and sale agreement for the applicable ROFR Property (a “Purchase Agreement”), the ROFR Lease and any other agreements to be executed in connection with the foregoing and (ii) complete due diligence of the applicable ROFR Property. If, despite the good faith, commercially reasonable efforts of Propco and Eldorado, the parties are unable to reach agreement on the terms and conditions of such Purchase Agreement, the applicable ROFR Lease or any other agreements to be executed in connection with the foregoing prior to the expiration of the Propco Sale Leaseback ROFR Discussion Period, then, upon the expiration of the Propco Sale Leaseback ROFR Discussion Period, either (1) the terms and conditions of the applicable Purchase Agreement and the applicable ROFR Lease shall be established pursuant to arbitration in accordance with the procedures set forth in Section 4 (other than the specific terms thereof which were expressly set forth in the applicable Propco Sale Leaseback Opportunity Package which shall not be subject to arbitration), or (2) solely with the written consent of Propco (which may be granted or withheld in Propco’s sole and absolute discretion), Eldorado (or the applicable Eldorado Related Party) shall be free to consummate the Propco Sale Leaseback Opportunity Transaction without Propco’s (or its Affiliates’) involvement, in accordance with, and subject to the conditions of, Section 2(e) (and Propco shall be deemed to have waived the Propco Sale Leaseback ROFR with respect to the applicable Propco Sale Leaseback Opportunity Transaction only). For the avoidance of doubt, in the event arbitration is commenced during the Propco Sale Leaseback ROFR Discussion Period, the Propco Sale Leaseback ROFR Discussion Period shall be tolled for the duration of such arbitration.

(g)    Following the expiration of the Propco Sale Leaseback ROFR Discussion Period (or, if later, receipt of a final decision by the Arbitration Panel, as applicable), Eldorado, Propco and their respective Affiliates (as applicable) shall have one hundred eighty (180) days, to obtain all applicable licenses, qualifications or approvals from all Gaming Authorities necessary for Propco and its Affiliates (as applicable) to own the applicable ROFR Property and lease the applicable ROFR Property to Eldorado or its Affiliates, as applicable, and for Eldorado and its Affiliates, as applicable, to sell the applicable ROFR Property to and lease the applicable ROFR Property from Propco and its Affiliates (the “Propco Sale Leaseback Licensing Period”), provided that such period may be extended by Eldorado or Propco or their respective Affiliates, as applicable, by up to an additional ninety (90) days if, in such party’s reasonable discretion, it is reasonably likely that such party or its Affiliates will obtain such licenses, qualifications or approvals during such period. Eldorado, Propco and their respective Affiliates shall cooperate during the Propco Sale Leaseback Licensing Period in promptly seeking to obtain all such licenses, qualifications or approvals (including supplying the other party with any information which may be required in order to obtain such licenses, qualifications or approvals, and responding as promptly as practicable to any inquiry or request received from any Gaming Authority for additional information or documentation). If, on or prior to the expiration of the Propco Sale Leaseback Licensing Period, as extended pursuant to the foregoing, Propco and its Affiliates (as applicable) are unable to obtain all such necessary licenses, qualifications and approvals, then Eldorado (or the applicable Eldorado Related Party) shall be free to consummate the Propco Sale Leaseback Opportunity Transaction without Propco’s (or its Affiliates’) involvement (and Propco shall be deemed to have waived the Propco Sale Leaseback ROFR with respect to the applicable Propco Sale Leaseback Opportunity Transaction only). For the avoidance of doubt, in the event arbitration is commenced during the Propco Sale Leaseback Licensing Period, the Propco Sale Leaseback Licensing Period shall be tolled for the duration of such arbitration.

3.    Right of First Refusal in Favor of Propco with respect to a Propco Sale Opportunity Transaction.

(a)    During the First Propco Opportunity Period, Eldorado shall not, and shall cause the Eldorado Related Parties not to, consummate any Propco Sale Opportunity Transaction with respect to a First ROFR Property, without first providing to Propco an opportunity to cause Affiliates of Propco to acquire (on its own or together with a Designated Operator (as defined below)) the applicable First ROFR Property in accordance with the procedures set forth in this Section 3.

(b)    During the Second Propco Opportunity Period, Eldorado shall not, and shall cause the Eldorado Related Parties not to, consummate any Propco Sale Opportunity Transaction with respect to a Second ROFR Property, without first providing to Propco an opportunity to cause Affiliates of Propco to acquire (on its own or together with a Designated Operator) the applicable Second ROFR Property in accordance with the procedures set forth in this Section 3.

(c)    Prior to Eldorado or any Eldorado Related Party consummating any Propco Sale Opportunity Transaction (i) during the First Propco Opportunity Period, with respect to a First ROFR Property or (ii) during the Second Propco Opportunity Period, with respect to a Second ROFR Property, Eldorado shall deliver to Propco a package of information describing such Propco Sale Opportunity Transaction and the terms upon which Affiliates of Eldorado would sell the applicable ROFR Property (the “Propco Sale Opportunity Package”), including, without limitation, the following information (subject to execution of a customary non-disclosure agreement): (i) whether the applicable ROFR Property is owned by Eldorado or an Affiliate of Eldorado in fee or leased from a third party; (ii) the material acquisition terms, including, without limitation, the purchase price (all of which shall be payable in cash at the closing if provided for in the applicable Propco Sale Opportunity Package) (the “Purchase Price”) and the expected timeline for and a description of the proposed structure of such Propco Sale Opportunity Transaction; (iii) three (3) years of audited (to the extent reasonably available; otherwise unaudited) financial statements of the applicable ROFR Property or the owner of the applicable ROFR Property, as applicable (the “Financial Information”); and (iv) a description of the regulatory framework applicable to the applicable ROFR Property, including the amount and timing of any licensing fees and gaming taxes with respect thereto. After delivery of a Propco Sale Opportunity Package, Eldorado will, upon Propco’s written request, permit Propco to provide the Purchase Price and the Financial Information to one or more bona fide operators, as reasonably determined by Propco (each an “Operator”) for the applicable ROFR Property (subject to execution of a customary non-disclosure agreement between Eldorado and/or its Affiliates and each such Operator). Promptly upon Propco’s reasonable request therefor, Eldorado shall provide to Propco additional information related to such Propco Sale Opportunity Transaction, to the extent such information is reasonably available to Eldorado.

(d)    Propco may elect, in its sole and absolute discretion, to exercise its right to cause its Affiliate to acquire (on its own or together with the Designated Operator) the applicable ROFR Property subject to such Propco Sale Opportunity Transaction in accordance with the terms set forth in the applicable Propco Sale Opportunity Package (the “Propco Sale ROFR”), which Propco Sale ROFR shall be exercisable by written notice thereof from Propco to Eldorado prior to the expiration of the applicable Propco Election Period. It is understood that Propco may exercise such rights by Propco buying the portion of the ROFR Property consisting of real property and designating the Operator to buy the operations at such ROFR Property. If Propco does not so exercise the Propco Sale ROFR prior to the expiration of the applicable Propco Election Period, then Propco shall be deemed to have waived the Propco Sale ROFR with respect to the applicable Propco Sale Opportunity Transaction only.

(e)    If Propco waives (or is deemed to have waived) the Propco Sale ROFR with respect to a Propco Sale Opportunity Transaction, then Eldorado (or the applicable Eldorado Related Party) shall be free to consummate the Propco Sale Opportunity Transaction without Propco’s (or its Affiliates’) involvement, and upon terms not materially more favorable to the applicable purchaser of the applicable ROFR Property than those presented to Propco in the Propco Sale Opportunity Package. If at any time following Propco’s waiver (or deemed waiver) of such Propco Sale Opportunity Transaction, Eldorado (or the applicable Eldorado Related Party) desires to consummate such Propco Sale Opportunity Transaction with a purchaser upon terms that are materially more favorable to the applicable purchaser than those presented to Propco in the Propco Sale Opportunity Package (the “Alternate Propco Sale ROFR Terms”), then the provisions of this

Section 3 shall be reinstated with respect to such Propco Sale Opportunity Transaction, and Eldorado shall be required to deliver to Propco a new Propco Sale Opportunity Package (except that such Propco Sale Opportunity Package shall reflect the Alternate Propco Sale ROFR Terms in lieu of the Propco Sale ROFR terms initially included in the Propco Sale Opportunity Package) and otherwise comply once again with the procedures set forth herein prior to consummating such Propco Sale Opportunity Transaction, except that the Propco Election Period applicable thereto will be thirty (30) days. If Propco waives (or is deemed to have waived) the Propco Sale ROFR, Eldorado (or the applicable Eldorado Related Party) shall have (i) a period of one hundred fifty (150) days following such waiver or deemed waiver, as applicable, in which to execute a definitive purchase agreement with a third party on terms not materially more favorable than those presented to Propco in the Propco Sale Opportunity Package, and (ii) in the event such definitive agreement is executed in such one hundred fifty (150) day period, an additional period of two hundred seventy (270) days from the execution thereof in which to consummate the Propco Sale Opportunity Transaction (provided, that such two hundred seventy (270) day period may be extended by Eldorado for an additional ninety (90) days, if at the time of extension Eldorado and/or its Affiliate and the applicable purchaser are diligently proceeding to close their transaction and reasonably expect that such transaction will close within such period). If, at the end of the one hundred fifty (150) day period or the two hundred seventy (270) day period (subject to extension as set forth above), as applicable, such definitive agreement has not been executed or the Propco Sale Opportunity Transaction has not been consummated, as applicable, then the provisions of this Section 3 shall be reinstated with respect to such Propco Sale Opportunity Transaction, and Eldorado shall be required to deliver to Propco a new Propco Sale Opportunity Package and otherwise comply once again with the procedures set forth herein prior to consummating such Propco Sale Opportunity Transaction.

(f)    If Propco exercises the Propco Sale ROFR with respect to a Propco Sale Opportunity Transaction, then Propco may select one of the Operators with which to pursue the exercise of the Propco Sale ROFR (such Operator, the “Designated Operator”) and Eldorado (or the applicable Eldorado Related Party) and Propco shall proceed with the Propco Sale Opportunity Transaction and shall structure the Propco Sale Opportunity Transaction in a manner that allows the applicable ROFR Property to be owned by an Affiliate of Propco and operated by the Designated Operator; provided that the structure of the Propco Sale Opportunity Transaction as an asset sale or sale of equity interests shall be as mutually agreed between Eldorado and Propco; and provided further, that if structured as a sale of equity interests, the equity shall be of a newly formed entity disregarded as separate from Eldorado (or the applicable Eldorado Related Party) for U.S. federal income tax purposes, the only assets of which are the applicable ROFR Property and the only liabilities of which are customary property related liabilities. Eldorado and Propco shall use good faith, commercially reasonable efforts, for a period of one hundred twenty (120) days following the date on which Propco exercises the Propco Sale ROFR, which such period may be extended upon the mutual agreement of Eldorado and Propco (the “Propco Sale ROFR Discussion Period”), to (i) negotiate and enter into (or cause their applicable Affiliates to enter into) a Purchase Agreement with respect to the applicable ROFR Property and any other agreements to be executed in connection with the foregoing and (ii) complete due diligence of the applicable ROFR Property. Propco shall be permitted to share with the Designated Operator customary due diligence and other information regarding the ROFR Property that Eldorado and its Affiliates provided to Propco and its Affiliates prior to or in connection with the Propco Sale ROFR Discussion Period, which information shall be subject to the non-disclosure agreement previously executed between Eldorado and/or its

Affiliates and the Designated Operator. If, despite the good faith, commercially reasonable efforts of Propco and Eldorado, the parties are unable to reach agreement on the terms and conditions of such Purchase Agreement or any other agreements to be executed in connection with the foregoing prior to the expiration of the Propco Sale ROFR Discussion Period, then, upon the expiration of the Propco Sale ROFR Discussion Period, either (1) the terms and conditions of the applicable Purchase Agreement shall be established pursuant to arbitration in accordance with the procedures set forth in Section 4 (other than the specific terms thereof which were expressly set forth in the applicable Propco Sale Opportunity Package which shall not be subject to arbitration), or (2) solely with the written consent of Propco (which may be granted or withheld in Propco’s sole and absolute discretion), Eldorado (or the applicable Eldorado Related Party) shall be free to consummate the Propco Sale Opportunity Transaction without Propco’s (or its Affiliates’) involvement, in accordance with, and subject to the conditions of, Section 3(e) (and Propco shall be deemed to have waived the Propco Sale ROFR with respect to the applicable Propco Sale Opportunity Transaction only). For the avoidance of doubt, in the event arbitration is commenced during the Propco Sale ROFR Discussion Period, the Propco Sale ROFR Discussion Period shall be tolled for the duration of such arbitration.

(g)    Following the expiration of the Propco Sale ROFR Discussion Period (or, if later, receipt of a final decision by the Arbitration Panel, as applicable), Eldorado, Propco, the Designated Operator and their respective Affiliates (as applicable) shall have two hundred seventy (270) days, to obtain all applicable licenses, qualifications or approvals from all Gaming Authorities necessary for Eldorado and its Affiliates (as applicable) to sell the applicable ROFR Property, Propco and its Affiliates (as applicable) to own the applicable ROFR Property and lease the applicable ROFR Property to the Designated Operator and its Affiliates (as applicable), and for the Designated Operator and its Affiliates (as applicable) to lease the applicable ROFR Property from Propco and its Affiliates and to operate the ROFR Property (the “Propco Sale Licensing Period”); provided that such period may be extended by Eldorado, Propco, the Designated Operator or their respective Affiliates, as applicable, by up to an additional ninety (90) days if, in its reasonable discretion, it is reasonably likely that it or its Affiliates will obtain such licenses, qualifications or approvals during such period. Eldorado, Propco and their respective Affiliates shall cooperate with each other and with the Designated Operator and its Affiliates during the Propco Sale Licensing Period in promptly seeking to obtain all such licenses, qualifications or approvals (including supplying the other party with any information which may be required in order to obtain such licenses, qualifications or approvals, and responding as promptly as practicable to any inquiry or request received from any Gaming Authority for additional information or documentation). If, on or prior to the expiration of the Propco Sale Licensing Period, as extended pursuant to the foregoing, Propco and its Affiliates (as applicable) are unable to obtain all such necessary licenses, qualifications and approvals, then Eldorado (or the applicable Eldorado Related Party) shall be free to consummate the Propco Sale Opportunity Transaction without Propco’s (or its Affiliates’) involvement (and Propco shall be deemed to have waived the Propco Sale ROFR with respect to the applicable Propco Sale Opportunity Transaction only). For the avoidance of doubt, in the event arbitration is commenced during the Propco Sale Licensing Period, the Propco Sale Licensing Period shall be tolled for the duration of such arbitration.

4.    Arbitration.

(a)    Any dispute regarding establishing (but not interpreting) the terms and conditions of a ROFR Lease or a Purchase Agreement (other than any such terms expressly set forth in the applicable Propco Opportunity Package), or the implementation of the terms of this Agreement so as to give full force and effect to the purpose and intent hereof, as applicable, shall be submitted to and determined by an arbitration panel comprised of three members (the “Arbitration Panel”). No more than one panel member may be with the same firm, and no panel member may have an economic interest in the outcome of the arbitration. In addition, each panel member shall have at least twenty (20) years of experience as an arbitrator and at least ten (10) years of experience in a profession that directly relates to the ownership, operation, financing or leasing of gaming facilities.

(b)    The Arbitration Panel shall be selected as set forth in this Section 4(b). Within five (5) Business Days after the expiration of the applicable Propco ROFR Discussion Period, Eldorado shall select and identify to Propco a panel member that meets the criteria set forth in Section 4(a) (the “Eldorado Panel Member”) and Propco shall select and identify to Eldorado a panel member that meets the criteria set forth in Section 4(a) (the “Propco Panel Member”). If a party fails to timely select its respective panel member, the other party may notify such party in writing of such failure, and if such party fails to select its respective panel member within three (3) Business Days after receipt of such notice, then such other party may select and identify to such party such panel member on such party’s behalf. Within five (5) Business Days after the selection of the Eldorado Panel Member and the Propco Panel Member, the Eldorado Panel Member and the Propco Panel Member shall jointly select a third panel member that meets the criteria set forth in Section 4(a) (the “Third Panel Member”). If the Eldorado Panel Member and the Propco Panel Member fail to timely select the Third Panel Member and such failure continues for more than three (3) Business Days after written notice of such failure is delivered to the Eldorado Panel Member and Propco Panel Member by either Eldorado or Propco, then Eldorado and Propco shall cause the Third Panel Member to be appointed by the managing officer of the American Arbitration Association.

(c)    Within ten (10) Business Days after the selection of the Arbitration Panel, Eldorado and Propco each shall submit to the Arbitration Panel a written statement identifying its summary of the issues. Either of Eldorado or Propco may also request an evidentiary hearing on the merits in addition to the submission of written statements, such request to be made in writing within such ten (10) Business Day period. The Arbitration Panel shall determine the appropriate terms and conditions of the applicable ROFR Lease or the applicable Purchase Agreement, as applicable, in each case, in accordance with this Agreement and otherwise based on the Arbitration Panel’s determination of fair market terms relative to the applicable ROFR Property. The Arbitration Panel shall make its decision within twenty (20) days after the later of (i) the submission of such written statements, and (ii) the conclusion of any evidentiary hearing on the merits (if any). The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to Eldorado and Propco.

(d)    The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in New York, New York.

(e)    The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and the Procedures for Large, Complex, Commercial Disputes in effect as of the date hereof.

(f)    Eldorado and Propco shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting any arbitration described in this Section 4.

5.    Miscellaneous.

(a)    Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by email transmission or by an overnight express service to the following address or to such other address as either party may hereafter designate:

To Eldorado:    Eldorado Resorts, Inc.
[ ˜ ]
Attention: General Counsel
Email: [ ˜ ]

To Propco:    VICI Properties L.P.
c/o VICI Properties Inc.
430 Park Avenue, 8th Floor
New York, New York 10022
Attention: Samantha S. Gallagher, General Counsel
Email: corplaw@viciproperties.com

Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by email shall be deemed given only upon an independent, non-automated confirmation from the recipient acknowledging receipt.

(b)    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Eldorado and Propco and their respective successors and assigns, and shall remain in full force and effect in the event of a change of control of either party. Neither Eldorado nor Propco shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, that Propco may assign its rights (but not its obligations) under this Agreement to VICI Properties Inc., or an Affiliate thereof without such prior written consent.
(c)    Entire Agreement; Amendment. This Agreement, together with the Master Transaction Agreement, the Ancillary Agreements (as defined in the Master Transaction Agreement), the exhibits hereto and any other documents and instruments executed pursuant hereto, constitute the entire and final agreement of the parties with respect to the subject matter hereof, and no provision of this Agreement may be waived, modified, amended, discharged or terminated except by an agreement in writing signed by the parties. Eldorado and Propco hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the subject matter hereof are merged into and revoked by this Agreement.
(d)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. This Agreement is the product of joint drafting by the parties and shall not be construed against either party as the drafter hereof.
(e)    Venue. With respect to any action relating to this Agreement, Eldorado and Propco each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan and the United States District Court having jurisdiction over New York County, New York, and Eldorado and Propco each waives: (a) any objection to the laying of venue of any suit or action brought in any such court; (b) any claim that such suit or action has been brought in an inconvenient forum; (c) any claim that the enforcement of this Section 5(e) is unreasonable, unduly oppressive, and/or unconscionable; and (d) the right to claim that such court lacks jurisdiction over that party.
(f)    Waiver of Jury Trial. EACH PARTY HERETO, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.
(g)    Severability. If any term or provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.
(h)    Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.
(i)    Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.
(j)    Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Agreement. In addition, Propco agrees to, at Eldorado’s sole cost and expense, reasonably cooperate with all applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over Eldorado and its Subsidiaries, if any, including the provision of such documents and other information as may be requested by such Gaming

Authorities relating to Eldorado or any of its Subsidiaries, if any, or to this Agreement and which are within Propco’s control to obtain and provide.
(k)    Counterparts; Originals. This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Facsimile or digital copies of this Agreement, including the signature page hereof, shall be deemed originals for all purposes.
(l)    Termination. This Agreement shall automatically terminate and be of no further force or effect from and after the earliest of such time as (i) both of the CPLV Lease and that certain Lease (Non-CPLV), dated as of October 6, 2017 (as amended, restated or otherwise modified from time to time) shall have been terminated or have expired in accordance with the express terms thereof, (ii) the Second Propco Opportunity Completion Date or (iii) Eldorado or any of its Affiliates shall have sold each ROFR Property to a third party(ies) in accordance with, and not in contravention of, the terms and conditions of this Agreement. For the avoidance of doubt, a transaction or event resulting in a change of control of either Eldorado or Propco shall not result in a termination of this Agreement.

(m)    Gaming Regulations; Licensing Events; Termination.

(i)    Notwithstanding anything herein to the contrary, this Agreement and any agreement formed pursuant to the terms hereof are subject to all applicable Gaming Laws and all rights, remedies and powers under this Agreement and any agreement formed pursuant to the terms hereof may be exercised only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authorities.

(ii)    If there shall occur a Propco Licensing Event and any aspect of such Propco Licensing Event is attributable to a member of the Propco Subject Group, then Eldorado shall notify Propco as promptly as practicable after becoming aware of such Propco Licensing Event (but in no event later than twenty (20) days after becoming aware of such Propco Licensing Event). In such event, Propco shall, and shall use commercially reasonable efforts to cause the other members of the Propco Subject Group to, use commercially reasonable efforts to assist Eldorado and its Affiliates in resolving such Propco Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such Propco Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Eldorado shall have the right, at its election in its sole discretion, either to (A) terminate this Agreement or (B) cause this Agreement to temporarily cease to be in force or effect, until such time, if any, as the Propco Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities and Eldorado in its sole discretion, upon no less than ninety (90) days’ written notice thereof to Propco following a Propco Licensing Event which is not cured within the period required by the applicable Gaming Authorities (or such lesser time as required by any applicable Gaming Authority).

(iii)    If there shall occur a Eldorado Licensing Event and any aspect of such Eldorado Licensing Event is attributable to a member of the Eldorado Subject Group, then Propco shall notify Eldorado as promptly as practicable after becoming aware of such Eldorado Licensing Event (but in no event later than twenty (20) days after becoming aware of such Eldorado Licensing Event). In such event, Eldorado shall and shall use commercially reasonable efforts to cause the other members of the Eldorado Subject Group to use commercially reasonable efforts to assist Propco and its Affiliates in resolving such Eldorado Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such Eldorado Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Propco shall have the right, at its election in its sole discretion, either to (A) terminate this Agreement or (B) cause this Agreement to temporarily cease to be in force or effect, until such time, if any, as the Eldorado Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities and Propco in its sole discretion, upon no less than ninety (90) days’ written notice thereof to Eldorado following a Eldorado Licensing Event which is not cured within the period required by the applicable Gaming Authorities (or such lesser time as required by any applicable Gaming Authority).

(n)    Guaranty. In the event Eldorado and/or its Affiliates and Propco and/or its Affiliates enter into a stand-alone lease pursuant to this Agreement, Eldorado will guaranty the performance of the lessee under such lease to the same extent as it guarantees the performance of the applicable lessees under the CPLV Lease, such guaranty to be substantially similar in form and substance as the form of Eldorado guaranty entered into with respect to the CPLV Lease with such other changes as may be mutually agreed between Propco and Eldorado acting in good faith in a commercially reasonable manner.

(o)    Remedies. Each party hereto expressly acknowledges and agrees that it would be difficult to measure the damages that might result from any actual or threatened breach of this Agreement, that any actual or threatened breach by such party of any of the provisions of this Agreement might result in immediate, irreparable and continuing injury to the other party hereto and that a remedy at law for any such actual or threatened breach by any such party of the provisions of this Agreement might be inadequate. Each party hereto therefore agrees that the other party shall be entitled, without the posting of a bond, to temporary, preliminary and permanent injunctive relief or other equitable relief, issued by a court of competent jurisdiction, in the case of any such actual or threatened breach by such party.

(p)    REIT Protection.  This Agreement shall be interpreted in a manner that is consistent with the continued qualification of VICI Properties Inc., a Maryland corporation (“VICI REIT”) as a “real estate investment trust” under Section 856(a) of the Internal Revenue Code of 1986, as amended, or any similar or successor provisions thereto (a “REIT”). Notwithstanding anything to the contrary set forth in this Agreement, VICI REIT shall not be required to take any action or refrain from taking any action that would, in either case, reasonably be expected to cause VICI REIT to fail to qualify as a REIT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Eldorado and Propco have executed this Right of First Refusal Agreement as of the date first set forth above.

ELDORADO:

ELDORADO RESORTS, INC.,
a Nevada corporation

By:
Name:
Title:

[Signatures continue on next page]

PROPCO:

VICI Properties L.P.,
a Delaware limited partnership

By:    VICI Properties GP LLC,
a Delaware limited liability company,
its general partner

By:
Name:
Title:

EXHIBIT A

Description of First ROFR Property

Flamingo Las Vegas

[To come]

Paris Las Vegas

[To come]

Planet Hollywood

[To come]

Bally’s Las Vegas

[To come]

EXHIBIT B

Description of The Linq

The Linq

[To come]

EXHIBIT F

Form of Put-Call Right Agreement

PUT-CALL RIGHT AGREEMENT
THIS PUT-CALL RIGHT AGREEMENT (this “Agreement”) is entered into as of [ ˜ ], [ ˜ ] (the “Effective Date”), by and between [ ˜ ], a [ ˜ ] (“VICI”), and Caesars Resort Collection, LLC, a Delaware limited liability company (“Owner”). VICI and Owner are together referred to herein as the “Parties”, and each individually, a “Party”.

RECITALS:

A.(i) Owner is the owner of all of the limited liability company interests in Centaur Holdings, LLC, a Delaware limited liability company (“Centaur”) and (ii) Centaur, indirectly, through its wholly-owned subsidiaries, owns those certain parcels of real property more particularly described on Exhibit A-1 attached hereto, together with the real property improvements thereon, known as “Hoosier Park” and “Indiana Grand” (collectively, the “Centaur Facilities”).
B.Certain affiliates of VICI and certain affiliates of Owner are party to that certain Lease (Non-CPLV), dated as of October 6, 2017, by and between the affiliates of VICI and the affiliates of Owner party thereto, as amended by that certain First Amendment to Lease (Non-CPLV) dated December 22, 2017, as further amended by that certain Second Amendment to Lease (Non-CPLV) and Ratification of SNDA dated February 16, 2018, as further amended by that certain Third Amendment to Lease (Non-CPLV) dated April 2, 2018, as further amended by that certain Fourth Amendment to Lease (Non-CPLV) dated December 26, 2018, and as further amended, supplemented or otherwise modified from time to time (collectively, the “Non-CPLV Lease”).
C.Subject to the satisfaction of certain conditions and upon the terms set forth herein, the Parties desire for (i) Owner to have the right to require VICI to purchase the Subject Property (as defined below) and (ii) for VICI to have the right to require Owner to sell the Subject Property to VICI, all on and subject to the terms and conditions set forth in this Agreement. “Subject Property” shall mean (x) all of the equity interests in Centaur (after giving effect to the distribution of the operating assets out of Centaur) or (y) at Owner’s election, all of the equity interests in another newly formed single purpose entity to which all of Centaur’s direct or indirect interests in the Centaur Facilities are transferred substantially concurrently with the Closing Date, in each case, it being understood that (I) the business and operations of the Centaur Facilities (including any and all gaming licenses used in connection therewith and all other personal property related thereto), and any related liabilities, will be retained by Owner and/or its Affiliates and (II) Owner and its Affiliates shall not be required to take any action that would result in the sale of the Subject Property pursuant to this Agreement being treated as a sale of assets rather than stock for U.S. federal or state income tax purposes, including making an Internal Revenue Code Section 338(h)(10), Section 336(e) or similar election.

AGREEMENT:

NOW, THEREFORE, in consideration of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Access Provisions” means the following:

(1)    VICI, at its cost, may conduct such surveys and non-invasive investigations and inspections of the Centaur Facilities (collectively “Inspections”) as VICI elects in its sole discretion and Owner, at reasonable times, shall provide or cause to be provided reasonable access to the Centaur Facilities to VICI and VICI’s consultants and other representatives for such purpose. VICI’s right to perform the Inspections shall be subject to and will not unreasonably interfere with or disturb the rights of tenants, guests and customers at the Centaur Facilities and the Inspections shall not unreasonably interfere with Owner’s business operations. VICI and its agents, contractors and consultants shall comply with Owner’s reasonable requests with respect to the Inspections to minimize such interference. VICI will cause each of VICI’s consultants that will be performing such tests and inspections (other than purely visual inspections) to provide to Owner (as a condition to performing such Inspections) proof of commercial general liability insurance on an occurrence form with limits of not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) aggregate limit bodily injury, death and property damage per occurrence.

(2)    In connection with such access, VICI shall be deemed to agree to indemnify and hold harmless Owner and its Affiliates from and against any loss that Owner or its Affiliates shall incur as the result of the acts of VICI or VICI’s representatives or consultants in conducting physical diligence with respect to the Centaur Facilities, or, in the case of physical damage to the Centaur Facilities resulting from such physical diligence, for the reasonable cost of repairing or restoring the Centaur Facilities to substantially its condition immediately prior to such damage (unless VICI promptly shall cause such damage to be repaired or restored); provided, however, (i) the foregoing indemnity and agreement to hold Owner and its Affiliates harmless shall not apply to, and VICI shall not be liable or responsible for, (A) the discovery of any fact or circumstance not caused by VICI or its representatives or consultants (except to the extent VICI exacerbates such fact or circumstance), (B) any pre-existing condition (except to the extent VICI exacerbates such pre-existing condition), or (C) the negligence or willful misconduct of Owner, any of Owner’s Affiliates or any of their respective agents, employees, consultants or representatives and (ii) in no event shall VICI be liable for any consequential, punitive or special damages; provided that, for the avoidance of doubt, such waiver of consequential, punitive and special damages shall not be deemed a waiver of damages that Owner or any of its Affiliates is required to pay to a party other than Owner or an Affiliate of Owner in respect of consequential, punitive or special damages.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In no event shall Owner or any of its Affiliates, on the one hand, or VICI or any of its Affiliates, on the other hand, be deemed to be an Affiliate of the other Party as a result of this Agreement or other agreements or arrangements between such Parties.

“Arbitration Panel” shall have the meaning set forth in Section 6 hereof.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of Las Vegas, Nevada, or in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

“Call/Put Right Incremental Non-CPLV Rent” means the amount of annual rent for the Centaur Facilities that would be required to be paid to achieve a Rent Coverage Ratio of 1.30:1.00 for the most recently ended four consecutive Fiscal Quarter period for which Financial Statements of Centaur are available (the “Trailing Test Period”) as of the date of Owner’s exercise of the Put Right or VICI’s exercise of the Call Right, as the case may be. “Rent Coverage Ratio” means the ratio of the EBITDAR of Centaur for the applicable Trailing Test Period as of the date of Owner’s exercise of the Put Right or VICI’s exercise of the Call Right, as the case may be (and as calculated based upon such Financial Statements) to such amount of annual rent. For purposes of calculating the “Rent Coverage Ratio,” EDITDAR shall be calculated on a pro forma basis to give effect to any material acquisitions and material asset sales consummated by Centaur and any of its Subsidiaries as applicable during the applicable Trailing Test Period as if each such material acquisition had been effected on the first day of such Trailing Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such Trailing Test Period.

“Call Right” means VICI’s right to require Owner to sell the Subject Property to VICI and simultaneously lease the Centaur Facilities back from VICI subject to and in accordance with the terms and conditions of this Agreement.

“Call Right Property Package” shall have the meaning set forth in Section 5(b).

“Call Right Property Package Request” shall have the meaning set forth in Section 5(b).

“Call Right Purchase Price” means the product of (a) the Call/Put Right Incremental Non-CPLV Rent multiplied by (b) 13.0.

“Centaur Facilities” shall have the meaning set forth in the recitals hereto.

“Closing Date” means the date upon which the Subject Property shall be transferred and assigned to VICI and the Centaur Facilities shall be leased back to Lessee, either pursuant to the Put Right or the Call Right, as applicable, in accordance with the terms hereof.

“Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests, other equity interests or otherwise.

“EBITDAR” means, for any applicable twelve (12) month period, the consolidated net income or loss of a Person and its subsidiaries on a consolidated basis for such period, determined in accordance with GAAP, provided, however, that without duplication and in each case to the extent included in calculating net income (calculated in accordance with GAAP): (i) income tax expense shall be excluded; (ii) interest expense shall be excluded; (iii) depreciation and amortization expense shall be excluded; (iv) amortization of intangible assets shall be excluded; (v) write-downs and reserves for non-recurring restructuring-related items (net of recoveries) shall be excluded; (vi) reorganization items shall be excluded; (vii) any impairment charges or asset write-offs, non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, and non-cash charges for deferred tax asset valuation allowances, shall be excluded; (viii) any effect of a change in accounting principles or policies shall be excluded; (ix) any non-cash costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement shall be excluded; (x) any nonrecurring gains or losses (less all fees and expenses relating thereto) shall be excluded; (xi) rent expense shall be excluded (provided, for the avoidance of doubt, “rent expense” does not include Additional Charges (as defined in the Non-CPLV Lease)); and (xii) the impact of any deferred proceeds resulting from failed sale accounting shall be excluded. In connection with any EBITDAR calculation made pursuant to this Agreement or any determination or calculation made pursuant to this Agreement for which EBITDAR is a necessary component of such determination or calculation, (i) promptly following request therefor, Owner shall provide VICI with all supporting documentation and backup information with respect thereto as may be reasonably requested by VICI, (ii) such calculation shall be as reasonably agreed upon between Owner and VICI, and (iii) if Owner and VICI do not agree within twenty (20) days of either party seeking to commence discussions, the same may be determined by an Arbitration Panel in accordance with and pursuant to the process set forth in Section 6 hereof (clauses (i) through (iii), collectively, the “EBITDAR Calculation Procedures”).

“Election Period” means the period of time commencing on January 1, 2022 and ending on December 31, 2024.

“Financial Statements” means, (i) for a Fiscal Year, consolidated statements of a Person’s and its subsidiaries’ income, stockholders’ equity and comprehensive income and cash flows for such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP and audited by a “big four” or other nationally recognized accounting firm, and (ii) for a Fiscal Quarter, consolidated statements of a Person’s and its subsidiaries’ income, stockholders’ equity and comprehensive income and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year or Fiscal Quarter, as the case may be, and prepared in accordance with GAAP, together with a certificate, executed by the chief financial officer or treasurer of such Person, certifying that such financial statements fairly present, in all material respects, the financial position and results of operations of such Person in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).

“Fiscal Quarter” means, with respect to any Person, for any date of determination, a fiscal quarter for each Fiscal Year of such Person.

“Fiscal Year” means the annual period commencing January 1 and terminating December 31 of each year.

“GAAP” means generally accepted accounting principles in the United States consistently applied in the preparation of Financial Statements, as in effect from time to time.

“Gaming Approval Failure” shall mean the failure to obtain all Requisite Gaming Approvals within the Regulatory Period.

“Gaming Activities” means the conduct of gaming and gambling activities, hosting or simulcasting horse racing, pari-mutuel wagering, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, race track, card club or other enterprise, including, without limitation, slot machines, video gaming or lottery terminals, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Authority” or “Gaming Authorities” means, individually or in the aggregate, as the context may require, any foreign, federal, state or local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof, that holds regulatory, licensing or permit authority, control or jurisdiction over Gaming Activities or related activities.

“Gaming Laws” means (i) all applicable constitutions, treaties, laws, regulations, orders, statutes or other Legal Requirements pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over Gaming Activities or related activities or otherwise pertaining to the ownership, control or conduct of Gaming Activities or related activities, and (ii) all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to Gaming Activities or related activities of the applicable Person or any of its Affiliates in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Legal Requirements” means all applicable federal, state, county, municipal and other governmental statutes, laws (including securities laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions, whether now or hereafter enacted and in force, as applicable to any Person or to the Centaur Facilities.

“Lessee” shall mean the entity that will be the lessee of the Centaur Facilities pursuant to the Non-CPLV Lease Amendment.

“Lockout Period” shall mean the period commencing on the Effective Date and ending on the earlier of (a) the end of the Election Period (but only in the event that neither Owner exercised the Put Right nor VICI timely exercises the Call Right pursuant to and in accordance with the terms and provisions of Section 5), or (b) the termination of this Agreement.

“Material Adverse Effect” shall mean any defect in the design or construction of the Centaur Facilities, any Hazardous Substances (as defined in the Non-CPLV Lease) located in, on, under or about the Centaur Facilities or any portion thereof or incorporated therein, any casualty or condemnation with respect to the Centaur Facilities, and/or any violation of any Legal Requirements with respect to the Centaur Facilities that (a) has a material adverse effect on the value of the Centaur Facilities (i.e., will, or are reasonably likely to, individually or in the aggregate, reduce the value of the Centaur Facilities by more than 22-1/2% of the Put Right Purchase Price, as applicable), (b) has or would reasonably be expected to have a material adverse effect on Owner’s authority and/or ability to convey title to the Subject Property within the time or otherwise in accordance with the provisions of this Agreement and/or (c) has or would reasonably be expected to have a material adverse effect on the use and/or operation of the Centaur Facilities as compared to the use and/or operation of the Centaur Facilities on June 24, 2019, in each case individually or in the aggregate.

“Non-CPLV Lease” shall have the meaning set forth in the recitals hereto.
“Non-CPLV Lease Amendment” shall mean an amendment to the Non-CPLV Lease on the terms set forth on Exhibit A, pursuant to which VICI will join the Non-CPLV Lease as a landlord thereunder, Lessee will join the Non-CPLV Lease as a tenant thereunder, VICI will lease the Centaur Facilities to Lessee, as tenant, and the annual rent under the Non-CPLV Lease will be increased by the Call/Put Right Incremental Non-CPLV Rent.
“Owner Guarantor” shall mean Eldorado Resorts, Inc., a Nevada corporation.

“Owner Guaranty” shall mean a Guaranty dated as of the Effective Date by Owner Guarantor in favor of VICI.

“Owner Licensing Event” means: (a) either (1) a communication (whether oral or in writing) by or from any Gaming Authority to Owner or any Affiliate thereof or VICI or any Affiliate thereof or other action by any Gaming Authority that indicates that such Gaming Authority may find that, or (2) a determination by VICI, in its sole but reasonable discretion and pursuant to customary internal processes that the association of any member of the Owner Subject Group with VICI or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by VICI or any of its Affiliates under any Gaming Law or (ii) violate any Gaming Law to which VICI or any of its Affiliates is subject or (b) any member of the Owner Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not become so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of VICI includes any Person for which VICI or its Affiliate is providing management or consulting services with respect to Gaming Activities. For the avoidance of doubt, it shall not be an Owner Licensing Event if (x) Owner can resolve or cure the Owner Licensing Event within applicable timeframes (for purposes of illustration and not limitation, by terminating any responsible employee) and (y) Owner acts timely to cure the Owner Licensing Event.

“Owner Panel Member” shall have the meaning set forth in Section 6(b).

“Owner Subject Group” means Owner, Owner’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding VICI and its Affiliates.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Put-Call PSA Modifications” shall mean those terms and conditions set forth on Exhibit B attached hereto.

“Put Right” means Owner’s right to require VICI to purchase the Subject Property from Owner and simultaneously lease the Centaur Facilities back to Owner subject to and in accordance with the terms and conditions of this Agreement.

“Put Right Election Notice” shall have the meaning set forth in Section 3(b).

“Put Right Property Package” shall have the meaning set forth in Section 3(b).

“Put Right Purchase Price” means the product of (a) the Call/Put Right Incremental Non-CPLV Rent multiplied by (b) 12.5.

“Regulatory Approval Supporting Information” means information regarding VICI (and, without limitation, its officers and Affiliates) or Owner (and, without limitation, its officers and Affiliates) that is reasonably requested by, or otherwise reasonably necessary to obtain any Requisite Gaming Approval from, any applicable Gaming Authority either from VICI or from Owner, as the case may be, in connection with obtaining any Requisite Gaming Approvals that may be required to consummate the transactions contemplated by this Agreement.

“Regulatory Period” means the period of time that is two hundred seventy (270) days (or such longer time as may be agreed between Owner and VICI) after the finalization and execution of a Sale Agreement.

“Requisite Gaming Approvals” shall mean any notices due to any applicable Gaming Authorities and any necessary licenses, qualifications, authorizations, and approvals from applicable Gaming Authorities required for the exercise of the Put Right or the Call Right, as the case may be, and the consummation of the transactions contemplated thereby.

“Sale Agreement” means a purchase and sale agreement for the purchase and sale of the Subject Property, in materially the same form and on materially the same terms and conditions as that certain form of purchase and sale agreement (the “Laughlin Form”), attached as Exhibit G-1 to that certain Master Transaction Agreement, dated as of June 24, 2019, by and between Owner Guarantor and VICI Guarantor, except for the Put-Call PSA Modifications, with a Non-CPLV Lease Amendment attached thereto as an exhibit, which Non-CPLV Lease Amendment shall be executed upon the consummation of the closing under the Sale Agreement.

“Subject Property” shall have the meaning set forth in the recitals hereto.

“Third Panel Member” shall have the meaning set forth in Section 6(b).

“VICI Guarantor” shall mean VICI Properties, L.P., a Delaware limited partnership.

“VICI Guaranty” shall mean a Guaranty dated as of the Effective Date by VICI Guarantor in favor of Owner.

“VICI Licensing Event” means: (a) either (1) a communication (whether oral or in writing) by or from any Gaming Authority to Owner or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority may find that, or (2) a determination by Owner, in its sole but reasonable discretion and pursuant to customary internal processes that, the association of any member of the VICI Subject Group with Owner or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Owner or any of its Affiliates under any Gaming Law or (ii) violate any Gaming Law to which Owner or any of its Affiliates is subject or (b) any member of the VICI Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of Owner includes any Person for which Owner or its Affiliate is providing management or consulting services with respect to Gaming Activities. For the avoidance of doubt, it shall not be a VICI Licensing Event if (x) VICI can resolve or cure the VICI Licensing Event within applicable timeframes (for purposes of illustration and not limitation, by terminating any responsible employee) and (y) VICI acts timely to cure the VICI Licensing Event.

“VICI Panel Member” shall have the meaning set forth in Section 6(b).

“VICI Subject Group” means VICI, VICI’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding Owner and its Affiliates.

2.Centaur Facilities. Notwithstanding anything to the contrary contained herein, during the Lockout Period, (a) Owner shall remain the 100% direct or indirect owner of, and shall Control, the Centaur Facilities (in each case, other than de minimis portions thereof) and (b) Owner shall continue to be an Affiliate of the tenant under the Non-CPLV Lease.

3.Put Right in Favor of Owner.
(a)    Put Right. Provided that (1) there shall be Financial Statements of Centaur for no less than four consecutive Fiscal Quarters, (2) the Non-CPLV Lease shall be in full force and effect, no Tenant Event of Default (as defined in the Non-CPLV Lease) shall exist, and no event or circumstance, which with the passage of time would result in a Tenant Event of Default (a “Tenant Default”), shall exist, (3) Owner shall not be in material default hereunder (and, for the avoidance of doubt, it shall not be deemed a material default if an Owner LD Default occurred and thereafter Owner paid the VICI Liquidated Damages Amount), and (4) there is no Material Adverse Effect at such time, then at any time during the Election Period, Owner shall have the right to exercise the Put Right in accordance with the procedures set forth in this Section 3 (all of the foregoing, collectively, the “Put Exercise Conditions”). If any or all of the Put Exercise Conditions are not satisfied, then Owner shall not be entitled to exercise the Put Right.

(b)    Requirements of Put Right Property Package. In order to duly and timely exercise the Put Right, subject to satisfaction of the Put Exercise Conditions, Owner shall deliver to VICI a notice (the “Put Right Election Notice”) of Owner’s election to exercise the Put Right, which shall include a package of information (the “Put Right Property Package”), which shall set forth all material information with respect to the Centaur Facilities, the Subject Property and the Put Right including, without limitation, the following:

(i)	reasonable evidence that the Put Exercise Conditions have been satisfied;

(ii)	the proposed Sale Agreement, in the condition required by this Agreement, which shall include the Put Right Purchase Price and Closing Date;

(iii)	the proposed Non-CPLV Lease Amendment, in the condition required by this Agreement;

(iv)
delivery of the Financial Statements referenced in Section 3(a); together with such other Financial Statements of Centaur for such other fiscal periods and such other financial information reasonably necessary in order to calculate the anticipated rent adjustments under the Non-CPLV Lease as provided in Exhibit A hereto (the “Additional Rent Support Information”));

(v)	delivery of all organizational documents of Owner;

(vi)
a reasonably detailed explanation of the computation of the proposed Put Right Purchase Price and the Call/Put Right Incremental Non-CPLV Rent, together with any related Financial Statements used as the basis therefor; and

(vii)
due diligence materials of a type that would customarily be provided to a purchaser of equity or properties such as the Subject Property and the Centaur Facilities and produced by reputable third-party companies reasonably acceptable to VICI, including in any event organizational documents, material contracts, a recent title report, property condition reports, survey, environmental reports, current tax status and any assessments owed, tax returns and other material tax documentation and information regarding any known litigation or judgment (collectively, “Diligence Materials”).

Promptly upon VICI’s reasonable request therefor, Owner shall provide to VICI additional information reasonably related to the Put Right Property Package, to the extent such information is reasonably available to Owner. Further, following delivery of the Put Right Election Notice, VICI and its consultants and representatives shall have access to the Centaur Facilities pursuant to, and VICI, and its consultants and representatives, shall comply with, the Access Provisions.

(c)    Put Right Deadline. If Owner does not deliver a Put Right Election Notice to VICI in accordance with the provisions of Section 3(b) prior to the expiration of the Election Period, TIME BEING OF THE ESSENCE, the Put Right shall automatically terminate and be deemed null and void.

(d)    Dispute Regarding Put Right Property Package; Material Adverse Effect. If a Put Right Election Notice and Put Right Property Package are timely delivered by Owner to VICI but VICI either (1) disagrees with Owner’s computation of the Call/Put Right Incremental Non-CPLV Rent and/or the Put Right Purchase Price, (2) has comments or revisions to the draft Non-CPLV Lease Amendment or Sale Agreement that are required to cause same to comply with the provisions of this Agreement (or with respect to proposals therein that are not required in order to comply with the provisions of this Agreement), (3) believes that a condition exists (evidenced through the Diligence Materials or otherwise) that constitutes a Material Adverse Effect or (4) believes that any or all of the Put Exercise Conditions have not been satisfied, then VICI shall notify

Owner thereof within sixty (60) days of VICI’s receipt of the Put Right Property Package (or, if later, such evidence of a Tenant Event of Default or Tenant Default). In such event, Owner and VICI shall negotiate in good faith up to a period of thirty (30) days in an effort to reconcile the applicable issue(s). If Owner and VICI are unable to resolve the subject dispute, then Owner may withdraw the Put Right Election Notice (in which case the Put Right may not be exercised again for a period of six (6) months (but in no event after the end of the Election Period)), and if Owner does not withdraw the Put Right Election Notice, the Parties agree that such dispute shall be resolved pursuant to arbitration in accordance with the procedures set forth in Section 6 hereof.

(e)    Finalization of Put Right Documents. If a Put Right Election Notice and Put Right Property Package are timely delivered, and (if applicable) any disputes under Section 3(d) above have been resolved, Owner and VICI shall as soon as reasonably practicable (but in all events within sixty (60) days thereafter) enter into the Sale Agreement (with a Non-CPLV Lease Amendment attached thereto as an exhibit, which Non-CPLV Lease Amendment shall be executed upon the consummation of the closing under the Sale Agreement).

(f)    Gaming Approvals. If a Gaming Approval Failure occurs, the Put Right shall automatically terminate and be deemed null and void. Each Party shall use good faith, commercially reasonable efforts in order to timely obtain the Requisite Gaming Approvals that it must obtain for the Put Right transaction, and the other Party shall use good faith, commercially reasonable efforts in order to assist such Party in its efforts to timely obtain such Requisite Gaming Approvals. If there is a dispute among the Parties as to whether good faith, commercially reasonable efforts were used throughout the Regulatory Period, such dispute shall be resolved in accordance with the procedures set forth in Section 6 hereof, and such matter shall be submitted to arbitration in accordance with the procedures set forth in Section 6 hereof within twenty (20) days after the expiration of the Regulatory Period. Each Party, at no material unreimbursed expense to such Party, agrees to reasonably cooperate with the other Party and use commercially reasonable efforts to provide Regulatory Approval Supporting Information to any applicable Gaming Authorities in pursuit of the Requisite Gaming Approvals.

(g)    Closing. The closing of the Put Right transaction shall occur in accordance with the terms of the Sale Agreement. In the event that the Parties fail to execute a Sale Agreement, either VICI or Owner shall have the right, to be exercised within twenty (20) days after the date the alleged failure occurs, to submit any dispute related to such failure to arbitration in accordance with the procedures set forth in Section 6 hereof; provided, however, that if the Sale Agreement has been executed between the Parties, from and after such execution the terms and conditions of such Sale Agreement shall govern all disputes between the Parties.

(h)    Failure to Execute Sale Agreement Due To VICI’s Breach. Prior to entering into this transaction, Owner and VICI have discussed the fact that substantial damages will be suffered by Owner if VICI shall breach or default in its obligations under this Section 3 to execute a Sale Agreement if and when required under this Section 3 (a “VICI LD Default”); accordingly, the Parties agree that a reasonable estimate of Owner’s damages in such event is the amount of $30,000,000 (the “Owner Liquidated Damages Amount”). In the event of a VICI LD Default, then, as Owner’s sole and exclusive remedy hereunder, at law, in equity or otherwise VICI shall pay the Owner Liquidated Damages Amount to Owner as liquidated damages. VICI’s obligation to pay the Owner Liquidated Damages Amount if and when payable hereunder shall survive the termination of this Agreement. In the event of an alleged VICI LD Default, Owner shall provide notice to VICI of same, setting forth in reasonable detail the nature of such VICI LD Default (a “VICI LD Default Notice”). VICI shall have the right, to be exercised within twenty (20) days after the date Owner gives a VICI LD Default Notice, to submit any dispute related to such alleged VICI LD Default to arbitration in accordance with the procedures set forth in Section 6 hereof in order to obtain a determination as to whether a VICI LD Default occurred. In the event the Arbitration Panel’s determination is that a VICI LD Default occurred, VICI shall have a period of twenty (20) days from the date of such determination to cure such default, failure of which shall result in VICI being required to pay the Owner Liquidated Damages Amount.

(i)    Termination of Agreement. Upon closing of the Put Right transaction this Agreement shall automatically terminate and be of no further force and effect.

4.    [Intentionally Omitted].
5.    Call Right in Favor of VICI.
(a)    Call Right. Provided that the Non-CPLV Lease shall be in full force and effect, Landlord (as defined in the Non-CPLV Lease) shall not be in material uncured default under the Non-CPLV Lease, and VICI is not in material default hereunder (and, for the avoidance of doubt, it shall not be deemed a material default if a VICI LD Default occurred and thereafter VICI paid the Owner Liquidated Damages Amount), then, at any time during the Election Period, VICI shall have the right to exercise the Call Right in accordance with the procedures set forth in this Section 5.

(b)    Requirements of Call Right Election Notice and Call Right Property Package Request. As a condition to exercising the Call Right, VICI shall deliver to Owner a notice of VICI’s intention to exercise the Call Right, and a request for the Call Right Property Package from Owner (collectively, the “Call Right Property Package Request”). As promptly as practicable after receipt of the Call Right Property Package Request, but in no event later than the date occurring thirty (30) days after Owner’s receipt of the Call Right Property Package Request, Owner shall provide to VICI a package of information (the “Call Right Property Package”), which shall set forth all material information with respect to the Centaur Facilities and the Call Right including, without limitation, the following:

(i)	the proposed Sale Agreement, in the condition required by this Agreement, which shall include the Call Right Purchase Price and Closing Date;

(ii)	the proposed Non-CPLV Lease Amendment, in the condition required by this Agreement;

(iii)	delivery of the Financial Statements referenced in Section 3(a), together with the Additional Rent Support Information;

(iv)
a reasonably detailed explanation of the computation of the proposed Call Right Purchase Price and the Call/Put Right Incremental Non-CPLV Rent, together with any related Financial Statements used as the basis therefor; and

(v)	Diligence Materials.
Promptly upon VICI’s reasonable request therefor, Owner shall provide to VICI additional information reasonably related to the Call Right, to the extent such information is reasonably available to Owner. Further, following delivery of the Call Right Property Package Request VICI and its consultants and representatives shall have access to the Centaur Facilities pursuant to, and VICI, and its consultants and representatives, shall comply with, the Access Provisions.

(c)    Call Right Deadline. If VICI does not deliver a Call Right Property Package Request to Owner in accordance with Section 5(b) prior to the expiration of the Election Period, TIME BEING OF THE ESSENCE, this Agreement shall automatically terminate on the expiration of such period.
(d)    [Intentionally Omitted].

(e)    Dispute Regarding Call Right Property Package. If VICI, after reviewing the Call Right Property Package, still wishes to exercise the Call Right but VICI either (1) disagrees with Owner’s computation of the Call Right Purchase Price and/or the Call/Put Right Incremental Non-CPLV Rent, or (2) has comments or revisions to the draft Non-CPLV Lease Amendment and/or Sale Agreement required to cause the same to comply with the provisions of this Agreement, VICI shall notify Owner thereof within sixty (60) days of VICI’s receipt of the Call Right Property Package. In such event, Owner and VICI shall negotiate in good faith up to a period of thirty (30) days in an effort to reconcile the applicable issue(s). If Owner and VICI are unable to resolve the subject dispute, such dispute shall be resolved pursuant to arbitration in accordance with the procedures set forth in Section 6 hereof. Notwithstanding anything to the contrary contained herein, in the event that a condition exists or an event occurred (evidenced through the Diligence Materials or otherwise) that has a Material Adverse Effect, then, VICI shall have the right to retract its exercise of the Call Right by providing notice to Owner thereof within sixty (60) days of VICI’s receipt of the Call Right Property Package (or, if later, in the case of any condition or event described in this sentence, sixty (60) days following the occurrence of such event). In such case, this Agreement shall automatically terminate at the conclusion of the Election Period.

(f)    Finalization of Call Right Documents. If the Call Right Property Package is timely delivered, and (if applicable) any disputes under Section 5(e) above have been resolved, if VICI still wishes to exercise the Call Right, Owner and VICI shall as soon as reasonably practicable (but in all events within sixty (60) days thereafter) enter into the Sale Agreement (with a Non-CPLV Lease Amendment attached thereto as an exhibit, which Non-CPLV Lease Amendment shall be executed upon the consummation of the closing under the Sale Agreement).

(g)    Gaming Approvals. If a Gaming Approval Failure occurs, then this Agreement shall automatically terminate. Each Party shall use good faith, commercially reasonable efforts in order to timely obtain the Requisite Gaming Approvals that it must obtain for the Call

Right Transaction, and the other Party shall use good faith, commercially reasonable efforts in order to assist such Party in its efforts to timely obtain such Requisite Gaming Approvals. If there is a dispute among the Parties as to whether good faith, commercially reasonable efforts were used throughout the Regulatory Period, such dispute shall be resolved in accordance with the procedures set forth in Section 6 hereof, and such matter shall be submitted to arbitration in accordance with the procedures set forth in Section 6 hereof within twenty (20) days after the expiration of the Regulatory Period. Each Party, at no material unreimbursed expense to such Party, agrees to reasonably cooperate with the other Party and use commercially reasonable efforts to provide Regulatory Approval Supporting Information that is reasonably requested by the other Party, in such Party’s efforts to obtain any necessary regulatory approvals (including, if necessary Requisite Gaming Approvals).

(h)    Closing. The closing of the Call Right transaction shall occur in accordance with the terms of the Sale Agreement. In the event that the Parties fail to execute a Sale Agreement, either VICI or Owner shall have the right, to be exercised within twenty (20) days after the date the alleged failure occurs, to submit any dispute related to such failure to arbitration in accordance with the procedures set forth in Section 6 hereof; provided, however, that if the Sale Agreement has been executed between the Parties, from and after such execution the terms and conditions of such Sale Agreement shall govern all disputes between the Parties.

(i)    Failure to Execute Sale Agreement Due To Owner Breach. Prior to entering into this transaction, Owner and VICI have discussed the fact that substantial damages will be suffered by VICI if Owner shall breach or default in its obligations under this Section 5 to execute a Sale Agreement when and as required under this Section 5 (an “Owner LD Default”); accordingly, the Parties agree that a reasonable estimate of VICI’s damages in such event is the amount of $30,000,000 (the “VICI Liquidated Damages Amount”). In the event of an Owner LD Default, then, as VICI’s sole and exclusive remedy hereunder, at law, in equity or otherwise, Owner shall pay the VICI Liquidated Damages Amount to VICI as liquidated damages, and thereafter, the Parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement. Owner’s obligation to pay the VICI Liquidated Damages Amount if and when payable hereunder shall survive the termination of this Agreement. In the event of an alleged Owner LD Default, VICI shall provide notice to Owner of same, setting forth in reasonable detail the nature of such Owner LD Default (an “Owner LD Default Notice”). Owner shall have the right, to be exercised within twenty (20) days after the date VICI gives an Owner LD Default Notice, to submit any dispute related to such alleged Owner LD Default to arbitration in accordance with the procedures set forth in Section 6 hereof in order to obtain a determination as to whether an Owner LD Default occurred. In the event the Arbitration Panel’s determination is that an Owner LD Default occurred, Owner shall have a period of twenty (20) days from the date of such determination to cure such default, failure of which shall result in Owner being required to pay the VICI Liquidated Damages Amount. Notwithstanding the foregoing, the VICI Liquidated Damages Amount shall not exceed the maximum amount, if any, that can be paid to VICI without causing VICI REIT (as defined below) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Internal Revenue Code of 1986, as amended (the “REIT Requirements”) for such year, determined as if the payment of such amount did not constitute income described in  the REIT Requirements (“Qualifying Income”), as determined by independent accountants to VICI (taking into account any known or anticipated income of VICI which is not Qualifying Income and any appropriate  “cushion” as determined by such accountants).  Notwithstanding the foregoing, in the event VICI receives a reasoned opinion from counsel or other tax advisor or a ruling from the U.S. Internal Revenue Service providing that VICI’s receipt of the VICI Liquidated Damages Amount would either constitute Qualifying Income of VICI REIT or would be excluded from gross income of VICI REIT within the meaning of the REIT Requirements, the VICI Liquidated Damages Amount shall be an amount equal to the VICI Liquidated Damages Amount and Owner shall, upon receiving a written notification from VICI regarding such opinion or ruling, pay to VICI the unpaid VICI Liquidated Damages Amount within five Business Days.  In the event that VICI is not able to receive the full VICI Liquidated Damages Amount immediately upon a termination due to the above limitations, Owner shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to VICI unless and until VICI receives a reasoned opinion from counsel or other tax advisor or a ruling from the U.S. Internal Revenue Service providing that VICI’s receipt of the unpaid VICI Liquidated Damages Amount would either constitute Qualifying Income of VICI REIT or would be excluded from gross income of VICI REIT within the meaning of the REIT Requirements, in which event Owner shall pay to VICI the unpaid VICI Liquidated Damages Amount within five Business Days after Owner has been notified thereof.  The obligation of Owner to pay any unpaid portion of the VICI Liquidated Damages Amount shall terminate on the December 31 following the date which is five years from the date the Owner LD Default.  Amounts remaining in escrow after the obligation of Owner to pay the VICI Liquidated Damages Amount terminates shall be released to Owner.

(j)    Financial Statements and Access to Centaur Facilities. Commencing on October 1, 2022 and at any time during the Election Period and, if the Call Right is exercised during the Election Period, continuing until the termination of this Agreement while VICI is exercising its Call Right hereunder, Owner shall provide, upon VICI’s reasonable advance written request: (x) to VICI, Financial Statements of Centaur for the then most recent period of four consecutive Fiscal Quarters ended at least 90 days prior to such date, and (y) to VICI and its consultants and representatives, access to the Centaur Facilities pursuant to, and VICI, and its consultants and representatives, shall comply with, the Access Provisions.

(k)    Termination of Agreement. Upon closing of the Call Right transaction this Agreement shall automatically terminate and be of no further force and effect.

6.	Arbitration.
(a)    Arbitrator Qualifications. Any dispute required pursuant to the terms and conditions of this Agreement to be resolved by arbitration shall be submitted to and determined by an arbitration panel comprised of three (3) members (the “Arbitration Panel”). No more than one (1) panel member may be with the same firm, and no panel member may have an economic interest in the outcome of the arbitration. In addition, each panel member shall have (i) at least ten (10) years of experience as an arbitrator and at least one (1) year of experience in a profession that directly relates to the ownership, operation, financing or leasing of gaming, racing or other hospitality facilities similar to the Centaur Facilities, as applicable, or (ii) at least one (1) year of experience as an arbitrator and at least ten (10) years of experience in a profession that directly relates to the ownership, operation, financing or leasing of gaming, racing or other hospitality facilities similar to the Centaur Facilities.

(b)    Arbitrator Appointment. The Arbitration Panel shall be selected as set forth in this Section 6(b). Within fifteen (15) Business Days after the expiration of the applicable date identified in this Agreement, Owner shall select and identify to VICI a panel member meeting the criteria of the above paragraph (the “Owner Panel Member”) and VICI shall select and identify to Owner a panel member meeting the criteria of the above paragraph (the “VICI Panel Member”). If a Party fails to timely select its respective panel member, the other Party may notify such Party in writing of such failure, and if such Party fails to select its respective panel member within three (3) Business Days after receipt of such notice, then such other Party may select and identify to such Party such panel member on such Party’s behalf. Within ten (10) Business Days after the selection of the Owner Panel Member and the VICI Panel Member, the Owner Panel Member and the VICI Panel Member shall jointly select a third panel member meeting the criteria of the above paragraph (the “Third Panel Member”). If the Owner Panel Member and the VICI Panel Member fail to timely select the Third Panel Member and such failure continues for more than three (3) Business Days after written notice of such failure is delivered to the Owner Panel Member and VICI Panel Member by either Owner or VICI, then Owner and VICI shall cause the Third Panel Member to be appointed by the managing officer of the American Arbitration Association.

(c)    Arbitration Procedure. Within twenty (20) Business Days after the selection of the Arbitration Panel, Owner and VICI each shall submit to the Arbitration Panel a written statement identifying its summary of the issues. Owner and VICI may also request an evidentiary hearing on the merits in addition to the submission of written statements, such request to be made in writing within such twenty (20) Business Day period. The Arbitration Panel shall determine the appropriate terms and conditions of the documents or other matters in question in accordance with this Agreement. The Arbitration Panel shall make its decision within twenty (20) days after the later of (i) the submission of such written statements, and (ii) the conclusion of any evidentiary hearing on the merits (if any). The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to Owner and VICI.
(d)    Determinations by Arbitration Panel. For the avoidance of doubt, (i) any damages payable hereunder shall be payable only in cash or cash equivalents or, in the discretion of both Parties acting reasonably, equity securities or debt with at least the same value as a cash award or, in the sole discretion of each Party, such other form of consideration as may be agreed between them; and (ii) in making any determination of an issue with respect to Gaming Laws or involving the Gaming Authorities, the Arbitration Panel shall be limited to determining whether the Owner acted in good faith and/or a commercially reasonable manner with respect to this Agreement and its obligations hereunder.

(e)    Binding Decision. The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in New York, New York.

(f)    Determination Rules. The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and the Procedures for Large, Complex, Commercial Disputes in effect as of the date hereof.

(g)    Liability for Costs. Owner and VICI shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting any arbitration described in this Section 6.

7.	Miscellaneous.
(a)    Notices. Any notice, request or other communication to be given by any Party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile transmission or by an overnight express service to the following address or to such other address as either Party may hereafter designate:
To Owner:    [ ˜ ]
[ ˜ ]
[ ˜ ]
                    Attention:  [ ˜ ]
                    Facsimile:  [ ˜ ]
Email:  [ ˜ ]

To VICI:    c/o VICI Properties Inc.
430 Park Avenue, 8th Floor
New York, New York 10022
                    Attention:  Samantha S. Gallagher, General Counsel
                    Email:  corplaw@viciproperties.com

Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such notice was received at the number specified above or in a notice to the sender.
(b)    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Owner and VICI and their respective permitted successors and assigns provided, however, in all instances this Agreement shall “run with the land” and be binding against any successor of the Parties and each such permitted successor or assign shall be required to execute and notarize a joinder to this Agreement in a form of joinder reasonably acceptable to the Parties hereto, but failure to execute and/or have notarized such joinder shall in no way affect such successor’s or assign’s obligations under this Agreement. Owner shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of VICI; provided, that Owner may assign this Agreement as reasonably required in order for it to comply with the provisions of Section 2. VICI shall not have the right to assign its rights or obligations under this Agreement, other than to an Affiliate of VICI; provided, that if after the date hereof the “Landlord” under the Non-CPLV Lease ceases to be an Affiliate of VICI, then VICI, concurrently with such event, shall assign this Agreement to a “Landlord” under the Non-CPLV Lease or an Affiliate thereof. The foregoing shall be subject to the terms and provisions of Section 2.

(c)    Entire Agreement; Amendment. This Agreement and the exhibits hereto constitute the entire and final agreement of the Parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the Parties. Owner and VICI hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the subject matter hereof are merged into and revoked by this Agreement.

(d)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, which State the Parties agree has a substantial relationship to the Parties and to the underlying transaction embodied hereby. This Agreement is the product of joint drafting by the Parties and shall not be construed against either Party as the drafter hereof.

(e)    Venue. With respect to any action relating to this Agreement, Owner and VICI irrevocably submit to the exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan and the United States District Court having jurisdiction over New York County, New York, and Owner and VICI each waives: (a) any objection to the laying of venue of any suit or action brought in any such court; (b) any claim that such suit or action has been brought in an inconvenient forum; (c) any claim that the enforcement of this Section is unreasonable, unduly oppressive, and/or unconscionable; and (d) the right to claim that such court lacks jurisdiction over that Party.

(f)    Waiver of Jury Trial. EACH PARTY HERETO, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.

(g)    Severability. If any term or provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

(h)    Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

(i)    Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

(j)    Further Assurances. The Parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Agreement. In addition, VICI agrees to, at Owner’s sole cost and expense, reasonably cooperate with all applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Owner and the transactions contemplated and described herein, including the provision of such documents and other information as may be requested by such Gaming Authorities.

(k)    Counterparts; Originals. This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Facsimile or digital copies of this Agreement, including the signature page hereof, shall be deemed originals for all purposes.

(l)    Gaming Regulations; Licensing Events; Termination.
(i)    Notwithstanding anything herein to the contrary, this Agreement and any agreement formed pursuant to the terms hereof are subject to all applicable Gaming Laws and all rights, remedies and powers under this Agreement and any agreement formed pursuant to the terms hereof may be exercised only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authorities. Each of Owner and VICI agree to cooperate and cause their respective Affiliates to cooperate with each Gaming Authority in pursuit of all Requisite Gaming Approvals to consummate any agreement formed pursuant to the terms hereof.

(ii)    If there shall occur a VICI Licensing Event and any aspect of such VICI Licensing Event is attributable to a member of the VICI Subject Group, then Owner or VICI, as applicable, shall notify the other Party thereof as promptly as practicable after becoming aware of such VICI Licensing Event (but in no event later than twenty (20) days after becoming aware of such VICI Licensing Event). In such event, VICI shall use commercially reasonable efforts to resolve and to cause the other members of the VICI Subject Group to use commercially reasonable to in resolve such VICI Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such VICI Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Owner shall have the right, in its discretion, to (1) cause this Agreement to temporarily cease to be in full force and effect, until such time, as any, as the VICI Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities; provided, that if the Election Period would otherwise terminate at a time while the Agreement is not in full force and effect, then the Election Period shall be extended until the date that is the earlier of (x) one hundred eighty (180) days after the date on which the Parties become aware that the VICI Licensing Event was resolved to the satisfaction of the applicable Gaming Authorities, (y) the date on which each of VICI and Owner reasonably determines that the VICI Licensing Event is not likely to be resolved or otherwise ceases using commercially reasonable efforts to resolve such VICI Licensing Event and (z) the date that is one (1) year following the expiration of the Election Period or (2) to the extent causing this Agreement to temporarily cease to be in full force and effect in lieu of terminating this Agreement is not sufficient for the applicable Gaming Authorities, notify VICI of its intention to terminate this Agreement, in which case the Agreement shall terminate upon receipt of such notice.

(iii)    If there shall occur an Owner Licensing Event and any aspect of such Owner Licensing Event is attributable to a member of the Owner Subject Group, then VICI or Owner, as applicable, shall notify the other Party thereof as promptly as practicable after becoming aware of such Owner Licensing Event (but in no event later than twenty (20) days after becoming aware of such Owner Licensing Event). In such event, Owner shall use commercially reasonable efforts to resolve and to cause the other members of the Owner Subject Group to resolve such Owner Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such Owner Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, VICI shall have the right, in its discretion, to terminate this Agreement; provided, that if the Election Period would otherwise terminate at a time while the Agreement is not in full force and effect, then the Election Period shall be extended until the date that is the earlier of (x) one hundred eighty (180) days after the date on which the Parties become aware that the Owner Licensing Event was resolved to the satisfaction of the applicable Gaming Authorities, (y) the date on which each of VICI and Owner reasonably determines that the Owner Licensing Event is not likely to be resolved or otherwise ceases using commercially reasonable efforts to resolve such Owner Licensing Event and (z) the date that is one (1) year following the expiration of the Election Period or (2) to the extent causing this Agreement to temporarily cease to be in full force and effect in lieu of terminating this Agreement is not sufficient for the applicable Gaming Authorities, notify Owner of its intention to terminate this Agreement, in which case the Agreement shall terminate upon receipt of such notice.

(m)    Guaranties. On the Effective Date, (x) Owner Guarantor shall execute and deliver the Owner Guaranty, which shall in all events be in a form reasonably acceptable to the Parties, and be on materially the same terms as in the Guaranty, dated as of November 29, 2017 by Caesars Entertainment Resort Properties, LLC, except that the Owner Guaranty shall be with respect to Owner’s obligations to pay the VICI Liquidated Damages Amount to the extent due pursuant to the terms and conditions of this Agreement and with respect to the performance of Owner’s obligations under Section 2 of this Agreement, and (y) VICI Guarantor shall execute and deliver the VICI Guaranty, which shall in all events be in a form reasonably acceptable to the Parties, and be on materially the same terms as the Guaranty, dated as of November 29, 2017 by VICI Properties 1 LLC, except that the VICI Guaranty shall be with respect to VICI’s obligations to pay the Owner Liquidated Damages Amount to the extent due pursuant to the terms and conditions of this Agreement. If the form of the Owner Guaranty and the form of VICI Guaranty have not been agreed to on the Effective Date, then the parties may submit the dispute with regard to the form of the VICI Guaranty and Owner Guaranty to arbitration in accordance with Section 6.

(n)    REIT Protection. This Agreement shall be interpreted in a manner that is consistent with the continued qualification of VICI Properties Inc., a Maryland corporation (“VICI REIT”) as a “real estate investment trust” under Section 856(a) of the Internal Revenue Code of 1986, as amended, or any similar or successor provisions thereto (a “REIT”).  Notwithstanding anything to the contrary set forth in this Agreement, VICI REIT shall not be required to take any action or refrain from taking any action that would, in either case, reasonably be expected to cause VICI REIT to fail to qualify as a REIT.

(o)    Transfer Taxes. All transfer, documentary, sales, use, registration and similar taxes (including all applicable real estate transfer or gains taxes and stock transfer taxes) and related fees (including any penalties, interest and additions to tax) (“Transfer Tax”) incurred in connection with the entry into this Agreement and the consummation of the transactions hereunder shall be borne 50% by Owner and 50% by the VICI when due. VICI shall prepare and file all tax returns related to such Transfer Taxes; provided that Owner shall join in the execution of any such tax returns where required by applicable law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, VICI and Owner have executed this Agreement as of the date first set forth above.

VICI:

[ ˜ ],
a [ ˜ ]

By:
Name:
Title:

OWNER:

CAESARS RESORT COLLECTION, LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT A

Terms of Non-CPLV Lease Amendment

1.	The Subject Property will be added to the Non-CPLV Lease.

2.	The Subject Property will be included as one of the “Excluded Facilities” and “Continuous Operations Facilities” under the Non-CPLV Lease..

3.	There will be no increase or other change to the “2018 EBITDAR Pool” as a result of the addition of the Subject Property.

4.
The existing Minimum Cap Ex Requirements under the Non-CPLV Lease will increase to account for the addition of the Subject Property to the Non-CPLV Lease, in a manner consistent with the increase of the Minimum Cap Ex Requirements under the Non-CPLV Lease for the addition of a “Subject Property” pursuant to Exhibit A of that certain Master Transaction Agreement, dated as of June 24, 2019, by and between Owner Guarantor and VICI Guarantor.

5.
The initial rent payable with respect to the Subject Property shall be incorporated into, and form a part of, the Rent then being paid under the Non-CPLV Lease and shall, from and after the Closing Date, be payable, escalate and adjust at all times and in all circumstances in tandem with (and as incorporated into) such Rent as provided under the Non-CPLV Lease.

6.
For purposes of calculating Variable Rent under the Non-CPLV Lease, the Net Revenue of the Subject Property in respect of any portion of any Variable Rent Determination Period which preceded the Subject Property’s incorporation into the Non-CPLV Lease will be based on actual Net Revenue for the Subject Property during such preceding period, as applicable, as reasonably evidenced to VICI based on available Financial Statements and other reasonable data reasonably requested by VICI.

7.
The length of the Maximum Fixed Rent Term with respect to the Subject Property under the Non-CPLV Lease shall be subject to a remaining useful life analysis obtained by Owner and reasonably satisfactory to VICI, and Schedule 3 of the Non-CPLV Lease shall be revised accordingly to reflect same, in each case consistent with the methodology used with respect to the existing Leased Property under the Non-CPLV Lease.

8.
The existing indemnification provisions of the Non-CPLV Lease will be expanded and clarified so as to provide that the Tenant will indemnify the Landlord Indemnified Parties from any matter arising out of the operation of the property and the business and other activities conducted at, from or in relation to the Facilities prior to the incorporation therein of the Centaur Facilities.

EXHIBIT B

Put-Call PSA Modifications

The form of Sale Agreement to be executed and delivered by VICI and Owner in the event of the exercise by VICI of the Call Right or the exercise by Owner of the Put Right shall be based on that certain form of purchase and sale agreement (the “Laughlin Form”), attached as Exhibit G-1 to that certain Master Transaction Agreement, dated as of June 24, 2019 (the “Master Transaction Agreement”), by and between Eldorado Resorts, Inc. and VICI Properties, L.P.

The preamble and recitals of the Laughlin Form shall be modified to reflect the transaction contemplated by the agreement to which this Exhibit B is attached and the Put Right Property Package or the Call Right Property Package, as applicable (the “Transaction”). All Nevada-specific provisions and defined terms, including, without limitation, Section 5.2 of the Laughlin Form, shall be revised and/or deleted, with the input of Indiana counsel, to reflect customary market practice in the state of Indiana and to ensure consistency with the Transaction; provided, however, that notwithstanding Indiana custom, (a) VICI and Owner shall each bear 50% of the cost of a non-imputation endorsement to VICI’s title insurance policy, and (b) VICI shall pay for the owner’s title policy. All provisions, defined terms, exhibits and schedules specific to the Property (as defined in the Laughlin Form) and/or the transaction contemplated by the Laughlin Form shall be revised to reflect the Centaur Facilities and/or the Transaction and/or deleted, as applicable, by the reasonable mutual agreement of VICI and Owner. The term “Purchase Price” shall refer to the Call Right Purchase Price or Put Right Purchase Price, as the case may be. The “Buyer Liquidated Damages Amount” and “Seller Liquidated Damages Amount” shall be $30,000,000.00. Section 8.7 shall be deleted in its entirety. Sections 8.4, 8.5 and 8.6 shall be replaced with the corresponding provisions from the Master Transaction Agreement, with appropriate modifications thereto as shall be necessary to reflect the Transaction. All inapplicable dates (including, by way of example and without limitation, the “Outside Date” set forth in Section 6.6), shall be deleted, or where the concept is applicable to the Transaction, modified in a manner reasonably consistent with the Laughlin Form while taking into account any unique requirements relating to the Transaction. It is anticipated that the Centaur Facilities will be incorporated into the Non-CPLV Lease and that the obligations of the Lessee thereunder shall be guaranteed by Eldorado Resorts, Inc., a Nevada corporation (“ERI”) under ERI’s guaranty of the Non-CPLV Lease (as amended by the Non-CPLV Lease Amendment). Any provision in the Laughlin Form relating to (1) conditions to the merger being satisfied, and (2) representations, warranties, and the “knowledge” of one of the parties that differs from the corollary provision in that certain Purchase and Sale Agreement, dated July 11, 2018 (the “Octavius Form”), by and between Caesars Octavius, LLC and Octavius Propco LLC, solely as a result of the Laughlin Form being negotiated in connection with the Merger (as defined in the Laughlin Form) shall revert to the formulation of the applicable provision used in the Octavius Form.

In addition to the foregoing, the form of Sale Agreement shall also reflect the following modifications:

I.	Taxes.

•
Owner will provide customary tax representations and warranties appropriate for the sales of stock of a C corporation that directly and through its subsidiaries is a gaming company and that is a subsidiary member of a tax consolidated group, including but not limited to representations as to the timely and accurate filing of all tax returns and the payment of all taxes required to be paid, the payment of all withholding obligations, tax audits or proceedings, tax liens, deferred intercompany items, reportable transactions, and outstanding installments sales or other items that would give rise to the post-closing recognition of income attributable to pre-closing transactions.

•
Owner and VICI will cooperate with respect to tax matters for pre-Closing periods, including sharing information and making employees available, with respect to the filing of returns and tax audits and proceedings.

•
Owner will indemnify VICI for any pre-closing tax liabilities of Centaur and/or other entity the interests in which comprise the Subject Property, and their subsidiaries, including taxes arising from the distribution of the OpCo Assets prior to the closing of the Put Right transaction or Call Right transaction, as applicable (the “Closing”), and including tax liabilities of a consolidated or similar group of which Centaur and/or such other entity is a member at any time prior to the Closing.

•
Any transfer or similar taxes arising from the sale of the Subject Property will be shared 50% by Owner and 50% by VICI; provided that any transfer or similar taxes arising from (i) the distribution of the OpCo Assets prior to the Closing and/or (ii) the transfer of direct or indirect interests in the Centaur Facilities prior to the sale of the Subject Property to VICI will be borne 100% by Owner, except that VICI will bear 50% of the transfer or similar taxes arising from a transfer described in clause (ii) to the extent such taxes reduce the taxes that would otherwise arise upon the sale of the Subject Property to VICI.

•
Owner and VICI will cooperate to minimize, including taking such steps and structuring the sale of the Subject Property in a manner that will minimize, to the extent permitted under applicable law (but would not otherwise increase the income or gain to be recognized by Owner other than income or gain that would result from the distribution of the OpCo assets), the amount of any earnings and profits for tax purposes (“E&P”) of Centaur and/or other entity the interests in which comprise the Subject Property, and their subsidiaries, such that the E&P is not reattributed to Centaur prior to or in connection with the Closing.

II.	Indemnification.

•
Indemnity to be provided with respect to operations matters prior to the incorporation of the Centaur Facilities into the Non-CPLV Lease, consistent with the terms set forth on Exhibit A to this Agreement.

III.	Governmental Approvals; Consents.

•	To be conformed to Section 4.4 of the Master Transaction Agreement.

IV.	Representations and Warranties; Covenants.

•
Customary representations, warranties and covenants of a seller in an equity sale transaction, including, among others, organization, good standing, corporate power and authority, consents, no conflicts, beneficial ownership of the equity and good title to assets, including the real property, and no liens or encumbrances.

EXHIBIT G-1

Form of Subject Property PSA

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of [____], 2019 (the “Effective Date”)1 by and between ELDORADO RESORTS, INC., a Nevada corporation (“Eldorado”), having an office at [__________], and VICI PROPERTIES L.P., a Delaware limited partnership (“Buyer”), having an office at c/o VICI Properties Inc., 430 Park Avenue, 8th Floor, New York, New York 10022.

W I T N E S S E T H:
WHEREAS, Harrah’s Laughlin, LLC, a Nevada limited liability company (“Seller”), owns the fee estate in that certain parcel of real property and the buildings and other improvements constructed thereon commonly known as “Harrah’s Laughlin Hotel and Casino”, having an address of 2900 South Casino Drive, Laughlin, Nevada 89029, as more particularly bounded and described in Exhibit A annexed hereto and made a part hereof.

WHEREAS, Eldorado is acquiring an indirect ownership interest in Seller pursuant to that certain Agreement and Plan of Merger dated as of [_______], 2019, by and among [________], CEC, and [______] (the “Merger Agreement”).

WHEREAS, Buyer, subject to and upon the terms and conditions hereof, desires to acquire an indirect ownership interest in the Property (as hereinafter defined) via the purchase of the membership interests in New Property Owner (as hereinafter defined) immediately following the consummation of the transactions contemplated in the Merger Agreement.

WHEREAS, as an initial step to effectuate such transaction, immediately following the closing of the merger to be effectuated pursuant to the Merger Agreement, Eldorado intends to cause Seller (i) to form a subsidiary pursuant to the terms, conditions and provisions set forth in this Agreement and (ii) to convey Seller’s fee estate in such parcel of real property and the buildings and other improvements constructed thereon to such subsidiary.

WHEREAS, as a secondary step to effectuate such transaction, Eldorado intends to cause Seller to sell and convey and Buyer desires to purchase and acquire all of the equity in such to be formed subsidiary of Seller, on the terms, conditions and provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, intending to be legally bound, the parties hereto do hereby agree as follows:

1 NTD: To be the date upon which this Agreement is fully executed and delivered.

ARTICLE 1
CERTAIN DEFINITIONS

SECTION 1.1.    Definitions. In addition to terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:
“Additional Diligence Materials” shall have the meaning given in Section 4.1(a).
“Affiliate” shall mean with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Amended Non-CPLV Lease” shall mean the Original Non-CPLV Lease as amended by the Non-CPLV Lease Amendment.
“Buildings” shall mean all buildings, structures and other improvements and fixtures located on the Land on the Effective Date, collectively.
“Business Day” shall mean any day other than Saturday, Sunday, any Federal holiday, or any holiday in the State in which the Property is located. If any period expires or action is to be taken on a day which is not a Business Day, the time frame for the same shall be extended until the next Business Day.
“Buyer” shall have the meaning given in the introductory paragraph.
“Buyer Liquidated Damages Amount” shall have the meaning given in Section 9.2.
“Buyer Parties” shall mean Buyer and any other Affiliate of Buyer that is a party to a Closing Document.
“Buyer’s Warranties” shall mean, collectively, Buyer’s representations and warranties set forth in Section 7.1.
“Call Right Agreement” shall mean that certain Call Right Agreement (Harrah’s Laughlin), dated October 6, 2017, between VICI and CEC.
“Casualty/Condemnation Proceeds” shall have the meaning given in Section 10.2.
“Casualty Notice Date” shall have the meaning given in Section 10.1.
“CEC” shall mean Caesars Entertainment Corporation, a Delaware corporation.
“CEOC” shall mean CEOC, LLC, a Delaware limited liability company.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as the same may be further amended from time to time.

“Clark County Real Estate Records” shall mean the official records of the County Recorder of Clark County, Nevada.
“Closing” shall mean the closing of the Transaction.
“Closing Date” shall mean the day on which the transactions contemplated by this Agreement are consummated.
“Closing Documents” shall mean all documents executed and delivered by Buyer, Eldorado, Seller or their respective Affiliates as required by Section 6.2 and Section 6.3 or as otherwise executed and delivered by Buyer, Eldorado or Seller or their respective Affiliates as part of Closing.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Contracts” shall mean all contracts and agreements, including brokerage agreements, licensing agreements, marketing agreements, design contracts, construction contracts, service and maintenance contracts and agreements, relating to the Property, together with any extensions, renewals, replacements or modifications of any of the foregoing; provided that the term “Contracts” does not include Leases.
“Control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership interests or any other equity interests or by contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Deed” shall have the meaning given in Section 6.2(a).
“Development Rights” shall have the meaning given in the definition of “Intangible Property”.
“Due Diligence Period” shall have the meaning given in Section 4.1(a).
“Eldorado” shall have the meaning given in the introductory paragraph.
“Eldorado Liquidated Damages Amount” shall have the meaning given in Section 9.1.
“Eldorado’s Knowledge” or words of similar import (other than “Knowledge of Eldorado”) shall refer to the current actual knowledge (without any duty of investigation) of Tom Reeg, Anthony Carano, Bret Yunker, Stephanie Lepori and/or Ed Quatmann.
“Eldorado’s NPO Warranties” shall mean, collectively, Eldorado’s representations and warranties set forth in Sections 7.2(p) and (q).
“Eldorado’s Warranties” shall mean, collectively, Eldorado’s representations and warranties set forth in Section 7.2.
“Environmental Reports” shall mean any Phase I Environmental Site Assessments and other environmental reports that have been made available to or obtained by Buyer or its Affiliates, in any such case, no later than ten (10) days prior to the end of the Due Diligence Period.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“Escrow Agent” shall mean Chicago Title Insurance Company, Attn: Joe Benlevi, E-Mail: joe.benlevi@ctt.com, Tel: (212) 880-1304.2
“Existing Survey” shall mean that certain ALTA/NSPS Land Title Survey dated May 8, 2018 by Blew & Associates, Inc., Job Number 18-1018.
“Fixtures” shall mean all equipment, machinery, fixtures and other items of property, including all components thereof, that are now or hereafter (a) located in or on, or used in connection with, and (b) permanently affixed to or otherwise incorporated into the Land and/or the buildings and other improvements located on the Land. Notwithstanding the foregoing, Fixtures shall not include any Gaming Equipment.
“Gaming” shall mean to deal, operate, carry on, conduct, maintain or expose for play any game as defined under any Gaming Law, or to operate an inter-casino linked system, as defined under any Gaming Law.
“Gaming Authorities” shall mean, collectively, (i) the Nevada Gaming Commission, (ii) the Nevada State Gaming Control Board, (iii) the Clark County Liquor and Gaming Licensing Board, and (iv) any other governmental entity that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted or proposed to be conducted within the State of Nevada.
“Gaming Equipment” shall mean any and all gaming devices (as defined in the Nevada Gaming Laws), gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including, without limitation, slot machines (as defined in the Nevada Gaming Laws), gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems (as defined in the Nevada Gaming Laws), electronic betting systems, mobile gaming systems (as defined in the Nevada Gaming Laws), interactive gaming systems (as defined in the Nevada Gaming Laws), inter-casino linked systems (as defined in the Nevada Gaming Laws), on-line slot metering systems (as defined in the Nevada Gaming Laws), and associated equipment (as defined in the Nevada Gaming Laws), together with all improvements and/or additions thereto.
“Gaming Facility” shall mean any premises wherein or whereon any Gaming takes place.
“Gaming Law” shall mean any and all laws, statutes, ordinances, rules, regulations, policies, orders, codes, decrees or judgments, and Gaming License conditions or restrictions, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance, alteration, modification or capital improvement of a Gaming Facility or the conduct of a person or entity holding a Gaming License, including, without limitation, any Nevada Gaming

2 NTD: Buyer proposes using Fidelity as Escrow Agent on two of the three property acquisitions.

Laws and any requirements imposed by a regulatory agency, commission, board or other governmental body pursuant to the jurisdiction and authority granted to it under applicable law, and all other rules, regulations, orders, ordinances and legal requirements of any Gaming Authority.
“Gaming License(s)” shall mean any license, qualification, registration, accreditation, permit, approval, finding of suitability or other authorization that is both (a) issued by a state or other governmental regulatory agency or gaming regulatory body, including, without limitation, a Gaming Authority, and (b) required to operate, carry on or conduct any gaming, gaming device, slot machine, video lottery terminal, table game, race book or sports pool on the Property or any portion thereof, or to operate a casino at the Property.
“Governmental Approvals” shall have the meaning given in the Master Transaction Agreement.
“Governmental Authority” shall mean any Gaming Authority or domestic, federal, territorial, state or local government, governmental authority, agency or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, department, board, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum, having jurisdiction over the Property, Seller, Eldorado, or Buyer, as applicable.
“Initial Diligence Materials” shall have the meaning given in Section 4.1(a).
“Initial Step” shall have the meaning given in Section 6.1(b).
“Inspections” shall have the meaning given in Section 4.1(b).
“Intangible Property” shall mean, collectively, all intangible personal property of Seller, that in any way relates to the Property, including (i) any licenses, permits and other written authorizations in effect as of the Closing Date with respect to the Real Property, (ii) any guaranties and warranties in effect as of the Closing Date with respect to any portion of the Real Property or the Personal Property and (iii) all rights in, to and under, and all physical embodiments of, any architectural, mechanical, electrical and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Property; provided that the term “Intangible Property” shall not include any zoning or development rights that pertain solely to the Real Property (collectively, “Development Rights”).
“Knowledge of Eldorado” shall refer to the current actual knowledge (without any duty of investigation) of Tom Reeg, Anthony Carano, Bret Yunker, Stephanie Lepori and/or Ed Quatmann, and, for purposes of the remaking of Eldorado’s Warranties as of Closing, [_______],3 who is the general manager of the Property, or if there is no general manager or [_______] is replaced as general manager, another individual with substantially similar knowledge regarding the Property as [_______].

3 NTD: The general manager of the Property to be inserted in this bracket.

“Land” shall mean the real estate legally described in Exhibit A, together with all easements, development rights and other rights appurtenant to the Land or the buildings, structures or other improvements thereon, collectively.
“Laws” shall mean, collectively, all municipal, county, State or Federal statutes, codes, ordinances, laws, rules or regulations (including, without limitation, all Nevada Gaming Laws).
[“Lease [and Easement] Assignment and Acceptance Agreement” shall have the meaning given in Section 6.2(b).]4
[“Lease Assignment and Assumption Agreement” shall mean an assignment and assumption of the Leases in the form of Exhibit B attached hereto, executed and delivered by New Property Owner and Seller (as one of the entities comprising Non-CPLV Lease Tenant), pursuant to which New Property Owner assigns all of its interest, if any, in the Leases (and any additional leases entered into prior to Closing pursuant to Section 8.1) to Seller and Seller assumes all obligations under the Leases and any such additional leases (subject to the Amended Non-CPLV Lease), in each case, arising from and after the Closing.]5
“Leases” shall mean all leases, licenses and occupancy agreements of an interest in the Real Property and all amendments, modifications, extensions and other written agreements pertaining thereto but excluding (a) the Amended Non-CPLV Lease, (b) any arrangements for hotel guests or other lodgers to occupy sleeping quarters at the hotel comprising a portion of the Property on a transient basis and (c) any agreements or licenses for third parties to use any portion of the Property that do not create an interest in land and do not run with the land.
“Liabilities” shall mean, collectively, any and all conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever, including liabilities under the Americans with Disabilities Act, CERCLA and RCRA, any state or local counterparts thereof, and any regulations promulgated thereunder.
“Lien” shall mean any of the following to the extent it will be binding on Buyer or New Property Owner after the Closing: any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
“Major Casualty/Condemnation” shall have the meaning given in Section 10.1.
“Master Transaction Agreement” shall mean that certain Master Transaction Agreement, dated as of the Effective Date, by and between VICI Properties L.P., a Delaware limited partnership, and Eldorado Resorts, Inc., a Nevada corporation.

4 NTD: Pending review of any leases in connection with the Laughlin property and determination whether any recorded documents need to be assigned to New Property Owner, such review to be performed in accordance with Section 4.2 of the Master Transaction Agreement.
5 NTD: Pending review of any leases in connection with the Laughlin property, in accordance with Section 4.2 of the Master Transaction Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (a) the value of the Property, (b) Eldorado’s and/or Seller’s authority and/or ability to convey title, or cause title to be conveyed, to the Property and/or to cause the Membership Interests to be assigned and transferred, by the Closing Date or otherwise in accordance with the provisions of this Agreement and/or (c) the use and/or operation of the Property. When the term “Material Adverse Effect” is used in Section 4.1(a), in order to determine whether matter(s) or issue(s), individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect, the Property as it then exists will be compared to the Property as it would exist if not for the existence of such matter(s) and issue(s).
[“Material Contracts” means those certain contracts and agreements as set forth on Schedule 7.2(j) attached hereto and made a part hereof.]6
“Membership Interest Assignment and Assumption Agreement” shall have the meaning given in Section 6.2(d).
“Membership Interests” shall have the meaning given in Section 6.2(d).
“Merger” shall have meaning given in the Merger Agreement.
“Merger Agreement” shall have the meaning given in the Recitals.
“Merger Agreement Closing” shall mean the “Closing” as defined in the Merger Agreement.
“Merger Agreement Closing Date” shall mean the “Closing Date” as defined in the Merger Agreement.
“Nevada Gaming Laws” shall mean those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming and, specifically, the Nevada Gaming Control Act, as codified in Nevada Revised Statutes Chapter 463, the regulations promulgated thereunder, and the Clark County Code, each as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.
“New Property Owner” shall mean a Delaware limited liability company that is (a) duly formed by Seller no earlier than two (2) days prior to the Closing Date pursuant to a certificate of formation and operating agreement reasonably acceptable to Buyer and (b) the sole managing member of which is Seller.
“Non-CPLV Lease Amendment” shall have the meaning given in the Master Transaction Agreement.
“Non-CPLV Lease Guaranty” shall have the meaning given in the Master Transaction Agreement.

6 NTD: Schedule of Material Contracts (and all exhibits and schedules) to be agreed and finalized in accordance with Section 4.2 of the Master Transaction Agreement.

“Non-CPLV Lease Landlord” shall mean, collectively, the entities listed on Schedule A attached to the Amended Non-CPLV Lease, as landlord.
“Non-CPLV Lease Tenant” shall mean, collectively, the entities listed on Schedule B attached to the Amended Non-CPLV Lease, as tenant.
“Non-CPLV Memorandum of Lease” shall have the meaning given in Section 6.2(e).
“Objection” shall have the meaning given in Section 3.1.
“Objection Notice” shall have the meaning given in Section 3.1.
“Ordinary Course” shall mean the course of day-to-day operations of the Property, in a manner which does not materially and adversely vary from the policies, practices and procedures in effect as of the Effective Date, and in all events consistent with the obligations of Non-CPLV Lease Tenant under the Amended Non-CPLV Lease as if the Amended Non-CPLV Lease were in effect as of the date in question.
“Original Non-CPLV Landlord” shall mean, collectively, certain Affiliates of Buyer listed on Schedule A attached to the Original Non-CPLV Lease.
“Original Non-CPLV Lease” shall mean that certain Non-CPLV Lease (CPLV) dated as of October 6, 2017, by and between Original Non-CPLV Landlord, as landlord, and Original Non-CPLV Tenant, as tenant, as amended by that certain First Amendment to Lease (Non-CPLV) dated December 22, 2017, as further amended by that certain Second Amendment to Lease (Non-CPLV) and Ratification of SNDA dated February 16, 2018, as further amended by that certain Third Amendment to Lease (Non-CPLV) dated April 2, 2018, as further amended by that certain Fourth Amendment to Lease (Non-CPLV) dated December 26, 2018, and any additional amendments, supplements and modifications thereto made prior to the Closing.
“Original Non-CPLV Tenant” shall mean, collectively, CEOC and certain Affiliates of Seller listed on Schedule B attached to the Original Non-CPLV Lease.
“Outside Date” shall have the meaning given in Section 6.6.
“Owner’s Title Policy” shall mean one (1) or more ALTA owner’s title insurance policies in favor of New Property Owner issued by the Title Company in an aggregate amount equal to the Purchase Price, insuring that fee title to the Real Property is vested in New Property Owner subject only to the Permitted Exceptions, together with a non-imputation endorsement in favor of New Property Owner.
“Permit” means permits, licenses, approvals, certificates, findings of suitability and other registrations, authorizations and exemptions of and from all applicable Governmental Authorities.
“Permitted Exceptions” shall mean the following: (a) applicable zoning, building and land use Laws, (b) any matters shown on the Existing Survey (provided that Buyer may object to any such matters during the Due Diligence Period in accordance with the provisions of Section 3.1 as if such matters were reflected in an Update, in which case the provisions of Section 3.1 shall be applicable thereto (and such objected to matters shall not be deemed to constitute Permitted Exceptions unless the same are accepted by Buyer pursuant to clause (x) of Section 3.1)), (c) such state of facts as would be disclosed by a current and accurate update to the Existing Survey, provided same do not render title uninsurable, do not restrict the current use of the Property as a hotel and casino with related parking, retail facilities and other material current uses and do not have an adverse impact, in any material respect, on the value or operations of the Property or on Buyer, (d) the lien of real estate taxes, assessments, water and sewer charges and other governmental charges or fees not yet delinquent, (e) the rights of the Tenants under the Leases as tenants only, (f) as of Closing, the rights of Non-CPLV Lease Tenant under the Amended Non-CPLV Lease, (g) mechanics’ and materialman’s liens first arising after the Effective Date that would be permitted to exist under Article XI of the Original Non-CPLV Lease, (h) inchoate mechanics’ and materialman’s liens that arise in the ordinary course of construction, maintenance, repair or improvement work at the Property and are not more than sixty (60) days past due, (i) leases, licenses and occupancy agreements, and any extension, renewal, or replacement thereof, and any amendments thereto or to the Leases, in each case first arising after the Effective Date and expressly permitted under Section 8.1 hereof (so long as, in the case of any such leases, occupancy agreements or amendments to the Leases, such documents contain provisions providing for the automatic subordination of such documents to the Amended Non-CPLV Lease), (j) such other encumbrances and title exceptions as would not restrict the current use of the Property as a hotel and casino with related parking, retail facilities, and other material current uses and do not have an adverse impact, in any material respect, on the value or operations of the Property or on Buyer, and (k) the title exceptions reflected on Exhibit C hereto (but excluding, in each case, any Required Removal Exceptions that are described in clauses (i) or (ii) of the definition of Required Removal Exceptions) (provided that Buyer may object to any such title exceptions during the Due Diligence Period in accordance with the provisions of Section 3.1 as if such title exceptions were reflected in an Update, in which case the provisions of Section 3.1 shall be applicable thereto (and such objected to title exceptions shall not be deemed to constitute Permitted Exceptions unless the same are accepted by Buyer pursuant to clause (x) of Section 3.1))), subject to Article 3 hereof.
“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.
“Personal Property” shall mean all tangible personal property that is in any way related to the Real Property and that Seller owns or possesses, including any such property that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, including all books, records and files of Seller relating to the Real Property, but excluding any tangible personal property of the tenants at the Property.
“Proceedings” shall have the meaning given in Section 11.13.
“Prohibited Person” shall have the meaning given in Section 7.1(c).
“Property” shall mean the Real Property; provided, that, for the avoidance of doubt, (i) the term “Property” does not include Personal Property or Intangible Property, and (ii) the conveyance of the Property to New Property Owner shall not constitute an assignment by Seller or an assumption by New Property Owner of any service contracts, leasing or property management agreements, maintenance contracts or similar agreements and contracts relating to the Real Property, which, in each case, shall remain the property of Seller.
“Purchase Price” shall have the meaning given in Article 2.
“RCRA” shall mean the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., as the same may be amended from time to time.
“Real Property” shall mean the fee interest in the Land, all Buildings, the Development Rights, Fixtures and any, to the extent constituting rights and privileges in real property, rights and privileges pertaining thereto, collectively. For the avoidance of doubt, the Real Property includes Seller’s ownership interest in adjoining roadways, alleyways, strips, gores and the like appurtenant to the real estate described above; all buildings, structures, Fixtures and improvements of every kind that are, as of the Effective Date (subject to the other express provisions of this Agreement), located on or permanently affixed to the Land or on the improvements that are located thereon, including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines appurtenant to such buildings and structures.
“REIT” shall have the meaning given in Section 11.19.
“Remove” with respect to any exception to title shall mean that Eldorado, at its sole cost, removes such title exception of record and/or causes the Title Company to omit the same from the Owner’s Title Policy at Closing; provided, however, that Eldorado shall only be permitted to cause the Title Company to omit from the Owner’s Title Policy (without removing the same of record) the following title exceptions: mechanics’ and materialman’s liens for work, the aggregate amount of which is no greater than Two Hundred Fifty Thousand Dollars ($250,000.00).7
“Required Removal Exceptions” shall mean, collectively, (i) all mortgages, deeds of trust, deeds to secure debt or other security documents recorded against or otherwise secured by the Property or any portion thereof and related UCC filings and assignment of leases and rents and other evidence of indebtedness secured by the Property; (ii) liens or other encumbrances or title matters intentionally created or consented to by Eldorado or its Affiliates after the Effective Date other than the Amended Non-CPLV Lease (but not including unrecorded mechanics’ or materialman’s liens, matters described in clause (i) of the definition of Permitted Exceptions, or any liens, encumbrances or other title matters created or approved in writing by Buyer or its Affiliates); and (iii) the following so long as they are (A) not Permitted Exceptions (excluding clause (j) of the definition of Permitted Exceptions), (B) not caused by the acts or omissions of Buyer, and (C) not consented to by Buyer: (1) judgments against Seller or New Property Owner; and (2) liens or other encumbrances or matters to the extent any of them shall be in a readily determined monetary amount (such liens or encumbrances, “Seller Monetary Liens”), but only (in the case of (iii)) if the cost to remove such liens or encumbrances does not exceed the Required Removal Threshold. [Notwithstanding anything to the contrary in this Agreement, in no event shall the Material Contracts or any obligations thereunder constitute Required Removal Exceptions.]8

7 NTD: Mechanic lien removal threshold for New Orleans and Atlantic City of $500k is acceptable.
8 NTD: Bracketed language to be deleted if the parties determine there are no Material Contracts.

“Required Removal Threshold” shall mean Twenty Million Dollars ($20,000,000.00).9
“Scheduled Closing Date” shall mean the date on which the Merger is consummated, subject to adjournment in accordance with the provisions of this Agreement.
“Seller” shall have the meaning given in the Recitals.
“Seller Monetary Liens” shall have the meaning given in the definition of “Required Removal Exceptions”.
“Seller Parties” shall mean Eldorado, Seller, New Property Owner (prior to Closing only), and any other Affiliate of Seller or Eldorado that is a party to a Closing Document.
“Survival Period” shall have the meaning given in Section 7.3(a).
“Tenant” shall mean any tenant of the Property under a Lease.
“Tenant’s Title Policy” shall mean one (1) or more ALTA leasehold owner’s title insurance policies in favor of Non-CPLV Lease Tenant issued by the Title Company in an aggregate amount determined by Eldorado in its reasonable discretion, insuring that leasehold title to the Real Property is vested in Non-CPLV Lease Tenant subject only to exceptions not caused by the acts of Buyer.
“Termination Date” shall have the meaning given in Section 8.1(a).
“Title Company” shall mean the collective reference to Chicago Title Insurance Company, Attn: Joe Benlevi, E-Mail: joe.benlevi@ctt.com, Tel: (212) 880-1304 and Fidelity National Title Insurance Company, Attn: Fred Glassman, E-Mail: fred.glassman@fnf.com, Tel: (212) 471-3703, as co-insurers.
“Transaction” shall mean the transactions contemplated by this Agreement.
“Update” shall have the meaning given in Section 3.1.
“VICI” shall mean VICI Properties L.P., a Delaware limited partnership (an Affiliate of Buyer).
“VICI REIT” shall mean VICI Properties Inc., a Maryland corporation.
SECTION 1.2.    Terms Generally. Definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to be references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. All references in this Agreement to “not to be unreasonably withheld” or correlative usage, mean “not to be unreasonably withheld, delayed or conditioned”. Any accounting term used but not defined

9 NTD: Required Removal Threshold for Atlantic City and New Orleans of $40 million is acceptable.

herein shall have the meaning assigned to it in accordance with GAAP. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” unless such phrase already appears. The word “or” is not exclusive and is synonymous with “and/or” unless it is preceded by the word “either”. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.
ARTICLE 2
SALE OF PROPERTY
Subject to and upon the terms and conditions of this Agreement and the Closing Documents, Eldorado agrees to cause Seller to sell and Buyer agrees to purchase all of the Membership Interests (as defined below) in New Property Owner, which New Property Owner will own the Property subject only to the Permitted Exceptions. In consideration therefor, Buyer shall pay to Eldorado an aggregate amount of Four Hundred Thirty Four Million Seven Hundred Fifty Thousand and No/100 Dollars ($434,750,000.00) (the “Purchase Price”). The Purchase Price shall be paid as set forth in this Article 2. For the avoidance of doubt, Eldorado is not causing Seller to sell to Buyer, Buyer is not acquiring from Seller, and New Property Owner shall not own, directly or indirectly, any Personal Property or Intangible Property.
SECTION 2.1.    Cash at Closing. On the Closing Date, Buyer shall deposit or cause to be deposited into escrow with the Escrow Agent an amount equal to the Purchase Price, plus or minus any closing costs as allocated in accordance with Section 5.2, in immediately available funds as more particularly set forth in Section 6.1. Such escrow shall be held and delivered by Escrow Agent in accordance with the provisions of such Section 6.1.
ARTICLE 3
TITLE MATTERS
SECTION 3.1.    Title Objections; Required Removal Exceptions. Buyer shall have the right to have title and survey updated (or to obtain new title commitments and surveys with respect to the Property, the cost of the same to be paid by Buyer), and shall provide to Eldorado any such updated or new title commitments or surveys (as applicable, an “Update”) that Buyer obtains promptly after Buyer’s receipt thereof. Buyer may, within five (5) Business Days after receiving an Update (but in all events on or before the then scheduled Closing Date), give Eldorado written notice (an “Objection Notice”) of any exception to title to the Property or survey matters in the Update that is not a Permitted Exception and to which Buyer objects (an “Objection”). Eldorado shall have no obligation to bring any action or proceeding, or to incur any expense or liability, to Remove an Objection (unless such Objection is a Required Removal Exception). If Eldorado elects to attempt to remedy any Objection, then Eldorado shall notify Buyer in writing within five (5) Business Days after Eldorado receives the Objection Notice, in which case Eldorado will endeavor to remedy such Objection, but Eldorado will have no liability to Buyer if Eldorado is unable or fails to remedy such Objection (unless such objection is a Required Removal Exception). If Eldorado elects not to remedy any Objection(s) which it may elect not to Remove, then Eldorado may so notify Buyer in writing within five (5) Business Days after Eldorado receives the Objection Notice referencing such Objection(s). If Buyer delivers an Objection Notice to Eldorado, and (a) Eldorado does not notify Buyer within such five (5) Business Day period that Eldorado will attempt to cure such Objection, (b) Eldorado notifies Buyer within such five (5) Business Day period that Eldorado will not attempt to cure such Objection, or (c) Eldorado is unable or fails to convey, or cause to be conveyed, title to the Property to New Property Owner in accordance with the provisions of this Agreement, then, Buyer shall have the right to elect, by written notice to Eldorado given not later than the fifth (5th) Business Day after (i) the receipt by Buyer of notice from Eldorado that Eldorado will not cure such Objection, (ii) the fifth (5th) Business Day after Eldorado received such Objection Notice if Eldorado did not within such five (5) Business Day period elect to cure such Objection, or (iii) the Closing if Eldorado is unable or fails to cause title to be conveyed in accordance with this Agreement), either (x) to accept such title as Eldorado is able to convey, or caused to be conveyed, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Eldorado (in which case the exception to which Buyer had raised an Objection and which Eldorado did not elect to cure shall be deemed to be a Permitted Exception) (but if such Objection is to a Seller Monetary Lien in excess of the Required Removal Threshold, Buyer shall have the right to accept such title as Eldorado is able to cause to be conveyed; and in such event such Seller Monetary Lien shall be Non-CPLV Lease Tenant’s responsibility as if such Seller Monetary Lien first arose during the term of the Amended Non-CPLV Lease), or (y) to terminate this Agreement. If Buyer delivers an Objection Notice to Eldorado, and Eldorado does not notify Buyer within such five (5) Business Day period that Eldorado will attempt to cure such Objection, then Eldorado shall be deemed to have elected not to remedy such Objection(s). If Eldorado timely notifies Buyer that Eldorado will attempt to cure such Objection(s) and despite Eldorado’s commercially reasonable efforts it has not cured such Objection(s) by the Scheduled Closing Date, the scheduled Closing shall be adjourned for up to sixty (60) days in the aggregate to permit such process to be completed, and if such process shall be ongoing as of 11:59 p.m. on the adjourned Scheduled Closing Date, then this Agreement will automatically terminate without either party having any liability other than obligations that, pursuant to the express terms hereof, survive termination hereof, unless Buyer agrees to accept such title as Eldorado is able to convey or cause to be conveyed, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Eldorado or Seller. For the avoidance of doubt, Eldorado’s failure to Remove or cause to be Removed any exception that is not a Required Removal Exception shall be neither a breach nor a default hereunder. If Buyer elects to terminate this Agreement pursuant to this Section 3.1, then this Agreement shall terminate and be deemed null, void and of no further force or effect (other than obligations that, pursuant to the express terms hereof, survive termination hereof). Notwithstanding anything to the contrary contained herein, Eldorado shall be required to Remove all Required Removal Exceptions at or prior to Closing, which for purposes of clarification shall not restrict Eldorado or Seller from entering into unrecorded Contracts that may remain in effect as of Closing pursuant to Section 8.1.
ARTICLE 4
ACCESS; AS-IS SALE
SECTION 4.1.    Due Diligence Period; Buyer’s Access to the Property.
(a)    On or prior to the Effective Date, Eldorado shall, subject to Section 11.21 hereof, use commercially reasonable efforts to cause Seller to deliver to Buyer the diligence materials described on Schedule 4.1(a) attached hereto (the “Initial Diligence Materials”). Subject to the final sentence of this Section 4.1(a), Buyer shall have a period from the Effective Date until 11:59 p.m. (Eastern Time) on the date that is ninety (90) days following the Effective Date (the “Due

Diligence Period”), to perform its due diligence review of the Property and all matters related thereto (as Buyer in its sole discretion determines) (including, without limitation, any engineering, environmental, title, survey, zoning, leasing, tax, financial, operational and legal compliance matters relating to the Property). Eldorado shall, subject to Section 11.21 hereof, use commercially reasonable efforts to cause Seller to use commercially reasonable efforts to provide to Buyer, promptly upon receipt of Buyer’s request therefor, any such information (in addition to the Initial Diligence Materials actually received by Buyer) as Buyer shall request (collectively, the “Additional Diligence Materials”). For the avoidance of doubt, Eldorado’s obligations under this Article 4 pertaining to requests for Initial Diligence Materials and Additional Diligence Materials relate solely to obtaining existing materials and information and in no event shall Eldorado be required to commission or create, or cause to be commissioned or created, any new studies, surveys, inspections or other diligence materials. If, during the Due Diligence Period, (i) Buyer identifies in writing to Eldorado any matter(s) or issue(s) pertaining to the Property which, in Buyer’s sole but good faith determination, if left unaddressed, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect and/or could adversely affect VICI REIT’s status as REIT, (ii) Eldorado shall fail to provide (or shall fail to cause Seller to provide) to Buyer reasonably promptly after Buyer’s request therefor, any Additional Diligence Materials and/or access to the Property to Buyer and Buyer’s consultants and representatives for Inspections (“Access”) and/or (iii) Eldorado shall fail to grant Buyer’s request for consent to perform physically invasive Inspections of the Property, Buyer shall have the right (as Buyer’s sole remedy (except as otherwise provided in Section 2.4 of the Master Transaction Agreement)) to terminate this Agreement by providing written notice of its exercise of such right to Eldorado prior to the expiration of the Due Diligence Period. Upon delivery of such notice, this Agreement shall automatically terminate and the parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. If Buyer does not terminate this Agreement pursuant to this Section 4.1(a), Buyer shall be deemed to have waived its rights to terminate this Agreement pursuant to this Section 4.1(a). Notwithstanding anything to the contrary, in the event that Eldorado shall fail to deliver to Buyer the Initial Diligence Materials and/or Additional Diligence Materials and/or provide Access within five (5) days of receipt by Eldorado of Buyer’s written request therefor (which request may be delivered by email) (regardless of whether or not Eldorado used commercially reasonable efforts to do so), the Due Diligence Period shall be extended, on a day for day basis, until such Initial Diligence Materials and/or Additional Diligence Materials, as applicable, are delivered (and/or written confirmation that such Initial Diligence Materials and/or Additional Diligence Materials, as applicable, or a specified subset thereof, do not exist) to Buyer and/or the requested Access is provided, as applicable.
(b)    During the period between the Effective Date and the Closing Date, (i) Buyer, at its cost, may conduct such surveys and testing, investigations and inspections of the Property (collectively “Inspections”) as Buyer elects in its sole discretion and (ii) Eldorado shall, subject to Section 11.21 hereof, use commercially reasonable efforts to cause Seller to provide, at reasonable times during normal business hours, reasonable access to the Property to Buyer and Buyer’s consultants and other representatives for such purpose; provided that Buyer, without Eldorado’s consent (in its sole discretion) shall not be entitled to perform physically invasive Inspections. Buyer’s right to perform the Inspections shall be subject to and will not unreasonably interfere with or disturb the rights of Seller, tenants, guests and customers at the Property and the Inspections shall not unreasonably interfere with the Seller’s business operations. Buyer and its agents, contractors and consultants shall comply with Eldorado’s and Seller’s reasonable requests with respect to the Inspections to minimize such interference. Buyer will cause each of Buyer’s consultants that will be performing such Inspections (other than purely visual inspections) to provide to Eldorado (as a condition to performing such Inspections) proof of commercial general liability insurance on an occurrence form with limits of not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) aggregate limit bodily injury, death and property damage per occurrence.
(c)    Buyer hereby agrees to indemnify and hold harmless Eldorado, Seller and their respective Affiliates from and against any loss that Eldorado, Seller or any of their respective Affiliates shall incur as the result of the acts of Buyer or Buyer's representatives or consultants in conducting physical diligence with respect to the Property, or, in the case of physical damage to the Property resulting from such physical diligence, for the reasonable cost of repairing or restoring the Property to substantially its condition immediately prior to such damage (unless Buyer promptly shall cause such damage to be repaired or restored); provided, however, (i) the foregoing indemnity and agreement to hold Eldorado, Seller and their respective Affiliates harmless shall not apply to, and Buyer shall not be liable or responsible for, (A) the discovery of any fact or circumstance not caused by Buyer or its representatives or consultants (except to the extent Buyer exacerbates such fact or circumstance), (B) any pre-existing condition (except to the extent Buyer exacerbates such pre-existing condition), or (C) the negligence or willful misconduct of Eldorado, Seller, any of their respective Affiliates or any of their respective agents, employees, consultants or representatives, and (ii) in no event shall Buyer be liable for any consequential, punitive or special damages; provided that, for the avoidance of doubt, such waiver of consequential, punitive and special damages shall not be deemed a waiver of damages that Eldorado, Seller or any of their respective Affiliates is required to pay to a third party in respect of consequential, punitive or special damages.
SECTION 4.2.    As-Is Provision. Buyer acknowledges and agrees that:
(a)    SUBJECT TO THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF ELDORADO SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY ELDORADO, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES TO BUYER AT CLOSING, BUYER AGREES THAT UNLESS BUYER TERMINATES THIS AGREEMENT PURSUANT TO SECTION 4.1(a) OR ARTICLE 11: (i) BUYER SHALL ACCEPT THE MEMBERSHIP INTERESTS AND THE PROPERTY IN THEIR PRESENT STATE AND CONDITION AND “AS-IS WITH ALL FAULTS”; (ii) NEITHER ELDORADO NOR SELLER SHALL BE OBLIGATED TO DO ANY RESTORATION, REPAIRS OR OTHER WORK OF ANY KIND OR NATURE WHATSOEVER ON OR AFFECTING THE PROPERTY AND, SPECIFICALLY, BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THE AMENDED NON-CPLV LEASE, NEITHER ELDORADO NOR SELLER SHALL BE RESPONSIBLE FOR ANY WORK ON OR IMPROVEMENT OF THE PROPERTY NECESSARY (x) TO CAUSE THE PROPERTY TO MEET ANY APPLICABLE HAZARDOUS WASTE LAWS, (y) TO REPAIR, RETROFIT OR SUPPORT ANY PORTION OF THE IMPROVEMENTS DUE TO THE SEISMIC OR STRUCTURAL INTEGRITY (OR ANY DEFICIENCIES THEREIN) OF THE IMPROVEMENTS, OR (z) TO CURE ANY VIOLATIONS; AND (iii) NO PATENT OR LATENT CONDITION AFFECTING THE PROPERTY IN ANY WAY, WHETHER OR NOT KNOWN OR

DISCOVERABLE OR DISCOVERED AFTER THE CLOSING DATE, SHALL AFFECT BUYER’S OBLIGATION TO PURCHASE THE PROPERTY OR TO PERFORM ANY OTHER ACT OTHERWISE TO BE PERFORMED BY BUYER UNDER THIS AGREEMENT, NOR SHALL ANY SUCH CONDITION GIVE RISE TO ANY ACTION, PROCEEDING, CLAIM OR RIGHT OF DAMAGE OR RESCISSION AGAINST ELDORADO OR SELLER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT.
(b)    BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY ELDORADO, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES TO BUYER AT CLOSING, NEITHER ELDORADO, SELLER, NOR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF ITS OR THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS OPERATIONS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (I) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE (PRESENT OR PROPOSED), OCCUPANCY OR OPERATION OF THE PROPERTY, (II) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS OPERATIONS, (III) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS OPERATIONS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (IV) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN ANY DOCUMENTATION OR OTHER INFORMATION PROVIDED TO BUYER WHICH WERE PREPARED FOR OR ON BEHALF OF ELDORADO, SELLER, OR ANY OF THEIR RESPECTIVE AFFILIATES OR (V) ANY OTHER MATTER RELATING TO ELDORADO, SELLER, ANY OF THEIR RESPECTIVE AFFILIATES, THE PROPERTY OR THE BUSINESS.
ARTICLE 5
NO ADJUSTMENTS OR PRORATIONS; CLOSING COSTS
SECTION 5.1.    No Adjustments or Prorations of Income or Expenses. Because Non-CPLV Lease Landlord, as landlord, and Seller, as one of the entities comprising Non-CPLV Lease Tenant, as tenant, will enter into the Non-CPLV Lease Amendment on the Closing Date, as between Eldorado and Buyer there will be no adjustment or proration of income or expenses relating to the Property.
SECTION 5.2.    Closing Costs. Closing costs shall be allocated between Buyer and Eldorado as follows:

(a)    Buyer shall pay the following closing costs:
(i)    all premiums and charges of the Title Company for the Owner’s Title Policy (other than in respect of a non-imputation endorsement, as set forth in subsection (iii) below);
(ii)    the cost of any surveys of the Property obtained by Buyer, and any updates thereto;
(iii)    fifty percent (50%) of (A) the cost of any non-imputation endorsement obtained by Buyer in connection with the Transaction and (B) any escrow charges imposed by the Escrow Agent and/or Title Company in connection with the Closing; and
(iv)    all fees due its attorneys and all costs of Buyer’s due diligence, including fees due its consultants.
(b)    Eldorado shall pay the following closing costs:
(i)    all fees due its attorneys;
(ii)    all costs incurred by Eldorado, Seller or their respective Affiliates in connection with the Removal of any Required Removal Exceptions or other title exceptions that Eldorado elects or is required to remove;
(iii)    all costs to issue Tenant’s Title Policy;
(iv)    all fees associated with recording the Non-CPLV Memorandum of Lease; and
(v)     fifty percent (50%) of (A) the cost of any non-imputation endorsement obtained by Buyer in connection with the Transaction and (B) any escrow charges imposed by the Escrow Agent and/or Title Company in connection with the Closing.
(c)    Survival. The provisions of this Section 5.2 shall survive Closing and not be merged therein.
ARTICLE 6
CLOSING
SECTION 6.1.    Closing Mechanics.
(a)    The parties shall conduct an escrow Closing through the Escrow Agent as escrowee so that it will not be necessary for any party to attend Closing. The escrow Closing shall be conducted in accordance with an escrow arrangement, and pursuant to an escrow agreement, reasonably acceptable to Eldorado, Buyer and the Escrow Agent (the “Escrow Arrangement”). The Closing shall occur on the Scheduled Closing Date in accordance with the provisions of Section 6.1(b) hereof, subject to the right of either party to adjourn Closing one or more times (but not beyond the Outside Date) if necessary to satisfy the closing conditions set forth in Section 6.4 and Section 6.5 hereof.

(b)    On the Scheduled Closing Date, provided (1) all conditions precedent to Eldorado’s obligations hereunder have been satisfied (or waived) in accordance with Section 6.5, and (2) all conditions precedent to Buyer’s obligations hereunder have been satisfied (or waived) in accordance with Section 6.4, then as initial actions on the Closing Date, Eldorado shall cause (x) Seller to cause New Property Owner to be formed and then convey the Property to New Property Owner pursuant to the Deed, and (y) New Property Owner and Seller to enter into the [Lease [and Easement] Assignment and Acceptance Agreement] ((x) and (y), collectively, the “Initial Step”). After the consummation of the Initial Step, (i) Eldorado shall cause Seller to assign and transfer all of the Membership Interests to Buyer, (ii) [Buyer shall cause New Property Owner and Eldorado shall cause Seller (as one of the entities comprising Non-CPLV Lease Tenant) to enter into the [Lease Assignment and Assumption Agreement], (iii)] Buyer shall pay the Purchase Price (plus or minus any closing costs in accordance with Section 5.2) to [Seller]10, in each case, in accordance with the Escrow Arrangement, and (iv) the applicable Buyer Parties will, and Eldorado shall cause the applicable Seller Parties to, execute and deliver the other documents and materials as required under this Agreement, including Sections 6.2 and 6.3. Notwithstanding anything to the contrary contained herein, it is expressly agreed to by Eldorado and Buyer that TIME IS OF THE ESSENCE with respect to Eldorado’s and Buyer’s respective obligations to consummate the Transaction on the Scheduled Closing Date. Notwithstanding the foregoing, in the event that it is not feasible for reasons beyond the parties’ control for the parties to complete all of the steps set forth in this Section 6.1(b) on the Scheduled Closing Date, and such failure is not the result of a default by either party to comply with its obligations under the terms of this Agreement, then neither party shall be in default under this Agreement, this Agreement shall remain in full force and effect, and the Closing shall occur on the subsequent Business Day, which shall be deemed the Scheduled Closing Date.
(c)    The items to be delivered by each Seller Party or each Buyer Party in accordance with the terms of Sections 6.2 or 6.3 shall be delivered to Escrow Agent at least one (1) Business Day prior to the Closing Date (other than the deliverable described in Section 6.2(c), which shall be delivered on the Closing Date).
SECTION 6.2.    Eldorado’s Closing Deliveries. On the Closing Date, Eldorado shall execute and deliver (or cause to be executed and delivered by the applicable Seller Parties or their respective Affiliates), and have acknowledged, as applicable, the following documents and make such payments as specified below (it being understood and agreed that the documents referenced in subsections 6.2(a) and 6.2(b) shall be executed, delivered and acknowledged (and, in the case of the Deed, be recorded in the Clark County Real Estate Records) prior to the other actions to be taken on the Closing Date (with original fully executed counterparts thereof (other than the Deed) delivered to Buyer promptly after the Closing Date) and the other documents, materials and payments shall be executed, delivered, acknowledged and paid, as applicable, on the Closing Date):
(a)    Deed. A deed for the Property in the form of Exhibit E attached hereto (the “Deed”), and the State of Nevada Declaration of Value, executed, acknowledged and delivered by Seller and New Property Owner, as applicable, conveying the Property to New Property Owner.

10 NTD: Proceeds will be paid to the Paying Agent under the Merger Agreement with Caesars to the extent Closing hereunder is simultaneous with the closing under the Master Transaction Agreement/Merger Agreement.

(b)    [Lease [and Easement] Assignment and Acceptance Agreement. An assignment and acceptance of the Leases in the form of Exhibit J attached hereto (the “Lease [and Easement] Assignment and Acceptance Agreement”), executed and delivered by Seller and New Property Owner, pursuant to which Seller assigns all of its interest in the Leases to New Property Owner and New Property Owner accepts such assignment.]
(c)    Evidence of Deed Recordation Etc. Reasonable evidence of the formation of New Property Owner in Delaware, that New Property Owner is qualified to do business and is in good standing in the State of Nevada, and that the Deed was duly recorded in the Clark County Real Estate Records.
(d)    Membership Interest Assignment and Assumption Agreement. An assignment and assumption agreement with respect to all of the membership interests in New Property Owner (the “Membership Interests”) in the form of Exhibit F attached hereto (the “Membership Interest Assignment and Assumption Agreement”), executed and delivered by Seller, pursuant to which Seller assigns and transfers all such Membership Interests to Buyer.
(e)    Non-CPLV Memorandum of Lease. A memorandum of lease for the Amended Non-CPLV Lease as it relates to the Property in the form of Exhibit G attached hereto (the “Non-CPLV Memorandum of Lease”), executed, acknowledged and delivered by Non-CPLV Lease Tenant.
(f)    [Lease Assignment and Assumption Agreement. The Lease Assignment and Assumption Agreement, executed and delivered by Seller (as one of the entities comprising Non-CPLV Lease Tenant).]
(g)    Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit H attached hereto, in compliance with Treasury Regulations Section 1.1445-2(b)(2) (the “FIRPTA Affidavit”), executed and delivered by Seller.
(h)    Evidence of Authority. Delivery by Eldorado of documentation to establish to Buyer’s and the Title Company’s reasonable satisfaction the due authorization of Eldorado’s and each of the other Seller Parties’ consummation of the Transaction, including Eldorado’s execution of this Agreement and Eldorado’s and each of the other Seller Parties’ execution of the Closing Documents required to be delivered by each such party.
(i)    Title Affidavit, Non-Imputation Affidavit and Related Documents. An owner’s affidavit in the form of Exhibit I-1 attached hereto, a non-imputation affidavit in the form of Exhibit I-2 attached hereto, and such other documents, certificates, indemnities and affidavits as may be otherwise agreed upon by Eldorado and Buyer in each of their reasonable discretions and/or reasonably and customarily required by the Title Company to consummate the Transaction, executed and delivered by Seller and New Property Owner, as applicable.
(j)    Eldorado Costs. Eldorado shall cause costs required to be paid by Eldorado under the provisions of this Agreement to be debited against the proceeds to Seller on the Title Company’s settlement statement.

(k)    Updated List of Leases [and Material Contracts]. Updates of Schedule 7.2(i) [and Schedule 7.2(j)] attached hereto as of the Closing Date.
(l)    Certificate of Representations and Warranties. A certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit K, executed and delivered by Eldorado, stating that Eldorado’s Warranties contained in Section 7.2 hereof (as the same may be modified pursuant to Section 7.3(e), if applicable) are true, correct and complete in all material respects as of the Closing Date, except to the extent that they expressly relate to an earlier date.
(m)    Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Eldorado and Buyer in each of their reasonable discretion to consummate the Transaction.
SECTION 6.3.    Buyer’s Closing Deliveries. On the Closing Date, Buyer shall execute and deliver (or cause to be executed and delivered by the applicable Buyer Parties or their respective Affiliates), and have acknowledged, as applicable, the following documents as specified below:
(a)    Purchase Price. The Purchase Price (plus or minus the closing costs in accordance with Article 5), plus any other amounts required to be paid by Buyer at Closing hereunder.
(b)    Membership Interest Assignment and Assumption Agreement. The Membership Interest Assignment and Assumption Agreement, executed and delivered by Buyer.
(c)    Non-CPLV Memorandum of Lease. The Non-CPLV Memorandum of Lease, executed, acknowledged and delivered by Non-CPLV Lease Landlord.
(d)    [Lease Assignment and Assumption Agreement. The Lease Assignment and Assumption Agreement, executed and delivered by New Property Owner.]
(e)    Evidence of Authority. Delivery by Buyer of documentation to establish to Eldorado’s and the Title Company’s reasonable satisfaction the due authorization of Buyer’s and each of the other Buyer Parties’ consummation of the Transaction, including Buyer’s execution of this Agreement and Buyer’s and each of the other Buyer Parties’ execution of the Closing Documents required to be delivered by each such party.
(f)    Certificate of Representations and Warranties. A certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit L, executed and delivered by Buyer, stating that the representations and warranties of Buyer contained in Section 7.1 hereof are true, correct and complete in all material respects as of the Closing Date.
(g)    Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Eldorado and Buyer in each of their reasonable discretions to consummate the Transaction.
SECTION 6.4.    Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on the satisfaction or waiver of all of the following on or prior to the Closing Date:

(a)    Representations True. All Eldorado’s Warranties (as may be modified pursuant to Section 7.3(e), if applicable) shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, in each case without giving effect to any qualifications as to “Eldorado’s Knowledge” (but giving effect to any qualifications as to the “Knowledge of Eldorado”) set forth in Eldorado’s Warranties.
(b)    Deed; Title Condition. The Deed shall have been duly recorded in the Clark County Real Estate Records, the New Property Owner shall own fee simple title (other than with respect to appurtenant interests constituting Real Property in which Seller does not hold fee simple title) to the Real Property, title to the Real Property shall be as provided in Section 3.1 and, assuming Buyer pays the premium in respect thereof, the Title Company shall be irrevocably committed to issue the Owner’s Title Policy to New Property Owner.
(c)    Eldorado’s Deliveries Complete. Each Seller Party shall have executed and delivered, and have acknowledged, as applicable, all of the documents and other items required pursuant to Section 6.2 to which it is a party and shall have performed all other material obligations to be performed by such Seller Party on or prior to the Closing Date.
(d)    No Legal Impediment. There shall not be in effect any law, or any injunction or order of any governmental or judicial authority of competent jurisdiction prohibiting, restraining, enjoining or otherwise preventing the consummation of the Transaction.
(e)    No Bankruptcy. A petition shall not have been filed by or against Eldorado, Seller or New Property Owner under the Federal Bankruptcy Code or any similar Laws.
(f)    Merger Agreement. The conditions to closing under the Merger Agreement have been satisfied or waived and the transactions contemplated by the Merger Agreement are consummated concurrently with or prior to the Closing hereunder.
(g)    Master Transaction Agreement. The Closing (as defined in the Master Transaction Agreement) has occurred. For the avoidance of doubt, but subject to the provisions of [Section 2.1(b)(i)(4)] of the Master Transaction Agreement, it is not a condition to the Closing hereunder that the closings under the Subject Property PSA (Atlantic City) and the Subject Property PSA (New Orleans) (each as defined in the Master Transaction Agreement)) be consummated concurrently with or prior to the Closing hereunder.
(h)    Governmental Approvals. All Governmental Approvals from all applicable Gaming Authorities and all other material Governmental Approvals necessary to consummate the transactions contemplated herein shall have been satisfied or obtained by Buyer, Seller and Eldorado and/or their respective Affiliates, as applicable, in accordance with this Agreement and the final documentation to be entered into in connection therewith shall have been received by Buyer.
SECTION 6.5.    Conditions to Eldorado’s Obligations. Eldorado’s obligation to close the Transaction is conditioned on the satisfaction or waiver of all of the following on or prior to the Closing Date:
(a)    Representations True. All Buyer’s Warranties shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of each such date.

(b)    Buyer’s Deliveries Complete. Buyer shall have timely delivered the funds required hereunder and each Buyer Party shall have executed and delivered, and have acknowledged, as applicable, all of the documents and other items required pursuant to Section 6.3 to which it is a party, and shall have performed all other material obligations to be performed by such Buyer Party on or prior to the Closing Date.
(c)    No Legal Impediment. There shall not be in effect any law, or any injunction or order of any governmental or judicial authority of competent jurisdiction prohibiting, restraining, enjoining or otherwise preventing the consummation of the Transaction.
(d)    Governmental Approvals. All Governmental Approvals from all applicable Gaming Authorities and all other material Governmental Approvals necessary to consummate the transactions contemplated herein shall have been satisfied or obtained by Buyer, Seller and Eldorado and/or their respective Affiliates, as applicable, in accordance with this Agreement and the final documentation to be entered into in connection therewith shall have been received by Eldorado.
(e)    Merger Agreement. The conditions to closing under the Merger Agreement have been satisfied or waived and the transactions contemplated by the Merger Agreement are consummated concurrently with or prior to the Closing hereunder.
(f)    Master Transaction Agreement. The Closing (as defined in the Master Transaction Agreement) has occurred. For the avoidance of doubt, but subject to the provisions of [Section 2.1(b)(i)(4)] of the Master Transaction Agreement, it is not a condition to the Closing hereunder that the closings under the Subject Property PSA (Atlantic City) and the Subject Property PSA (New Orleans) (each as defined in the Master Transaction Agreement)) be consummated concurrently with or prior to the Closing hereunder.
(g)    Non-CPLV Memorandum of Lease / Tenant’s Title Policy. The Non-CPLV Memorandum of Lease shall have been submitted for recording in the Clark County Real Estate Records and, assuming that Eldorado pays the premium in respect thereof, the Title Company shall be irrevocably committed to issue the Tenant’s Title Policy to Non-CPLV Lease Tenant.
SECTION 6.6.    Failure of Conditions Precedent. In the event any of the conditions set forth in this Article 6 are neither waived nor satisfied as of the Scheduled Closing Date (subject to the adjournment rights set forth in Section 6.1(a) hereof) and the provisions of Article 9 hereof do not apply, Eldorado or Buyer (as applicable), so long as such party is not in default of its obligations to consummate the Closing as and when required under this Agreement, may terminate this Agreement by notice to the other party, and thereafter, neither party shall have any further rights or obligations hereunder except for obligations which expressly survive termination of this Agreement. If the Closing does not occur on or before [____], 20[__]11 (the “Outside Date”) this Agreement shall automatically terminate, other than those terms that, pursuant to the express terms hereof, survive termination hereof. Eldorado and Buyer each hereby covenant and agree to use

11 NTD: To be 18 months following the Effective Date for Laughlin and Atlantic City, and 30 months following the Effective Date for New Orleans.

commercially reasonable efforts to cause the conditions to Closing set forth in this Agreement to be satisfied, and to proceed to Closing hereunder, in an expeditious manner.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES

SECTION 7.1.    Buyer’s Representations. Buyer represents and warrants to Eldorado as of the Effective Date and as of the Closing Date, as follows:
(a)    Buyer’s Authorization; Non-Contravention. Buyer and each of its Affiliates that is executing any Closing Document, as applicable, (i) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (ii) is authorized to execute this Agreement and consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Buyer and its Affiliates, as applicable, and such instruments, obligations and actions are valid and legally binding upon Buyer and its Affiliates, as applicable, enforceable in accordance with their respective terms. Except as set forth in Section 7.3(d), the execution and delivery of this Agreement and all Closing Documents to be executed by Buyer and its Affiliates, as applicable, and the performance of the obligations of Buyer and its Affiliates, as applicable, hereunder or thereunder will not (w) result in the violation of any Laws, or any provision of Buyer’s or its Affiliates’, as applicable, organizational documents, (x) conflict with any order of any court or governmental instrumentality binding upon Buyer, (y) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Buyer or its Affiliates, as applicable, is bound, except to the extent that such conflict, inconsistency or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect, or (z) subject to Section 7.3(d) hereof and VICI obtaining and consummating either (i) the Lender Consent (as defined in the Master Transaction Agreement) or the CPLV Loan Payoff (as defined in the Master Transaction Agreement), require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained or will be obtained on or prior to the Closing Date.
(b)    Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar Laws.
(c)    OFAC; Patriot Act. Buyer hereby represents and warrants to Eldorado that neither Buyer, nor to its knowledge, any persons or entities holding any Controlling legal or beneficial interest whatsoever in it (expressly excluding any direct or indirect shareholders of VICI Properties Inc.), are, (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Buyer hereby represents and warrants to Eldorado that no funds tendered to Eldorado under the terms of this Agreement are or will be directly or indirectly derived from activities (expressly excluding any activities of any direct or indirect shareholders of VICI Properties

Inc.) that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. Buyer will not knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the Property.
SECTION 7.2.    Eldorado’s Representations. Eldorado represents and warrants to Buyer, as of the Effective Date and as of the Closing Date (provided that the representations and warranties made with respect to Seller and its Affiliates shall be made only as of the Closing Date after consummation of the Closing (as defined in the Merger Agreement)) as set forth below, as follows:
(a)    Eldorado’s Authorization; Non-Contravention. Eldorado, Seller and each of their respective Affiliates that is executing any Closing Document, as applicable, (i) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (ii) is authorized to execute this Agreement and, upon consummation of the Merger, consummate the Transaction, and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Eldorado, Seller and each of their respective Affiliates, as applicable, and such instruments, obligations and actions are valid and legally binding upon Eldorado, Seller and each of their respective Affiliates, as applicable, enforceable in accordance with their respective terms. Except as set forth in Section 7.3(d), the execution and delivery of this Agreement and all Closing Documents to be executed by Eldorado, Seller and each of their respective Affiliates, as applicable, and the performance of the obligations of Eldorado, Seller and each of their respective Affiliates, as applicable, hereunder or thereunder will not (including, after giving effect to the consummation of the Merger) (w) result in the violation of any Laws, or any provision of Eldorado’s, Seller’s or their respective Affiliates’, as applicable, organizational documents, (x) conflict with any order of any court or governmental instrumentality binding upon Eldorado or Seller or their respective Affiliates, (y)  subject to Section 7.3(d) hereof, conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Eldorado, Seller and each of their respective Affiliates, as applicable, is bound, except to the extent that such conflict, inconsistency or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect, or (z) subject to Section 7.3(d) hereof, require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained or will be obtained on or prior to the Closing Date.
(b)    New Property Owner’s Authorization; Non-Contravention. After the formation of the New Property Owner as part of the Initial Step, (i) New Property Owner shall be duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (ii) upon consummation of the Merger, New Property Owner shall be authorized to consummate the Transaction, and fulfill all of its obligations hereunder and under all Closing Documents to be executed by New Property Owner and such instruments, obligations and actions shall be valid and legally binding upon New Property Owner, enforceable in accordance with their respective terms. After the formation of the New Property Owner, the execution and delivery of all Closing Documents to be executed by New Property Owner and the performance of the obligations of New Property Owner thereunder shall not (including, after giving effect to the consummation of the Merger) (w) result in the violation of any Laws, or any provision of New Property Owner’s organizational documents, (x) conflict with any order of any court or governmental instrumentality binding upon

New Property Owner, (y) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which New Property Owner is bound, except to the extent that such conflict, inconsistency or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect, or (z) require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained or will be obtained on or prior to the Closing Date.
(c)    Bankruptcy. No petition has been filed by Eldorado or, to Eldorado’s Knowledge, Seller, nor has Eldorado or, to Eldorado’s Knowledge, Seller, received written notice of any petition filed against Eldorado or Seller under the Federal Bankruptcy Code or any similar Laws. As of the Closing Date, no petition has been filed by New Property Owner under the Federal Bankruptcy Code or any similar Laws.
(d)    OFAC; Patriot Act. Eldorado hereby represents and warrants to Buyer that neither Eldorado, nor, to Eldorado’s Knowledge, Seller, nor to the Knowledge of Eldorado, any persons or entities holding any Controlling legal or beneficial interest whatsoever in any of the foregoing (expressly excluding any direct or indirect shareholders of Eldorado or CEC), are Prohibited Persons. Eldorado hereby represents and warrants to Buyer that no funds tendered to Buyer under the terms of this Agreement are or will be directly or indirectly derived from activities (expressly excluding any activities of any direct or indirect shareholders of Eldorado or CEC) that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. Eldorado will not knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the Property.
(e)    Environmental Laws. Except as disclosed in the Environmental Reports, to Eldorado’s Knowledge, Seller has complied and Seller and the Property are now complying with all Environmental Laws (as defined in the Original Non-CPLV Lease), except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
(f)    Real Property. To Eldorado’s Knowledge, the Real Property comprises all of the real property used in the operation of the property commonly known as “Harrah’s Laughlin Hotel and Casino”.
(g)    Litigation. Except as set forth in Schedule 7.2(g) with respect to certain litigation against Seller, which litigation does not affect the Property or New Property Owner, to Eldorado’s Knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding that is pending or, to the Knowledge of Eldorado, threatened in writing, against Eldorado, Seller, New Property Owner, the Property or the Membership Interests that would reasonably be expected to cause a Material Adverse Effect.
(h)    Compliance with Laws. Subject to the provisions of Section 7.2(e) with respect to Environmental Laws, to Eldorado’s Knowledge, the Property, and Seller’s operations at the Property, are in compliance with all applicable Laws, except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
(i)    Leases. To Eldorado’s Knowledge, (i) the Leases which demise space at the Property are listed on Schedule 7.2(i), which is true, accurate and complete in all material respects as of the date set forth thereon, and except as set forth thereon, such Leases have not been amended or modified, (ii) to the Knowledge of Eldorado, there is no material default under any such Lease except as set forth in Section 7.3(d), and (iii) there are no separate agreements between Seller and any party to any Lease with respect to the use or occupancy of the Property other than as specified on Schedule 7.2(i). Such Schedule shall be appropriately adjusted to reflect leasing matters in accordance with Section 7.3(e) hereof. To Eldorado’s Knowledge, Eldorado has furnished or made available to Buyer true, correct and complete copies of all Leases, in all material respects, all of which are, to Eldorado’s Knowledge, in full force and effect. The parties agree that any Leases added to Schedule 7.2(i) after the Effective Date in accordance with Section 7.3(e) shall be automatically deemed to be added to Schedule 4 of the Amended Non-CPLV Lease as a Specified Sublease (as defined in the Amended Non-CPLV Lease).
(j)    [Contracts. Except as set forth on Schedule 7.2(j), to Eldorado’s Knowledge (a) the Material Contracts have not been amended or modified, (b) no other contracts or agreements exist between Seller or Seller’s Affiliates that relate to the matters described in the Material Contracts, and (c) to the Knowledge of Eldorado, there is no (i) material default by Seller or any of Seller’s Affiliates under any Material Contract, and (ii) material default by any other party under any Material Contract, in the case of each of clause (i) and (ii), that would have a Material Adverse Effect. To Eldorado’s Knowledge, Eldorado has furnished to Buyer true, correct and complete copies of all Material Contracts, all of which are in full force and effect. To Eldorado’s Knowledge, Seller (or Seller’s Affiliates, if applicable) is not in default under any of its (or its Affiliates, if applicable) payment obligations under any Material Contract.]12
(k)    Union Agreement; Employees. As of the Closing Date, (a) neither New Property Owner nor Seller has any employees, (b) neither Seller nor any Affiliate thereof has any employees who will have any right to employment by or, to the Knowledge of Eldorado, claim against Buyer, (c) neither Seller nor any affiliate thereof is a party to or bound by any collective bargaining agreement or other agreement with any labor organization that gives rise to any claims against Buyer and (d) there are no outstanding claims against Seller under any collective bargaining agreement or other agreement with a labor organization to which Seller is a party which relates to the Property.
(l)    Taxes. To Eldorado’s Knowledge, Seller has timely filed with the appropriate taxing authorities all tax returns that it has been required to file with respect to New Property Owner or the Property. To Eldorado’s Knowledge, (i) all such tax returns are true, correct, and complete in all material respects, and (ii) all taxes (including any interest or penalties thereon) owed by Seller or New Property Owner with respect to the Property have been paid prior to delinquency.
(m)    Financial Information. To Eldorado’s Knowledge, the financial information attached as Exhibit [_] hereto (the “Financial Information”) (other than projections with respect to future periods included therein) (i) was derived from the books and records of Harrah’s Laughlin, LLC and has been prepared, or derived from information prepared on a basis consistent with prior periods, and (ii) fairly presents in all material respects the results of operations of Harrah’s Laughlin, LLC and the Property as of their respective dates and for the respective periods presented, subject to the

12 NTD: To be included only if any Material Contracts are identified.

absence of footnotes and normal year-end adjustments. The term “Financial Information” shall be deemed to include any quarterly or annual financial statements issued by Harrah’s Laughlin, LLC in the ordinary course of business between the date of this Agreement and Closing, and upon Buyer’s request, Eldorado shall, subject to Section 11.21 hereof, use commercially reasonable efforts to cause Harrah’s Laughlin, LLC to provide copies of any such financial statements to Buyer. To Eldorado’s Knowledge, since December 31, 2018, there has been no material adverse change in the condition of the Property or in the property, business, operations or financial condition of Harrah’s Laughlin, LLC. To Eldorado’s Knowledge, the projections contained in the Financial Information were prepared by Harrah’s Laughlin, LLC based on assumptions that are to the Knowledge of Eldorado reasonable and customary.
(n)    ERISA. Neither Eldorado nor, to Eldorado’s Knowledge, Seller nor New Property Owner is, and neither Eldorado, New Property Owner, nor, to Eldorado’s Knowledge, Seller, is acting on behalf of (i) an “employee benefit plan” as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code, or (iii) an entity deemed to hold “plan asset” of any of the foregoing within the meaning of 29 C.F.R. Section 2510.3 101, as modified by Section 3(42) of ERISA. None of the transactions contemplated by this Agreement are in violation of any state statutes applicable to Eldorado or, to Eldorado’s Knowledge, Seller or New Property Owner regulating investments of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.
(o)    Condemnation. To Eldorado’s Knowledge, (i) no condemnation or eminent domain proceeding in which Seller has received written notice is pending with respect to the Property, and (ii) to the Knowledge of Eldorado, no such proceeding is threatened, or contemplated, in writing.
(p)    Membership Interests. As of the Closing Date, (i) immediately prior to assignment thereof to Buyer, Seller is the lawful owner of the Membership Interests, free and clear of all Liens; (ii) the Membership Interests constitute all of the membership interests of New Property Owner; (iii) Seller is the sole member of New Property Owner; (iv) New Property Owner has no manager (other than New Property Owner); (v) the Membership Interests have been duly authorized and validly issued and have not been issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any other rights; (vi) Seller will transfer good, valid and marketable title to the Membership Interests to Buyer, free and clear of all Liens; and (vii) Eldorado has furnished to Buyer true, correct and complete copies of the certificate of formation and operating agreement of New Property Owner.
(q)    New Property Owner. As of the Closing Date, (i) New Property Owner was created solely for the purpose of, and has not engaged in any activity or business other than, owning the Property; (ii) the only asset of New Property Owner is the Property (and, for the avoidance of doubt, New Property Owner has no direct or indirect subsidiaries and does not own any interests in any other entity); and (iii) New Property Owner has no liabilities (contingent or otherwise) other than its liabilities that arise solely as a result of New Property Owner’s ownership of the Property, in its capacity as owner thereof (such as real estate taxes).

SECTION 7.3.    General Provisions.
(a)    Survival of Eldorado’s Warranties and Buyer’s Warranties. Eldorado’s Warranties and Buyer’s Warranties (without giving effect to any qualifications as to “Eldorado’s Knowledge” (but giving effect to any qualifications as to the “Knowledge of Eldorado”) set forth in Eldorado’s Warranties) shall survive Closing and not be merged therein for a period of two hundred seventy (270) days (such period, the “Survival Period”); provided that (i) Eldorado’s NPO Warranties shall survive Closing without limitation of time, and (ii) the Survival Period will be extended for so long as any claim of breach of any such representation or warranty, notice of which was provided to Seller or Buyer, as applicable, within the period of two hundred seventy (270) days referenced above, shall be outstanding.
(b)    Post-Closing Breaches. Notwithstanding anything in Section 9.2 to the contrary, and subject to the provisions of Section 7.3(a) and Section 7.3(f), from and after the Closing, Eldorado’s aggregate liability to Buyer with respect to any and all breaches of Eldorado’s Warranties set forth in this Agreement (other than Eldorado’s NPO Warranties), shall not exceed five percent (5%) of the Purchase Price and Buyer hereby waives any damages, costs and expenses in respect of such breaches in excess of said amount.
(c)    Survival. The provisions of this Section 7.3 shall survive Closing (and not be merged therein) or any earlier termination of this Agreement.
(d)    Exceptions to Representations and Warranties. Notwithstanding anything to the contrary in this Agreement, (a)(i) Eldorado and Buyer agree and acknowledge that certain Governmental Approvals, may be required to consummate the Transactions, (ii) Eldorado and Buyer shall cooperate with each other in accordance with the provisions of Section 8.5 hereof and (iii) so long as a party complies with its obligations under Section 8.5, the failure to obtain such Governmental Approvals shall not be a default by such party under this Agreement or a breach of such party’s respective representations or warranties.
(e)    Update of Representations and Warranties. Prior to the Closing, Eldorado shall have the right to amend and otherwise modify the representations and warranties made by Eldorado by written notice thereof to Buyer to reflect any change in facts or circumstances first occurring after the Effective Date not resulting from a breach or default by Eldorado or its Affiliates under this Agreement. Nothing contained herein shall be deemed to affect Buyer’s rights under Section 8.1(c) hereof.
(f)    Pre-Closing Breaches. If prior to Closing, (i) it is discovered that Eldorado is in breach of Eldorado’s representations or warranties set forth in this Agreement (after giving effect to any amendment or modification of such representations or warranties which may be made by Eldorado pursuant to Section 7.3(e), if applicable, but without giving effect to any qualifications as to “Eldorado’s Knowledge” (but giving effect to any qualifications as to the “Knowledge of Eldorado”) set forth in Eldorado’s Warranties), or (ii) without giving effect to any qualifications as to “Eldorado’s Knowledge” (but giving effect to any qualifications as to the “Knowledge of Eldorado”) set forth in Eldorado’s Warranties, any amendment or modification of the representations or warranties made by Eldorado pursuant to Section 7.3(e) would, individually or in the aggregate, result in a Material Adverse Effect, then, in each case, Buyer’s sole remedy with respect thereto shall be to either (x) continue with the Closing, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Eldorado on account thereof, in which case Eldorado shall not be liable to Buyer (and Buyer shall have no rights or remedies) with respect to the matter, condition or circumstance which was the basis of the applicable breach of, or amendment or modification to, such representation or warranty, notwithstanding anything in this Agreement to the contrary, or (y) terminate this Agreement (such termination right to be exercised, if at all, by written notice of such termination delivered by Buyer to Eldorado within ten (10) Business Days after (1) Buyer becoming aware of the applicable breach of the representation or warranty of Eldorado, or (2) Eldorado's written notice to Buyer of such amendment or modification to the representations and warranties in accordance with the terms of Section 7.3(e), as applicable), whereupon following any such termination, neither party shall have any further rights or obligations hereunder except for obligations which expressly survive termination of this Agreement (and for the avoidance of doubt, Buyer shall have no right to receive the Buyer Liquidated Damages Amount).
ARTICLE 8
COVENANTS
SECTION 8.1.    Ordinary Course Operations.
(a)    Except as expressly contemplated or required by this Agreement, as may be required by applicable law or as set forth in Schedule 8.1(a), or to the extent Buyer otherwise consents in writing, from the Effective Date until the Closing or the date on which this Agreement is terminated (the “Termination Date”), Eldorado shall, subject to Section 11.21 hereof, use commercially reasonable efforts to cause Seller to (i) conduct its business and operate the Property in the ordinary course of business consistent with past practice and in compliance with law, except to the extent that Non-CPLV Lease Tenant would be permitted to not do the same under the Amended Non-CPLV Lease as if the Non-CPLV Lease Amendment were in effect, (ii) cause the existing certificate of occupancy for the Real Property to remain in effect through Closing, (iii) use commercially reasonable efforts to preserve intact its business organization and maintain its existing relations with customers, suppliers, landlords, tenants, creditors, licensors, licensees, business partners, officers, key employees, consultants, insurers and others having business dealings with it, in each case, in all material respects, except to the extent that Non-CPLV Lease Tenant would be permitted to not do the same under the Amended Non-CPLV Lease as if the Non-CPLV Lease Amendment were in effect; provided, however, that no action relating to the subject matter of any of the clauses of Section 8.1(b) that is permitted to be taken by Seller without the consent of Buyer, shall be deemed a breach of this Section 8.1(a).
(b)    Eldorado agrees that from the Effective Date until the Termination Date, except as expressly contemplated or required by this Agreement, as may be required by applicable Law or as set forth in Schedule 8.1(b), without the prior written consent of Buyer, it will, subject to Section 11.21 hereof, use commercially reasonable efforts to cause Seller not to:
(i)    sell, transfer, dispose of, grant or otherwise authorize the sale, transfer, lease, disposition or grant of any of the Property;
(ii)    (A) modify or rescind any material license, franchise, Permit or authorization of a Governmental Authority or (B) fail to make capital expenditures at the Property required under any Gaming Law or by any Gaming Authority, except, in the case of each of (A) and (B), to the extent that Seller, solely in its capacity as tenant under the Amended Non-CPLV Lease, would be permitted to do the same under the terms of the Amended Non-CPLV Lease if the Amended Non-CPLV Lease were in effect with respect to the Property;
(iii)    enter into any new Contract or Lease or extend, renew, replace or otherwise modify or terminate or cancel any Contract or Lease, except to the extent that Seller, solely in its capacity as tenant under the Amended Non-CPLV Lease, would be permitted to do the same under the terms of the Amended Non-CPLV Lease if the Amended Non-CPLV Lease were in effect with respect to the Property. For purposes of clarification, notwithstanding anything to the contrary contained in this Agreement, in no event shall Eldorado be required to terminate at Closing any unrecorded Contracts that it enters into in accordance with the exception set forth in this clause (iii); or
(iv)    demolish or alter, improve or otherwise physically change the Buildings, in whole or in part, or construct any additional buildings, structures or other improvements on the Land except to the extent that Seller, solely in its capacity as tenant under the Amended Non-CPLV Lease, would be permitted to do the same under the terms of the Amended Non-CPLV Lease if the Amended Non-CPLV Lease were in effect with respect to the Property.
(c)    Notwithstanding the foregoing, in the event that prior to the Merger Closing, despite Eldorado’s use of commercially reasonable efforts to cause Seller to conduct its business, operate the Property and act in accordance with the provisions of Section 8.1(a) and/or Section 8.1(b) hereof, Seller fails to conduct its business, operate the Property and/or otherwise act in accordance with the provisions of Section 8.1(a) and/or Section 8.1(b) hereof, Buyer shall have the right, in its sole discretion, to terminate this Agreement by written notice to Eldorado and thereafter the parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement, which right shall be Buyer’s sole remedy for such failure of Seller to conduct its business, operate the Property and/or otherwise act in accordance with the provisions of Section 8.1(a) and/or Section 8.1(b) hereof (other than as provided in Section 2.4 of the Master Transaction Agreement).
SECTION 8.2.    Brokers. Eldorado and Buyer expressly represent that there has been no broker or any other party representing Eldorado or Buyer as broker with respect to the Transaction and with respect to this Agreement. Eldorado agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by any party claiming to have represented Eldorado as broker in connection with the Transaction. Buyer agrees to hold Eldorado harmless and indemnify Eldorado from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Eldorado as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction. The provisions of this Section 8.2 shall survive Closing (and not be merged therein) or the earlier termination of this Agreement.
SECTION 8.3.    Transfer Taxes. Eldorado and Buyer each hereby covenant and agree that in the event any transfer, documentary, sales, use, stamp, registration and value added taxes and/or fees (including any penalties and interest) are incurred in connection with this Agreement, the other

Closing Documents and/or the Closing (including any real property transfer tax and any other similar tax), all such taxes or fees shall be borne and paid fifty percent (50%) by Eldorado and fifty percent (50%) by Buyer. Eldorado and Buyer will cooperate to timely file all necessary tax returns or other documents with respect to such taxes or fees. The provisions of this Section 8.3 shall survive Closing (and not be merged therein).
SECTION 8.4.    Public Announcements. The provisions regarding public announcements set forth in Section 4.3 of the Master Transaction Agreement are incorporated herein by reference.
SECTION 8.5.    Governmental Approvals. The provisions regarding governmental approvals set forth in Section 4.4 of the Master Transaction are incorporated herein by reference.
SECTION 8.6.    Confidentiality. The provisions regarding confidentiality set forth in Section 4.7 of the Master Transaction Agreement are incorporated herein by reference.
SECTION 8.7.    Financing. The provisions regarding financing cooperation set forth in Section 4.5 of the Master Transaction Agreement are incorporated herein by reference.
SECTION 8.8.    Useful Life Analysis. Eldorado and Buyer each hereby covenant and agree to reasonably cooperate (and Eldorado agrees to, subject to Section 11.21 hereof, use commercially reasonable efforts to cause Seller to cooperate) to obtain, promptly following the Effective Date, from [Grant Thornton LLP] or a similar third party consultant mutually agreeable to Eldorado and Buyer, a remaining useful life analysis with respect to the Property. The provisions of this Section 8.8 shall survive Closing (and not be merged therein) or the earlier termination of this Agreement.
SECTION 8.9.    [SNDAs and Tenant Estoppels.]13
ARTICLE 9
DEFAULTS
SECTION 9.1.    Eldorado’s Remedies for Buyer Defaults. Prior to entering into this transaction, Buyer and Eldorado have discussed the fact that substantial damages will be suffered by Eldorado if Buyer shall default in its obligation to purchase the Membership Interests under this Agreement as and when required hereunder; accordingly, the parties agree that a reasonable estimate of Eldorado’s damages in such event is the amount of Eighteen Million Five Hundred Thousand and No/100 Dollars ($18,500,000.00)14 (the “Eldorado Liquidated Damages Amount”); provided, however, that any damages or termination fee paid by Buyer or its Affiliates under the Master Transaction Agreement shall reduce the Eldorado Liquidated Damages Amount hereunder on a dollar for dollar basis. If Buyer defaults in its obligation to consummate the Closing as and when required under this Agreement, then Eldorado shall have the right to elect, as its sole and exclusive remedy, to (x) terminate this Agreement by written notice to Buyer, whereupon, Buyer shall pay the Eldorado Liquidated Damages Amount to Eldorado, and thereafter, the parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the

13 NTD: To be addressed in accordance with Section 4.2 of the Master Transaction Agreement.
14 NTD: $30 million for the liquidated damages amount for each of the Atlantic City and New Orleans properties is acceptable.

termination of this Agreement, (y) seek specific performance of this Agreement against Buyer and, as applicable, the Buyer Parties, so long as such action for specific performance is commenced within ninety (90) days of Eldorado obtaining knowledge of any such default by Buyer or (z) waive the default or breach and proceed to close the Transaction. The Eldorado Liquidated Damages Amount remedy shall not apply or be available with respect to breaches of any representations or warranties, or any termination of this Agreement as a result thereof.
SECTION 9.2.    Buyer’s Remedies for Eldorado Defaults. Prior to entering into this transaction, Buyer and Eldorado have discussed the fact that substantial damages will be suffered by Buyer if Eldorado shall default in its obligation to cause the Property to be conveyed to New Property Owner and to cause the Membership Interests to be sold under this Agreement as and when required hereunder; accordingly, the parties agree that a reasonable estimate of Buyer’s damages in such event is the amount of Eighteen Million Five Hundred Thousand and No/100 Dollars ($18,500,000.00) (the “Buyer Liquidated Damages Amount”); provided, however, that any damages or termination fee paid by Eldorado or its Affiliates under the Master Transaction Agreement shall reduce the Buyer Liquidated Damages Amount hereunder on a dollar for dollar basis. If Eldorado defaults in its obligation to consummate the Closing as and when required under this Agreement, then Buyer shall have the right to elect, as its sole and exclusive remedy, to (x) terminate this Agreement by written notice to Eldorado, whereupon, Eldorado shall pay the Buyer Liquidated Damages Amount to Buyer, and thereafter, the parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement, (y) seek specific performance of this Agreement against Eldorado, Seller and their respective Affiliates, so long as such action for specific performance is commenced within ninety (90) days of Buyer obtaining knowledge of any such default by Eldorado or (z) waive the default or breach and proceed to close the Transaction. The Buyer Liquidated Damages Amount remedy shall not apply or be available with respect to breaches of any representations or warranties, or any termination of this Agreement as a result thereof.

ARTICLE 10

CASUALTY/CONDEMNATION
SECTION 10.1.    Right to Terminate. If, after the Effective Date, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking), or (b) any portion of the Property is damaged or destroyed, Eldorado shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation that occurs after the Effective Date, Buyer shall have the right to terminate this Agreement by giving written notice to Eldorado no later than the date (the “Casualty Notice Date”) that is five (5) Business Days after Eldorado notifies Buyer of such Major Casualty/Condemnation. The failure by Buyer to terminate this Agreement by the Casualty Notice Date shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 10.1, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement. For the purposes of this Agreement, “Major Casualty/Condemnation” shall mean (i) any casualty, condemnation proceedings, or eminent domain proceedings if the portion of the Property that is the subject of such casualty or such condemnation or eminent domain proceedings has a value in excess of [Eighteen Million and No/Dollars ($18,000,000.00)]15, as reasonably determined by a third party contractor or architect selected by Eldorado and reasonably acceptable to Buyer, or (ii) any uninsured casualty which Eldorado does not agree (as set forth as a written modification of the Amended Non-CPLV Lease reasonably acceptable to Eldorado and Buyer executed and delivered on the Closing Date and guaranteed pursuant to the Non-CPLV Lease Guaranty (as defined in the Master Transaction Agreement), in its sole and absolute discretion, to repair or restore in a manner acceptable to Buyer.
SECTION 10.2.    Allocation of Proceeds and Awards. If, after the Effective Date, any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking), or any portion of the Property is damaged or destroyed and this Agreement is not terminated as permitted pursuant to the terms of Section 10.1, then this Agreement shall remain in full force and effect, and the parties hereto shall consummate the Closing upon the terms set forth herein. Any awards or proceeds received from the condemning authority or Eldorado’s or Seller’s insurance company, as the case may be (the “Casualty/Condemnation Proceeds”) shall be paid in accordance with the terms of the Amended Non-CPLV Lease as if the Amended Non-CPLV Lease were in effect as of the date that such Casualty/Condemnation Proceeds are made available, and any claims in respect to any such awards or proceeds and the related insurance policies shall be assigned to Non-CPLV Lease Tenant in accordance with the terms of the Amended Non-CPLV Lease as if the Amended Non-CPLV Lease were in effect as of the date that such Casualty/Condemnation Proceeds are made available, and in all events the Purchase Price shall not be adjusted as a result of any such casualty or condemnation; provided, that nothing in this paragraph is intended to vitiate Buyer’s right to terminate this Agreement in accordance with the terms of Section 10.1 in connection with a Major Casualty/Condemnation. Notwithstanding anything to the contrary contained herein, in the

15 NTD: $36 million for the casualty termination threshold for the Atlantic City and the New Orleans properties is acceptable.

event a Major Casualty/Condemnation shall have occurred prior to the Closing and the parties elect to close in accordance with the terms of this Agreement, then the parties will have their respective rights and obligations with respect to such Major Casualty/Condemnation (and any Casualty/Condemnation Proceeds) that they would have under the terms of the Amended Non-CPLV Lease as if the Amended Non-CPLV Lease were in effect as of the date that such Major Casualty/Condemnation occurred.
SECTION 10.3.    Insurance. Eldorado shall use commercially reasonable efforts to cause Seller to maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date; provided, however, that in the event that prior to the Merger Closing, despite Eldorado’s use of commercially reasonable efforts to cause Seller to maintain such property insurance coverage, (i) Seller fails to maintain such property insurance coverage and (ii) a non-de minimis loss occurs that would have been covered by such insurance if Seller had maintained such insurance, then Buyer shall have the right, in its sole discretion, to terminate this Agreement by written notice to Eldorado and thereafter the parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement.
SECTION 10.4.    Waiver. The provisions of this Article 10 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 10.
ARTICLE 11
MISCELLANEOUS
SECTION 11.1.    Buyer’s Assignment. Other than in connection with an assignment pursuant to Section 11.16 hereof, Buyer shall not assign this Agreement or its rights hereunder (other than to an entity that is directly or indirectly wholly-owned and controlled by VICI) without the prior written consent of Eldorado, which consent Eldorado may grant or withhold in its sole and absolute discretion. Notwithstanding the foregoing, Buyer may designate an entity that is directly or indirectly wholly-owned and controlled by VICI to be the named transferee on all Closing Documents.
SECTION 11.2.    Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing and any document executed in connection herewith, none of the terms of this Agreement shall survive the Closing.
SECTION 11.3.    Integration; Waiver. This Agreement embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

SECTION 11.4.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada, without regard to the principles of conflicts of laws.
SECTION 11.5.    Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.
SECTION 11.6.    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
SECTION 11.7.    Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by Law.
SECTION 11.8.    Notices. The provisions regarding notice set forth in Section 7.7 of the Master Transaction Agreement are incorporated herein by reference.
SECTION 11.9.    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic means shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement.
SECTION 11.10.    No Recordation. Eldorado and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded. For the avoidance of doubt, Buyer may file a notice of pendency or similar instrument against the Property in connection with an action for specific performance hereunder.
SECTION 11.11.    Additional Agreements; Further Assurances. Each of the parties hereto shall reasonably cooperate with one another and execute and deliver such documents as the other party or the Title Company shall reasonably request in order to consummate and make effective the Transaction, so long as the execution and delivery of such documents shall not result in any additional Liability or cost to the executing party. The provisions of this Section 11.11 shall survive Closing and not be merged therein.
SECTION 11.12.    Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any modification hereof or any of the Closing Documents.
SECTION 11.13.    Prevailing Party. If any action or proceeding is brought to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party, in addition to all other damages, if any, all costs and expenses of such action or proceeding, including but not limited to reasonable, actual attorneys’ fees, witness fees’ and court costs as determined by a court of competent jurisdiction in a final, non-appealable decision. The phrase “prevailing party” as used in this Section shall include a party who receives substantially the relief desired whether by dismissal, summary judgment or otherwise. This paragraph shall survive the Closing or termination of this Agreement.
SECTION 11.14.    JURISDICTION. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND ELDORADO HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (a) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE NEVADA STATE DISTRICT COURT OF THE COUNTY OF CLARK, STATE OF NEVADA AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA SITTING IN LAS VEGAS, NEVADA AND (b) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. THE PROVISIONS OF THIS SECTION 11.14 SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
SECTION 11.15.    WAIVER OF JURY TRIAL. The provisions regarding waiver of jury trial set forth in Section 7.15 of the Master Transaction Agreement are incorporated herein by reference.
SECTION 11.16.    Tax Free Exchange. Eldorado and Buyer each hereby reserve the right to include this transaction as part of one (1) or more tax deferred exchange transactions pursuant to Code Section 1031 and comparable provisions of applicable state law, at no out-of-pocket cost, expense, risk or liability to the other party hereto. Eldorado and Buyer agree to cooperate with the other party hereto, and to execute any and all documents (including without limitation Code Section 1031 exchange documents) reasonably necessary in connection therewith; provided, however, that the closing of the transaction for the conveyance of the Property shall not be contingent upon, and shall not be subject to, the completion of such exchange, nor shall such affect the Closing Date hereunder. Buyer and Eldorado shall be obligated to close title to the Property on or before the Closing Date whether or not Buyer or Eldorado, as applicable, shall have consummated an intended Code Section 1031 tax deferred exchange transaction.
SECTION 11.17.    Termination of Merger Agreement or Master Transaction Agreement. If, at any time on or prior to the Closing, the Merger Agreement or the Master Transaction Agreement terminates, this Agreement shall automatically terminate; provided that such termination shall not relieve either party hereto for liability hereunder that pursuant to the express terms hereof or the Master Transaction Agreement survives termination hereof.
SECTION 11.18.    Limitation of Liability. Except as otherwise expressly set forth in this Agreement, in no event shall either party be entitled to recover from the other any actual, consequential, punitive, or special damages in connection with this Agreement. The foregoing shall not prejudice the right of the parties to obtain actual damages to the extent provided in Sections 7.3 and 8.3 (and subject to the limitations set forth in each such section) in connection with the representations, warranties or indemnities that expressly survive the termination of this Agreement or the Closing.
SECTION 11.19.    Termination of Call Right Agreement. Upon (a) the consummation of the Closing pursuant to the terms of this Agreement, (b) the Buyer obtaining title to the Membership Interests pursuant to its exercise of Buyer’s rights to specific performance in accordance with the terms of this Agreement, or (c) the Buyer receiving the Buyer Liquidated Damages Amount in accordance with the terms of this Agreement (unless specific performance was not available as a remedy to Buyer because Eldorado willfully caused Seller to convey the Property to a non-affiliate third party (other than New Property Owner) in breach of Eldorado’s obligations under this Agreement), the Call Right Agreement shall automatically terminate and be of no further force or effect. Eldorado and Buyer shall execute and deliver any document reasonably requested by the other party to evidence such termination. This Section 11.19 shall survive the termination of this Agreement or the Closing.
SECTION 11.20.    REIT Protection.  The provisions regarding REIT protections set forth in Section 7.12 of the Master Transaction Agreement are incorporated herein by reference.
SECTION 11.21.    Obligations of Eldorado Following the Merger Closing. With respect to the first and third sentence of Section 4.1(a), the first sentence of Section 4.1(b), the second sentence of Section 7.2(m), the first sentence of Section 8.1(a) (other than in clause (iii) thereof), the first sentence of Section 8.1(b) and the first sentence of Section 8.8 (collectively, the “CRE Clauses”), in the event that the Merger Closing occurs prior to the Closing hereunder, from and after the Merger Closing Date, the phrase “use commercially reasonable efforts to” shall be deemed to be deleted from the CRE Clauses.
SECTION 11.22.    No Recourse to Financing Sources. Notwithstanding anything to the contrary contained herein or otherwise, no Financing Source (as defined in the Master Transaction Agreement) of any Non-Party (as defined in the Master Transaction Agreement) shall have any liability for any obligations or liabilities of the parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transaction or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party hereto against the other parties hereto, in no event shall any party hereto or any of its controlled Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Party, in connection with this Agreement or the Debt Financing (as defined in the Master Transaction Agreement), whether at law or equity, in contract, in tort or otherwise (it being understood that nothing in this Section 11.22 shall limit the rights of Buyer against the Financing Sources under the Debt Financing Commitment (as defined in the Master Transaction Agreement)).
[Remainder of page intentionally blank]

IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has caused this Agreement to be duly executed to be effective as of the day and year first above written.

ELDORADO:
ELDORADO RESORTS, INC.,
a Nevada corporation
By: _______________________
Name:

BUYER:
VICI PROPERTIES L.P.,
a Delaware limited partnership

By:    ______________________
Name:    [____________]
Title:     [____________]

[Signatures continue on following page]

EXHIBITS AND SCHEDULES16

Exhibit A	Legal Description of the Land
[Exhibit B	Form of Lease Assignment and Assumption Agreement]
Exhibit C	Permitted Exceptions
Exhibit D	[Intentionally omitted]
Exhibit E	Form of Deed
Exhibit F	Form of Membership Interest Assignment and Assumption Agreement
Exhibit G	Form of Non-CPLV Memorandum of Lease
Exhibit H	Form of FIRPTA Affidavit[17]
Exhibit I-1	Form of Owner’s Affidavit
Exhibit I-2	Form of Non-Imputation Affidavit
[Exhibit J	Form of Lease [and Easement] Assignment and Acceptance Agreement]
Exhibit K	Form of Certification Regarding Eldorado’s Warranties
Exhibit L	Form of Certification Regarding Buyer’s Warranties

Schedule 4.1(a)	Diligence Materials
Schedule 7.2(g)	Litigation
[Schedule 7.2(i)	Leases]
Schedule 7.2(j)	Material Contracts

16 NTD: Exhibits and Schedules to this Agreement to be agreed and finalized in accordance with Section 4.2 of the Master Transaction Agreement.
17 NTD: Form of FIRPTA Affidavit to be the same as the FIRPTA Affidavit delivered in connection with Octavius (with changes necessary to make it factually accurate).

EXHIBIT A

Legal Description of the Land

[_____________________________]

EXHIBIT B

[Lease Assignment and Assumption Agreement]

EXHIBIT C

Permitted Exceptions

[See attached]

EXHIBIT D

[Intentionally omitted]

EXHIBIT E

Form of Deed

[See attached]

EXHIBIT F

Form of Membership Interest Assignment and Assumption Agreement

[See attached]

EXHIBIT G

Form of Non-CPLV Memorandum of Lease

EXHIBIT H

Form of FIRPTA Affidavit

[See attached]

EXHIBIT I-1

Form of Owner’s Affidavit

[See attached]

EXHIBIT I-2

Form of Non-Imputation Affidavit

[See attached]

EXHIBIT J

[Form of Lease [and Easement] Assignment and Acceptance Agreement]

[See attached]

EXHIBIT K

Form of Certification Regarding Eldorado’s Warranties

[See attached]

EXHIBIT L

Form of Certification Regarding Buyer’s Warranties

[See attached]

SCHEDULE 4.1(a)

Diligence Materials

SCHEDULE 7.2(g)

Litigation

SCHEDULE 7.2(i)

Leases

SCHEDULE 7.2(j)

Material Contracts

EXHIBIT G-2

The Subject Property PSA (Atlantic City) (the “AC PSA”) shall be based on the form of Subject Property PSA (Laughlin) (the “Laughlin Form”) attached to this Agreement as Exhibit G-1, but shall include, without limitation, and in addition to the modifications to the Laughlin Form that shall be negotiated in accordance with the provisions of Section 4.2 of this Agreement, the following modifications to the Laughlin Form:

•
The preamble and recitals of the Laughlin Form shall be modified to reflect the purchase of the HAC Property, which shall include, for the avoidance of doubt, the hotel, casino, restaurants, convention center, parking facilities, and all other ancillary facilities, structures and improvements associated with Harrah’s Resort Atlantic City and Harrah’s Atlantic City Waterfront Conference Center that are owned as of the date hereof by CEC.

•
The Laughlin Form shall be modified to reflect that the HAC Property shall be conveyed via deed rather than via a transfer of membership interests in the entity that owns the HAC Property, and the representations related to the “New Property Owner” in the Laughlin Form shall be deleted.

•
All Nevada-specific provisions and defined terms, including, without limitation, Section 5.2 of the Laughlin Form, shall be revised and/or deleted, with the input of New Jersey counsel, to reflect customary market practice in the state of New Jersey and to ensure consistency with the Transaction, including a “bulk sales” provision and an obligation (i) on the part of ERI to pay any realty transfer tax and (ii) on the part of VICI to pay any applicable “Mansion Taxes”, in each case relating to the sale of the HAC Property; provided that ERI shall be responsible for 100% of any transfer taxes arising in connection with the Merger; and provided, further, that notwithstanding New Jersey custom, (a) VICI shall pay for the owner’s title policy, and (b) VICI and ERI shall each bear 50% of the cost of a non-imputation endorsement to VICI’s title insurance policy.

•
All provisions, defined terms, exhibits and schedules specific to the Property (as defined in the Laughlin Form) and/or the transaction contemplated by the Laughlin Form shall be revised to reflect the HAC Property and/or the transaction contemplated by the AC PSA (the “Transaction”) and/or deleted, as applicable, by the reasonable mutual agreement of VICI and ERI.

•
All inapplicable dates shall be deleted, or where the concept is applicable to the Transaction, modified in a manner reasonably consistent with the Laughlin Form while taking into account any unique requirements relating to the Transaction.

•	The term “Purchase Price” shall mean Five Hundred Ninety-Nine Million Two Hundred Fifty Thousand Dollars ($599,250,000.00).

•	The “Buyer Liquidated Damages Amount” and “Seller Liquidated Damages Amount” shall be Thirty Million Dollars ($30,000,000.00).

•	The “Required Removal Threshold” shall be Forty Million Dollars ($40,000,000.00).

•	The threshold for a “Major Casualty/Condemnation” shall be Thirty-Six Million Dollars ($36,000,000.00).

•	The Laughlin Form shall be modified to expressly provide that the acquisition of the HAC Property shall be treated as an asset acquisition for tax purposes.

EXHIBIT G-3

Specified Subject Property PSA Terms (New Orleans)

The Subject Property PSA (New Orleans) (the “NOLA PSA”) shall be based on the form of Subject Property PSA (Laughlin) (the “Laughlin Form”) attached to this Agreement as Exhibit G-1, but shall include, without limitation, and in addition to the modifications to the Laughlin Form that shall be negotiated in accordance with the provisions of Section 4.2 of this Agreement, the following modifications to the Laughlin Form:

•
The preamble and recitals of the Laughlin Form shall be modified to reflect the purchase of the HNO Property, which shall include, for the avoidance of doubt, the hotel, casino, restaurants, parking facilities, and all other ancillary facilities, structures and improvements associated with Harrah’s New Orleans Hotel and Casino that are owned in part and leased in part as of the date hereof by CEC.

•
The Laughlin Form shall be modified to reflect that the HNO Property shall be conveyed via deed and assignment of lease rather than via a transfer of membership interests in the entity that owns the HNO Property and/or leasehold interest therein, the representations related to the “New Property Owner” in the Laughlin Form shall be deleted, and additional representations and covenants relating to the HNO Ground Lease and Operating Contract shall be added to the Laughlin Form by the mutual reasonable agreement of VICI and ERI.

•
All Nevada-specific provisions and defined terms, including, without limitation, Section 5.2 of the Laughlin Form, shall be revised and/or deleted, with the input of Louisiana counsel, to reflect customary market practice in the state of Louisiana and to ensure consistency with the Transaction; provided, that notwithstanding Louisiana custom, any real property transfer taxes imposed in connection with the Transaction shall be borne and paid 50% by ERI and 50% by VICI; and provided, further, that VICI shall pay for the owner’s title policy.

•
All provisions, defined terms, exhibits and schedules specific to the Property (as defined in the Laughlin Form) and/or the transaction contemplated by the Laughlin Form shall be revised to reflect the HNO Property and/or the transaction contemplated by the NOLA PSA (the “Transaction”) and/or deleted, as applicable, by the reasonable mutual agreement of VICI and ERI.

•
All inapplicable dates shall be deleted, or where the concept is applicable to the Transaction, modified in a manner reasonably consistent with the Laughlin Form while taking into account any unique requirements relating to the Transaction.

•	The term “Purchase Price” shall mean Seven Hundred Seventy-Five Million Five Hundred Thousand Dollars ($775,500,000.00).

•	The “Buyer Liquidated Damages Amount” and “Seller Liquidated Damages Amount” shall be Thirty Million Dollars ($30,000,000.00).

•	The “Required Removal Threshold” shall be Forty Million Dollars ($40,000,000.00).

•	The threshold for a “Major Casualty/Condemnation” shall be Thirty-Six Million Dollars ($36,000,000.00).

•	The Laughlin Form shall be modified to expressly provide that the acquisition of the HNO Property shall be treated as an asset acquisition for tax purposes.

•
On terms and conditions reasonably acceptable to VICI and ERI, requirements (and conditionality to VICI’s obligation to close) shall be added to the Laughlin Form providing that that certain Casino Ground Lease, dated as of April 27, 1993 (as amended, the “HNO Ground Lease”) and that certain Amended and Renegotiated Casino Operating Contract, dated as of October 30, 1998 (as amended, the “Operating Contract”) will each be revised, modified and/or amended to allow implementation of the opco/propco structure (collectively, the “HNO Ground Lease Amendments”) including, among other things, to:

◦	(i) eliminate cross default between the Operating Contract and Ground Lease;

◦	(ii) eliminate from the HNO Ground Lease certain existing requirements more appropriately imposed on the operator under the Operating Contract;

◦
(iii) eliminate (or move to the Operating Contract) certain payment requirements based on casino performance or in the nature of licensure fees or which otherwise are problematic from the REIT perspective;

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(iv) modify the transfer/change of control and financing restrictions to be more compatible with the intended arrangements between VICI and ERI/CEC, and other requirements necessitated by the REIT structure;

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(v) include acceptable: assignment, sale and transfer provisions, insurance, casualty and eminent domain provisions, provisions permitting leasehold mortgages and other protections as may be required by VICI and/or to protect lenders, including the subordination of the landlord’s lien, and non-disturbance agreements in the event of a landlord mortgage by the City of New Orleans or Canal Street Development Corporation;

◦
(vi) permit the assignments of the HNO Ground Lease by CEC to ERI and ERI to VICI, the sublease of the HNO Property including the HNO Ground Lease by VICI to ERI, and the operation of the HNO Property, including all ancillary and parking facilities and the Harrah’s New Orleans Hotel by ERI; and

◦
(vii) permit the construction, prior to July 15, 2024 (the “Construction Deadline”), and thereafter the operation, of capital improvements in an amount equal to no less than $350,000,000 on or around the HNO Property (the “HNO Capital Improvements”), including extension mechanisms exercisable by ERI and/or VICI in the event that substantial completion of the HNO Capital Improvements is not achieved on or before the Construction Deadline, and (B) that ERI and VICI shall (and ERI shall, during the pendency of the NOLA PSA, use commercially reasonable efforts to cause CEC to permit VICI to) participate fully with CEC and the City of New Orleans in the negotiation and documentation of all of revisions to the HNO Ground Lease as well as other current and future letters and memoranda of understanding, and any other agreements, respecting the operation and development of the HNO Property, including, without limitation, the HNO Capital Improvements.

•
On terms and conditions reasonably acceptable to VICI and ERI, the Laughlin Form shall be modified to address and/or provide for requirements that a condition to the Closing shall be that CEC delivered on or before Closing, from third parties or any Governmental Authority, in its regulatory capacity, as a landlord of all or a portion of the HNO Property, or otherwise, all consents, licenses, permits, waivers, approvals, authorizations, orders or ordinances, including, without limitation, the approval of the revisions of the HNO Ground Lease by Canal Street Development Corporation and the City Council and Mayor of the City of New Orleans, necessary to effect the transactions respecting the HNO Property contemplated by the Master Transaction Agreement.

•
The NOLA PSA shall acknowledge that CEC (and following consummation of the Merger Agreement closing, ERI) shall be obligated to complete and pay for all capital improvements and other costs and expenses related to the extension of the existing Operating Contract, including all costs and expenses in connection with the HNO Capital Improvements and the HNO Ground Lease Amendments, and VICI shall have no obligation to pay any costs or expenses with respect thereto or any additional payments required to be made to the City of New Orleans, the State of Louisiana or any other governmental body or agency in connection therewith.

SCHEDULE 4.5(a)

ERI Individuals to be Available

1.	Chief Executive Officer of ERI.

2.	Chief Operating Officer/President of ERI.

3.	Chief Financial Officer of ERI.

4.	Chief Administrative Officer of ERI.

5.	Chief Legal Officer & Executive Vice President of ERI.